As filed with the U.S. Securities and Exchange Commission on September 12, 2024

Registration No. 333-271029

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 7

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XUHANG HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	7310	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building 2, Shangtanghe 198 Cultural and Creative Park, 198 Shenban Road

Gongshu District, Hangzhou City, Zhejiang Province

The People’s Republic of China, 310000

+86-0571-88583100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	David Danovitch, Esq. Angela Gomes, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas, 19th Floor New York, NY 10020 212-660-3060

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED SEPTEMBER 12, 2024

2,000,000 Ordinary Shares

XUHANG HOLDINGS LIMITED

This is an initial public offering on a firm commitment basis of our ordinary shares, par value US$0.002 per share (“Ordinary Shares”). Prior to this offering, there has been no public market for our Ordinary Shares. We expect the initial public offering price to be in the range of US$4.00 to US$5.00 per Ordinary Share. We have selected the lower price point of $4.00 per share for use herein as the estimated actual sales price for our Ordinary Shares, given recent market turmoil, for purposes of calculation of estimated use of proceeds, estimated dilution, and other matters in this prospectus. The offering is being made on a “firm commitment” basis by the underwriters. See “Underwriting.” We have applied to list our Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SUNH”. At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 23 to read about factors you should consider before buying our Ordinary Shares.

Unless otherwise stated, as used in this prospectus, the terms “we,” “us,” “our,” “Xuhang Cayman,” “our Company,” and the “Company” refer to XUHANG HOLDINGS LIMITED, a Cayman Islands exempted company; “Xuhang BVI” refers to XUHANG LTD, a company formed under the laws of the British Virgin Islands, which is wholly owned by Xuhang Cayman; “Xuhang HK” refers to XUHANG (HK) LIMITED, a Hong Kong corporation and a wholly owned subsidiary of Xuhang BVI; “Xuhang Network” refers to Hangzhou Xuhang Network Technology Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (the “PRC”), which is wholly owned by Xuhang HK; and the terms “Huzhou Yinzhiya” and “Wuhan Yinzhiya” refer to Huzhou Yinzhiya Network Technology Co., Ltd., and Wuhan Yinzhiya Network Technology Co., Ltd., respectively, both limited liability companies organized under the laws of the PRC that are wholly owned by Xuhang HK.

We are a holding company incorporated in the Cayman Islands with no material operations of our own and are not a Chinese operating company. As a result, we conduct substantially all of our operations through our operating entities established in the PRC. The Ordinary Shares offered in this prospectus are shares of the Cayman Islands holding company instead of shares of our operating entities in the PRC. Holders of our Ordinary Shares do not directly own any equity interests in our PRC subsidiaries, but will instead own shares of a Cayman Islands holding company. The Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our Ordinary Shares, including that it could cause the value of our Ordinary Shares to significantly decline or become worthless. See “Risk Factors—Risks Relating to Doing Business in the PRC—Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.”

We are subject to certain legal and operational risks associated with business operations of our PRC subsidiaries being based in China, which could cause the value of our securities to significantly decline or become worthless. Applicable PRC laws and regulations governing such current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of our PRC subsidiaries, significant depreciation or a complete loss of the value of our Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On December 28, 2021, 13 governmental departments of the PRC, including the Cyberspace Administration of China (the “CAC”), issued the Cybersecurity Review Measures, which became effective on February 15, 2022. After submitting the required filings with the China Securities Regulatory Commission (the “CSRC”) for this offering under Announcement No. 43 (as defined below), we received a series of inquiries from the CSRC, including questions about cybersecurity review under the Cybersecurity Review Measures, to which we provided details about our PRC subsidiaries’ operations to demonstrate that they are not subject to such cybersecurity review. As discussed below, our PRC subsidiaries have completed the required filings with the CSRC for this offering under Announcement No. 43. Except for the inquiries issued by the CSRC, as of the date of this prospectus, neither we nor our subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction related to cybersecurity review under the

Cybersecurity Review Measures. As confirmed by our PRC counsel, AllBright Law Offices Hangzhou Office (“AllBright”), we are not subject to cybersecurity review or network data security review by the CAC under the Cybersecurity Review Measures, or if the draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”) are enacted as proposed, since our PRC subsidiaries are not critical information infrastructure operators (“CIIOs”) or online platform operators with personal information of more than one million users. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our PRC subsidiaries’ business and our offering.” On February 17, 2023, the CSRC issued the Trial Administrative Measures for Overseas Securities Offering and Listing by Domestic Companies (“Announcement No. 43”), which became effective on March 31, 2023 (Beijing time). Pursuant to Announcement No. 43, PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of Announcement No. 43 within three business days following their submission of initial public offerings or listing applications. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, and fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. As advised by AllBright, our PRC counsel, we are required to obtain permission or approval from the CSRC for the listing of our Ordinary Shares on any foreign stock exchange under Announcement No. 43. See “Regulations—Regulations Relating to Overseas Listing” and “Risk Factors—Risks Relating to Doing Business in the PRC—We have completed the required filings with the CSRC for this offering under Announcement No. 43. However, the Opinions and Announcement No. 43 adopted by the CSRC may cause additional compliance requirements in the future.” On June 14, 2023, our PRC subsidiaries filed with the CSRC in connection with this offering and listing, and on October 19, 2023, the CSRC approved the filings submitted by our PRC subsidiaries. Except for the requirement for such CSRC approval under Announcement No. 43, neither we nor our subsidiaries have received any inquiry, notice, warning, or sanction regarding our overseas listing from any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on a U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us and our subsidiaries to obtain other regulatory approval from Chinese authorities before listing in the U.S.

The same legal and operational risks associated with operations in China also apply to operations in Hong Kong. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Due to the uncertainty of the PRC legal system and changes in laws, regulations, or policies, the Basic Law may be revised in the future, and thus, we and our subsidiaries may face the same legal and operational risks associated with operating in the PRC. If there is a significant change to current political arrangements between mainland China and Hong Kong, or if the applicable laws, regulations, or interpretations change, our Hong Kong subsidiaries—which include Xuhang HK and Hong Kong Lehui Network Technology Co., Ltd. (“HK Lehui”)—may become subject to PRC laws or authorities. As a result, our Hong Kong subsidiaries could incur material costs to ensure compliance, be subject to fines, experience devaluation of securities or delisting, no longer conduct offerings to foreign investors, and no longer be permitted to continue their current business operations. The main legislation in Hong Kong concerning data security is the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong) (the “PDPO”), which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. As of the date of this prospectus, we confirm that we and each of our Hong Kong subsidiaries have complied with the laws and requirements in respect of data security in Hong Kong. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or our Hong Kong subsidiaries to consequences, including government enforcement actions and investigations, fines, penalties, and suspension or disruption of our Hong Kong subsidiaries’ operations. In addition, the Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. As of the date of this prospectus, we and our Hong Kong subsidiaries have complied with all three areas of anti-

competition laws and requirements in Hong Kong. As confirmed by our Hong Kong counsel, Ince & Co, neither the data security nor antimonopoly laws and regulations in Hong Kong restrict our ability to accept foreign investment or impose limitation on our ability to list on any U.S. stock exchange under Hong Kong laws and regulations. See “Risk Factors—Risks Relating to Doing Business in the PRC—Some of our subsidiaries are subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations.”

In addition, our Ordinary Shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2022. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. Our auditor is headquartered in San Mateo, California, and has been inspected by the PCAOB on a regular basis, with the last inspection in October 2019. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares and trading in our Ordinary Shares could be prohibited. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.”

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from Xuhang BVI, which is dependent on receipt of funds from Xuhang HK, which will in turn rely on payments made from Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya, all of which are our PRC subsidiaries. However, as the PRC government imposes control over currency conversion, it has the authority to conduct exchange transfer reviews, which may impose certain limitations on our ability to transfer cash between our Company, our subsidiaries, and our investors, primarily reflected in the following aspects: (i) we are restricted from providing capital or loans to our PRC subsidiaries, which may adversely affect the operations of our PRC subsidiaries; (ii) our PRC subsidiaries may be restricted from paying dividends to us; and (iii) if we are unable to obtain dividends from our PRC subsidiaries, it may adversely impact our dividends distribution to investors. See “Summary of Risk Factors,” “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us,” “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business,” and “Risk Factors—Risks Relating to Doing Business in the PRC—Governmental control of currency conversion may affect the value of your investment and our payment of Dividends.” Further, to the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets. There is no assurance the PRC government will not intervene in or impose restrictions on the ability of our Company or our subsidiaries to transfer cash or assets. See “Prospectus Summary—Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences,” “Prospectus Summary—Business Overview—Summary of Risk Factors,” and “Risk Factors—Risks Relating to Doing Business in the PRC—To the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets.” We have established controls and procedures for cash flows within our organization based on internal cash management policies established by our finance department, discussed, considered, and reviewed by the relevant departments in our Company, and approved by our Chairman of the Board of Directors. Specifically, our finance department supervises cash management, following the instructions of our management. Our finance department is responsible for establishing our cash operation plan and coordinating cash management matters among our subsidiaries and departments. Each subsidiary and department initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to our finance department. The finance department reviews the cash demand plan and prepares a summary for the management of our Company. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred. As of the date of this prospectus, no cash transfer or transfer of other assets has occurred between our Company and our subsidiaries except that during November and December 2022, Xuhang Cayman transferred an aggregate of US$151,945.44 to Xuhang HK for working capital purposes. See “Prospectus Summary—Asset Transfers Between Our Company and Our Subsidiaries,” “Prospectus Summary—Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences,” and our audited consolidated financial statements for the years ended December 31, 2022 and 2023.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 19 of this prospectus for more information.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Initial public offering price	US$	US$	US$
Underwriters’ discounts(1)	US$	US$	US$
Proceeds to our company before expenses(2)	US$	US$	US$

(1)	Represents underwriting discounts equal to 8% of the gross proceeds from the sale of Ordinary Shares in this offering.
(2)

We have granted the underwriters (collectively, the “Underwriters”), an option for a period of 60 days from the date of this prospectus to purchase up to 15% of the total number of the Ordinary Shares to be offered by us pursuant to this offering (excluding Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, if any, at the public offering price less the underwriting discounts. If the Underwriters exercise the option in full, the total underwriting discounts payable will be US$736,000, based on an assumed public offering price of US$4.00 per Ordinary Share (the lower point of the initial public offering price range reflected on the cover page of this prospectus), and the total gross proceeds to us, before underwriting discounts and expenses, will be US$9,200,000. In addition, we have agreed to reimburse the underwriters for certain expenses and provide a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering payable to the Underwriters.

The underwriters expect to deliver the Ordinary Shares against payment in U.S. dollars in New York, New York on or about     , 2024.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CRAFT CAPITAL		WESTPARK CAPITAL 卫澎资本

R.F. LAFFERTY

Prospectus dated     , 2024

i

ABOUT THIS PROSPECTUS

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Neither we nor the underwriters have taken any action to permit a public offering of the Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•	“China” or the “PRC” are to the People’s Republic of China;

•

“conversion rates” are to the proportion of visitors who take action to go beyond the casual content view or web page visit and perform a designated action by the marketer, such as downloading an app, signing up a new account, or making a purchase, to the number of total visitors who viewed or clicked the marketing campaign. The calculation method of the conversion rate varies among marketing campaigns and depends on the designated action that the marketers seek to achieve. For example, it may refer to the click-through rate as defined above, or the proportion of visitors who take specific actions, such as downloading an app, to the total number of visitors who clicked the marketing campaign;

•

“cooperative accounts” are to we-media accounts (i) that are not self-operated accounts (defined below) but (ii) over which we have the operational or management authority through cooperative agreements with the accounts’ actual owners;

•	“CPA” are to a performance-based pricing model where marketers are charged based on the number of designated actions performed by the user such as download, installation, or registration;

•	“CPC” are to a pricing model where marketers are charged based on the number of clicks on the advertisement, typically, a unit price is charged for each click;

•	“CPM” are to a non-performance-based pricing model where marketers are charged on the basis of thousand impressions (defined below);

•

“followers” are to fans who follow an account/publisher on digital media platforms such as social media platforms, short video platforms, live streaming platforms, and e-commerce platforms, and references to the number of followers in this prospectus are to the simple sum of the followers of the relevant accounts on different digital media platforms, and therefore, a single fan may be included multiple times if the fan follows more than one accounts across different digital media platforms;

ii

•

“GMV” are to gross merchandise value, which represents the aggregate value of the merchandise ordered in the live KOL/KOC (defined below) sales services provided by our PRC subsidiaries, regardless of whether the merchandise is actually sold, delivered, or returned, and GMV does not represent our revenue;

•	“impressions” are to non-action-based exposures in which an audience sees an advertisement (for example, an impression occurs any time a user opens an app or website and an advertisement is visible);

•	“KOCs” are to key opinion customers;

•	“KOLs” are to key opinion leaders;

•

“live e-commerce” are to a form of digital commerce in which individuals, such as KOLs and KOCs, use social media platforms and live-streaming platforms to promote and sell products to their followers;

•

“MCN institutions” are to for-profit organizations or entities that work with multiple channels and content creators on new media platforms (such as WeChat, Weibo, and Douyin) in a multi-channel network model, primarily by contracting with and incubating KOLs, as well as providing services such as planning, positioning, content creation guidance, marketing, and seeking commercial endorsement opportunities for these KOLs and their new media accounts;

•	“our we-media publisher base” are to we-media accounts wholly or partially controlled by our PRC subsidiaries, including our self-operated accounts (defined below) and cooperative accounts;

•	“Renminbi” or “RMB” are to the legal currency of China;

•	“SDKs” are to software development kits, typically a set of software development tools that allows the creation of applications;

•

“self-operated accounts” are to we-media accounts (i) owned by our PRC subsidiaries or by MCN institutions registered thereunder, and (ii) over which our PRC subsidiaries have operational or management authority;

•	“shares,” “Shares,” or “Ordinary Shares” are to the ordinary shares of Xuhang Cayman, par value US$0.002 per share;

•	“the PRC subsidiaries” or “our PRC subsidiaries” are to Xuhang Network and its subsidiaries, Huzhou Yinzhiya, and Wuhan Yinzhiya;

•	“U.S. dollars,” “US$,” or “dollars” are to the legal currency of the United States;

•	“user traffic” are to the flow of audiences on media platforms, such as social media platforms, live streaming platforms, and short video platforms;

•

“we-media” are to a media form that allows everyone to spread information independently, and unlike traditional media, we-media does not rely on the centralization of information—specifically, users of we-media could use media platforms, including social media platforms, news platforms, live streaming platforms, and short video platforms, to share information and communicate with other users or followers in various format types, such as text, picture, audio, or video content; and

•

“we-media account” or “we-media publisher” are to an online account, which is registered by the user on media platforms (websites or apps) including social media platforms, news platforms, live streaming platforms, and short video platforms, and publishes text, picture, audio, or video content to the public.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the Underwriters of their over-allotment option.

iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Unless otherwise indicated, all share numbers and per share numbers in this prospectus have been presented giving effect to a subdivision of each of our existing issued and unissued shares of US$1.00 each at a ratio of 500-for-1 share approved by our shareholders and board of directors on December 2, 2022 (the “Subdivision”).

Our Corporate Structure

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a result, we conduct substantially all of our operations through our operating entities established in the PRC. The Ordinary Shares offered in this prospectus are shares of the Cayman Islands holding company instead of shares of our operating entities in the PRC. Holders of our Ordinary Shares do not directly own any equity interests in our PRC subsidiaries, but will instead own shares of a Cayman Islands holding company. The Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our Ordinary Shares, including that it could cause the value of our Ordinary Shares to significantly decline or become worthless. See “Risk Factors—Risks Relating to Doing Business in the PRC—Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.”

The following diagram illustrates our corporate structure as of the date of this prospectus and upon the completion of this offering, assuming the sale of all of the Ordinary Shares we are offering based on an assumed initial public offering price of US$4.00 per share (the lower point of the initial public offering price range reflected on the cover page of this prospectus), and no exercise of the Underwriters’ over-allotment option. For more details on our corporate history, please refer to “Corporate History and Structure.”

Notes: all percentages reflect the equity interests held by each of our shareholders.

(1)

Represents 17,319,617 Ordinary Shares held by TIAN HANG GROUP LIMITED, a British Virgin Islands company, which is 100% owned by XUHANG (BVI) LTD, which is 100% owned by Tianhang Xiao as of the date of this prospectus.

(2)

Represents 3,403,616 Ordinary Shares held by MIGHTY HUGE INVESTMENT LIMITED, which is 100% owned by XH Fortune Success Trust, a trust established under the laws of the Island of Jersey by Mr. Tianhang Xiao, managed by Trident Trust Company (HK) Limited, as trustee, with Mr. Tianhang Xiao being the trust’s sole beneficiary as of the date of this prospectus.

(3)

Represents 1,948,622 Ordinary Shares held by Shanghai Qishu Enterprise Management Consulting L.P., a PRC limited partnership that is 99% owned by Hangzhou Xuli Network Technology Limited, which is in turn 99% owned by Tianhang Xiao, as of the date of this prospectus.

(4)

Represents 3,078,562 Ordinary Shares indirectly held by Congcong Wei, the head of the new media S2B business sector of Xuhang Network and the 100% owner of WCC CAPITAL LIMITED, as of the date of this prospectus.

(5)	Represents 423,312 Ordinary Shares indirectly held by JIANGYU CAPITAL LIMITED, which is 100% owned by Yu Jiang, our Chief Operating Officer and a director appointee, as of the date of this prospectus.
(6)	Represents an aggregate of 32,631,248 Ordinary Shares held by 34 shareholders, each one of which holds less than 5% of our Ordinary Shares, as of the date of this prospectus.

Significant subsidiaries of Xuhang Network consist of the following entities:

No.	Name	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect ownership	Principal activities
1	Horgos Xumi Network Technology Co., Ltd.	PRC	February 8, 2017	100%	Advertising design and production; technical services
2	Horgos Pinyue Network Technology Co., Ltd.	PRC	November 10, 2017	100%	Advertising design and production; technical services; digital advertising services
3	Hong Kong Lehui Network Technology Co., Ltd.	Hong Kong	November 10, 2017	100%	Digital advertising services
4	Horgos Weizan Network Technology Co., Ltd.	PRC	November 13, 2017	100%	Marketing planning and Advertising production
5	Hangzhou Xingkong Internet Culture Communication Co., Ltd.	PRC	November 13, 2020	100%	Advertising design and production
6	Hangzhou Jinting Conference Co., Ltd. (“Hangzhou Jinting”)	PRC	November 13, 2020	100%	Conference services; cultural and artistic exchange activities planning
7	Jiangxi Ku’o Technology Co., Ltd. (“Jiangxi Ku’o”)	PRC	March 16, 2020	100%	Advertising production; graphic design and production
8	Jiangsu Xuhang New Economy Technology Co., Ltd.	PRC	September 29, 2020	80%	Advertising production and technical services
9	Qingdao Xuhang Digital New Economy Technology Co., Ltd.	PRC	October 29, 2020	61%	Advertising production and technical services
10	Shanghai Xumi Digital Technology Co., Ltd.	PRC	March 19, 2021	90%	Advertising production and technical services

No.	Name	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect ownership	Principal activities
11	Xiamen Xuhang Digital Technology Co., Ltd.	PRC	April 1, 2021	75%	Marketing planning and advertising production
12	Shanghai Pinzhang Network Technology Co., Ltd.	PRC	March 24, 2021	51%	Advertising production and technical services
13	Qingdao Pinzhang Network Technology Co., Ltd.	PRC	April 15, 2021	51%	Advertising production and technical services
14	Hangzhou Pusheng Network Technology Co., Ltd.	PRC	August 25, 2020	51%	Advertising production and technical services
15	Hangzhou Ruirong Network Technology Co., Ltd.	PRC	February 7, 2021	100%	Advertising production and technical services
16	Hangzhou New Circle Network Technology Co., Ltd.	PRC	December 20, 2023	100%	Advertising production and technical services
17	Xuhang Shuzhiyun Technology (Hangzhou) Co., Ltd.	PRC	June 2, 2021	100%	Technical services and consultation; advertisement production
18	Xuhang Digital (Henan) Technology Co., Ltd.	PRC	January 22, 2021	51%	Technical services and consultation
19	Hangzhou Xiqi Cultural Tourism Technology Co., Ltd.	PRC	May 12, 2021	100%	Technical services and consultation
20	Yunnan Xumi Digital Technology Co., Ltd.	PRC	July 2, 2021	51%	Marketing planning and advertising production
21	Jiangxi Xuzhixing Technology Co., Ltd.	PRC	July 19, 2021	51%	Marketing planning and advertising production
22	Hangzhou Youyou Culture and Tourism Technology Co., Ltd.	PRC	July 14, 2021	51%	Marketing planning and advertising production
23	Anhui Jiayuan Information Technology Co., Ltd.	PRC	April 14, 2016	100%	Advertising production and technical services
24	Henan Xuhang Network Technology Co., Ltd.	PRC	November 29, 2019	99%	Internet advertising services
25	Wenzhou Xumi Network Technology Co., Ltd.	PRC	March 4, 2020	100%	Marketing planning and advertising production
26	Xumi (Fujian) Digital Technology Co., Ltd.	PRC	February 8, 2021	85%	Advertising production and technical services
27	Wuhan Xuhang Digital Technology Co., Ltd.	PRC	October 27, 2021	65%	Digital cultural creative content services; technical consultation
28	Hubei Xuhang Shuzhi Culture Co., Ltd.	PRC	February 28, 2022	90%	Marketing planning and advertising production
29	Beijing Hexian Lianjing Technology Co., Ltd.	PRC	March 31, 2022	100%	Advertising design and production
30	Beijing Xuhangyi Visual Technology Co., Ltd.	PRC	April 25, 2022	51%	Advertising design and production
31	Beijing Yunjia Lianjing Network Technology Co., Ltd.	PRC	January 11, 2023	100%	Marketing planning and advertising production

No.	Name	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect ownership	Principal activities
32	Hangzhou Yongxu Lehang Digital Intelligence Technology Co., Ltd.	PRC	August 8, 2023	100%	Marketing planning and Advertising production
33	Hangzhou Xusheng Xinghang Network Technology Co., Ltd.	PRC	August 10, 2023	100%	Marketing planning and Advertising production
34	Zhongrun Xuhang (Fuzhou) E-commerce Industry Co., Ltd.	PRC	August 14, 2023	100%	Marketing planning and Advertising production

We are subject to certain legal and operational risks associated with business operations of our PRC subsidiaries being based in China, which could cause the value of our securities to significantly decline or become worthless. Applicable PRC laws and regulations governing such current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of our PRC subsidiaries, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. After submitting the required filings with the CSRC for this offering under Announcement No. 43, we received a series of inquiries from the CSRC, including questions about cybersecurity review under the Cybersecurity Review Measures, to which we provided details about our PRC subsidiaries’ operations to demonstrate that they are not subject to such cybersecurity review. As discussed below, our PRC subsidiaries have completed the required filings with the CSRC for this offering under Announcement No. 43. Except for the inquiries issued by the CSRC, as of the date of this prospectus, neither we nor our subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures. On December 28, 2021, 13 governmental departments of the PRC, including the CAC, issued the Cybersecurity Review Measures, which became effective on February 15, 2022. As confirmed by our PRC counsel, AllBright, we are not subject to cybersecurity review or network data security review by the CAC under the Cybersecurity Review Measures or if the Security Administration Draft is enacted as proposed, because our PRC subsidiaries are not CIIOs or online platform operators with personal information of more than one million users. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our PRC subsidiaries’ business and our offering.” On February 17, 2023, the CSRC issued Announcement No. 43, which became effective on March 31, 2023 (Beijing time). As advised by AllBright, our PRC counsel, we are required to obtain permission or approval from the CSRC for the listing of our Ordinary Shares on any foreign stock exchange under Announcement No. 43. See “Regulations—Regulations Relating to Overseas Listing” and “Risk Factors—Risks Relating to Doing Business in the PRC—We have completed the required filings with the CSRC for this offering under Announcement No. 43. However, the Opinions and Announcement No. 43 adopted by the CSRC may cause additional compliance requirements in the future.” On June 14, 2023, our PRC subsidiaries filed with the CSRC in connection with this offering and listing, and on October 19, 2023, the CSRC approved the filings submitted by our PRC subsidiaries. Except for the requirement for such CSRC approval under Announcement No. 43, neither we nor our subsidiaries have received any inquiry, notice, warning, or sanctions regarding our overseas listing from any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on a U.S. exchange. The SCNPC or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us and our subsidiaries to obtain regulatory approval from Chinese authorities for listing in the U.S. If we do not receive or maintain the approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The same legal and operational risks associated with operations in China also apply to operations in Hong Kong. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Due to the uncertainty of the PRC legal system and changes in laws, regulations, or policies, the Basic Law may be revised in the future, and thus, we and our subsidiaries may face the same legal and operational risks associated with operating in the PRC. If there is a significant change to current political arrangements between mainland China and Hong Kong, or if the applicable laws, regulations, or interpretations change, our Hong Kong subsidiaries may become subject to PRC laws or authorities. As a result, our Hong Kong subsidiaries could incur material costs to ensure compliance, be subject to fines, experience devaluation of securities or delisting, no longer conduct offerings to foreign investors, and no longer be permitted to continue their current business operations. The main legislation in Hong Kong concerning data security is the PDPO, which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. As of the date of this prospectus, we confirm that we and each of our Hong Kong subsidiaries have complied with the laws and requirements in respect of data security in Hong Kong. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or our Hong Kong subsidiaries to consequences, including, but not limited to, government enforcement actions and investigations, fines, penalties, and suspension or disruption of our Hong Kong subsidiaries’ operations. In addition, the Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. As of the date of this prospectus, we and our Hong Kong subsidiaries have complied with all three areas of anti-competition laws and requirements in Hong Kong. As confirmed by our Hong Kong counsel, Ince & Co, neither the data security nor antimonopoly laws and regulations in Hong Kong restrict our ability to accept foreign investment or impose limitation on our ability to list on any U.S. stock exchange under Hong Kong laws and regulations. See “Risk Factors—Risks Relating to Doing Business in the PRC—Some of our subsidiaries are subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations.”

In addition, our Ordinary Shares may be prohibited from trading on a national exchange under the HFCA Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2022. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. Our auditor is headquartered in San Mateo, California, and has been inspected by the PCAOB on a regular basis, with the last inspection in October 2019. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.”

Business Overview

Our Company

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct all of our operations primarily through our PRC subsidiaries.

Our PRC subsidiaries are content-driven marketing service providers that offer a package of integrated marketing solutions across a broad range of distribution channels with a primary focus on new media content marketing. Leveraging our PRC subsidiaries’ expertise in content production and operation, extensive distribution channels, and cross-platform new media account base, our PRC subsidiaries aim to provide customers with efficient and effective integrated marketing solutions that address their marketing needs in the context of the new media era. Customers utilize our PRC subsidiaries’ marketing services to achieve their branding and marketing goals across multiple channels with a primary focus on we-media platforms such as WeChat official accounts (微信公众号), Weibo (微博), Xiaohongshu (小红书), Toutiao (今日头条), Douyin (抖音), Kuaishou (快手), and Baidu Baijiahao (百度百家号). As of December 31, 2023, our PRC subsidiaries had delivered short videos and advertorials that generated over 224 billion views in total; our PRC subsidiaries’ new media account base comprised 524 self-operated accounts and 180 cooperative accounts, which collectively reached approximately 100 million Internet followers. Customers of our PRC subsidiaries include large Internet platform companies and small-to medium-sized local businesses in all segments of urban life, including catering, entertainment, and travel. As of December 31, 2022 and 2023, our PRC subsidiaries had a marketer base of 1,002 and 618, respectively.

Currently, our PRC subsidiaries provide two categories of marketing services: (i) new media integrated content marketing services, which rely on creating and distributing relevant, engaging, and valuable content in order to attract and retain audiences to promote brands and sell products and services, and (ii) digital advertising services, which emphasize the need to choose better-matched ad distribution channels with the target audience to maximize marketing effectiveness.

Our PRC subsidiaries started their business in 2014 with digital advertising services, where they help marketers—typically app developers and operators and advertising agents thereof—optimize their marketing efforts by identifying, engaging, and activating target audiences for user acquisition. Our PRC subsidiaries publish advertisements for their customers’ products or services via their digital advertising channels, which consist primarily of mobile apps embedded with their distribution software development kit (the “Xuhang SDK-embedded Apps”). With their analysis and optimization capabilities in advertisement placement, their industry expertise, and the distribution channel resources they have accumulated over the years, our PRC subsidiaries are able to provide customers with effective digital advertising services through better matching the products to be advertised with suitable distribution channels.

Since 2017, our PRC subsidiaries have launched and expanded their new media integrated marketing services that address the growing demands of marketers for social, entertaining, and trendy marketing content in the new media area. Specifically, our PRC subsidiaries’ new media integrated marketing services are mainly composed of two models—the service-to-business (“S2B”) model and the service-to-platform (“S2P”) model. For the S2B business, our PRC subsidiaries provide customers with a package of new media integrated content marketing service solutions—specifically, our PRC subsidiaries (i) provide creative marketing services to merchants and brands by producing entertaining and trendy marketing content, such as promotional short videos and advertorials, and publishing them via their self-operated and cooperative we-media accounts; (ii) plan, organize, and implement live streaming events on behalf of marketers, such as e-commerce merchants and local businesses, for promoting their products or services on high-profile live streaming platforms, or provide them with new media live broadcast training services; and (iii) organize online and offline marketing activities for large brands, business centers, commercial complexes, and tourist attractions, based on their needs for an “online-offline-linkage” marketing strategy. In addition, to supplement their new media integrated content marketing services, our PRC subsidiaries have recently developed affiliated businesses. Specifically, our PRC subsidiaries (a) license self-developed software products and services to third-party business, and (b) cooperate with cultural institutions, including museums and tourist attractions, such as Daming Palace National Heritage Park and Huashan Scenic Area, to help them issue, promote, and sell IP-related digital products that are becoming increasingly popular among young people on platforms such as Ali Auction (阿里拍卖), NetEase Planet (网易星球), and Xinhua Shucang (新华数藏).

With respect to the S2P business, our PRC subsidiaries provide online traffic services to large Internet media platforms by generating or directing user traffic to those media platforms through editing and producing captivating short videos from authorized TV dramas, movies, and variety shows and posting such short videos on high-profile media platforms, such as Toutiao, Douyin, Xigua Video (西瓜视频), Baidu Baijiahao, Kuaishou, Youku (优酷), Tencent Video (腾讯视频), and iQIYI (爱奇艺). As of December 31, 2023, our PRC subsidiaries had an in-house new media content production and operation team consisting of 116 employees, including senior media professionals, senior marketers, or people with professional backgrounds in design, journalism, and writing. This strong content team enables our PRC subsidiaries to consistently produce creative, entertaining, and interactive marketing content. With their in-depth industry insight and strong content production capabilities, our PRC subsidiaries provide a package of multi-channel marketing solutions that address their customers’ different marketing needs. We believe that, with their extensive distribution channels and marketing methods, our PRC subsidiaries can maximize marketing effectiveness for their customers within their marketing budgets.

For the years ended December 31, 2022 and 2023, we had total revenue of RMB478.0 million and RMB415.5 million (US$58.5 million), respectively, and net income of RMB69.8 million RMB55.5 million (US$7.8 million), respectively. Revenue derived from new media integrated content marketing services accounted for approximately 86.7% and 82.8% of our total revenue for those years, respectively. Revenue derived from digital advertising services accounted for approximately 13.3% and 17.2% of our total revenue for those years, respectively. For the years ended December 31, 2022 and 2023, our cost of revenue was RMB301.9 million and RMB264.1 million (US$37.2 million), respectively.

Competitive Strengths

We believe the following competitive strengths are essential for our PRC subsidiaries’ success and differentiate them from their competitors:

•	content-driven new media integrated marketing enabled by our PRC subsidiaries’ expertise in advertising idea creation and content production;

•	capability of offering a package of integrated marketing solutions of various forms;

•	diverse network of we-media accounts with hundreds of millions of followers;

•	full stack technology solutions for new media businesses;

•	business expansion mode through cooperation with local state-owned enterprises;

•	solid marketer base spanning a wide range of industries; and

•	visionary and experienced management and business teams with strong technical and operational expertise.

Growth Strategies

Our PRC subsidiaries intend to develop their business and strengthen brand loyalty by implementing the following strategies:

•	further expand our PRC subsidiaries’ business scale and secure new marketers;

•	continue to invest in technology research and development to develop and commercialize new software systems and expand business and profitability;

•	further expand we-media resources; and

•	pursue additional strategic and financially attractive acquisitions.

Corporate Information

Our principal executive offices are located at Building 2, Shangtanghe 198 Cultural and Creative Park, 198 Shenban Rd, Gongshu District, Hangzhou City, Zhejiang Province, China, and our phone number is +86-0571-88583100. Our registered office in the Cayman Islands is located at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands, and the phone number of our registered office is +1 345 949 1040. We maintain a corporate website at www.sunhighgroup.com. The information contained in, or accessible from, our website or any other website is not incorporated into, and does not constitute a part of this prospectus or the registration statement of which it forms a part. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Relating to Doing Business in the PRC (for a more detailed discussion, see “Risk Factors—Risks Relating to Doing Business in the PRC” beginning on page 23 of this prospectus)

We face risks and uncertainties relating to doing business in the PRC in general, including, but not limited to, the following:

•

changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our PRC subsidiaries’ business and operations (see page 23 of this prospectus);

•

uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us (see page 24 of this prospectus);

•

you may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management that reside outside the United States based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China (see page 24 of this prospectus);

•

given the Chinese government’s significant oversight and discretion over the conduct of our PRC subsidiaries’ business, the Chinese government may intervene or influence their operations at any time, which could result in a material change in our PRC subsidiaries’ operations and/or the value of our Ordinary Shares (see page 25 of this prospectus);

•

any actions by the Chinese government, including any decision to intervene or influence the operations of our PRC subsidiaries or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiaries, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless (see page 25 of this prospectus);

•

recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our PRC subsidiaries’ business and our offering (see page 26 of this prospectus);

•

we have completed the required filings with the CSRC for this offering under Announcement No. 43. However, the Opinions and Announcement No. 43 adopted by the CSRC may cause additional compliance requirements in the future (see page 27 of this prospectus);

•

recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S. (see page 27 of this prospectus);

•

to the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets (see page 29 of this prospectus);

•	increases in labor costs in the PRC may adversely affect our PRC subsidiaries’ business and profitability (see page 30 of this prospectus);

•

our PRC subsidiaries have not made adequate social insurance and housing fund contributions for all employees as required by PRC regulations, which may subject them to penalties (see page 31 of this prospectus);

•

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us (see page 31 of this prospectus);

•

PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business (see page 33 of this prospectus);

•	fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment (see page 34 of this prospectus);

•

under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment (see page 35 of this prospectus);

•	we face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies (see page 35 of this prospectus);

•

our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business (see page 36 of this prospectus);

•	governmental control of currency conversion may affect the value of your investment and our payment of dividends (see page 37 of this prospectus);

•

there are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits (see page 37 of this prospectus);

•

if we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price, and reputation (see page 38 of this prospectus);

•

according to Announcement No. 43, this prospectus is required to be submitted as one of our Filing Documents to the CSRC, which may lead to the CSRC requiring further amendments to the disclosure content of our SEC submission documents (see page 38 of this prospectus);

•

the approval of the CSRC may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering (see page 39 of this prospectus);

•

the M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China (see page 39 of this prospectus); and

•

Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless (see page 40 of this prospectus).

Risks Related to Our Business and Industry (for a more detailed discussion, see “Risk Factors—Risks Related to Our Business” beginning on page 41 of this prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

•

cutbacks on advertising budgets by marketers or failure to maintain and grow our PRC subsidiaries’ marketer base could materially and adversely affect our business and financial condition (see page 41 of this prospectus);

•

failure to retain existing marketers and new media accounts or attract and grow new marketers and new media accounts may negatively impact our PRC subsidiaries’ revenue and business (see page 41 of this prospectus);

•	failure to maintain the quality of our PRC subsidiaries’ marketing content production may materially and adversely impact their business and financial condition (see page 42 of this prospectus);

•

the regulatory environment of the new media integrated content marketing industry and the digital advertising industry is rapidly evolving. If our PRC subsidiaries fail to obtain and maintain the requisite licenses and approvals applicable to their businesses in China from time to time, their business, financial condition, and results of operations may be materially and adversely affected (see page 42 of this prospectus);

•

regulation and censorship of information disseminated through we-media publishers and we-media platforms in the PRC may adversely affect our PRC subsidiaries’ business (see page 43 of this prospectus);

•

our PRC subsidiaries are subject to, and may expend significant resources in defending against, government actions and civil claims in connection with false, fraudulent, misleading, or otherwise illegal marketing content provided through our PRC subsidiaries’ services (see page 43 of this prospectus);

•

our PRC subsidiaries are in the highly competitive new media integrated content marketing industry and the digital advertising industry, and may not be able to compete successfully against existing or new competitors, which could reduce their market share and adversely affect their competitive position and financial performance (see page 44 of this prospectus);

•

our PRC subsidiaries rely on a number of digital media platforms to conduct their business. However, operators of the platforms may curtail or inhibit their ability to use the platforms, or there may be material disruption of the platforms (see page 44 of this prospectus);

•	our PRC subsidiaries may be subject to product liability claims that could be costly and time-consuming (see page 45 of this prospectus);

•

our PRC subsidiaries may incur liability for counterfeit, unauthorized, illegal, or infringing products sold or misleading information available through their live streaming sales (see page 45 of this prospectus);

•

if our PRC subsidiaries fail to improve our services to keep up with the rapidly changing demand, preferences, or advertising trends in the new media integrated content marketing industry or the digital advertising industry, their revenue and growth could be adversely affected (see page 46 of this prospectus);

•

if our PRC subsidiaries sustain cyber-attacks or other privacy or data security incidents that result in security breaches, they could be subject to increased costs, liabilities, reputational harm, or other negative consequences (see page 46 of this prospectus);

•

our PRC subsidiaries may experience systems disruption, software defects, computer viruses and breakdowns, distributed denial of service attacks, or other hacking and phishing attacks on their systems (see page 47 of this prospectus);

•

non-compliance with laws and regulations on the part of any third parties with which our PRC subsidiaries conduct business could expose our PRC subsidiaries to legal expenses, compensations to third parties, penalties, and disruption of their business, which may adversely affect their results of operations and financial performance (see page 47 of this prospectus);

•	seasonal fluctuations in advertising activities could have a material impact on our revenue, cash flow, and operating results (see page 47 of this prospectus);

•

our PRC subsidiaries’ business is subject to complex and evolving laws and regulations in countries in addition to the PRC regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in increased compliance cost, changes to our PRC subsidiaries’ business practices, increased operating costs, and other harms to their business (see page 48 of this prospectus);

•

our PRC subsidiaries plan to continue expanding their operations globally so they may enter new international markets where they have more limited operating experience, and this may subject them to increased business, economic, and legal risks that could affect their financial results (see page 48 of this prospectus);

•	our PRC subsidiaries may not effectively manage their growth, which could materially harm their business (see page 49 of this prospectus);

•	our PRC subsidiaries may not be able to obtain the additional capital they need in a timely manner or on acceptable terms, or at all (see page 49 of this prospectus);

•

our PRC subsidiaries’ financial condition and operating results may be adversely affected by epidemics, natural disasters, and other catastrophes, including but not limited to the novel coronavirus (COVID-19) (see page 50 of this prospectus);

•	any negative publicity about our PRC subsidiaries, their services, and their management may materially and adversely affect their reputation and business (see page 50 of this prospectus);

•	our PRC subsidiaries may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt their business and operations (see page 51 of this prospectus);

•

unauthorized use of our PRC subsidiaries’ intellectual property by third parties and expenses incurred in protecting our PRC subsidiaries’ intellectual property rights may adversely affect their business, reputation, and competitive edges (see page 51 of this prospectus);

•

if our PRC subsidiaries fail to manage their growth or execute their strategies and future plans effectively, they may not be able to take advantage of market opportunities or meet the demand of their customers (see page 52 of this prospectus);

•

our PRC subsidiaries’ business depends on the continued efforts of their senior management. If one or more of their key executives were unable or unwilling to continue in their present positions, their business may be severely disrupted (see page 52 of this prospectus);

•	future acquisitions may have an adverse effect on our PRC subsidiaries’ ability to manage their business (see page 53 of this prospectus);

•

our PRC subsidiaries may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect their business, prospects, results of operations, and financial condition (see page 53 of this prospectus);

•

our PRC subsidiaries may be the subject of allegations, harassment, or other detrimental conduct by third parties, which could harm their reputation and cause them to lose market share, users, and customers (see page 54 of this prospectus);

•

our PRC subsidiaries current insurance policies may not provide adequate levels of coverage against all claims and they may incur losses that are not covered by their insurance (see page 54 of this prospectus); and

•

some of our subsidiaries are subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations (see page 54 of this prospectus).

Risks Relating to this Offering and the Trading Market (for a more detailed discussion, see “Risk Factors—Risks Relating to this Offering and the Trading Market” beginning on page 55 of this prospectus)

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

•

there has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all (see page 55 of this prospectus);

•

the initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile (see page 55 of this prospectus);

•	you will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares you purchased (see page 56 of this prospectus);

•

if we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected (see page 56 of this prospectus);

•	we will incur substantial increased costs as a result of being a public company (see page 57 of this prospectus);

•

because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Ordinary Shares (see page 58 of this prospectus);

•

substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline (see page 58 of this prospectus);

•	we do not intend to pay dividends for the foreseeable future (see page 58 of this prospectus);

•

if securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline (see page 58 of this prospectus);

•

the market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price (see page 59 of this prospectus);

•

our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares (see page 60 of this prospectus);

•

if we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer (see page 60 of this prospectus);

•

because we are a foreign private issuer and intend to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer (see page 60 of this prospectus);

•

if we cannot continue to satisfy the listing requirements and other rules of Nasdaq, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them (see page 61 of this prospectus);

•	anti-takeover provisions in our post-offering articles of association may discourage, delay, or prevent a change in control (see page 61 of this prospectus);

•

the laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States (see page 61 of this prospectus);

•	you may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders (see page 62 of this prospectus);

•	if we are classified as a PFIC, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences (see page 62 of this prospectus); and

•

our pre-IPO shareholders will be able to sell their shares upon completion of this offering subject to restrictions under Rule 144 under the Securities Act and the lock-up agreements (see page 63 of this prospectus).

Impact of COVID-19 on Our Operations and Financial Performance

From late January 2020 to the middle of April 2020, our PRC subsidiaries’ business was moderately impacted by the COVID-19 pandemic, mainly due to a slowdown of the business of their marketer customers, which negatively affected those customers’ marketing needs with our PRC subsidiaries. Nonetheless, their operations quickly resumed, starting from the second quarter of 2020, and achieved an increase in revenue in 2020 as compared to 2019. During the years ended December 31, 2022 and 2023, the COVID-19 pandemic did not have a material impact on our financial positions and operating results. However, there is no assurance that a disease outbreak, such as the COVID-19 pandemic and any similar natural disasters, will not occur in the future. The extent to which such natural diseases may impact us will depend on future developments, which are highly uncertain and cannot be predicted, including the duration, severity, and recurrence of any such disease outbreak, the effectiveness of mitigation strategies, third-party actions taken to contain its spread and mitigate its public health effects, and the travel restrictions or recommendations or mandates from governmental authorities as a result of such natural disasters. Any of these factors may materially and adversely affect our business, financial condition, and results of operations. See “Risk Factors—Risks Relating to Our Business—Our PRC subsidiaries’ financial condition and operating results may be adversely affected by epidemics, natural disasters, and other catastrophes, including but not limited to the novel coronavirus (COVID-19)” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—COVID-19 Pandemic Affecting Our Results of Operations.”

Permissions or Approval Required from the PRC Authorities for Our Operations and Offering

Our PRC legal counsel, AllBright, has advised us that, in order to operate our business activities as currently conducted in China, each of our PRC subsidiaries is required to obtain a business license from the State Administration for Market Regulation (“SAMR”). As of the date of this prospectus, confirmed by AllBright, our PRC legal counsel, each of our PRC subsidiaries has obtained a valid business license from the SAMR and no application for any such license has been denied. Furthermore, some of our PRC subsidiaries have obtained Food Business Licenses and Import and Export Commodity Consignee and Consignor Customs Declaration Registration Certificates. According to the related PRC Laws and Regulations, such licenses and certificates are required to conduct food sales and import and export operations. Some of our PRC subsidiaries applied for such permits, in anticipation of engaging in related businesses in the future to supplement their current operations, rather than out of compliance with mandatory requirements of relevant PRC authorities for their existing business. As of the date of this prospectus, none of our PRC subsidiaries are conducting operations related to food sales or import and export. Therefore, under the requirements of PRC laws and regulations, despite such permits remaining valid, our PRC subsidiaries are not required to maintain such permits for their current operations. However, it is uncertain whether we or our PRC subsidiaries will be required to obtain additional approvals, licenses, or permits in connection with our business operations pursuant to evolving PRC laws and regulations, and whether we would be able to obtain and renew such approvals on a timely basis or at all. Failing to do so could result in a material change in our operations, and the value of our Ordinary Shares could depreciate significantly or become worthless. See “Risk Factors—Risks Relating to Our Business—The regulatory environment of the new media integrated content marketing industry and the digital advertising industry is rapidly evolving. If our PRC subsidiaries fail to obtain and maintain the requisite licenses and approvals applicable to their businesses in China from time to time, their business, financial condition, and results of operations may be materially and adversely affected.”

As of the date of this prospectus, our PRC counsel, AllBright, has advised us that, pursuant to Announcement No. 43, we are required to obtain permission or approval from the CSRC for the listing of our Ordinary Shares on any foreign stock exchange. Except for the requirement for such CSRC approval under Announcement No. 43, as further advised by AllBright, neither we nor our PRC subsidiaries (1) are required to obtain any other permission from any of the PRC authorities to operate and issue our Ordinary Shares to foreign investors, (2) are subject to other approval requirements from the CSRC, the CAC, or any other entity to approve our operations, and (3) have been denied such permissions by any PRC authorities. Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions,” which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the need to strengthen the supervision over overseas listings by Chinese companies. These Opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-concept overseas-listed companies and the demand for cybersecurity and data privacy protection. On February 17, 2023, the CSRC issued Announcement No. 43, which became effective on March 31, 2023 (Beijing time). Pursuant to Announcement No. 43, PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of Announcement No. 43 within three business days following their submission of initial public offerings or listing applications. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, and fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. As advised by AllBright, our PRC counsel, we are required to file with CSRC for this offering under Announcement No. 43. On June 14, 2023, our PRC subsidiaries filed with the CSRC in connection with this offering and listing, and on October 19, 2023, the CSRC approved the fillings submitted by our PRC subsidiaries.

See “Regulations—Regulations Relating to Overseas Listing” and “Risk Factors—Risks Relating to Doing Business in the PRC—We have completed the required filings with the CSRC for this offering under Announcement No. 43. However, the Opinions and Announcement No. 43 adopted by the CSRC may cause additional compliance requirements in the future.”

The Cybersecurity Review Measures, which became effective on February 15, 2022, provides that, in addition to CIIOs that intend to purchase Internet products and services, online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further require that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries. As of the date of this prospectus, we have not received any notice from any authorities identifying any of our PRC subsidiaries as a CIIO or requiring us to go through cybersecurity review or network data security review by the CAC. We believe the operations of our PRC subsidiaries will not be subject to cybersecurity review by the CAC for this offering, because our PRC subsidiaries are not CIIOs or online platform operators with personal information of more than one million users. There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures. For further details, see “Risk Factors—Risks Relating to Doing Business in the PRC—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our PRC subsidiaries’ business and our offering.”

To operate business activities in Hong Kong, every company must register its business with the Business Registration Office of the Inland Revenue Department in Hong Kong and make an application for business registration within one month of commencement of business. Any person who fails to comply is subject to a maximum fine of HK$5,000 and one year of imprisonment. As of the date of this prospectus, we confirm that each of our Hong Kong subsidiaries has obtained a valid business registration certificate. There is no statutory or mandatory permission or regulatory approval required for the provision of new media integrated content marketing or digital advertising services in Hong Kong. As of the date of this prospectus, our Hong Kong counsel, Ince & Co, has advised us that neither we nor our Hong Kong subsidiaries are required to obtain (i) any permission or approval from Hong Kong authorities to offer the securities being registered to foreign investors outside Hong Kong, or (ii) any permission or approval from Hong Kong authorities to operate their business, except for the aforementioned business registration certificates. However, it is uncertain whether we or our Hong Kong subsidiaries will be required to obtain additional permissions or approval from Hong Kong authorities to operate business or offer securities to foreign investors in the future, and whether we would be able to obtain such permissions or approvals. If we are unable to obtain such permissions or approval if required in the future because applicable laws, regulations, or interpretations change, or inadvertently conclude that such permissions or approval are not required, then the value of our Ordinary Shares may depreciate significantly or become worthless.

Asset Transfers Between Our Company and Our Subsidiaries

As of the date of this prospectus, no cash transfer or transfer of other assets has occurred between our Company and our subsidiaries, except that during November and December 2022, Xuhang Cayman transferred an aggregate of US$151,945.44 to Xuhang HK for working capital purposes. We have established controls and procedures for cash flows within our organization based on internal cash management policies established by our finance department, which were discussed, considered, and reviewed by the relevant departments in our Company, and approved by our Chairman of the Board of Directors. Specifically, our finance department supervises cash management, following the instructions of our management. Our finance department is responsible for establishing our cash operation plan and coordinating cash management matters among our subsidiaries and departments. Each subsidiary and department initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to our finance department. The finance department reviews the cash demand plan and prepares a summary for the management of our Company. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred.

Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the passive foreign investment company (“PFIC”) rules, the gross amount of distributions we make to investors with respect to our Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Under the Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of profit and/or share premium account, provided that in no circumstances may a dividend be paid out of share premium if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from Xuhang BVI, which is dependent on receipt of funds from Xuhang HK. However, as the PRC government imposes control over currency conversion, it has the authority to conduct exchange transfer reviews, which may impose certain limitations on our ability to transfer cash between our Company, our subsidiaries, and our investors, primarily reflected in the following aspects: (i) we are restricted from providing capital or providing loans to our PRC subsidiaries, which may adversely affect the operations of our PRC subsidiaries; (ii) our PRC subsidiaries may be restricted from paying dividends to us; and (iii) if we are unable to obtain dividends from our PRC subsidiaries, it may adversely impact our dividends distribution to investors. See “Summary of Risk Factors,” “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us,” “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business,” and “Risk Factors—Risks Relating to Doing Business in the PRC—Governmental control of currency conversion may affect the value of your investment and our payment of Dividends.” Further, to the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets. There is no assurance the PRC government will not intervene in or impose restrictions on the ability of our Company or our subsidiaries to transfer cash or assets. See “—Business Overview—Summary of Risk Factors,” and “Risk Factors—Risks Relating to Doing Business in the PRC—To the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets.”

Current PRC regulations permit our PRC subsidiaries to pay dividends to Xuhang HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its respective registered capital.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or “SAFE Circular 3,” issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than US$50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. Furthermore, if our PRC subsidiaries incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our PRC subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. Xuhang HK may be considered a non-resident enterprise for tax purposes, so that any dividends Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya pay to Xuhang HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Material Income Tax Considerations—Enterprise Taxation in Mainland China.”

In order for us to pay dividends to our shareholders, we will rely on payments made from Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya to Xuhang HK as dividends from these three PRC subsidiaries and the distribution of such payments to Xuhang BVI as dividends from Xuhang HK, and then the distribution of such payments to our Company as dividends from Xuhang BVI. If Huzhou Yinzhiya, Wuhan Yinzhiya, or Xuhang Network or its subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income (the “Double Tax Avoidance Arrangement”), the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya to their immediate holding company, Xuhang HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Xuhang HK intends to apply for the tax resident certificate if and when Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya plan to declare and pay dividends to Xuhang HK. See “Risk Factors—Risks Relating to Doing Business in the PRC—There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

Implications of Being an “Emerging Growth Company”

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•

are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than US$1.235 billion in annual revenue, have more than US$700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than US$1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•	for interim reporting, we are permitted to comply solely with our home country’s requirements, which are less rigorous than the rules that apply to domestic public companies;

•	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•

we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

THE OFFERING

Ordinary Shares offered by us	2,000,000 Ordinary Shares, based on an assumed offering price of US$4.00 per Ordinary Share

Assumed Offering Price per Ordinary Share	US$4.00 per Ordinary Share (the lower point of the initial public offering price range reflected on the cover page of this prospectus).

Ordinary Shares outstanding prior to completion of this offering	58,804,977 Ordinary Shares

Ordinary Shares outstanding immediately after this offering	60,804,977 Ordinary Shares, assuming no exercise of the Underwriters’ over-allotment option

61,104,977 Ordinary Shares, assuming full exercise of the Underwriters’ over-allotment option

Listing	We have applied to list our Ordinary Shares on Nasdaq under the symbol “SUNH”. At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Proposed ticker symbol	“SUNH”

Transfer Agent	Transhare Corporation

Over-allotment Option	We have granted to the Underwriters an option, exercisable within 60 days from the date of this prospectus, to purchase up to an aggregate of 300,000 additional Ordinary Shares

Use of Proceeds	We intend to use the proceeds from this offering to expand our main business to further improve our integrated marketing services, invest in technology research and development, and acquire high-quality companies within the same industry or upstream and downstream entities across the new media integrated content marketing value chain, and for working capital and other general corporate purposes. See “Use of Proceeds” on page 67 for more information.

Lock-up Agreements	We, all of our directors, officers, and all existing holders of Ordinary Shares prior to the public offering have agreed with Craft Capital Management LLC and WestPark Capital, Inc. as representatives of the Underwriters (collectively, the “Representatives”) not to sell, transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of six months after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk factors	The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 23 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Relating to Doing Business in the PRC

Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our PRC subsidiaries’ business and operations.

Substantially all of our PRC subsidiaries’ assets and operations are currently located in China. Accordingly, our PRC subsidiaries’ business, financial condition, results of operations, and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our PRC subsidiaries’ business and operating results, reduce demand for their products, and weaken their competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on our PRC subsidiaries. For example, our PRC subsidiaries’ financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activities in China, which may adversely affect our PRC subsidiaries’ business and operating results.

Furthermore, our Company, our PRC subsidiaries, and our investors may face uncertainty about future actions by the government of China that could significantly affect our PRC subsidiaries’ financial performance and operations. As of the date of this prospectus, neither our Company nor our PRC subsidiaries have received or were denied permission from Chinese authorities to list on U.S. exchanges. However, there is no guarantee that our Company or our PRC subsidiaries will receive or not be denied permission from Chinese authorities to list on U.S. exchanges in the future.

Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past five decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. Our PRC subsidiaries are subject to various PRC laws and regulations generally applicable to companies in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations (some of which are not published in a timely manner or at all) that may have retroactive effect and may change quickly with little advance notice. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management that reside outside the United States based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

As a company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, six out of our seven directors and officers, namely Tianhang Xiao, Lei Chen, Yu Jiang, Xiaowen Wang, Bo Lyu, and Xiaoyi Wang, reside in the PRC; another director, Wenbing Wang, resides in the United States. All or a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult for you to effect service of process upon those persons inside mainland China. It may be difficult for you to enforce judgements obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against us and our officers and directors who do not currently reside in the U.S. or have substantial assets in the U.S. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with counterparts of another country or region to monitor and oversee cross border securities activities, such regulatory cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law (“Article 177”), which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Given the Chinese government’s significant oversight and discretion over the conduct of our PRC subsidiaries’ business, the Chinese government may intervene or influence their operations at any time, which could result in a material change in our PRC subsidiaries’ operations and/or the value of our Ordinary Shares.

The Chinese government has significant oversight and discretion over the conduct of our PRC subsidiaries’ business and may intervene or influence their operations at any time as the government deems appropriate to further regulatory, political, and societal goals, which could result in a material change in our PRC subsidiaries’ operations and/or the value of our Ordinary Shares.

The Chinese government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding the digital marketing industry that could adversely affect our PRC subsidiaries’ business, financial condition, and results of operations. Furthermore, if China adopts more stringent standards with respect to certain areas such as environmental protection or corporate social responsibilities, our PRC subsidiaries’ may incur increased compliance costs or become subject to additional restrictions in their operations. Certain areas of the law, including intellectual property rights and confidentiality protections, in China may also not be as effective as in the United States or other countries. In addition, our PRC subsidiaries cannot predict the effects of future developments in the PRC legal system on their business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you.

Any actions by the Chinese government, including any decision to intervene or influence the operations of our PRC subsidiaries or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiaries, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of our subsidiaries to operate in China may be impaired by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, foreign investment limitations, and other matters. The central or local governments of China may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts for our PRC subsidiaries to ensure their compliance with such regulations or interpretations. As such, our PRC subsidiaries may be subject to various government and regulatory interference in the provinces in which they operate in China. They could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. They may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, in addition to the approval required by the CSRC pursuant to Announcement No. 43, it is uncertain when and whether we will be required to obtain any other permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be later denied or rescinded. As of the date of this prospectus, we have obtained the approval from the CSRC under Announcement No. 43, and we also believe our Company and our PRC subsidiaries are currently not required to obtain any other permission from any Chinese authorities and have not received any notice of denial of permission to list on the U.S. exchange as of the date of this prospectus, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry, particularly in the event permission to list on U.S. exchanges may be later required, or withheld or rescinded once given.

Accordingly, government actions in the future, including any decision to intervene or influence the operations of our PRC subsidiaries at any time or to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiaries, may limit or completely hinder our ability to offer or continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our PRC subsidiaries’ business and our offering.

On December 28, 2021, 13 governmental departments of the PRC, including the CAC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to CIIO that intend to purchase Internet products and services, net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

On November 14, 2021, the CAC published the Security Administration Draft. The Security Administration Draft provides that data processors shall apply for a cybersecurity review under certain circumstances, such as mergers, restructurings, and divisions of Internet platform operators that hold large amount of data relating to national security, economic development, or public interest which affects or may affect the national security, overseas listings of data processors that process personal data for more than one million individuals, Hong Kong listings of data processors that affect or may affect national security, and other data processing activities that affect or may affect the national security. The deadline for public comments on the Security Administration Draft was December 13, 2021.

As of the date of this prospectus, we have not received any notice from any authorities identifying our PRC subsidiaries as CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC. As confirmed by our PRC counsel, AllBright, neither the operations of our PRC subsidiaries, nor our listing are expected to be affected, and that we are not subject to cybersecurity review by the CAC under the Cybersecurity Review Measures, nor will any such entity be subject to the Security Administration Draft, if it is enacted as proposed, given that our PRC subsidiaries are not CIIOs or online platform operators with personal information of more than one million users. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that our PRC subsidiaries will not be subject to cybersecurity review and network data security review in the future. During such reviews, our PRC subsidiaries may be required to suspend their operations or experience other disruptions to their operations. Cybersecurity review and network data security review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations.

We have completed the required filings with the CSRC for this offering under Announcement No. 43. However, the Opinions and Announcement No. 43 adopted by the CSRC may cause additional compliance requirements in the future.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection.

On February 17, 2023, the CSRC released Announcement No. 43, which took effect on March 31, 2023. Pursuant to Announcement No. 43, PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of Announcement No. 43 within three business days following their submission of initial public offerings or listing applications. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, and fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Announcement No. 43 clearly defined a scope, including five circumstances in which a domestic enterprise cannot be listed overseas. See “Regulations—Regulations Relating to Overseas Listing.” As confirmed by AllBright, our PRC counsel, we do not fall within any of such circumstances. Meanwhile, we are required to submit a series of documents to the CSRC for filing under Announcement No. 43 (the “Filling Documents”). According to the requirements of the CSRC, we must file with the CSRC for this listing and offering prior to the completion of this offering, and the content of our Filing Documents needs to meet the disclosure standard proposed by the CSRC. On October 19, 2023, the CSRC approved the filings submitted by our PRC subsidiaries under Announcement No. 43.

However, any future securities offerings and listings outside of mainland China by us, including, but not limited to, follow-on offerings, secondary listings, and going private transactions, will be subject to the filing requirements with the CSRC under Announcement No. 43, and we cannot assure you that we will be able to comply with such filing requirements in a timely manner, or at all. If we fail to obtain the relevant approval or complete the filings and other relevant regulatory procedures, we may face sanctions by the CSRC or other PRC regulatory agencies, which may include fines and penalties on our PRC subsidiaries’ operations in China, limitations on our PRC subsidiaries’ operating in China, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiaries in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation, and prospects, as well as the trading price of our Ordinary Shares.

Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor. On October 4, 2021, the SEC approved Nasdaq’s revised proposal for the rule changes.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law.

On March 24, 2021, the SEC announced the adoption of interim final amendments to implement the submission and disclosure requirements of the HFCA Act. In the announcement, the SEC clarifies that before any issuer will have to comply with the interim final amendments, the SEC must implement a process for identifying covered issuers. The announcement also states that the SEC staff is actively assessing how best to implement the other requirements of the HFCA Act, including the identification process and the trading prohibition requirements.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. For example, on December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that the Board is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The Board made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCA Act.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our Ordinary Shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in San Mateo, California, and has been inspected by the PCAOB on a regular basis, with the last inspection in October 2019. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us since we are an emerging growth company and the majority of our operations are conducted in China. Furthermore, if the PCAOB is unable to inspect our accounting firm in the future, the HFCA Act, which requires that the PCAOB be permitted to inspect an issuer’s public accounting firm within two years, as amended, will prohibit trading in our securities, and, as a result, an exchange may determine to delist our securities and trading in our securities could be prohibited.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

To the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets.

Relevant PRC laws and regulations permit the companies in the PRC to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, each of the companies in the PRC are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. The companies in the PRC are also required to further set aside a portion of their after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at their discretion. These reserves are not distributable as cash dividends. Furthermore, in order for us to pay dividends to our shareholders, we will rely on payments made from Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya to Xuhang HK as dividends from these three PRC subsidiaries and the distribution of such payments to Xuhang BVI as dividends from Xuhang HK, and then the distribution of such payments to our Company as dividends from Xuhang BVI. If Huzhou Yinzhiya, Wuhan Yinzhiya, or Xuhang Network or its subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a tax resident enterprise of the PRC for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “—Risks Relating to Doing Business in the PRC—

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC ‘resident enterprise’ for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

The PRC government also imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of our PRC subsidiaries’ income is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into, and out of Hong Kong (including funds from Hong Kong to mainland China), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future. There is no assurance the PRC government will not intervene in or impose restrictions on our ability to transfer cash or assets.

As a result of the above, to the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the competent government to the transfer of cash or assets.

Increases in labor costs in the PRC may adversely affect our PRC subsidiaries’ business and profitability.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for our PRC subsidiaries’ employees has also increased in recent years. We expect that their labor costs, including wages and employee benefits, will continue to increase. Unless our PRC subsidiaries are able to pass on these increased labor costs to their customers by increasing prices for their products or services, their profitability and results of operations may be materially and adversely affected.

In addition, our PRC subsidiaries have been subject to stricter regulatory requirements in terms of entering into labor contracts with their employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of their employees. Pursuant to the PRC Labor Contract Law, or the “Labor Contract Law,” that became effective in January 2008 and its amendments that became effective in July 2013 and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation, and unilaterally terminating labor contracts. In the event that our PRC subsidiaries decide to terminate some of their employees or otherwise change their employment or labor practices, the Labor Contract Law and its implementation rules may limit their ability to effect those changes in a desirable or cost-effective manner, which could adversely affect their business and results of operations.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our PRC subsidiaries’ employment practices do not and will not violate labor-related laws and regulations in China, which may subject our PRC subsidiaries to labor disputes or government investigations. If our PRC subsidiaries are deemed to have violated relevant labor laws and regulations, they could be required to provide additional compensation to their employees and their business, and, in such case, our financial condition, and results of operations could be materially and adversely affected.

Our PRC subsidiaries have not made adequate social insurance and housing fund contributions for all employees as required by PRC regulations, which may subject them to penalties.

According to the PRC Social Insurance Law and the Administrative Regulations on the Housing Funds, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance (collectively known as “social insurance”), and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees. For more details, please see “Regulations—Regulations Relating to Labor and Social Insurance.” The requirement of social insurance and housing fund has not been implemented consistently by the local governments in China given the different levels of economic development in different locations.

Our PRC subsidiaries have not made adequate social insurance and housing fund contributions for all employees, and they may be required to make up for the shortfall in the social insurance contributions as well as to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date. If they fail to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities will impose a fine of one to three times the outstanding amount upon them. With respect to housing fund plans, our PRC subsidiaries may be required to pay and/or deposit housing funds in full and on time within the prescribed time limit. If they fail to do so, relevant authorities could impose a fine of not less than RMB10,000 nor more than RMB50,000 and file applications to competent courts for compulsory enforcement of payment and deposit. As of December 31, 2023, we estimate that the amount of outstanding social insurance premiums and housing funds was approximately RMB2.9 million (US$0.4 million) and the amount of late fees and potential fines was in the range of RMB0.2 million (US$0.03 million) and RMB1.0 million (US$0.1 million). We have not made accruals for the expected amounts owed, including late fees and fines that may be imposed by the relevant local government authorities in the financial statements. There are a number of policies providing that local governmental authorities shall act carefully to avoid burdensome measures over the small- and medium-size entities. For example, pursuant to the Emergency Notice on Practicing Principles of the State Council Executive Meeting and Stabilizing Work on Collecting Social Insurance Premiums, promulgated by the Ministry of Human Resources and Social Security on September 21, 2018, local authorities are prohibited from recovering the unpaid social insurance premiums from enterprises without permission in a centralized manner. Although we have not received any inquiry, notice, warning, or sanctions regarding such late fees or fines, the interpretation and implementation of labor-related laws and regulations are still constantly evolving which may be further amended from time to time. If the relevant PRC authorities determine that our PRC subsidiaries shall make supplemental social insurance and housing fund contributions or that they are subject to fines and legal sanctions in relation to their failure to make social insurance and housing fund contributions in full for their employees, their business, financial condition, and results of operations may be adversely affected.

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, SAFE issued the Circular on Issues Concerning Foreign Exchange Control over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or “SAFE Circular 37.” According to SAFE Circular 37, prior registration with the local SAFE branch is required for PRC residents, (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose), in connection with their direct or indirect contribution of domestic assets or interests to offshore special purpose vehicles, or “SPVs.” SAFE Circular 37 further requires amendments to the SAFE registrations in the event of any changes with respect to the basic information of the offshore SPV, such as change of a PRC individual shareholder, name, and operation term, or any significant changes with respect to the offshore SPV, such as an increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. In February 2015, SAFE promulgated a Circular on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or “SAFE Circular 13,” effective in June 2015. Under SAFE Circular 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

In addition to SAFE Circular 37 and SAFE Circular 13, our ability to conduct foreign exchange activities in China may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the “Individual Foreign Exchange Rules”). Under the Individual Foreign Exchange Rules, any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions, the failure of which may subject such PRC individual to warnings, fines, or other liabilities.

As of the date of this prospectus, our current principal shareholders who are subject to the SAFE Circular 37 or SAFE Circular 13 have completed the initial registrations with the qualified banks as required by the regulations.

Furthermore, according to the Administrative Measures on Overseas Investments adopted by the Ministry of Commerce (the “MOFCOM”) and the Measures for the Administration of Overseas Investment of Enterprises (the “Enterprise Overseas Investment Measures”) adopted by the National Development and Reform Commission (the “NDRC”), a PRC enterprise that intends to make overseas investments is required to obtain approvals from provincial commerce authorities and NDRC’s local branches or to make filings with such authorities, depending on the type and the region of their investments. As confirmed by our PRC counsel, AllBright, our PRC enterprise shareholders are required to file with such provincial commerce authorities and NDRC’s local branches. In addition, according to the SAFE Circular 13 adopted by SAFE, our PRC enterprise shareholders are obliged to register with qualified banks when they make overseas investments or financings. Generally, for an overseas direct investment, the fillings with the qualified bank at the request of SAFE, the fillings with the provincial commerce authorities, and the filling with the NDRC or its local branches are collectively referred to as the “ODI fillings.” Pursuant to the aforementioned laws and regulations, if a PRC enterprise makes such overseas direct investments without obtaining all of the ODI filings, the relevant approval or filing authority has the authority to take corrective measures, such as ordering such enterprise to suspend or cease the implementation of the projects, issuing warnings, or imposing other penalties.

As of the date of this prospectus, we believe our current principal shareholders who are subject to the Administrative Measures on Overseas Investments, Enterprise Overseas Investment Measures, and other related laws and regulations have completed the ODI filings as required by the aforementioned regulations.

Under relevant laws and regulations regarding the ODI fillings, following the submission or approval of an enterprise’s filings with the MOFCOM or provincial commerce authorities, the enterprise is required to file for modifications with the MOFCOM or the provincial commerce authorities that processed its original filing or approval, should there be any changes to the overseas direct investments provided in initial filing materials or the original certificates of overseas investments of enterprises. Likewise, for an overseas direct investment project that has been approved and filed with the NDRC, the investor shall file an application for modifications to the relevant authority in advance of certain circumstances, such as changes to the number of investors, project activities, or project scale.

Although it is our understanding that all of our current enterprise shareholders have completed the required the ODI filings, we may not be informed of the identities of all the PRC residents or enterprises holding direct or indirect interest in our Company, and we have no control over whether any of our future beneficial owners would complete such ODI filings. Furthermore, we cannot guarantee that all of our enterprise shareholders will renew their ODI fillings on a timely basis when required by law, and we cannot assure you that our shareholders’ applications for renewal will be approved. Thus, we cannot provide any assurance that our current or future PRC resident beneficial owners, including PRC residents and enterprises, will comply with our request to make or obtain any applicable registrations or filings, or continue to comply with all registration and filing procedures set forth in the ODI filings. Such failure or inability of our PRC resident beneficial owners to comply with the ODI filings may subject us or our PRC resident beneficial owners to fines and legal sanctions, restrict our cross-border investment activities, limit our PRC subsidiaries’ ability to distribute dividends to or obtain foreign-exchange-dominated loans from us, or prevent us from making distributions or pay dividends, which will materially and adversely affect our business operations and our ability to distribute profits to you.

PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries, to which we can make loans and make additional capital contributions. Most of these loans or contributions are subject to PRC regulations and approvals or registration. For example, any loans to Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya, which are treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. Furthermore, loans made by us to Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE, or filed with SAFE in its information system. Pursuant to relevant PRC regulations, we may provide loans to Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya up to the larger amount of (i) the balance between the registered total investment amount and registered capital of these entities, or (ii) twice the amount of the net assets of these entities calculated in accordance with the PBOC Circular 9. Moreover, any medium or long-term loan to be provided by us to Xuhang Network, Huzhou Yinzhiya, Wuhan Yinzhiya, or other domestic PRC entities must also be filed and registered with the NDRC. We may also decide to finance Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya by means of capital contributions. These capital contributions are subject to registration with the SAMR or its local branch, reporting of foreign investment information with the MOFCOM, or registration with other governmental authorities in China.

On March 30, 2015, SAFE issued the Notice of the State Administration of Foreign Exchange on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capital of Foreign-invested Enterprises, or “SAFE Circular 19,” which took effect and replaced previous regulations effective on June 1, 2015, and was amended on December 30, 2019. Pursuant to SAFE Circular 19, up to 100% of foreign currency capital of a foreign-invested enterprise may be converted into RMB capital according to the actual operation, and within the business scope, of the enterprise at its will. Although SAFE Circular 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in the PRC, the restrictions continue to apply as to foreign-invested enterprises’ use of the converted RMB for purposes beyond their business scope, for entrusted loans or for inter-company RMB loans. On June 9, 2016, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or “SAFE Circular 16,” effective on June 9, 2016, which reiterates some rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-affiliated enterprises. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our offshore offerings, to Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, SAFE issued the Notice of the State Administration of Foreign Exchange on Further Facilitating Cross-border Trade and Investment, or “SAFE Circular 28,” which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. Non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments by using their capital on the premise without violation to prevailing Special Administrative Measures for Access of Foreign Investments (Edition 2021), or the “Negative List,” and the authenticity and compliance with the regulations of domestic investment projects. However, since SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry it out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 19, SAFE Circular 16, and other relevant rules and regulations, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or capital contributions to Huzhou Yinzhiya, Wuhan Yinzhiya, and Xuhang Network and its subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to Huzhou Yinzhiya, Wuhan Yinzhiya, and Xuhang Network and its subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our PRC subsidiaries’ business, including their liquidity and their ability to fund and expand their business.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.

Our business is conducted in the PRC through our PRC subsidiaries, and their books and records are maintained in RMB. The financial statements that we file with the SEC and provide to our shareholders are partly presented in U.S. dollars. Changes in the exchange rates between the RMB and U.S. dollar affect the value of our PRC subsidiaries’ assets and results of operations, when presented in U.S. dollars. The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue, and financial condition. Further, our Ordinary Shares offered in the U.S. are offered in U.S. dollars, we need to convert the net proceeds we receive into RMB in order to use the funds for our PRC subsidiaries’ business. Changes in the conversion rate among the U.S. dollar and the RMB will affect the amount of proceeds we will have available for our PRC subsidiaries’ business.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which became effective in January 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances, and properties of an enterprise. In April 2009, the State Administration of Taxation (the “SAT”) issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Actual Standards of Organizational Management, or “SAT Circular 82,” which was amended in December 2017. SAT Circular 82 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision-making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. In addition to SAT Circular 82, the SAT issued the Measures for the Administration of Enterprise Income Tax of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises (for Trial Implementation), or “SAT Bulletin 45,” which took effect in September 2011 and was amended in April 2015, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups, or by PRC or foreign individuals.

If the PRC tax authorities determine that the actual management organ of Xuhang Cayman is within the territory of China, Xuhang Cayman may be deemed to be a PRC resident enterprise for PRC enterprise income tax purposes and a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Finally, dividends payable by us to our investors and gains on the sale of our shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our shares. Although up to the date of this prospectus, Xuhang Cayman has not been notified or informed by the PRC tax authorities that it has been deemed to be a resident enterprise for the purpose of the EIT Law, we cannot assure you that it will not be deemed to be a resident enterprise in the future.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or “SAT Circular 7.” SAT Circular 7 provides comprehensive guidelines relating to indirect transfers of PRC taxable assets (including equity interests and real properties of a PRC resident enterprise) by a non-resident enterprise. In addition, in October 2017, SAT issued an Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or “SAT Circular 37,” effective in December 2017, which, among others, amended certain provisions in SAT Circular 7 and further clarify the tax payable declaration obligation by non-resident enterprise. Indirect transfer of equity interest and/or real properties in a PRC resident enterprise by their non-PRC holding companies are subject to SAT Circular 7 and SAT Circular 37.

SAT Circular 7 provides clear criteria for an assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. As stipulated in SAT Circular 7, indirect transfers of PRC taxable assets are considered as reasonable commercial purposes if the shareholding structure of both transaction parties falls within the following situations: (i) the transferor directly or indirectly owns 80% or above equity interest of the transferee, or vice versa; (ii) the transferor and the transferee are both 80% or above directly or indirectly owned by the same party; and (iii) the percentages in bullet points (i) and (ii) shall be 100% if over 50% the share value of a foreign enterprise is directly or indirectly derived from PRC real properties. Furthermore, SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers PRC taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority and the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

According to SAT Circular 37, where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the EIT Law, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority. If the non-resident enterprise, however, voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

We face uncertainties as to the reporting and assessment of reasonable commercial purposes and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries, and investments. In the event of being assessed as having no reasonable commercial purposes in an indirect transfer transaction, we may be subject to filing obligations or taxed if we are a transferor in such transactions, and may be subject to withholding obligations (to be specific, a 10% withholding tax for the transfer of equity interests) if we are a transferee in such transactions, under SAT Circular 7 and SAT Circular 37. For transfer of shares by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under the SAT circulars. As a result, we may be required to expend valuable resources to comply with the SAT circulars or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that we should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.

We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions on equity from our PRC subsidiaries to satisfy our liquidity requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC subsidiaries may also allocate a portion of their respective after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. These limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments, or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Governmental control of currency conversion may affect the value of your investment and our payment of dividends.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenue in RMB. Under our current corporate structure, Xuhang Cayman may rely on dividend payments from Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demand, we may not be able to pay dividends in foreign currencies to our shareholders.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the EIT Law and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to the Double Tax Avoidance Arrangement, a withholding tax rate of 10% may be lowered to 5% if the enterprise in mainland China is at least 25% held by a Hong Kong enterprise for at least 12 consecutive months prior to distribution of the dividends and is determined by the relevant PRC tax authority to have satisfied other conditions and requirements under the Double Tax Avoidance Arrangement and other applicable PRC laws.

However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the “SAT Circular 81,” which became effective on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which became effective as of April 1, 2018, when determining an applicant’s status as the “beneficial owner” regarding tax treatments in connection with dividends, interests, or royalties in the tax treaties, several factors will be taken into account. Such factors include whether the business operated by the applicant constitutes actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax, grant tax exemption on relevant incomes, or levy tax at an extremely low rate. This circular further requires any applicant who intends to be proved of being the “beneficial owner” to file relevant documents with the relevant tax authorities. Our PRC subsidiaries is wholly owned by Xuhang HK. However, we cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant PRC tax authority or we will be able to complete the necessary filings with the relevant PRC tax authority and enjoy the preferential withholding tax rate of 5% under the Double Tax Avoidance Arrangement with respect to dividends to be paid by our PRC subsidiaries to Xuhang HK, in which case, we would be subject to the higher withdrawing tax rate of 10% on dividends received.

If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price, and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, have become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on us, our business, and the price of our Ordinary Shares. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time consuming and could distract our management from developing our business. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our Ordinary Shares.

According to Announcement No. 43, this prospectus is required to be submitted as one of our Filing Documents to the CSRC, which may lead to the CSRC requiring further amendments to the disclosure content of our SEC submission documents.

We are regulated by the SEC, and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. The Announcement No. 43 adopted by the CSRC took effect on March 31, 2023. According to the Announcement No. 43, we are required to submit the Filling Documents, such as a filing report and legal opinions. This prospectus also falls under the scope of the Filling Documents. We believe that the purpose of the CSRC’s request to submit this prospectus is to understand our business operation. To the best of our knowledge, if the CSRC has further comments on the content of the Filing Documents, we will be required to modify our Filling Documents. On October 19, 2023, the CSRC approved the Filing Documents submitted by our PRC subsidiaries under Announcement No. 43, and the CSRC did not require us to modify this prospectus. Although we obtained the approval from the CSRC under Announcement No. 43, it remains a possibility that the CSRC may request modifications to this prospectus. However, if a conflict occurs between CSRC’s comments and the disclosure in our documents submitted or filed with the SEC, we may need to modify such documents accordingly.

The approval of the CSRC may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the “M&A Rules,” adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas SPV formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC, prior to the listing and trading of such SPV’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by an SPV seeking the CSRC approval of its overseas listings. The application of the M&A Rules remains unclear.

Our PRC legal counsel has advised us, based on their understanding of the current PRC law, rules, and regulations that the CSRC’s approval is not required for the listing and trading of our Ordinary Shares on Nasdaq in the context of this offering, given that (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under this prospectus are subject to the M&A Rule; and (ii) we established our PRC subsidiaries by means of direct investment rather than by merger with or acquisition of PRC domestic companies as defined in the M&A Rules.

Our PRC legal counsel, however, has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we have. If it is determined that the CSRC approval is required for our offerings in the U.S., we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for our offerings in the U.S. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from our offerings in the U.S. into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiaries, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation, and prospects, as well as the trading price of our Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt our offerings in the U.S. before the settlement and delivery of the Ordinary Shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

The M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules and recently adopted PRC regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Mergers or acquisitions that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the “Prior Notification Rules,” issued by the State Council in August 2008 is triggered. In addition, the Provisions of the Ministry of Commerce on the Implementation of the Security Review

System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “Security Review Rules”) issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the Security Review Rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is clear that our PRC subsidiaries’ business would not be deemed to be in an industry that raises “national defense and security” or “national security” concerns. MOFCOM or other government agencies, however, may publish explanations in the future determining that our PRC subsidiaries’ business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our PRC subsidiaries’ ability to expand their business or maintain or expand their market share through future acquisitions would as such be materially and adversely affected.

Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.

We indirectly hold the equity of our PRC subsidiaries through Xuhang HK, and thus our PRC subsidiaries are directly or indirectly foreign-invested enterprises. Although the PRC government has increasingly open attitude towards absorbing foreign investment in general, it still implements the Negative List, which restricts or prohibits overseas enterprises from holding the equity of Chinese companies whose operations are included in the Negative List. As the boundaries stipulated in the Negative List are relatively vague, they are subject to further determination and clarification by the Chinese government. As of the date of this prospectus, the business operated by our PRC subsidiaries has not been included in the Negative List, but we cannot fully guarantee that the Chinese government will not make a different interpretation, so as to disallow our holding corporate structure. Moreover, the Chinese government revises the Negative List from time to time; although the scope of the Negative List is narrowing as a whole, it remains uncertain whether our existing business or future business will be included in future revisions. If the business of our PRC subsidiaries is deemed as a restricted or prohibited business based on the Negative List, our existing corporate structure may be considered illegal and required to be restructured by the Chinese government, which may adversely affect our operations and the value of the securities we are registering for sale.

If any PRC residents intend to directly or indirectly invest in us, they are required to perform foreign exchange registration and ODI fillings in accordance with the requirements of the Chinese government, see “—PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.” If any of our PRC resident shareholders did not take relevant actions in accordance with the requirements of the Chinese government, our company structure may be disallowed by the Chinese governments. As of this prospectus, it is our understanding that all of our current principal shareholders who are subject to foreign exchange registration and ODI filings have completed the relevant procedures.

If any of our shareholders who is a PRC resident or enterprise fails to fulfill the required foreign exchange registration or ODI filings, it will be deemed illegal for such shareholder to directly or indirectly hold our equity under the PRC laws. Furthermore, if PRC authorities disallow such shareholder to own our equity, our PRC subsidiaries may be prohibited from distributing dividends to us or from carrying out other subsequent cross-border foreign exchange activities, and we may be restricted in our ability to contribute additional capital to our

PRC subsidiaries, which may adversely affect our operations and our values of the securities we are registering for sale.

Furthermore, if future laws, administrative regulations, or provisions mandate further actions to be taken by us or our PRC subsidiaries with respect to our existing corporate structure, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, resulting in a material change in our operations and/or a material change in the value of our Ordinary Shares, including that it could cause the value of our Ordinary Shares to significantly decline or become worthless.

Risks Related to Our Business and Industry

Cutbacks on advertising budgets by marketers or failure to maintain and grow our PRC subsidiaries’ marketer base could materially and adversely affect our business and financial condition.

Our PRC subsidiaries derive their revenue primarily from both performance-based and non-performance-based service fees for their new media integrated content marketing services and digital advertising services (depending on the specific services provided), which are essentially the fees they charge their marketer customers. As such, our PRC subsidiaries’ revenue base and profitability are primarily driven by their gross billing with their marketers. The willingness of marketers to spend their advertising budget through our PRC subsidiaries is critical to their business and their ability to generate grossing billing. The demand of our PRC subsidiaries’ marketers for advertising services can be influenced by a variety of factors, including:

•

macro-economic and social factors: domestic, regional, and global social, economic, and political conditions (such as concerns over a severe or prolonged slowdown in China’s economy and threats of political unrest), economic and geopolitical challenges (such as trade disputes between countries such as the United States and China), economic, monetary, and fiscal policies (such as the introduction and winding-down of qualitative easing programs);

•

industry-related factors: such as the trends, preferences, and habits of audiences towards online media and their receptiveness towards digital advertising as well as the development of emerging and varying forms of online media and content; and

•	marketer-specific factors: marketers’ specific development strategies, business performance, financial condition, and sales and marketing plans.

A change in any of the above factors may result in significant cutbacks on advertising budgets by our PRC subsidiaries’ marketers, which would in turn result in a reduction of their revenue. As a result, our PRC subsidiaries’ business, results of operations, and financial condition could be materially and adversely affected.

Failure to retain existing marketers and new media accounts or attract and grow new marketers and new media accounts may negatively impact our PRC subsidiaries’ revenue and business.

During the years ended December 31, 2022 and 2023, 86.7% and 82.8% of our PRC subsidiaries’ revenue was generated from their new media integrated content marketing services, respectively, which, to a large extent, rely on our PRC subsidiaries’ we-media account base for publication and distribution of their marketing content. See “Business—New Media Integrated Content Marketing Services—Ad Distribution Channels.” Our PRC subsidiaries’ ability to generate sustainable revenue depends on their ability to retain existing marketers, deepen or expand their relationships with those marketers, as well as attract new business. In order to do so, our PRC subsidiaries need to ensure that their marketer customers are satisfied with the effectiveness of their services. These marketers may have business relationships with a number of marketing service providers at the same time. If they determine that their expenditures on our PRC subsidiaries’ marketing services do not generate sufficient returns, they may reduce their marketing budgets or terminate marketing arrangements with our PRC subsidiaries. Failure to retain existing marketers or attract new marketers may materially and adversely affect our PRC subsidiaries’ business, financial condition, and results of operations.

While our PRC subsidiaries benefit from a diverse network of self-operated and cooperative we-media accounts at their disposal, they need to timely provide and update more appealing and entertaining content on those new media accounts to expand their follower bases and retain their value as marketing platforms. These efforts in production of creative content are costly and time-consuming, and there can be no guarantee that these efforts will be effective. Further, from time to time, our PRC subsidiaries source online traffic from other third-party media publishers as deemed suitable for their marketing campaigns. For that reason, our PRC subsidiaries’ marketing services also rely on those third-party new media publishers for access to a suitable network of ad distribution channels, but there is no assurance that our PRC subsidiaries will continue to maintain the business cooperation with them at the same level, or at all. In the event that our PRC subsidiaries lose those we-media publishers or access to their traffic inventories, our PRC subsidiaries may not be able to complete their services for marketers in a timely manner or at all, and may incur significant costs in finding new publishers or new traffic inventories, which may adversely affect their business, financial condition, results of operations and prospects.

Failure to maintain the quality of our PRC subsidiaries’ marketing content production may materially and adversely impact their business and financial condition.

As content-driven marketing service providers, our PRC subsidiaries pride themselves on their ability to consistently design and produce original, customized, and appealing marketing ideas, content, and materials catering to potential customers. Our PRC subsidiaries’ continued growth will primarily depend on their ability to leverage their expertise in content production to offer effective marketing service solutions, which facilitate high conversion rates. As of December 31, 2023, our PRC subsidiaries had an in-house new media content production and operation team consisting of 116 employees, including senior media professionals, senior marketers, or people with professional backgrounds in design, journalism, and writing. However, there is no assurance that our PRC subsidiaries will continue to maintain their content production and operation team or that the team will maintain the quality of their content production at the same level, given that the demand of audiences in the new media integrated content marketing is changing rapidly and the loss of any key personnel in the content production and operation team could be detrimental to our PRC subsidiaries’ service quality, financial performance, and business prospects. If our PRC subsidiaries failed to provide appealing and creative marketing content in a timely or cost-effective manner, their reputation may be damaged and their services may become less attractive to marketers. As a result, our PRC subsidiaries’ business, financial condition, and results of operations may be adversely affected.

The regulatory environment of the new media integrated content marketing industry and the digital advertising industry is rapidly evolving. If our PRC subsidiaries fail to obtain and maintain the requisite licenses and approvals applicable to their businesses in China from time to time, their business, financial condition, and results of operations may be materially and adversely affected.

As confirmed by our PRC counsel, AllBright, our PRC subsidiaries have obtained all material licenses, permits, or approvals from the regulatory authorities in China that are required for their business undertakings. However, the regulatory requirements within the new media integrated content marketing industry and the digital advertising industry, particularly in China, are constantly evolving and subject to the interpretation of the competent authorities, and our PRC subsidiaries may be subject to more stringent regulatory requirements due to changes in the political or economic policies in the relevant jurisdictions. There can be no guarantee that our PRC subsidiaries will be able to satisfy such regulatory requirements and they may be unable to retain, obtain, or renew relevant licenses, permits, or approvals in the future, and as a result, their business operations may be materially and adversely affected.

Regulation and censorship of information disseminated through we-media publishers and we-media platforms in the PRC may adversely affect our PRC subsidiaries’ business.

A substantial portion of our PRC subsidiaries’ marketing services rely on their we-media resources. See “Business—Our Business Model” and “Business—New Media Integrated Content Marketing Services.” The we-media industry is subject to stringent rules, regulations, policies, and requirements on information disseminated through we-media publishers and we-media platforms. In enforcing these rules, regulations, policies, and requirements, relevant government authorities may suspend services or revoke licenses of any service provider or we-media publisher that is deemed to provide illicit content, and such activities may be intensified in connection with any ongoing government actions to eliminate prohibited content.

Our PRC subsidiaries endeavor to eliminate illicit content provided through their services. However, government standards and interpretations may change in a manner that could render their current monitoring efforts insufficient. There is no assurance that our PRC subsidiaries’ business and operations will not be subject to government actions or sanctions in the future. If government actions or sanctions are brought against our PRC subsidiaries or their we-media publishers, or if there are widespread rumors that government actions or sanctions have been brought against our PRC subsidiaries, their marketers, or their we-media publishers, our PRC subsidiaries’ ability to generate sustainable and increased revenue and their reputation and brand could be harmed. Our PRC subsidiaries may lose their marketers and we-media publishers, and their revenue and results of operation may be materially and adversely affected.

Our PRC subsidiaries are subject to, and may expend significant resources in defending against, government actions and civil claims in connection with false, fraudulent, misleading, or otherwise illegal marketing content provided through our PRC subsidiaries’ services.

Under the Advertising Law of the PRC (the “Advertising Law”), where an advertising operator provides advertising design, production, or agency services with respect to an advertisement when it knows or should have known that the advertisement is false, fraudulent, misleading, or otherwise illegal, the competent PRC authority may confiscate the advertising operator’s advertising revenue from such services, impose penalties, order it to cease dissemination of such false, fraudulent, misleading, or otherwise illegal advertisement, or correct such advertisement, or suspend or revoke its business licenses under certain serious circumstances. See “Regulations—Regulation Relating to Advertisement Advertising Business.”

Under the Advertising Law, “advertising operators” include any natural person, legal person, or other organization that provides advertising design, production, or agency services to advertisers for their advertising activities. Since our PRC subsidiaries’ services involve the provision of advertising design, production, and agency services to marketers, including helping them create content catering to their potential audiences and identify, engage, and convert audiences across suitable media and platforms, our PRC subsidiaries are deemed to be “advertising operators” under the PRC Advertising Law. Therefore, our PRC subsidiaries are required to examine advertising content for which they provide marketing services for compliance with applicable laws.

Although our PRC subsidiaries have established internal policies to review the advertising content before distribution to ensure compliance with applicable laws, there is no assurance that each advertisement for which our PRC subsidiaries provide marketing services complies with all PRC laws and regulations relevant to advertising activities, that supporting documentation provided by our PRC subsidiaries’ advertisers is authentic or complete, or that our PRC subsidiaries are able to identify and rectify all instances of non-compliance in a timely manner. Moreover, civil claims may be filed against our PRC subsidiaries for fraud, defamation, subversion, negligence, copyright or trademark infringement, or other violations due to the nature and content of the information for which our PRC subsidiaries provide marketing services. In the event our PRC subsidiaries are subject to government actions or civil claims in connection with false, fraudulent, misleading, or otherwise illegal marketing content for which they provide marketing services, their reputation and operating results may be materially and adversely affected.

Our PRC subsidiaries are in the highly competitive new media integrated content marketing industry and the digital advertising industry, and may not be able to compete successfully against existing or new competitors, which could reduce their market share and adversely affect their competitive position and financial performance.

There are numerous companies that specialize in the provision of new media integrated content marketing services or digital advertising services in China. Our PRC subsidiaries compete primarily with their competitors and potential competitors for access to the quality advertiser base and ad inventory. The new media integrated content marketing industry and the digital advertising industry in China are rapidly evolving. Competition can be increasingly intensive and is expected to increase significantly in the future. Increased competition may result in price reductions for advertising services and reduced margins and loss of our PRC subsidiaries’ market share. Our PRC subsidiaries compete with other competitors in China primarily on the following bases:

•	brand recognition;

•	quality of services;

•	effectiveness of sales and marketing efforts;

•	creativity in the design and content of advertisements;

•	optimization capability;

•	strategic relationships; and

•	hiring and retention of talented staff.

Our PRC subsidiaries’ existing competitors may in the future achieve greater market acceptance and recognition, secure authorized agency status with an increasing number of popular media, and gain a greater market share. It is also possible that potential competitors may emerge and acquire a significant market share. If our PRC subsidiaries’ existing and potential competitors enjoy competitive advantages, such as longer operating history, greater brand recognition, larger advertiser base, greater access to ad inventory, and significantly greater financial, technical, and marketing resources, our PRC subsidiaries’ business, results of operations, and financial condition would be negatively affected. In addition, our PRC subsidiaries also compete with traditional forms of media, such as newspapers, magazines, and radio and television broadcast, for advertisers and advertising revenue. If our PRC subsidiaries fail to compete successfully, they could lose out in procuring advertisers or acquiring access to ad inventory, which could result in an adverse impact to their business, results of operations, and prospects. There is also no assurance that our PRC subsidiaries’ strategies will remain competitive or that they will continue to be successful in the future. Increasing competition could result in pricing pressure and loss of our PRC subsidiaries’ market share, either of which could have a material adverse effect on their financial condition and results of operations.

Our PRC subsidiaries rely on a number of digital media platforms to conduct their business. However, operators of the platforms may curtail or inhibit their ability to use the platforms, or there may be material disruption of the platforms.

Our PRC subsidiaries provide their new media integrated content marketing services primarily through multiple digital media platforms, such as social media platforms, short video platforms, live streaming platforms, and e-commerce platforms. Over the years, our PRC subsidiaries have grown a wide-ranging portfolio of text-based or video-based we-media publishers, currently encompassing multiple WeChat public accounts, short video accounts, and other new media accounts on high-profile media platforms in China, such as Douyin, Weibo, Kuaishou, and Xiaohongshu. See “Business—New Media Integrated Content Marketing Services—Ad Distribution Channels—Distribution Through We-Media Publishers/Accounts.” While these digital media platforms are generally open to all users, they have no obligation to allow our PRC subsidiaries to use their platforms in the long term. The platform operators may decide at any time to curtail or inhibit our PRC subsidiaries’ ability to use such platforms if our PRC subsidiaries breach the terms of use of such platforms or for any other reason, for example, by banning or closing our PRC subsidiaries’ user accounts. Additionally, these platforms may increase their fees or make changes to their respective business models, terms of use, policies, or systems, and those changes could impair or restrict our PRC subsidiaries’ ability to post content and sell products. Further, digital media platforms including social media platforms, live streaming platforms, and e-commerce platforms could cease operations unexpectedly due to a number of events, including interruptions in telecommunication services, computer viruses, and security breaches. Any of the above could reduce our PRC subsidiaries’ ability to post marketing content, drive user traffic, and reach target audiences, and thus impair our PRC subsidiaries’ ability to service their marketers, any of which could affect their ability to achieve profitability or have a material adverse effect on their business, financial condition and results of operations.

Our PRC subsidiaries may be subject to product liability claims that could be costly and time-consuming.

As part of our PRC subsidiaries’ new media integrated content marketing services, they promote and sell third-party brands’ products via live streaming sales on media platforms, such as Douyin. If any product that our PRC subsidiaries sell were to cause personal injury or injury to property, the injured party or parties could bring claims against them. Our PRC subsidiaries could also be subject to claims that consumers were harmed due to their reliance on our PRC subsidiaries’ promotion of products and services of third-party brands and merchants. If a successful claim were brought against our PRC subsidiaries, it could adversely affect their business. Our PRC subsidiaries may have the right under applicable laws, rules, and regulations to recover from the relevant manufacturers or third-party brands or merchants compensation that our PRC subsidiaries are required to make to consumers in connection with product liability, personal injury, or a similar claim, if such relevant party is found responsible. However, there can be no assurance that our PRC subsidiaries will be able to recover all or any amounts from these parties. Although our PRC subsidiaries have indemnity clauses in most of their contracts with such third-party brands and merchants, the reputation of their services may be adversely affected. Any product liability claim, regardless of its merit or success, could result in the expenditure of funds and management time and adverse publicity and could have a negative impact on our PRC subsidiaries’ reputation, business, financial condition, and results of operations.

Our PRC subsidiaries may incur liability for counterfeit, unauthorized, illegal, or infringing products sold or misleading information available through their live streaming sales.

For their live e-commerce services, our PRC subsidiaries help third-party brands and merchants conduct live streaming sales and receive service fees based on the effective gross merchandise value (the “Effective GMV”) generated, which represents the aggregate value of the merchandise actually ordered and paid for by consumers in the live KOL/KOC sales services provided by our PRC subsidiaries, after deducting the value underlying cancelled orders and returned merchandise. However, such third-party brands’ and merchants’ measures of safeguarding against counterfeit, unauthorized, illegal, or infringing products sold through live-streaming platforms or e-commerce platforms may not be adequate. Although our PRC subsidiaries have indemnity clauses in most of their contracts with third-party brands and merchants, their reputation may be adversely affected. Our PRC subsidiaries may be subject to sanctions under applicable laws and regulations if they are deemed to have participated or assisted in infringement activities associated with counterfeit goods, which may include injunctions to cease infringing activities, rectification, compensation, administrative penalties, and even criminal liability, depending on the gravity of such misconduct. Furthermore, counterfeit products may be defective or inferior in quality as compared to authentic products and may pose safety risks to consumers. If consumers are injured by counterfeit, unauthorized, illegal, or infringing products sold via our PRC subsidiaries’ live streaming sales, our PRC subsidiaries may be subject to lawsuits, severe administrative penalties, and criminal liability. See “—Our PRC subsidiaries may be subject to product liability claims that could be costly and time-consuming.” Our PRC subsidiaries believe their reputation is extremely important to their success and competitive position. The discovery of counterfeit, unauthorized, illegal, or infringing products promoted or sold through our PRC subsidiaries’ live streaming sales may damage their reputation among brand partners, who may refrain from using our PRC subsidiaries’ services in the future, which would materially and adversely affect our PRC subsidiaries’ operations and financial results.

If our PRC subsidiaries fail to improve their services to keep up with the rapidly changing demand, preferences, or advertising trends in the new media integrated content marketing industry or the digital advertising industry, their revenue and growth could be adversely affected.

The new media integrated content marketing industry and the digital advertising industry are growing and changing rapidly, as our PRC subsidiaries face (i) constant changes in audiences’ interests, preferences, and receptiveness over different advertisement formats, (ii) evolution of the needs of marketers in response to shifts in their business needs and marketing strategies, and (iii) innovations in the means on digital advertising. As a result, our PRC subsidiaries’ success depends not only on their ability to offer creative advertising ideas and content, provide proper ad distribution channels, and deliver effective optimization services, but also on their ability to adapt to rapidly changing online trends and technologies to enhance the quality of existing services and develop and introduce new services to address advertisers’ changing demands.

As the new media advertising market boomed, our PRC subsidiaries enjoyed rapid business growth as one of the early movers in the market, but there is no assurance that our PRC subsidiaries will be able to timely identify and respond to new trends and market demand in the future. The new services our PRC subsidiaries introduce may not achieve widespread market acceptance, and their investment in such services may not achieve the level of returns that they anticipated. Our PRC subsidiaries may experience difficulties that could delay or prevent the successful development, introduction, or marketing of their new services. If our PRC subsidiaries fail to keep up with changing trends, continue to offer creative advertising ideas to the satisfaction of their advertisers, or introduce successful and well-accepted services for their existing and potential advertisers, our PRC subsidiaries may lose their advertisers and their revenue and growth could be adversely affected.

If our PRC subsidiaries sustain cyber-attacks or other privacy or data security incidents that result in security breaches, they could be subject to increased costs, liabilities, reputational harm, or other negative consequences.

Our PRC subsidiaries’ information technology may be subject to cyber-attacks, viruses, malicious software, break-ins, theft, computer hacking, phishing, employee error or malfeasance, or other security breaches. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automatic hacks. Experienced computer programmers and hackers may be able to penetrate our PRC subsidiaries’ security controls and misappropriate or compromise sensitive proprietary or confidential information, create system disruptions, or cause shutdowns. They also may be able to develop and deploy malicious software programs that attack our PRC subsidiaries’ systems or otherwise exploit any security vulnerabilities. Our PRC subsidiaries’ systems and the data stored on those systems also may be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect our PRC subsidiaries’ systems and the data stored on or transmitted by those systems, including the data of our PRC subsidiaries’ marketers.

Although our PRC subsidiaries take measures to protect sensitive data from unauthorized access, use, or disclosure, their protective measures may not be effective and their information technology may still be vulnerable to attacks. In the event of such attacks, the costs to eliminate or address the foregoing security threats and vulnerability before or after a cyber-incident could potentially be significant. Our PRC subsidiaries’ remediation efforts may not be successful and could result in interruptions or delays of services. As threats related to cyber-attacks develop and grow, our PRC subsidiaries may also find it necessary to take further steps to protect their data and infrastructure, which could be costly and therefore impact their results of operations. In the event that our PRC subsidiaries are unable to prevent, detect, and remediate the foregoing security threats and vulnerabilities in a timely manner, their operations could be interrupted or they could incur financial, legal, or reputational losses arising from misappropriation, misuse, leakage, falsification, or intentional or accidental release or loss of information maintained in their systems. The number and complexity of these threats continue to increase over time. Although our PRC subsidiaries have not experienced any cyber-attacks or other privacy or data security incidents as of the date of this prospectus, and they inspect their systems on a regular basis to prevent these events from occurring, the possibility of these events occurring cannot be eliminated entirely.

Our PRC subsidiaries may experience systems disruption, software defects, computer viruses and breakdowns, distributed denial of service attacks, or other hacking and phishing attacks on their systems.

The stable operation of our PRC subsidiaries’ technologies and software (such as Xuhang Live Streaming E-commerce Cloud and Xuhang Conference Cloud), telecommunication networks, computer systems, servers, and other hardware, are critical to our PRC subsidiaries’ business. Our PRC subsidiaries rely on the uninterrupted and secure operation of their technologies and systems and the safekeeping of user information and historical marketing records. Any system outage or data loss or other disruption that may be beyond their control would cause damage to our PRC subsidiaries’ business and reputation and expose them to liability to third parties.

Our PRC subsidiaries are susceptible to computer viruses, system breakdowns, power loss, or telecommunications failure. In addition, their infrastructure may be subject to distributed denial of service attacks or other hacking and phishing attacks on their systems in the future. There can be no guarantee that any applicable recovery system, security protocol, network protection mechanisms, or other defense procedures are or will be adequate to prevent such network or service interruptions, system failures, or data losses. Our PRC subsidiaries’ infrastructure and systems may also be breached if any vulnerabilities therein are exploited by unauthorized third parties. If our PRC subsidiaries fail to repair or maintain their systems in a timely manner, their business may have to be temporarily disrupted, which could have a material adverse impact on their business.

Non-compliance with laws and regulations on the part of any third parties with which our PRC subsidiaries conduct business could expose our PRC subsidiaries to legal expenses, compensations to third parties, penalties, and disruption of their business, which may adversely affect their results of operations and financial performance.

Third parties with which our PRC subsidiaries conduct business may be subject to regulatory penalties or punishments because of their regulatory compliance failures or may be infringing upon other parties’ legal rights, which may, directly or indirectly, disrupt our PRC subsidiaries’ business. Our PRC subsidiaries cannot be certain whether such third parties have violated any regulatory requirements or infringed or will infringe any other parties’ legal rights, which could expose our PRC subsidiaries to legal expenses or compensation to third parties.

Our PRC subsidiaries, therefore, cannot rule out the possibility of incurring liabilities or suffering losses due to any non-compliance by third parties. There is no assurance that our PRC subsidiaries will be able to identify irregularities or non-compliance in the business practices of third parties our PRC subsidiaries conduct business with, or that such irregularities or non-compliance will be corrected in a prompt and proper manner. Any legal liabilities and regulatory actions affecting third parties involved in our PRC subsidiaries’ business may affect their business activities and reputations, and may in turn affect their business, results of operations, and financial performance.

Moreover, regulatory penalties or punishments against our PRC subsidiaries’ business stakeholders such as marketers and third party media publishers and platforms, even without resulting in any legal or regulatory implications upon our PRC subsidiaries, may nonetheless cause business interruptions or even suspension of these business stakeholders of our PRC subsidiaries, and may result in abrupt changes in our PRC subsidiaries’ business emphasis, such as changes in advertising and/or ad inventory offering strategies, any of which could disrupt our PRC subsidiaries’ usual course of business with their business stakeholders and result in a material negative impact on their financial condition and results of operations.

Seasonal fluctuations in advertising activities could have a material impact on our PRC subsidiaries’ revenue, cash flow, and operating results.

Our PRC subsidiaries’ revenue, cash flow, operating results, and other key operating and performance metrics may vary from quarter to quarter due to the seasonal nature of their marketers’ budgets and spending on advertising campaigns. For example, advertising expenditure tends to rise in holiday seasons with consumer holiday spending, or closer to end-of-year in fulfillment of their annual advertising budgets, which may lead to an increase in our PRC subsidiaries’ revenue and cash flow. Moreover, advertising inventory in holiday seasons may be more expensive due to increased demand for advertising inventory. While our PRC subsidiaries’ historical revenue growth may have, to some extent, masked the impact of seasonality, if their growth rate declines or seasonal spending becomes more pronounced, seasonality could have a material impact on their revenue, cash flow, and operating results from period to period.

Our PRC subsidiaries’ business is subject to complex and evolving laws and regulations in countries in addition to the PRC regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in increased compliance cost, changes to our PRC subsidiaries’ business practices, increased operating costs, and other harms to their business.

Although the majority of our PRC subsidiaries’ business is conducted in the PRC, they endeavor to develop their international expansion of business operations into countries, including Indonesia and other Southeast Asian countries or regions as needed. As a result, certain jurisdictions may claim that our PRC subsidiaries are required to comply with their laws, including even jurisdictions where our PRC subsidiaries have no local entity, employees, or infrastructure.

This may subject our PRC subsidiaries to a variety of laws and regulations in the countries in addition to the PRC that involve matters central to our PRC subsidiaries’ business, including advertising, marketing, data protection and security, intellectual property, user privacy, rights of publicity, competition, consumer protection, and taxation. The expansion of our PRC subsidiaries’ services and activities in certain jurisdictions, or other actions that they may take may subject them to additional laws, regulations, or other government scrutiny.

These laws and regulations in countries around the world are constantly evolving and can be subject to significant change. Thus, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which our PRC subsidiaries operate. For example, our PRC subsidiaries are also subject to evolving laws and regulations that guard against false, fraudulent, misleading, or otherwise illegal marketing content, or that dictate whether, how, and under what circumstances they can transfer, process, and/or receive certain data that is critical to their operations, including data shared between countries or regions in which they operate and data shared among their products and services. These laws and regulations, as well as any associated claims, inquiries, investigations, or any other government actions, have in the past led to, and may in the future lead to, unfavorable outcomes including increased compliance costs, delays or impediments in the development of new services, negative publicity and reputational harm, increased operating costs, diversion of management time and attention, and remedies that harm our PRC subsidiaries’ business, including fines or demand or orders that they modify or cease existing business practices.

Our PRC subsidiaries plan to expand their operations globally so they may enter new international markets, where they have more limited operating experience, and this may subject them to increased business, economic, and legal risks that could affect their financial results.

As of the date of this prospectus, our PRC subsidiaries do not have overseas business operations. Our PRC subsidiaries plan to expand their business operations globally. Our PRC subsidiaries may enter new international markets where they have limited or no experience in selling and deploying their new media integrated content marketing services and digital advertising services. If they fail to deploy, manage, or oversee their international operations successfully, their business may suffer. In addition, our PRC subsidiaries are subject to a variety of risks inherent in doing business internationally, including:

•	political, social, or economic instability;

•

risks related to legal, regulatory, and other government scrutiny applicable to them, with respect to marketing, advertising, privacy, tax, law enforcement, content, trade compliance, competition, consumer protection, and intellectual property matters;

•	potential damage to their brand and reputation due to compliance with local laws;

•	fluctuations in currency exchange rates and compliance with currency controls;

•

foreign exchange controls and tax and other regulations and orders that might prevent them from repatriating cash earned in countries or otherwise limit their ability to move cash freely, and impede their ability to invest such cash efficiently;

•	burdens of complying with a variety of foreign laws, including laws related to marketing, advertising, taxation, data collection, live e-commerce, and regulatory oversight;

•	reduced protection for intellectual property rights in some countries;

•	difficulties in staffing, managing, and overseeing global operations and the increased travel, infrastructure, and legal compliance costs associated with multiple international locations; and

•	geopolitical events affecting our PRC subsidiaries, their marketers, or their industry, including trade disputes and pandemics.

If our PRC subsidiaries are unable to expand internationally and manage the complexity of their global operations successfully, their financial results could be adversely affected.

Our PRC subsidiaries may not effectively manage their growth, which could materially harm their business.

Our PRC subsidiaries’ business has become increasingly complex in terms of both the type and scale of their operations, which may place a significant strain on their management, personnel, systems, and resources. As our PRC subsidiaries expect to scale up their new media integrated content marketing services and digital advertising services domestically and internationally, they must continue to improve their operational and financial systems and managerial controls and procedures, and they will need to continue to expand, train, and manage their technology and workforce. There is no assurance that our PRC subsidiaries will manage their growth effectively. If they fail to do so, their business could be materially harmed.

Our PRC subsidiaries’ continued growth will require their increased investment in technology, facilities, personnel, and financial and management systems and controls. This also will require expansion of their procedures for monitoring and assuring their compliance with applicable regulations, and they will need to integrate, train, and manage a growing employee base. The expansion of our PRC subsidiaries’ existing businesses and the resulting growth of their employee base will increase the need for more extensive internal audit and monitoring processes. Our PRC subsidiaries may not be successful in identifying or implementing all of the necessary processes. Further, unless our PRC subsidiaries’ growth results in a revenue increase proportionate to the increase in their associated costs, their operating margins and profitability will be adversely affected.

Our PRC subsidiaries may not be able to obtain the additional capital they need in a timely manner or on acceptable terms, or at all.

Although our PRC subsidiaries believe that their anticipated cash flows from operating activities, together with cash on hand and short-term or long-term borrowings, will be sufficient to meet their anticipated working capital requirements and capital expenditures in the ordinary course of business for the next twelve months, there is no assurance that further on our PRC subsidiaries would not have needs for additional capital and cash resources for their growth and expansion plan. Our PRC subsidiaries may also need additional cash resources in the future if they find and wish to pursue opportunities for investment, acquisition, capital expenditure, or similar actions. If they determine that their cash requirements exceed the amount of cash and cash equivalents they have on hand at the time, they may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to their shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict their operations. There is no assurance that additional financing will be available in amounts or on terms acceptable to our PRC subsidiaries, if at all.

Our PRC subsidiaries’ financial condition and operating results may be adversely affected by epidemics, natural disasters, and other catastrophes, including but not limited to the novel coronavirus (COVID-19).

Our PRC subsidiaries’ business could be materially and adversely affected by the outbreak of epidemics, including COVID-19, swine influenza, avian influenza, middle east respiratory syndrome (MERS-CoV), severe acute respiratory syndrome (SARS-CoV), and other catastrophes. Their business could be materially and adversely affected in the event that any slowdown or suspension due to any such event is sustained for a long period of time.

For example, from late January 2020 to the middle of April 2020, our PRC subsidiaries’ business was moderately impacted by the COVID-19 pandemic, mainly due to a slowdown in the business of marketer customers who need offline marketing services. Despite this, our PRC subsidiaries quickly resumed operations starting from the second quarter of 2020 and they achieved an increase in revenue in 2020 as compared to 2019, which was primarily attributable to: (i) a significant surge in demand for online businesses and new media integrated content marketing services in lieu of offline transactions as a result of lock-downs and social distancing measures that led to a higher demand for our PRC subsidiaries’ services in general; and (ii) an increase in demand for certain industry verticals, such as games, food, fast-moving consumer goods, and e-commerce, which boosted the demand of marketers in those industries for our PRC subsidiaries’ services. In response to the COVID-19 pandemic, our PRC subsidiaries have taken a series of precautionary measures in compliance with the government’s requirements and maintained a safe and hygienic working environment for their employees, including (i) distributing free hand sanitizers and facemasks regularly to employees, (ii) implementing remote working policies and arrangements and, where necessary, switching offline meetings to online meetings to reduce the risk of COVID-19 exposure, (iii) conducting a complete cleanup and disinfection of their offices on a regular basis, (iv) keeping all employees informed of their COVID-19 precautions and handling measures, and (v) closely following up with and requiring any employees who have been to an affected area or in contact with any suspicious case to promptly notify them, conduct COVID-19 tests or quarantines as required by the government. During the years ended December 31, 2022 and 2023, the COVID-19 pandemic did not have a material impact on our PRC subsidiaries’ financial positions and operating results.

However, there is no assurance that a disease outbreak, such as the COVID-19 pandemic and any similar natural disasters, will not occur in the future. The extent to which such natural diseases may impact us will depend on future developments, which are highly uncertain and cannot be predicted, including the duration, severity, and recurrence of any such disease outbreak, the effectiveness of mitigation strategies, third-party actions taken to contain its spread and mitigate its public health effects, and the travel restrictions, recommendations, or mandates from governmental authorities as a result of such natural disasters or disease outbreaks. Any of these factors may materially and adversely affect our business, financial condition, and results of operations.

Any negative publicity about our PRC subsidiaries, their services, and their management may materially and adversely affect their reputation and business.

Our PRC subsidiaries may from time to time receive negative publicity about them, or their management or business. Certain of such negative publicity may be the result of malicious harassment or unfair competition acts by third parties. Our PRC subsidiaries may even be subject to government or regulatory investigation as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend themselves against such third-party conduct, and our PRC subsidiaries may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Harm to their reputation can also arise for other reasons, including misconduct of their employees or any third-party business partners with whom they conduct business. Our PRC subsidiaries may be materially and adversely affected as a result of any negative publicity, which in turn may cause them to lose market share, marketing customers, industry partners, and other business partnerships.

Our PRC subsidiaries may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt their business and operations.

There is no assurance that our PRC subsidiaries’ operations or any aspects of their business do not or would not infringe upon or otherwise violate trademarks, patents, copyrights, or other intellectual property rights held by third parties. Our PRC subsidiaries may from time to time become subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other third-party intellectual property that is infringed by our PRC subsidiaries’ products, services, or other aspects of their business, such as their self-developed technology, data management system, and/or their specific marketing content. There could also be existing intellectual property of which our PRC subsidiaries are not aware that their products and services may inadvertently infringe.

If any third-party infringement claims are brought against our PRC subsidiaries, they may be forced to divert management’s time and other resources from their business and operations to defend against these claims, regardless of the merits of the claims. Additionally, the application and interpretation of intellectual property laws and the procedures and standards for granting trademarks, patents, copyrights, know-how, or other intellectual property rights are evolving and may be uncertain, and there is no assurance that courts or regulatory authorities would agree with their analysis. Such claims, even if they do not result in liability, may harm our PRC subsidiaries’ reputation. If our PRC subsidiaries were found to have violated the intellectual property rights of others, they may be subject to liability for their infringement activities or may be prohibited from using such intellectual property, and they may incur licensing fees or be forced to develop alternatives of their own. As a result, our PRC subsidiaries’ business and financial performance may be materially and adversely affected.

Unauthorized use of our PRC subsidiaries’ intellectual property by third parties and expenses incurred in protecting our PRC subsidiaries’ intellectual property rights may adversely affect their business, reputation, and competitive edges.

Our PRC subsidiaries regard their software copyrights, trademarks, domain names, and similar intellectual property as important to their success, and they rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with their employees and others to protect their proprietary rights. For details, please refer to “Business — Intellectual property.”

Despite these measures, any of their intellectual property rights could be challenged, invalidated, circumvented, or misappropriated, or such intellectual property may not be sufficient to provide our PRC subsidiaries with competitive advantages. It may be difficult to maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently. Confidentiality, invention assignment, and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to our PRC subsidiaries for any such breach. Accordingly, our PRC subsidiaries may not be able to effectively protect their intellectual property rights or enforce their contractual rights in all jurisdictions.

Preventing any unauthorized use of their intellectual property is difficult and costly and the steps they take may be inadequate to prevent the misappropriation of their intellectual property. In the event that our PRC subsidiaries resort to litigation to enforce their intellectual property rights, such litigation could result in substantial costs and a diversion of their managerial and financial resources. There can be no guarantee that our PRC subsidiaries will prevail in such litigation.

In addition, our PRC subsidiaries’ trade secrets may be leaked or otherwise become available to, or be independently discovered by, their competitors. To the extent that their employees use intellectual property owned by others in their work for our PRC subsidiaries, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing their intellectual property rights could have a material adverse effect on our PRC subsidiaries’ business, reputation, and competitive edges.

If our PRC subsidiaries fail to manage their growth or execute their strategies and future plans effectively, they may not be able to take advantage of market opportunities or meet the demand of their customers.

Our PRC subsidiaries’ business has grown substantially since their inception, and they expect to continue to grow in terms of the scale and diversity of operations. For example, our PRC subsidiaries endeavor to attract more high-profile and sizeable marketers from various industries and plan to expand and diversify their we-media account base by establishing more we-media accounts on various platforms. In addition, they plan to continue expanding their business through the Star Project in the future. See “Business — Our Competitive Strengths — Business Expansion Mode Through Cooperation with Local State-Owned Enterprises.” These endeavors increase the complexity of their operations and may cause strain on their managerial, operational, and financial resources. Our PRC subsidiaries must continue to hire, train, and effectively manage new employees. In the event that their new hires fail to perform as expected, or if our PRC subsidiaries fail to hire, train, manage, and integrate new employees, their business, financial condition, and results of operations may be materially adversely affected. Their expansion will also require them to maintain consistency in the quality of their marketing services so that their reputation is not damaged by any deviations in quality, whether actual or perceived.

Our PRC subsidiaries’ future results of operations also depend largely on their ability to execute their future plans successfully. In particular, their continued growth may subject them to the following additional challenges and constraints:

•

our PRC subsidiaries face challenges in ensuring the productivity of a large employee base and recruiting, training, and retaining highly skilled personnel, including areas of procurement, sales and marketing, and information technology for their growing operations;

•

our PRC subsidiaries face challenges in responding to evolving industry standards and government regulations that impact their business and the new media integrated content marketing industry and the digital advertising industry in general;

•	technological or operational challenges may arise from the expansion of business operations;

•	the execution of the future plan will be subject to the availability of funds to support the relevant capital investment and expenditures; and

•

the successful execution of our PRC subsidiaries’ strategies is subject to factors beyond their control, such as general market conditions, and economic and political development in China and globally.

All of these endeavors involve risks and will require significant management, financial, and human resources. We cannot assure you that our PRC subsidiaries will be able to effectively manage their growth or implement their strategies successfully. Besides, there is no assurance that the investment to be made by our PRC subsidiaries as contemplated under their future plans will be successful and generate the expected return. If our PRC subsidiaries are not able to manage their growth or execute their strategies effectively, or at all, their business, results of operations, and prospects may be materially and adversely affected.

Our PRC subsidiaries’ business depends on the continued efforts of their senior management. If one or more of their key executives were unable or unwilling to continue in their present positions, their business may be severely disrupted.

Our PRC subsidiaries’ future success depends significantly on the continued services of their senior executives, senior management, and other key employees who have valuable experience, knowledge, and connection in the new media integrated content marketing industry and the digital advertising industry. In particular, our PRC subsidiaries rely on the expertise and experience of Mr. Tianhang Xiao (our Chief Executive Officer and Chairman of the Board of Directors), Mr. Congcong Wei (the head of the new media S2B business sector of Xuhang Network), Mr. Yang Yang (the head of the new media S2P business sector of Jiangxi Ku’o), Ms. Lilian Liu (the head of the new-media and conference services of Hangzhou Jinting), and Mr. Xiaowen Wang (the head of the technology center of Xuhang Network), especially in the areas of mobile Internet, creative content production, technology research and development, and financial management. There is no assurance that these key personnel will not voluntarily terminate their employment with our PRC subsidiaries. The loss of any of these key personnel could be detrimental to our PRC subsidiaries’ ongoing operations. If they lose the services of any senior management, our PRC subsidiaries may not be able to identify suitable or qualified replacements in a timely manner, or at all, and may incur additional expenses to recruit and train new personnel, which could severely disrupt their business and prospects and prolong their expansion strategies and plans. Furthermore, if any of our PRC subsidiaries’ executive officers joins a competitor or forms a competing company, they may lose a significant number of marketer customers, crucial business secrets, and other valuable resources, notwithstanding their contractual arrangements designed to mitigate this loss. As a result, our PRC subsidiaries’ business, financial condition, and results of operations may be adversely affected.

Our PRC subsidiaries’ failure to conduct research and development could render their technologies obsolete and may adversely affect their business, financial condition, and results of operations.

Our PRC subsidiaries have been investing in technology research and development to support the rapid growth of their business and to establish a technology-driven growth edge for the future. Based on current market demand, technology development trends, and our actual development needs, we plan to invest approximately 20% of the net proceeds received from this offering in research and development to attract and retain experienced talent and professionals and provide crucial support for the development of our products. Because we account for research and development costs as operating expenses, these expenditures will adversely affect our earnings in the future. Further, during the implementation of research and development projects, we may encounter uncertainties such as research failures and unmet project expectations. For example, research and development involving new technologies may not result in the expected results, or may even fail entirely; a project’s economic benefits may not meet expectations if the products developed do not achieve widespread market acceptance; and new research and development expenses may also result in a decrease in return on net assets. All of such uncertainties may lead to the failure of our PRC subsidiaries’ research and development efforts, which may adversely affect their business, financial condition, and results of operations.

Future acquisitions may have an adverse effect on our PRC subsidiaries’ ability to manage their business.

Our PRC subsidiaries may acquire businesses, technologies, services, or products that are complementary to their new media integrated content marketing and digital advertising businesses. Future acquisitions may expose them to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources from their existing business and technology, their potential inability to generate sufficient revenue to offset new costs, the expenses of acquisitions, or the potential loss of or harm to relationships with both employees and customers resulting from their integration of new businesses.

Any of the potential risks listed above could have a material adverse effect on our PRC subsidiaries’ ability to manage their business, revenue, and net income. Our PRC subsidiaries may need to raise additional debt funding or sell additional equity securities to make such acquisitions. The raising of additional debt funding by our PRC subsidiaries, if required, would result in increased debt service obligations and could result in additional operating and financing covenants, or liens on their assets, that would restrict their operations. As a result, their business, financial condition, and results of operations may be adversely affected.

Our PRC subsidiaries may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect their business, prospects, results of operations, and financial condition.

Our PRC subsidiaries may from time to time become subject to or involved in various claims, controversies, lawsuits, and legal proceedings. However, claims and threats of lawsuits are subject to inherent uncertainties, and our PRC subsidiaries are uncertain whether any of these claims would develop into a lawsuit. Lawsuits, or any type of legal proceeding, may cause them to incur defense costs, utilize a significant portion of their resources, and divert management’s attention from day-to-day operations, any of which could harm their business. Any settlements or judgments against our PRC subsidiaries could have a material adverse impact on their financial condition, results of operations, and cash flows. In particular, our PRC subsidiaries have been involved in contract disputes arising in the ordinary course of their business with various customers and third parties, which nonetheless did not result in any payment liabilities or overdue payments our PRC subsidiaries are unable to collect. Although these contract disputes and proceedings did not materially adversely affect the business of our PRC subsidiaries or their financial condition and results of operations, our PRC subsidiaries may, in the future, be subject to allegations, claims, and legal actions that result in judgments, fines, or settlements involving payment of a material sum of money. As a result, it could materially and adversely affect our PRC subsidiaries’ business, financial condition, and results of operations. In addition, negative publicity could adversely affect the reputation and brand of our PRC subsidiaries. Even the successful defense of these proceedings may cause our PRC subsidiaries to incur substantial legal costs and may divert management’s attention and resources.

Our PRC subsidiaries may be the subject of allegations, harassment, or other detrimental conduct by third parties, which could harm their reputation and cause them to lose market share, users, and customers.

Our PRC subsidiaries may be subject to allegations by third parties or purported former employees, negative Internet postings, and other adverse public exposure on their business, operations, and staff compensation. Our PRC subsidiaries may also become the target of harassment or other detrimental conduct by third parties or disgruntled former or current employees. Such conduct may include complaints to regulatory agencies, media, or other organizations. Our PRC subsidiaries may be subject to government or regulatory investigation or other proceedings as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that our PRC subsidiaries will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Additionally, allegations, directly or indirectly against our PRC subsidiaries, may be posted on the Internet, including on social media platforms by anyone on an anonymous basis. Any negative publicity on our PRC subsidiaries or their management can be quickly and widely disseminated. Social media platforms and devices immediately publish the content often without filters or checks on the accuracy of the content posted. The information posted may be inaccurate and may harm our PRC subsidiaries’ reputation and business prospects. The harm may be immediate without affording them an opportunity for redress or correction. Our PRC subsidiaries’ reputation may be negatively affected as a result of the public dissemination of negative and potentially false information about their business and operations, which in turn may cause them to lose market share, users, or customers.

Our PRC subsidiaries’ current insurance policies may not provide adequate levels of coverage against all claims and they may incur losses that are not covered by their insurance.

We believe our PRC subsidiaries maintain insurance coverage that is customary for businesses of their sizes and types. See “Business—Insurance.” However, they may be unable to insure against certain types of losses or claims, or the cost of such insurance may be prohibitive. Uninsured losses or claims, if they occur, could have a material adverse effect on our PRC subsidiaries’ reputation, business, results of operations, financial condition, or prospects.

Some of our subsidiaries are subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations.

Our Hong Kong subsidiaries, including Xuhang HK and HK Lehui, operate in Hong Kong and are thus subject to laws and regulations in Hong Kong in respect of data privacy, data security, and data protection. The main legislation in Hong Kong concerning data security is the PDPO, which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. Pursuant to section 33 of the PDPO, the PDPO is applicable to the collection and processing of personal data if such activities take place in Hong Kong, or if the personal data is collected by a data user whose principal place of business is in Hong Kong. As of the date of this prospectus, we confirm that our Hong Kong subsidiaries have complied with the laws and requirements in respect of data security in Hong Kong. Our directors confirm that: (i) each of our directors and our Hong Kong subsidiaries has not been involved in any litigation or regulatory action relating to breach of the PDPO; and (ii) they are not aware of any non-compliance incidents relating to breach of the PDPO since the date of incorporation of our Hong Kong subsidiaries. Since our PRC subsidiaries conduct substantially all of their business operations in mainland China, we believe that the incumbent data security statutory requirements under Hong Kong laws do not materially affect their business. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or our Hong Kong subsidiaries to consequences, including, but not limited to, government enforcement actions and investigations, fines, penalties, and suspension or disruption of our Hong Kong subsidiaries’ operations.

The Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. The first conduct rule prohibits undertakings from making or giving effect to agreements or decisions or engaging in concerted practices that have as their object or effect the prevention, restriction, or distortion of competition in Hong Kong. The second conduct rule prohibits undertakings that have a substantial degree of market power in a market from engaging in conduct that has as its object or effect the prevention, restriction, or distortion of competition in Hong Kong. The merger rule prohibits mergers that have or are likely to have the effect of substantially lessening competition in Hong Kong. The scope of application of the merger rule is limited to carrier licenses issued under the Telecommunications Ordinance (Cap. 106 of the Laws of Hong Kong). As of the date of this prospectus, we and our Hong Kong subsidiaries have complied with all three areas of anti-competition laws and requirements in Hong Kong. Our Hong Kong subsidiaries have not engaged in any concerted practices that have an object or effect to prevent, restrict, or distort competition in Hong Kong. Additionally, neither we nor our Hong Kong subsidiaries possess a substantial degree of market power in the Hong Kong market that could trigger the second conduct rule. The merger rule is equally not applicable to us or our Hong Kong subsidiaries since neither we nor our Hong Kong subsidiaries hold any carrier license issued under the Telecommunications Ordinance.

Accordingly, as confirmed by our Hong Kong counsel, Ince & Co, the data security or antimonopoly laws and regulations in Hong Kong do not restrict our ability to accept foreign investment or impose limitation on our ability to list on any U.S. stock exchange under Hong Kong laws and regulations.

Risks Relating to this Offering and the Trading Market

There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Ordinary Shares. We have applied to list our Ordinary Shares on Nasdaq. At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq. In addition, an active public market for our Ordinary Shares, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our Ordinary Shares will be materially and adversely affected.

The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Ordinary Shares will be determined by negotiations between us and the underwriters and may not bear a direct relationship to our earnings, book value, or any other indicia of value. We cannot assure you that the market price of our Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased.

The initial public offering price of our Ordinary Shares is substantially higher than our net tangible book value per share of our Ordinary Shares. Consequently, when you purchase our Ordinary Shares in the offering, upon completion of the offering you will incur immediate dilution of US$2.94 per share, assuming an initial public offering price of US$4.00 (the lower point of the initial public offering price range reflected on the cover page of this prospectus). See “Dilution.” In addition, you may experience further dilution to the extent that additional Ordinary Shares are issued upon exercise of outstanding options we may grant from time to time.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the years ended December 31, 2022 and 2023, we have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB, and other control deficiencies. The material weaknesses identified included (i) a lack of sufficient skilled staff with U.S. GAAP knowledge and the SEC reporting knowledge for the purpose of financial reporting as well as a lack of formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements; (ii) a lack of formal policies and procedures to establish risk assessment process and internal control framework; and (iii) information technology-related deficiencies in the areas of: a) risk and vulnerability assessment, b) third-party (service organization) vendor management, c) backup management, disaster recovery, and proper equipment in physical environment control, and d) system security and access.

Following the identification of the material weaknesses and control deficiencies, we have taken the following remedial measures: (i) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (ii) adopting directors’ resolutions to appoint independent directors, establish an audit committee, and strengthen corporate governance.

We plan to take additional remedial measures, including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; and (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel.

However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We will incur substantial increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. We will incur additional costs in obtaining director and officer liability insurance. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. Moreover, while we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations. See “—If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.”

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds US$700 million as of the prior December 31, and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Ordinary Shares.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. Further, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile. See “Implications of Our Being an Emerging Growth Company.”

Substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of substantial amounts of our Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. An aggregate of 58,804,977 Ordinary Shares are outstanding before the consummation of this offering. An aggregate of 60,804,977 Ordinary Shares will be outstanding immediately after the consummation of this offering, assuming no exercise of the Underwriters’ over-allotment option, and 61,679,977 Ordinary Shares will be outstanding immediately after the consummation of this offering, assuming the full exercise of the over-allotment option. Sales of these shares into the market could cause the market price of our Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline.

Any trading market for our Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Ordinary Shares and the trading volume to decline.

The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Ordinary Shares will be determined through negotiations between the underwriters and us and may vary from the market price of our Ordinary Shares following our initial public offering. If you purchase our Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our revenue and other operating results;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•

actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

•	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	lawsuits threatened or filed against us; and

•	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

The price of our Ordinary Shares could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with a relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence the price of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at  all.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares.

We anticipate that we will use the net proceeds from this offering to expand our main business to further improve our integrated marketing services, invest in technology research and development, and acquire high-quality companies within the same industry or upstream and downstream entities across the new media integrated content marketing value chain, and for working capital and other general corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Ordinary Shares.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of our Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our Company may decrease as a result. In addition, Nasdaq listing rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. Nasdaq listing rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of Nasdaq listing rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. We may, however, consider following home country practice in lieu of the requirements under Nasdaq listing rules with respect to certain corporate governance standards which may afford less protection to investors.

If we cannot continue to satisfy the listing requirements and other rules of Nasdaq, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We have applied to list our Ordinary Shares on Nasdaq upon consummation of this offering. It is a condition to the closing of this offering that our Ordinary Shares qualify for listing on a national securities exchange. Following this offering, in order to maintain our listing on Nasdaq, we will be required to comply with certain rules of Nasdaq, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of Nasdaq, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy Nasdaq criteria for maintaining our listing, our securities could be subject to delisting.

If Nasdaq subsequently delists our securities from trading, we could face significant consequences, including:

•	a limited availability for market quotations for our securities;

•	reduced liquidity with respect to our securities;

•

a determination that our Ordinary Shares are a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

•	limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Anti-takeover provisions in our post-offering articles of association may discourage, delay, or prevent a change in control.

Some provisions of our fourth amended and restated articles of association, which will become effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part, may discourage, delay, or prevent a change in control of our Company or management that shareholders may consider favorable, including, among other things, provisions that authorize our board of directors to issue shares with preferred, deferred, or other special rights or restrictions without any further vote or action by our shareholders.

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our post-offering articles of association have provisions that grant our shareholders the right to inspect our register of members without charge, and to receive our annual audited financial statements. Subject to the foregoing, our directors have discretion under our post-offering articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law does not provide shareholders with any right to requisition a general meeting or put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our post-offering articles of association allow our shareholders holding shares representing in aggregate not less than one-third of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 10 clear days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of one or more shareholders present or by proxy, representing not less than one-third of the total issued shares carrying the right to vote at a general meeting of our Company. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

If we are classified as a PFIC, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a PFIC for any taxable year if, for such year, either

•	At least 75% of our gross income for the year is passive income; or

•

The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2023 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Considerations—United States Federal Income Taxation—PFIC.”

Our pre-IPO shareholders will be able to sell their shares upon completion of this offering subject to restrictions under Rule 144 under the Securities Act and the lock-up agreements.

All of our directors, officers, and all existing holders of our Ordinary Shares prior to this public offering have agreed with the Representatives not to sell, transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of six months after the date of this prospectus. See “Underwriting—Lock-up Agreements.” Our pre-IPO shareholders may be able to sell their Ordinary Shares under Rule 144 after the completion of this offering and following the expiration of that lock-up period. See “Shares Eligible for Future Sale.” Because these shareholders have paid a lower price per Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144 and following the expiration of the lock-up period, if applicable, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the Ordinary Shares following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this offering.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

•	our ability to execute our growth, and expansion, including our ability to meet our goals;

•	current and future economic and political conditions;

•	our capital requirements and our ability to raise any additional financing which we may require;

•	our ability to attract clients and further enhance our brand recognition;

•	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•	trends and competition in the new media integrated content marketing industry and the digital advertising industry; and

•	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains data related to the new media integrated marketing industry in China that we obtained from various government and private entity publications, including the industry report of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. (“Frost & Sullivan”) which we commissioned. This industry data includes projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The new media integrated marketing industry may not grow at the rate projected by industry data, or at all. The failure of the industry to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly changing nature of the new media integrated marketing industry subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue in the Federal courts of the United States.

Substantially all of our assets are located in the PRC. In addition, six of our seven directors and officers, namely Tianhang Xiao, Lei Chen, Yu Jiang, Xiaowen Wang, Bo Lyu, and Xiaoyi Wang, are nationals or residents of the PRC. All or a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these four directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. See “Risk Factors—Risks Relating to Doing Business in the PRC— You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our directors and officers that reside outside the United States based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.”

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel with respect to the laws of the Cayman Islands, AllBright, our counsel with respect to PRC law, and Ince & Co, our counsel with respect to the laws of Hong Kong, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC or Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or the PRC or Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against us under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes, or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

AllBright has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments. AllBright has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

Ince & CO has further advised us that there are currently no treaties or other arrangements between Hong Kong and the United States that provide reciprocal enforcement of foreign judgments. However, Hong Kong’s common law permits an action to be brought upon a foreign judgment. A foreign judgment itself may form the basis for a cause of action as judgment may be regarded as creating a debt between the parties. In a common law action for the enforcement of a foreign judgment in Hong Kong, enforcement is subject to various conditions, including, but not limited to: (i) the foreign judgment is final, (ii) the foreign judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, (iii) the proceedings in which the judgment was obtained were not contrary to natural justice, and (iv) the enforcement of the judgment is not contrary to the public policy of Hong Kong. Such a judgment must be for a fixed sum and come from a competent court as determined by the private international law applied by the Hong Kong courts. The defenses available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 2,000,000 Ordinary Shares in this offering, based on the assumed initial public offering price of 4.00 per Ordinary Share (the lower point of the initial public offering price range reflected on the cover page of this prospectus), will be approximately US$5,070,935, after deducting the underwriting discounts and estimated offering expenses payable by us. If the Underwriters exercise their over-allotment option in full, we estimate that the net proceeds to us from this offering will be approximately US$6,162,935, after deducting the underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds we receive from this offering for the following purposes:

•	approximately 50% for expanding our business, such as enhancing our content production capability, to further improve our integrated marketing services;

•	approximately 20% for investing in technology research and development;

•

approximately 20% for mergers and acquisitions of high-quality companies within the same industry, as well as upstream and downstream entities across the new media integrated content marketing value chain, although we have not yet identified nor entered into preliminary negotiations with any specific acquisition target as of the date of this prospectus; and

•	the remainder to fund working capital and for other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares.” To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

In using the proceeds of this offering, we are permitted under PRC laws and regulations to utilize the proceeds from this offering to fund our PRC subsidiaries by making loans or additional capital contributions, subject to applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

As of the date of this prospectus, none of our PRC subsidiaries have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the PFIC rules, the gross amount of distributions we make to investors with respect to our Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of profit and/or share premium account, provided that in no circumstances may a dividend be paid out of share premium if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from Xuhang HK.

Current PRC regulations permit Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya, all of which are our PRC subsidiaries, to pay dividends to Xuhang HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. For instance, SAFE Circular 3 issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than US$50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. Furthermore, if our PRC subsidiaries incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our PRC subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. Xuhang HK may be considered a non-resident enterprise for tax purposes, so that any dividends Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya pay to Xuhang HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Material Income Tax Considerations—Enterprise Taxation in Mainland China.”

In order for us to pay dividends to our shareholders, we will rely on payments made from Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya to Xuhang HK as dividends from these three PRC subsidiaries and the distribution of such payments to Xuhang BVI as dividends from Xuhang HK, and then the distribution of such payments to our Company as dividends from Xuhang BVI. If Huzhou Yinzhiya, Wuhan Yinzhiya, or Xuhang Network or its subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Pursuant to the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by Xuhang Network, Huzhou Yinzhiya, and Wuhan Yinzhiya to their immediate holding company, Xuhang HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Xuhang HK intends to apply for the tax resident certificate if and when Xuhang Network, Huzhou Yinzhiya, and/or Wuhan Yinzhiya plan to declare and pay dividends to Xuhang HK. See “Risk Factors—Risks Relating to Doing Business in the PRC—There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023:

•	on an actual basis;

•	on a pro forma basis to reflect the receipt of $4.0 million in loans obtained by the Company and repayment of $1.5 million in loans since December 31, 2023; and

•

on a pro forma as adjusted basis to reflect the issuance and sale of 2,000,000 Ordinary Shares by us in this offering based on the assumed initial public offering price of US$4.00 per Ordinary Share (the lower point of the initial public offering price range reflected on the cover page of this prospectus), after deducting the estimated discounts to the underwriters and the estimated offering expenses payable by us and assuming no exercise of the Underwriters’ over-allotment option, for aggregate net proceeds of approximately US$5,070,935.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2023
	Actual	Pro Forma	Pro Forma As Adjusted
	US$ (audited)	US$ (unaudited)	US$ (unaudited)
	(in thousands)
Short-term bank loans	6,336	8,927	8,927
Long-term bank loans	116	21	21
Shareholders’ Equity:
Ordinary Shares, US$0.002 par value, 500,000,000 Ordinary Shares authorized, 58,804,977 Ordinary Shares issued and outstanding, actual and pro forma; 60,804,977 Ordinary Shares issued and outstanding, pro forma as adjusted	121	121	125
Additional paid-in capital(1)	39,841	39,841	44,908
Statutory reserves	1,568	1,568	1,568
Retained earnings	53,840	53,840	53,840
Accumulated other comprehensive loss	830	830	830
Non-controlling interest	6,239	6,239	6,239

Total Shareholders’ Equity	102,439	102,439	107,510

Total Capitalization	108,891	111,387	116,458

(1)

The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us.

A US$1.00 increase (decrease) in the assumed initial public offering price of US$4.00 per Ordinary Share (the lower point of the initial public offering price range reflected on the cover page of this prospectus) would increase (decrease) each of additional pro forma as adjusted paid-in capital, total shareholders’ equity and total capitalization by US$1.82 million, assuming the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated expenses payable by us.

An increase (decrease) of 500,000 in the number of Ordinary Shares offered by us in this offering, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately US$1.82 million, assuming the initial public offering price of US$4.00 per Ordinary Share remains the same, and after deducting the underwriting discounts and estimated expenses payable by us.

DILUTION

Unless otherwise indicated, all share numbers and per share numbers in this prospectus have been presented giving effect to the Subdivision.

If you invest in our Ordinary Shares, your ownership interest will be diluted to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of December 31, 2023, was US$62.0 million, or US$1.06 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Ordinary Share (as adjusted for the offering) from the initial public offering price per Ordinary Share and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

Our pro forma net tangible book value as of December 31, 2023, after giving effect to reflect the receipt of $4.0 million in loans obtained by the Company and repayment of $1.5 million in loans since December 31, 2023, was US$59.6 million, or US$1.01 per Ordinary Share. After giving effect to our sale of 2,000,000 Ordinary Shares offered in this offering based on the assumed initial public offering price of US$4.00 per Ordinary Share (the lower point of the initial public offering price range reflected on the cover page of this prospectus), assuming no exercise of the Underwriters’ over-allotment option, and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2023, would have been US$64.6 million, or US$1.06 per outstanding Ordinary Share. This represents an immediate increase in our pro forma net tangible book value of US$0.05 per Ordinary Share to the existing shareholders, and an immediate dilution in pro forma net tangible book value of US$2.94 per Ordinary Share to investors purchasing Ordinary Shares in this offering. The pro forma as adjusted information discussed above and below is illustrative only.

The following table illustrates such dilution:

Assumed initial public offering price per Ordinary Share	US$	4.00
Pro forma net tangible book value per Ordinary Share as of December 31, 2023	US$	1.01
Increase in pro forma net tangible book value per Ordinary Share attributable to payments by new investors	US$	0.05
Pro forma as adjusted net tangible book value per Ordinary Share immediately after this offering(1)	US$	1.06
Amount of dilution in pro forma net tangible book value per Ordinary Share to new investors in the offering(1)	US$	2.94

(1)

Each US$1.00 increase (decrease) in the assumed initial public offering price of US$4.00 per Ordinary Share (the lower point of the initial public offering price range reflected on the cover page of this prospectus), would increase our pro forma as adjusted net tangible book value per share after this offering of Ordinary Shares by US$0.03 per Ordinary Share and the dilution per share to new investors participating in this offering by US$0.97 per Ordinary Share, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us. Similarly, each 500,000 increase (decrease) in the number of Ordinary Shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by US$0.02 per Ordinary Share and decrease (increase) the dilution per share to new investors participating in this offering by US$0.02 per Ordinary Share, assuming that the assumed initial public offering price remains the same, after deducting underwriting discounts and estimated offering expenses payable by us.

The following tables summarize, on a pro forma as adjusted basis as of December 31, 2023, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration			Average price per Ordinary Share
	Number	Percent	Amount		Percent
	(US$ in thousands)
Existing shareholders	58,804,977	96.71%	US$	39,962	83.32%	US$	0.68
New investors	2,000,000	3.29%	US$	8,000	16.68%	US$	4.00

Total	60,804,977	100%	US$	47,962	100%	US$	0.79

The pro forma as adjusted information as discussed above is illustrative only. Our pro forma net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

To the extent the Underwriters’ over-allotment option is exercised or to the extent that we issue new securities which result in the issuance of additional Ordinary Shares, new investors would experience further dilution.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Xuhang Network was established on September 16, 2014, as a limited liability company organized under the laws of the PRC. Xuhang Network has formed or acquired 34 wholly or partially owned subsidiaries pursuant to PRC and Hong Kong laws, as specifically disclosed in “—Our Corporate Structure.”

In connection with this offering, we have undertaken a reorganization of our corporate structure (the “Reorganization”) in the following steps:

•	On June 16, 2020, we incorporated Xuhang Cayman under the laws of the Cayman Islands;

•	On July 31, 2020, we incorporated Xuhang BVI pursuant to the laws of the British Virgin Islands as a wholly owned subsidiary of Xuhang Cayman;

•	On November 2, 2020, we incorporated Xuhang HK in Hong Kong as a wholly owned subsidiary of Xuhang BVI;

•	On June 7, 2021, Xuhang HK incorporated Huzhou Yinzhiya as a limited liability company organized under the laws of the PRC and a wholly owned subsidiary;

•	On September 23, 2021, Xuhang HK incorporated Wuhan Yinzhiya as a limited liability company organized under the laws of the PRC and a wholly owned subsidiary; and

•

As of October 27, 2021, Xuhang HK had acquired 100% of the equity interests in Xuhang Network from Xuhang Network’s original shareholders. Consequently, Xuhang HK, through a restructuring which is accounted for as a reorganization of entities under common control, became the ultimate holding company of all other PRC entities mentioned above.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of this offering, assuming the sales of all of the Ordinary Shares we are offering at based an assumed initial public offering price of US$4.00 per share (the lower point of the initial public offering price range reflected on the cover page of this prospectus), and no exercise of the Underwriters’ over-allotment option.

Notes: all percentages reflect the equity interests held by each of our shareholders.

(1)

Represents 17,319,617 Ordinary Shares held by TIAN HANG GROUP LIMITED, a British Virgin Islands company, which is 100% owned by XUHANG (BVI) LTD, which is 100% owned by Tianhang Xiao as of the date of this prospectus.

(2)

Represents 3,403,616 Ordinary Shares held by MIGHTY HUGE INVESTMENT LIMITED, which is 100% owned by XH Fortune Success Trust, a trust established under the laws of Island of Jersey by Mr. Tianhang Xiao, managed by Trident Trust Company (HK) Limited, as trustee, with Mr. Tianhang Xiao being the trust’s sole beneficiary as of the date of this prospectus.

(3)

Represents 1,948,622 Ordinary Shares held by Shanghai Qishu Enterprise Management Consulting L.P., a PRC limited partnership that is 99% owned by Hangzhou Xuli Network Technology Limited, which is in turn 99% owned by Tianhang Xiao, as of the date of this prospectus.

(4)

Represents 3,078,562 Ordinary Shares indirectly held by Congcong Wei, the head of the new media S2B business sector of Xuhang Network and the 100% owner of WCC CAPITAL LIMITED, as of the date of this prospectus.

(5)	Represents 423,312 Ordinary Shares indirectly held by JIANGYU CAPITAL LIMITED, which is 100% owned by Yu Jiang, our Chief Operating Officer and a director appointee, as of the date of this prospectus.
(6)	Represents an aggregate of 32,631,248 Ordinary Shares held by 34 shareholders, each one of which holds less than 5% of our Ordinary Shares, as of the date of this prospectus.

For details of our principal shareholders’ ownership, please refer to the beneficial ownership table in the section captioned “Principal Shareholders.”

Significant subsidiaries of Xuhang Network consist of the following entities:

No.	Name	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect ownership	Principal activities
1	Horgos Xumi Network Technology Co., Ltd.	PRC	February 8, 2017	100%	Advertising design and production; technical services

2	Horgos Pinyue Network Technology Co., Ltd.	PRC	November 10, 2017	100%	Advertising design and production; technical services; digital advertising services

3	Hong Kong Lehui Network Technology Co., Ltd.	Hong Kong	November 10, 2017	100%	Digital advertising services

4	Horgos Weizan Network Technology Co., Ltd.	PRC	November 13, 2017	100%	Marketing planning and Advertising production

5	Hangzhou Xingkong Internet Culture Communication Co., Ltd.	PRC	November 13, 2020	100%	Advertising design and production

6	Hangzhou Jinting Conference Co., Ltd. (“Hangzhou Jinting”)	PRC	November 13, 2020	100%	Conference services; cultural and artistic exchange activities planning

7	Jiangxi Ku’o Technology Co., Ltd. (“Jiangxi Ku’o”)	PRC	March 16, 2020	100%	Advertising production; graphic design and production

8	Jiangsu Xuhang New Economy Technology Co., Ltd.	PRC	September 29, 2020	80%	Advertising production and technical services

9	Qingdao Xuhang Digital New Economy Technology Co., Ltd.	PRC	October 29, 2020	61%	Advertising production and technical services

No.	Name	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect ownership	Principal activities

10	Shanghai Xumi Digital Technology Co., Ltd.	PRC	March 19, 2021	90%	Advertising production and technical services

11	Xiamen Xuhang Digital Technology Co., Ltd.	PRC	April 1, 2021	75%	Marketing planning and advertising production

12	Shanghai Pinzhang Network Technology Co., Ltd.	PRC	March 24, 2021	51%	Advertising production and technical services

13	Qingdao Pinzhang Network Technology Co., Ltd.	PRC	April 15, 2021	51%	Advertising production and technical services

14	Hangzhou Pusheng Network Technology Co., Ltd.	PRC	August 25, 2020	51%	Advertising production and technical services

15	Hangzhou Ruirong Network Technology Co., Ltd.	PRC	February 7, 2021	100%	Advertising production and technical services

16	Hangzhou New Circle Network Technology Co., Ltd.	PRC	December 20, 2023	100%	Advertising production and technical services

17	Xuhang Shuzhiyun Technology (Hangzhou) Co., Ltd.	PRC	June 2, 2021	100%	Technical services and consultation; advertisement production

18	Xuhang Digital (Henan) Technology Co., Ltd.	PRC	January 22, 2021	51%	Technical services and consultation

19	Hangzhou Xiqi Cultural Tourism Technology Co., Ltd.	PRC	May 12, 2021	100%	Technical services and consultation

20	Yunnan Xumi Digital Technology Co., Ltd.	PRC	July 2, 2021	51%	Marketing planning and advertising production

21	Jiangxi Xuzhixing Technology Co., Ltd.	PRC	July 19, 2021	51%	Marketing planning and advertising production

22	Hangzhou Youyou Culture and Tourism Technology Co., Ltd.	PRC	July 14, 2021	51%	Marketing planning and advertising production

23	Anhui Jiayuan Information Technology Co., Ltd.	PRC	April 14, 2016	100%	Advertising production and technical services

24	Henan Xuhang Network Technology Co., Ltd.	PRC	November 29, 2019	99%	Internet advertising services

25	Wenzhou Xumi Network Technology Co., Ltd.	PRC	March 4, 2020	100%	Marketing planning and advertising production

26	Xumi (Fujian) Digital Technology Co., Ltd.	PRC	February 8, 2021	85%	Advertising production and technical services

27	Wuhan Xuhang Digital Technology Co., Ltd.	PRC	October 27, 2021	65%	Digital cultural creative content services; technical consultation

28	Hubei Xuhang Shuzhi Culture Co., Ltd.	PRC	February 28, 2022	90%	Marketing planning and advertising production

29	Beijing Hexian Lianjing Technology Co., Ltd.	PRC	March 31, 2022	100%	Advertising design and production

30	Beijing Xuhangyi Visual Technology Co., Ltd.	PRC	April 25, 2022	51%	Advertising design and production

No.	Name	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect ownership	Principal activities

31	Beijing Yunjia Lianjing Network Technology Co., Ltd.	PRC	January 11, 2023	100%	Marketing planning and advertising production

32	Hangzhou Yongxu Lehang Digital Intelligence Technology Co., Ltd.	PRC	August 8, 2023	100%	Marketing planning and Advertising production

33	Hangzhou Xusheng Xinghang Network Technology Co., Ltd.	PRC	August 10, 2023	100%	Marketing planning and Advertising production

34	Zhongrun Xuhang (Fuzhou) E-commerce Industry Co., Ltd.	PRC	August 14, 2023	100%	Marketing planning and Advertising production

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Unless otherwise indicated, all share numbers and per share numbers in this prospectus have been presented giving effect to the Subdivision.

Overview

We are a holding company incorporated in the Cayman Islands. As a holding company with no substantive operations of our own, we conduct all of our operations primarily through our PRC subsidiaries, which are content-driven marketing companies that provide comprehensive marketing services across a broad range of distribution channels with a primary focus on new media integrated content marketing. Leveraging their expertise in content production and operation, extensive distribution channels, and cross-platform new media account base, our PRC subsidiaries aim to provide customers with efficient and effective integrated marketing solutions that address their specific needs in the context of the new media era.

Customers utilize our PRC subsidiaries’ marketing services to achieve their branding and marketing goals across multiple channels with a primary focus on we-media platforms such as Weibo, WeChat official, Douyin, Kuaishou, and Xiaohongshu. As of December 31, 2023, our PRC subsidiaries’ new media account base comprised 524 self-operated accounts and 180 cooperative accounts, which collectively reached approximately 100 million Internet followers. As of December 31, 2022 and 2023, our PRC subsidiaries had a marketer base of 1,002 and 618, respectively.

Our PRC subsidiaries started their business in 2014 with digital advertising services, where they help marketers—typically app developers and operators and advertising agents thereof—optimize their marketing efforts by identifying, engaging, and activating target audiences for user acquisition.

Since 2017, our PRC subsidiaries have launched and expanded their new media integrated content marketing services that address the growing demands of marketers for social, entertaining, and trendy marketing content in the new media area. Specifically, our PRC subsidiaries’ new media integrated content marketing services are mainly composed of two models—the S2B model and the S2P model. For the S2B business, our PRC subsidiaries provide customers with a package of new media integrated content marketing service solutions— specifically, our PRC subsidiaries (i) provide creative marketing services to merchants and brands by producing entertaining and trendy marketing content, such as promotional short videos and advertorials, and publishing them via their self-operated and cooperative we-media accounts; (ii) plan, organize, and implement live streaming events on behalf of marketers, such as e-commerce merchants and local businesses, for promoting their products or services on high-profile live streaming platforms, or provide them with new media live broadcast training services; and (iii) organize online and offline marketing activities for large brands, business centers, commercial complexes, and tourist attractions, based on their needs for an “online-offline-linkage” marketing strategy. In addition, our PRC subsidiaries have recently developed new businesses. First, they have continually improved their research and development capabilities, and are committed to launching technological services enabled by low-code and user-experience-driven development. Currently, our PRC subsidiaries have independently developed multiple business software products for new media live streaming broadcasting and conference/event services, and have licensed the self-developed software products and services to third-party businesses. Second, as our PRC subsidiaries closely monitor industry developments to combine their advantages to expand their business, they have collaborated, since October 2021, with cultural institutions, such as museums and tourist attractions, to help them issue, promote, and sell IP-related digital products that are becoming increasingly popular among young people on platforms such as Ali Auction, NetEase Planet, and Xinhua Shucang. Such digital products are similar to non-fungible token (“NFT”) products, except they cannot be exchanged upon issuance in the PRC.

With respect to the S2P business, our PRC subsidiaries provide online traffic services to large Internet media platforms by generating or directing user traffic to those media platforms through editing and producing captivating short videos from authorized TV dramas, movies, and variety shows and posting such short videos on high-profile media platforms Toutiao, Douyin, Xigua Video, Baidu Baijiahao, Kuaishou, Youku, Tencent Video, and iQIYI.

For the years ended December 31, 2022 and 2023, we had total revenue of RMB478.0 million and RMB 415.5 million (US$58.5 million), respectively, and net income of RMB69.8 million and RMB55.5 million (US$7.8 million), respectively. Revenue derived from new media integrated content marketing services accounted for approximately 86.7% and 82.8% of our total revenue for those years, respectively. Revenue derived from digital advertising services accounted for approximately 13.3% and 17.2% of our total revenue for those years, respectively. For the years ended December 31, 2022 and 2023, our cost of revenue was RMB301.9 million and RMB264.1 million (US$37.2 million), respectively.

Key Factors Affecting Our Results of Operations

In addition to the general factors affecting the Chinese and global economy and our industry, our results of operations and financial condition are affected by a number of industry- and company-specific factors, including those set out below:

•

Risk of changing marketing media and methods: The Internet era has brought about the emergence and constant evolution of different social media platforms with varying characteristics facing different consumer groups. In recent years, our PRC subsidiaries have closely followed the development of social media platforms, from social media with both communication and sharing functions, such as Weibo and WeChat, to social media specializing in original video content, such as Douyin, Bilibili, and Kuaishou, and further to content community channels, such as Zhihu and Xiaohongshu. By doing so, our PRC subsidiaries have continually expanded their coverage of mainstream social media platforms. If, however, our PRC subsidiaries are unable to cope with rapidly changing new media, exploit relevant new media platform resources, or adjust research and development orientations, resource allocations, and business expansion strategies on a timely basis, they will not be able to meet the diversified needs of their customers, thus adversely affecting the profitability of our Company.

•

Risk of rising prices of media resources: Our PRC subsidiaries have accumulated massive media resources on major mainstream social media platforms. Additionally, they have established long-term, stable relationships with mainstream media resource suppliers and have accumulated their own purchasing advantages. Due to China’s continuous and rapid growth of social media marketing, the bargaining power of high-quality media resources may improve further, resulting in higher prices for media resources. Our PRC subsidiaries’ operating performance may be adversely impacted if the price level of social media resources continues to rise in the future, and they have no effective means to transmit or digest the rising costs.

•

Risk of rising labor costs and expenses: As a social media marketing company, we must attract and retain talent in the technical, marketing, management, and other key areas to ensure sustainable growth.

In recent years, social media platforms have become increasingly popular, and their commercial value has increased. Consequently, social media marketing is becoming increasingly competitive for human resources. To remain competitive and sustainable, our PRC subsidiaries may face higher human capital costs if the cost of high-quality human capital rises substantially in the industry.

•

Risk of market competition: The new media integrated content marketing industry and the digital advertising industry are highly competitive. Increasing penetration of the Internet will lead to an increase in advertisers’ demand for new media integrated content marketing services and digital advertising services, which will attract more capital into the industry. Furthermore, some traditional advertising companies have also entered the new media integrated marketing business, resulting in a more diversified market and increased competition. We may face greater competitive pressure in the future if our PRC subsidiaries fail to enhance their service quality, technological innovation, and customer service capabilities.

COVID-19 Pandemic Affecting Our Results of Operations

From late January 2020 to the middle of April 2020, our PRC subsidiaries’ business was moderately impacted by the COVID-19 pandemic, mainly due to a slowdown of the business of their marketer customers, which negatively affected those customers’ marketing needs with our PRC subsidiaries. Nonetheless, their operations quickly resumed, starting from the second quarter of 2020, and achieved an increase in revenue in 2020 as compared to 2019. During the years ended December 31, 2022 and 2023, the COVID-19 pandemic did not have a material net impact on our financial positions and operating results. However, there is no assurance that a disease outbreak, such as the COVID-19 pandemic and any similar natural disasters, will not occur in the future. The extent to which such natural diseases may impact us will depend on future developments, which are highly uncertain and cannot be predicted, including the duration, severity, and recurrence of any such disease outbreak, the effectiveness of mitigation strategies, third-party actions taken to contain its spread and mitigate its public health effects, and the travel restrictions or recommendations or mandates from governmental authorities as a result of such natural disasters. Any of these factors may materially and adversely affect our business, financial condition, and results of operations. See “Risk Factors—Risks Relating to Our Business—Our PRC subsidiaries’ financial condition and operating results may be adversely affected by epidemics, natural disasters, and other catastrophes, including but not limited to the novel coronavirus (COVID-19).”

Results of Operations

The following table sets forth our selected consolidated profit or loss data, both in absolute amount and as a percentage of total revenue, for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Years Ended December 31,					Fluctuation
	2022		2023
	RMB	%	RMB	US$	%	RMB	%
	(in thousands, except for percentages)
Net revenues:
Digital advertising services	63,418	13.3%	71,349	10,046	17.2%	7,931	12.5%
New media content marketing services	414,614	86.7%	344,145	48,456	82.8%	-70,469	-17.0%

Total net revenues	478,032	100.0%	415,494	58,502	100.0%	-62,538	-13.1%
Cost of revenues	(301,899)	-63.2%	(264,146)	(37,192)	-63.6%	37,753	-12.5%

Gross profit	176,133	36.8%	151,348	21,310	36.4%	-24,785	-14.1%
Sales and marketing expenses	(9,978)	-2.1%	(8,181)	(1,152)	-2.0%	1,797	-18.0%
General and administrative expenses	(59,434)	-12.4%	(45,602)	(6,421)	-11.0%	13,832	-23.3%
Research and development expenses	(5,580)	-1.2%	(2,995)	(422)	-0.7%	2,585	-46.3%
Allowance/(Reversal) for doubtful debt and credit losses	(22,474)	-4.7%	(31,035)	(4,370)	-7.5%	-8,561	38.1%

Total operating expenses	(97,466)	-20.4%	(87,813)	(12,365)	-21.2%	9,653	-9.9%

	For the Years Ended December 31,					Fluctuation
	2022		2023
	RMB	%	RMB	US$	%	RMB	%
	(in thousands, except for percentages)
Operating income	78,667	16.5%	63,535	8,945	15.3%	-15,132	-19.2%
Other Income	5,348	1.1%	2,890	407	0.7%	-2,458	-46.0%
Other Expenses	(693)	-0.1%	(1,145)	(161)	-0.3%	-452	65.2%
Interest Income	205	0.0%	1,862	262	0.4%	1,657	808.3%
Interest Expense	(468)	-0.1%	(1,911)	(269)	-0.5%	-1,443	308.3%
Government subsidy	2,414	0.5%	3,209	452	0.8%	795	32.9%
Impairment of long term investment	(1,636)	-0.3%	—	—	0.0%	1,636	-100.0%
Investment income	2,301	0.5%	686	97	0.2%	-1,615	-70.2%

Income before income taxes	86,138	18.1%	69,126	9,733	16.6%	-17,012	-19.7%
Income tax expense	(16,328)	-3.4%	(13,661)	(1,923)	-3.3%	2,667	-16.3%

Net Income	69,810	14.7%	55,465	7,810	13.3%	-14,345	-20.5%

Less: net loss attributable to non-controlling interest	6,208	1.3%	6,788	956	1.6%	580	9.3%

Net income attributable to the Company’s ordinary shareholders	76,018	15.6%	62,253	8,766	14.9%	-13,765	-18.1%

Revenue

Revenue represented the services provided to customers in our digital advertising services and new media integrated content marketing services. The following table sets forth the breakdown of our revenue by category, both in absolute amount and as a percentage of total revenue for each category for the periods indicated:

	For the Years Ended December 31,					Fluctuation
	2022		2023
	RMB	%	RMB	US$	%	RMB	%
	(in thousands, except for percentages)
Digital advertising services	63,418	13.3%	71,349	10,046	17.2%	7,931	12.5%
New media content marketing services	414,614	86.7%	344,145	48,456	82.8%	-70,469	-17.0%

Total	478,032	100.0%	415,494	58,502	100.0%	-62,538	-13.1%

Revenue from digital advertising services primarily included revenue from the provision of digital advertising services by us. The revenue is recognized when the related services are delivered based on the specific terms of the contract, which are commonly based on specified actions (such as CPA or other preferences agreed upon with advertisers).

New media integrated content marketing services targeted social networks and applications to spread brand awareness or promote particular products. We provide integrated marketing solutions to customers by utilizing media resources. Market solutions generally include the following: (i) formulation of marketing strategies,

(ii) establishment and/or operation of new media accounts as requested and on behalf of the customers,

(iii) content production of marketing materials, and (iv) identifying the media resources and organizing the new media integrated content marketing campaigns.

Our net revenue decreased by approximately RMB62.5 million, or 13.1%, from approximately RMB478.0 million for the year ended December 31, 2022 to approximately RMB415.5 million (US$58.5 million) for the year ended December 31, 2023. The decrease in net revenue was mainly due to the following:

Our digital advertising services revenue accounted for 13.3% and 17.2% of our total revenue for the years ended December 31, 2022 and 2023, respectively. Revenue from digital advertising services increased by approximately RMB7.9 million, or 12.5%, from RMB63.4 million for the year ended December 31, 2022 to RMB71.3 million (US$10.0 million) for the year ended December 31, 2023. The increase in revenue from digital advertising services was mainly attributable to sales to two of our new customers.

Our new media integrated content marketing services revenue accounted for 86.7% and 82.8% of our total revenue for the years ended December 31, 2022 and 2023, respectively. Revenue from new media integrated content marketing services decreased by approximately RMB70.5 million, or 17.0%, from RMB414.6 million for the year ended December 31, 2022 to RMB344.1 million (US$48.5 million) for the year ended December 31, 2023. The decrease in revenue from new media integrated content marketing services was mainly attributable to the decrease in the number of our small and middle-sized clients caused by the deterioration of economic conditions in China.

Cost of Revenue

The following table sets forth the breakdown of our cost of revenue by category, both in absolute amount and as a percentage of the cost of revenue, for the periods indicated:

	For the Years Ended December 31,					Fluctuation
	2022		2023
	RMB	%	RMB	US$	%	RMB	%
	(in thousands, except for percentages)
Digital advertising services	49,607	16.4%	50,277	7,079	19.0%	670	1.4%
New media content marketing services	252,292	83.6%	213,869	30,113	81.0%	-38,423	-15.2%

Total	301,899	100.0%	264,146	37,192	100.0%	-37,753	-12.5%

Cost of revenue consists primarily of (i) staff and welfare costs; (ii) costs of new media integrated content marketing services procured from suppliers and traffic intermediary costs procured from suppliers; (iii) amortization of official accounts; (iv) lease expenses for office space; and (v) taxes and surcharges.

Cost of revenue decreased by RMB37.8 million, or 12.5%, from RMB301.9 million in 2022 to RMB264.1 million (US$37.2 million) in 2023, which was primarily caused by a RMB38.4 million decrease in the cost of revenue for new media integrated content marketing services, resulting from the decrease in our revenue from these services.

Gross Profit

As a result of changes in net revenue and cost of revenue, our gross profit decreased by RMB24.8 million, or 14.1%, from RMB176.1 million for the year ended December 31, 2022 to RMB151.3 million (US$21.3 million) for the year ended December 31, 2023.

The following table sets forth a breakdown of gross profit by services offered for the periods indicated:

	For the Years Ended December 31,			Fluctuation
	2022	2023
	RMB	RMB	US$	RMB	%
	(in thousands, except for percentages)
Digital advertising services	13,812	21,072	2,967	7,260	52.6%
New media content marketing services	162,321	130,276	18,343	-32,045	-19.7%

Total	176,133	151,348	21,310	-24,785	-14.1%

Operating expenses

The following table sets forth our operating expenses, both in absolute amount and as a percentage of the total operating expenses, for the periods indicated:

	For the Years Ended December 31,					Fluctuation
	2022		2023
	RMB	%	RMB	US$	%	RMB	%
	(in thousands, except for percentages)
Sales and marketing expenses	9,978	10.2%	8,181	1,152	9.3%	-1,797	-18.0%
General and administrative expenses	59,434	61.0%	45,602	6,421	51.9%	-13,832	-23.3%
Research and development expenses	5,580	5.7%	2,995	422	3.4%	-2,585	-46.3%
Allowance/(Reversal) for doubtful debt and credit losses	22,474	23.1%	31,035	4,370	35.4%	8,561	38.1%

Total	97,466	100.0%	87,813	12,365	100.0%	-9,653	-9.9%

Sales and marketing expenses

Sales and marketing expenses included (i) salaries and benefits of our sales and marketing staff; (ii) advertising fees; and (iii) other expenses, such as transportation expenses and entertainment expenses for our sales office. The sales expenses decreased by 18.0% from RMB10.0 million in 2022 to RMB8.2 million (US$1.2 million) in 2023. This decrease was primarily due to the decease in marketing staff payrolls, as we adjusted the number of sales personnel based on their performance.

The following table sets forth the breakdown of sales expenses, both in absolute amount and as a percentage of the total sales expenses, for the periods indicated:

	For the Years Ended December 31,					Fluctuation
	2022		2023
	RMB	%	RMB	US$	%	RMB	%
	(in thousands, except for percentages)
Staff salaries and benefits	8,505	85.2%	7,816	1,100	95.5%	-689	-8.1%
Advertising fees	236	2.4%	22	3	0.3%	-214	-90.7%
Others	1,237	12.4%	343	49	4.2%	-894	-72.3%

Total	9,978	100.0%	8,181	1,152	100.0%	-1,797	-18.0%

General and administrative expenses

General and administrative expenses primarily included (i) salaries and benefits of our management, finance, operations, and other administrative staff; (ii) professional service fees; (iii) rental expenses; (iv) depreciation and amortization; (v) office expenses; (vi) entertainment fees; (vii) transportation fees and (viii) other expenses. General and administrative expenses decreased by 23.3% from RMB59.4 million in 2022 to RMB45.6 million (US$6.4 million) in 2023. This decrease was primarily attributable to (i) reductions in administrative staff payrolls and lease payments, and (ii) more stringent controls on office and hospitality expenses.

The following table sets forth the breakdown of general and administrative expenses, both in absolute amount and as a percentage of the total general and administrative expenses, for the periods indicated:

	For the Years Ended December 31,
	2022		2023			Fluctuation
	RMB	%	RMB	US$	%	RMB	%
	(in thousands, except for percentages)
Staff salaries and benefits	22,811	38.4%	18,160	2,557	39.8%	-4,651	-20.4%
Professional service fee	8,487	14.3%	7,187	1,012	15.8%	-1,300	-15.3%
Rental expense	7,691	12.9%	4,972	700	10.9%	-2,719	-35.4%
Depreciation and amortization expense	5,447	9.2%	4,929	694	10.8%	-518	-9.5%
Office expense	4,884	8.2%	2,712	382	5.9%	-2,172	-44.5%
Entertainment fee	4,730	8.0%	2,717	383	6.0%	-2,013	-42.6%
Transportation fee	1,324	2.2%	2,926	412	6.4%	1,602	121.0%
Others	4,060	6.8%	1,999	281	4.4%	-2,061	-50.8%

Total	59,434	100.0%	45,602	6,421	100.0%	-13,832	-23.3%

Research and development expenses

Research and development expenses included (i) salaries and benefits of our research and development staff;

(ii) outsourced development expenses; and (iii) other expenses such as transportation expenses for our research and development office. The research and development expense decreased by 46.3% from RMB5.6 million in 2022 to RMB3.0 million (US$0.4 million) in 2023, primarily attributable to the decrease in staff salaries and benefits for our research and development projects.

The following table sets forth the breakdown of research and development expenses, both in absolute amount and as a percentage of the total research and development expenses, for the periods indicated:

	For the Years Ended December 31,
	2022		2023			Fluctuation
	RMB	%	RMB	US$	%	RMB	%
	(in thousands, except for percentages)
Staff salaries and benefits	5,498	98.5%	2,995	422	100.0%	-2,503	-45.5%
Outsourced development cost	0	0.0%	—	—	0.0%	0	0.0%
Others	82	1.5%	—	—	0.0%	-82	-100.0%

Total	5,580	100.0%	2,995	422	100.0%	-2,585	-46.3%

Our research and development in 2019 focused primarily on developing products and tools relating to digital advertising technology. In 2020, our research and development focused primarily on developing tools and products for new media marketing management. Our research and development in 2021 and 2022 mainly focused on software product commercialization, and we developed Xuhang Live Streaming E-commerce Cloud and Xuhang Conference Cloud. In the future, we plan to establish new growth points through the commercialization of software products, and further develop technological services and software covering more business scenarios pertaining to city life, including living, traveling, and entertaining business scenarios. In summary, we currently focus our research and development efforts primarily on our new media integrated content marketing business, along with developing new products and pursuing new markets. As of the date of this prospectus, our research and development investment is relatively small, having a limited impact on our current financial condition— during the years ended December 31, 2022 and 2023, our research and development expenditure amounted to RMB5.6 million and RMB3.0 million, respectively. However, to achieve the rapid growth of our business and to establish a technology-driven growth edge for the future, the current research and development environment, equipment, and personnel will not be enough to support our future research and development needs. For a detailed discussion of our future research and development needs, please refer to “Business—Our Growth Strategies—Continue to Invest in Technology Research and Development to Develop and Commercialize New Software Systems and Expand business and Profitability.” Based on current market demand, technology development trends, and our actual development needs, we plan to invest approximately 20% of the net proceeds received from this offering in research and development to attract and retain experienced talent and professionals and provide crucial support for the development of our products. Nonetheless, during the implementation of research and development projects, we may encounter uncertainties such as research failures and unmet project expectations. For example, research and development involving new technologies may not result in the expected results, or even fail entirely; a project’s economic benefits may not meet expectations if the products developed do not achieve widespread market acceptance; and new research and development expenses and/or depreciation and amortization may also result in a decrease in return on net assets. See “Risk Factors—Risks Relating to Our Business—Our PRC subsidiaries’ failure to conduct research and development could render their technologies obsolete and may adversely affect their business, financial condition, and results of operations.”

Allowance/(reversal) for doubtful debt and credit losses

Allowance for doubtful debt and credit losses was RMB31.0 million (US$4.4 million) for the year ended December 31, 2023, as compared to RMB22.5 million for the year ended December 31, 2022.

The increase in allowance for doubtful debt and credit losses was primarily due to an increase in the number of customers defaulting on their payments to us because of the deteriorating economic conditions in China, leading to the recognition of higher allowances for doubtful debt and credit losses for the year ended December 31, 2023 compared to 2022.

Other income

Other income decreased by 46.0%, from RMB5.3 million for the year ended December 31, 2022 to

RMB2.9 million (US$0.4 million) for the year ended December 31, 2023, which was mainly because in 2022, we received non-recurring additional accessory income related to our new media integrated content marketing services customers.

Interest expenses

Interest expenses increased by 308.3%, from RMB0.5 million for the year ended December 31, 2022 to RMB1.9 million (US$0.3 million) for the year ended December 31, 2023, mainly due to the significant increase in the amount of bank loans in 2023 and the last three months in 2022.

Government subsidy

Government subsidy increased by 32.9%, from RMB2.4 million for the year ended December 31, 2022 to RMB3.2 million (US$0.5 million) for the year ended December 31, 2023, mainly due to a government subsidy related to this offering that was received in 2023.

Income tax expenses

Income tax expenses were RMB13.7 million (US$1.9 million) for the year ended December 31, 2023, as compared to RMB16.3 million for the year ended December 31, 2022. The decrease was primarily attributable to the decrease in our income before taxes.

Net Income

As a result of the foregoing, we reported a net income of RMB55.5 million (US$7.8 million) for the year ended December 31, 2023, as compared to RMB69.8 million for the year ended December 31, 2022.

Liquidity and Capital Resources

Our primary source of liquidity historically has been cash generated from our business operations, bank loans, equity contributions from our shareholders and borrowings, which have historically been sufficient to meet our working capital and capital expenditure requirements.

As of December 31, 2022 and 2023, our cash and cash equivalents were RMB117.3 million and RMB73.8 million (US$10.4 million), respectively. Our cash and cash equivalents primarily consist of cash on hand and highly liquid investments placed with banks, which are unrestricted to withdrawal and use and have original maturities of less than 12 months.

On December 9, 2022, Beijing Hexian Lianjing Technology Co., Ltd. (“Hexian Lianjing”), one of our PRC subsidiaries, entered into revolving lines of credit in the form of overdraft agreements with Huaxia Bank Beijing Shangdi branch to obtain aggregate maximum loans of up to RMB4.0 million (US$0.5 million). Through these lines of credit, Hexian Lianjing borrowed a total of RMB4.0 million (US$0.5 million) with a loan period from December 9, 2022 to December 9, 2023, with an interest rate of 4.785% per annum on December 9, 2022. The loan has been repaid as of the date of this prospectus.

On July 6, 2023, Hexian Lianjing entered into revolving lines of credit in the form of overdraft agreements with Huaxia Bank Beijing Shangdi branch to obtain aggregate maximum loans of up to RMB15.0 million (US$2.1 million). Through these lines of credit, Hexian Lianjing borrowed a total of RMB15.0 million (US$2.1 million) with a loan period from July 6, 2023 to July 6, 2024, with an interest rate of 4.30% per annum. These loans have been repaid as of the date of this prospectus.

On August 30, 2023, Xuhang Network entered into revolving lines of credit in the form of overdraft agreements with Shangtang Branch of Hangzhou United Rural Commercial Bank Co., Ltd. to obtain aggregate maximum loans of up to RMB10.0 million (US$1.4 million). Through these lines of credit, Xuhang Network and its subsidiaries borrowed a total of RMB10.0 million (US$1.4 million) with a loan period from August 30, 2023 to May 7, 2024, with interest rates ranging from 4.70% to 5.20% per annum. These loans have been repaid as of the date of this prospectus.

On November 7, 2022, Xuhang Network entered into a loan agreement with Hangzhou Gongshu branch of Agricultural Bank of China Co., Ltd. to obtain a loan of RMB4.9 million (US$0.7 million) with a loan period from November 11, 2022 to November 6, 2023, with an interest rate of 3.85% per annum. The loan has been repaid as of the date of this prospectus.

On September 8, 2023, Hexian Lianjing entered into revolving lines of credit in the form of overdraft agreements with Beijing Zhongguancun Bank Co. Ltd. to obtain aggregate maximum loans of up to RMB10.0 million (US$1.4 million). Through these lines of credit, Hexian Lianjing borrowed a total of RMB9.9 million (US$1.4 million) with a loan period from September 8, 2023 to September 4, 2024, with an interest rate of 4.50% per annum. The loan was guaranteed by Tianhang Xiao, Xuhang Network and one of our PRC subsidiaries Xuhang Shuzhi Cloud Technology (Hangzhou) Co., Ltd. (“Shuzhi Cloud”). Hexian Lianjing expects to repay the loans upon maturity.

On December 19, 2023, Hexian Lianjing entered into two revolving lines of credit in the form of overdraft agreements with Bank of China Beijing Xuanwu Branch to obtain aggregate maximum loans of up to RMB10.0 million (US$1.4 million). Through these lines of credit, Hexian Lianjing borrowed RMB5.0 million (US$0.7 million) with a loan period from December 22, 2023 to December 22, 2024, with an interest rate of 2.40% per annum. The loan was guaranteed by Beijing Zhongguancun Technology Financing Guarantee Co., Ltd. In addition, Hexian Lianjing borrowed RMB5.0 million (US$0.7 million) with a loan period from December 26, 2023 to December 26, 2024, with an interest rate of 2.40% per annum. The loan was guaranteed by Beijing Haidian Technology Enterprise financing guarantee Co. Ltd. Hexian Lianjing expects to repay the loans upon maturity.

On December 22, 2023, Xuhang Network entered into revolving lines of credit in the form of overdraft agreements with Hangzhou Gongshu Branch of Agricultural Bank of China Co., Ltd. to obtain aggregate maximum loans of up to RMB5.0 million (US$0.7 million). Through these lines of credit, Xuhang Network borrowed a total of RMB5.0 million (US$0.7 million) with a loan period from December 22, 2023 to December 21, 2024, with an interest rate 3.50% per annum. The loan was guaranteed by Tianhang Xiao and one of our PRC subsidiaries Khorgos Xumi Network Technology Co., Ltd. Xuhang Network expects to repay the loans upon maturity.

On January 4, 2024, Xuhang Network and Hexian Lianjing entered into revolving lines of credit in the form of overdraft agreements with Beijing Zhongguancun Bank Co., Ltd. to obtain aggregate maximum loans of up to RMB30.0 million (US$4.2 million). Through these lines of credit, Xuhang Network and Hexian Lianjing separately borrowed a total of RMB10.0 million (US$1.4 million) with a loan period from January 4, 2024 to December 15, 2024, with interest rates of 3.45% per annum. The loan was guaranteed by Tianhang Xiao, Xuhang Network and Shuzhi Cloud. Xuhang Network and Hexian Lianjing expect to repay the loans upon maturity.

On May 6, 2024, Hangzhou Pusheng Network Technology Co., Ltd. (“Hangzhou Pusheng”), one of our PRC subsidiaries, entered into revolving lines of credit in the form of overdraft agreements with Shangtang Branch of Hangzhou United Rural Commercial Bank Co., Ltd. to obtain aggregate maximum loans of up to RMB1.0 million (US$0.1 million). Through these lines of credit, Hangzhou Pusheng borrowed a total of RMB1.0 million (US$0.1 million) with a loan period from May 6, 2024 to May 5, 2025, with an interest rate of 5.20% per annum. Hangzhou Pusheng expects to repay the loans upon maturity.

On May 6, 2024, Hangzhou Jinting, one of our PRC subsidiaries, entered into revolving lines of credit in the form of overdraft agreements with Shangtang Branch of Hangzhou United Rural Commercial Bank Co., Ltd. to obtain aggregate maximum loans of up to RMB5.0 million (US$0.7 million). Through these lines of credit, Hangzhou Jinting, borrowed a total of RMB5.0 million (US$0.7 million) with a loan period from May 6, 2024 to May 5, 2025, with an interest rate of 5.20% per annum. Hangzhou Jinting expects to repay the loans upon maturity.

On May 6, 2024, Xuhang Network entered into revolving lines of credit in the form of overdraft agreements with Shangtang Branch of Hangzhou United Rural Commercial Bank Co., Ltd. to obtain aggregate maximum loans of up to RMB2.5 million (US$0.4 million). Through these lines of credit, Xuhang Network borrowed a total of RMB2.5 million (US$0.4 million) with a loan period from May 6, 2024 to May 5, 2025, with an interest rate of 4.70% per annum. The loan was secured by Tianhang Xiao’s property. Xuhang Network expects to repay the loans upon maturity.

On July 3, 2024, Hexian Lianjing entered into revolving lines of credit in the form of overdraft agreements with Huaxia Bank Beijing Shangdi branch to obtain aggregate maximum loans of up to RMB10 million (US$1.4 million). Through these lines of credit, Hexian Lianjing borrowed a total of RMB10 million (US$1.4 million) with a loan period from July 4, 2024 to July 4, 2025, with an interest rate of 3.00% per annum. The loan was guaranteed by Beijing Zhongguancun Technology Financing Guarantee Co., Ltd. Hexian Lianjing expects to repay the loans upon maturity.

We believe that our existing cash and cash equivalents, anticipated cash raised from financings, and anticipated cash flow from operations, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for the next 12 months from the date of this prospectus. We intend to use a portion of the net proceeds from this offering to fund our operations over the next 12 months. See “Use of Proceeds.” However, the exact amount of proceeds we use for our operations and expansion plans will depend on the amount of cash generated from our operations and any strategic decisions we may make that could alter our expansion plans and the amount of cash necessary to fund these plans. We may, however, decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. We may need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures, or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our ability to manage our working capital, including receivables and other assets and liabilities and accrued liabilities, may materially affect our financial condition and results of operations.

The following table sets forth our selected consolidated cash flow data for the periods indicated:

	For the Years Ended December 31,
	2022	2023
	RMB	RMB	US$
	(in thousands, except for percentages)
Net cash provided by (used in) operating activities	(2,107)	248,571	34,996
Net cash used in investing activities	(17,839)	(303,430)	(42,722)
Net cash provided by financing activities	20,477	7,465	1,051
Effect of exchange rate changes	3,395	3,778	532
Net (decrease)/increase in cash, cash equivalents and restricted cash	3,926	(43,616)	(6,142)
Cash and cash equivalents at the beginning of the year (period)	113,400	117,326	16,520

Cash and cash equivalents at the end of the year (period)	117,326	73,710	10,377

Operating Activities

Net cash used in operating activities for the year ended December 31, 2022 was RMB2.1 million, which primarily reflected our net income of RMB69.8 million as mainly adjusted for (i) depreciation and amortization of RMB7.9 million, (ii) RMB22.5 million allowance of bad debt, (iii) non-cash lease expenses of RMB4.4 million, and (iv) deferred tax benefits of RMB0.6 million. Net income was further adjusted by the changes in working capital. Adjustment for changes in working capital primarily consisted of (i) RMB10.0 million decrease in other non-current assets due to the collection of loans from a third party, (ii) RMB6.3 million increase in accounts payable due to the extended billing periods from our suppliers resulting from our business expansion, and (iii) RMB19.1 million increase in income tax payables, partially offset by (i) RMB99.3 million increase in accounts receivable due to an increase in our account receivable turnover days in 2022, (ii) RMB6.8 million decrease in accrued expenses and other payables related to payments for customer deposits and daily operations, and (iii) RMB30.8 million increase in other receivables for payments of project deposits.

Net cash provided in operating activities for the year ended December 31, 2023 was RMB248.6 million (US$35.0 million), which primarily reflected our net income of RMB55.5 million (US$7.8 million) as mainly adjusted for (i) depreciation and amortization of RMB5.0 million (US$0.7 million), (ii) RMB31.0 million (US$4.4 million) allowance of bad debt, (iii) non-cash lease expenses of RMB2.5 million (US$0.4 million), and (iv) increase in deferred tax benefits of RMB4.3 million (US$0.6 million). Net income was further adjusted by the changes in working capital. Adjustment for changes in working capital primarily consisted of (i) RMB95.2 million (US$13.4 million) decrease in other receivables because we collected payments of deposits of some project incurred before 2023, （ii）RMB40.8 million (US$5.7 million) decrease in accounts receivable, due to the collection of accounts receivable, (iii) RMB19.7 million (US$2.8 million) increase in accounts payable, due to the extended billing periods from our larger suppliers resulting from our strengthening bargain power, and (iv) RMB18.7 million (US$2.6 million) increase in income tax payables, partially offset by (i) RMB13.4 million (US$1.9 million) increase in advances to suppliers, (ii) RMB2.5 million (US$0.4 million) decrease in advances from customers, and (iii) RMB1.2 million (US$0.2 million) decrease in accrued expenses and other payables related to payments, because of the termination of some of our lease contracts which led to a decrease of lease liabilities.

We recorded positive operating cash flows of RMB248.6 million (US$35.0 million) for the year ended December 31, 2023 as compared to negative operating cash flows of RMB2.1 million for the year ended December 31, 2022, primarily due to the decrease in our accounts receivable, the decrease in our other receivables, and the increase in accounts payable, as a result of our effective accounts receivable management policy and collection of project deposits.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2022 was RMB17.8 million, mainly attributable to (i) the purchase of short-term investments of RMB70.9 million and redemption of short-term investments of RMB75.9 million, and (ii) cash paid for the acquisitions of RMB27.0 million.

Net cash used in investing activities for the year ended December 31, 2023 was RMB303.4 million (US$42.7 million), mainly attributable to (i) payments for long-term investments of RMB135.1 million (US$19.0 million), (ii) debt loan investments of RMB152.6 million (US$21.5 million), which has been fully collected as of the date of this prospectus, and (iii) cash paid for the acquisitions of RMB16.5 million (US$2.3 million).

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2022 was RMB20.5 million, mainly attributable to (i) the proceeds from loans in the amount of RMB35.7 million and repayment of loans of RMB17.1 million, (ii) the proceeds from cash contribution from minority shareholders in the amount of RMB6.5 million, (iii) RMB4.5 million increase in deferred IPO expenses due to payments for our IPO process.

Net cash provided by financing activities for the year ended December 31, 2023 was RMB7.5 million (US$1.1 million), mainly attributable to (i) the proceeds from loans in the amount of RMB50.0 million (US$7.0 million) and repayment of loans of RMB39.8 million (US$5.6 million) and (ii) RMB3.2 million (US$0.5 million) increase in deferred IPO expenses due to payments for our IPO process.

Capital Expenditures

For the years ended December 31, 2022 and 2023, we had capital expenditures of RMB0.8 million and RMB0.9 million (US$0.1 million), respectively. Our expenditures were mainly used for (i) procurement of equipment, such as office equipment and electronic products, and (ii) addition of leasehold improvements.

We plan to fund our future capital expenditures with our existing cash balance and proceeds from this offering. We will continue to make capital expenditures to meet the expected growth of our business, including for office equipment, intangible assets, and leasehold improvements.

Contractual Obligations and Commitments

The following table sets forth our contractual obligations as of December 31, 2023:

	Payment due by period
	Total	Less than one year	One to three years	Three to five years	More than five years
	RMB	RMB	RMB	RMB	RMB
	(in thousands, except for percentages)
Loan	45,825	45,000	825	—	—
Operating lease obligations	6,450	1,600	3,399	1,451	—

Total	52,275	46,600	4,224	1,451	—

Off Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or product development services with us.

Quantitative and Qualitative Disclosures about Market Risks

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. We place our cash and cash equivalents with financial institutions with high credit ratings and quality.

We conduct credit evaluations of our customers, and generally do not require collateral or other security from them. We establish an allowance for credit losses primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Concentration of demand

As of December 31, 2022 and 2023, no client accounted for over 10% of our total accounts receivable.

For the year ended December 31, 2022, no client accounted over 10% of our total revenue. For the year ended December 31, 2023, one client accounted for over 12.0% of our total revenue.

Concentration of supply

As of December 31, 2022, three major vendors accounted for 18.4%, 12.0%, and 10.8% of our total accounts payable, respectively. As of December 31, 2023, one major vendor accounted for 12.4% of our total accounts payable.

For the year ended December 31, 2022, one major vendor accounted for 19.5% of our total purchases. For the year ended December 31, 2023, one major vendor accounted for 30.2% of our total purchases.

Liquidity Risk

Our policy is to regularly monitor our liquidity requirements and our compliance with lending covenants, to ensure that we maintain sufficient reserves of cash and readily realizable marketable securities and adequate committed lines of funding from major financial institutions to meet our liquidity requirements in the short and longer term. See “—Liquidity and Capital Resources” for details.

Currency Risk

Our operations are primarily in China. Our reporting currency is denominated in Renminbi. We are exposed to currency risk primarily through sales and purchases which give rise to receivables, payables, and cash balances that are denominated in a currency other than the functional currency of the operations to which the transactions relate. Thus, our revenue and results of operations may be impacted by exchange rate fluctuations between RMB, Hong Kong dollars, and U.S. dollars. We incurred a foreign currency translation gain of RMB3.2 million and RMB1.2 million (US$0.2 million) for the year ended December 31, 2022 and the year ended December 31, 2023, respectively.

Inflation

To date, inflation in mainland China and Hong Kong has not materially affected our results of operations. According to the National Bureau of Statistics of China, the consumer price index in mainland China increased by 2.0% and 0.2% year-over-year in December 2022 and 2023, respectively. Although we have not been materially affected by inflation in the past, we may be affected if mainland China experiences higher rates of inflation in the future.

Critical Accounting Estimates

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our financial statements in conformity with the U.S. GAAP, which requires us to make judgments, estimates, and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences, and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments, and estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider our selection of critical accounting policies, the judgments and other uncertainties affecting the application of such policies, and the sensitivity of reported results to changes in conditions and assumptions.

The consolidated financial statements include the financial statements of our Company and our subsidiaries for which we or a subsidiary of ours is the primary beneficiary.

Revenue Recognition

We have adopted the new revenue standard, ASC 606, Revenue from Contracts with Customers (Topic 606) for all periods presented. Consistent with the criteria of Topic 606, we recognize revenue to depict the transfer of promised services to customers in an amount that reflects the consideration to which we expect to receive in exchange for those services. Value-added tax that we collect concurrent with revenue-producing activities is excluded from revenue.

We recognize revenue as we satisfy a performance obligation when our customers obtain control of promised services, in an amount that reflects the consideration that the entity expects to receive in exchange for those services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We only apply the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the services it transfers to the customer.

Once a contract is determined to be within the scope of ASC 606 at contract inception, we review the contract to determine which performance obligations it must deliver and which of these performance obligations are distinct. We recognize revenue based on the amount of the transaction price that is allocated to each performance obligation when that performance obligation is satisfied or as it is satisfied.

Our Company is a principal and records revenue on a gross basis, since our Company (a) is primarily responsible for fulfilling the service, (b) has discretion in establishing pricing, and (c) controls the promised service before transferring that service to customers. Otherwise, we record revenue at the net amounts as commissions.

The following is a description of the accounting policy for the principal revenue streams of our Company:

Digital advertising services

Digital advertising services revenue primarily includes revenue from the provision of our digital advertising services. The revenue is recognized when the related services are delivered based on the specific terms of the contract, which are commonly based on specified actions, such as cost per action (“CPA”), cost per mille (“CPM”), cost per click (“CPC”), or other preferences agreed upon with advertisers. When entering into contracts with customers, we will stipulate the method of measure (such as CPA, CPM, or CPC) by defining those units of measure and setting the unit price for type of unit of measure; these terms and conditions are found in the annex of the contract. The unit price of each type of actions is determined through negotiation between us and our customers. We typically determine the unit price of each type of actions based on the type of marketing product, which distribution channel to be deployed, and the length and timing of advertising campaign. We will also consider the prevailing market prices in the industry when providing quotations to our customers.

Revenue is earned at each point in time when the customers’ end users execute the agreed upon actions as set forth in the sales contracts, such as a download or installation, or advertisements have reached a mille, or a banner or link has been clicked. The settlement of the fees earned from selling digital advertising services occurs one month following a monthly statement of the services provided has been furnished to and accepted by the clients, at which point we will enter revenue recognition journal entries into our accounting system to record the relevant revenue. The monthly statement is calculated based on the unit price of each type of actions, mille or click multiplied by the cumulative number of each type of actions, mille, or click completed in the month. We count the cumulative completion quantity of each type of actions, mille, or click on a monthly basis, and states the cumulative completion quantity of each type of actions and the unit price for the applicable month in the statement. While none of the factors individually are considered presumptive or determinative, because we are the primary obligor and are responsible for (i) identifying and contracting with third-party advertisers that we view as customers; (ii) identifying media publishers to provide ad inventory (media space) where we view the media publishers as suppliers; (iii) establishing the selling prices of CPA, CPM, or CPC pricing model; (iv) performing all billing and collection activities, including retaining credit risk; and (v) bearing sole responsibility for fulfillment of the advertising, we act as the principal of these arrangements and therefore recognize revenue earned and costs incurred related to these transactions on a gross basis.

New media integrated content marketing services

New media integrated content marketing services target social networks and applications to spread brand awareness or promote certain products. We offer a service package comprising of a variety of integrated marketing solutions, including marketing strategy and creativity consulting, writing advertorials, shooting and producing promotional videos/short videos, managing and operating customers’ social media accounts or online stores, planning and implementing live e-commerce events, and organizing offline marketing events or public relations activities. Customers may select one or more types of integrated marketing services for us to implement based on their respective marketing targets, demand, budgets, and other factors.

The process of the new media integrated content marketing services refers to the following:

(i)

We enter into contracts with customers, which normally are framework contracts with terms typically within one year; however, in certain circumstances, the terms may be longer, such as two years. According to the framework contracts, we are required to carry out marketing activities on a regular or irregular basis according to customers’ specific requirements. The framework contracts generally stipulate the scope of service, length of contract period, method of measurement including but not limited to fixed price project, and a revenue share from products sales generating through the marketing campaign, or a combination of those all, method of settlement, and the rights and obligations of both parties.

(ii)

After signing the contract, we usually communicate with the customers on specific requirements and provide the customers with a specific marketing campaign plan that is expected to be implemented within a certain period of time. The plan is a new media integrated marketing service product package, which includes a variety of services. After the specific marketing activity plan for the period is confirmed by the customer, the two parties will decide the transaction price, including unit price, quantity (including, but not limited to, the number of articles, short videos or activity frequency) and the calculation method of service fees for specific marketing activities during the period, through supplementary forms such as annexes to the agreement, purchase order slips or emails.

(iii)

We provide related services to the customers as agreed upon in the aforementioned subsection (ii), including but not limited, training of the customers’ employees who participate in the new media integrated content marketing campaign, marketing content production, setting up new media accounts, marketing channel procurement, release of new media marketing content, and monitoring and evaluating the result and effectiveness of the marketing campaigns.

(iv)

After provision of all the related services in the period of time specified in the contracts, we send customers working reports or other acceptable references to confirm whether new media integrated content marketing campaign fulfilled the requirements of the signed contracts.

(v)

Revenue derived from the provision of new media integrated content marketing services is recognized at the point in time when the new media integrated content marketing campaigns are implemented and accepted by customers (all the new media marketing services included in a particular service package have been implemented), according to the terms of the contracts, and the satisfaction of the performance obligation is measured based on the implementation of new media integrated content marketing services.

We generally ask customers to pay for the services after all the services have been completed and accepted by the customers. Occasionally, we receive partial payment in advance from customers (typically no more than 30%).

The advance payment is generally paid after a contract is signed. The remaining balance will be paid after all the services have been completed and accepted by the customers.

We are a principal and record revenue on a gross basis when we are primarily responsible for fulfilling the new media integrated content marketing services. When we purchase ancillary services related to new media integrated content marketing campaigns on behalf of customers, such as purchasing air tickets and hotels for customers, we recognize revenue at the net amount deducted from the purchasing amount as commissions.

We do not provide warranties, refunds, discounts, or rebates. The services provided by us are fully delivered when they have been completed and accepted by the customer (namely, the quality of the services has been approved by the customer). We do not have any after-sales guarantee obligations.

Accounts Receivable and Allowance for Credit losses

Accounts receivable are stated at the historical carrying amount net of allowance for doubtful accounts.

We maintain an allowance for doubtful accounts, which reflects our best estimate of amounts that potentially will not be collected. We determine the allowance for doubtful accounts by taking into consideration various factors, including, but not limited to, historical collection experience and credit-worthiness of the debtors as well as the age of the individual receivables balance. Additionally, we make specific bad debt provisions based on any specific knowledge we have acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require us to use substantial judgment in assessing its collectability.

On January 1, 2023, we adopted ASC326, Financial Instruments-Credit Losses (“ASC326”), using modified-retrospective transition approach. Pursuant to ASC 326, an allowance for credit losses for financial assets, including accounts receivable, carried at amortized cost to present the net amount expected to be collected as of the balance sheet date. Such allowance is based on credit losses expected to arise over the life of the asset’s contractual term, which includes various factors, including but not limited to historical collection experience and credit-worthiness of the debtors as well as the age of the individual receivables balance. Assets are written off when we determine that such financial assets are deemed uncollectible and are recognized as a deduction from the allowance for credit losses. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the balance sheet date. We pool financial assets based on similar risk characteristics to estimate expected credit losses. We estimate expected credit losses on financial assets individually when those assets do not share similar risk characteristics. We closely monitor our accounts receivable including timely account reconciliations, detailed reviews of past due accounts, updated credit limits, and monthly analysis of the adequacy of their reserve for credit losses.

Long-term investments

Our long-term investments were equity securities without readily determinable fair values. Equity securities without readily determinable fair values and over which we have neither significant influence nor control through investments in shares or in-substance shares are measured and recorded using a measurement alternative that measures the securities at cost minus impairment, if any, plus or minus changes resulting from qualifying observable price changes.

Operating Leases

We adopted ASC Topic 842, Lease (“ASC 842”) on January 1, 2020, using the modified retrospective method. We determine if an arrangement is a lease at inception. Leases are classified as operating or finance leases in accordance with the recognition criteria in ASC 842-20-25. Our leases do not contain any material residual value guarantees or material restrictive covenants.

We have elected the package of practical expedients, which allows us not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease, (2) lease classification for any expired or existing leases as of the adoption date, and (3) initial direct costs for any expired or existing leases as of the adoption date. Lastly, we elected the short-term lease exemption for all contracts with a lease term of 12 months or less.

At the commencement date of a lease, we determine the classification of the lease based on the relevant factors present and record a right-of-use (“ROU”) asset and lease liability for operating lease. ROU assets acquired through the lease represent the right to use an underlying asset for the lease term, and operating lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and lease liabilities are calculated as the present value of the lease payments not yet paid. If the rate implicit in our leases is not readily available, we use an incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. This incremental borrowing rate reflects the fixed rate at which we could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. ROU assets include any lease prepayments and are reduced by lease incentives. Operating lease expense for lease payments is recognized on a straight-line basis over the lease term. Lease terms are based on the non-cancellable term of the lease.

Leases with an initial lease term of 12 months or less are not recorded on the consolidated balance sheets. Lease expense for these leases is recognized on a straight-line basis over the lease term.

Goodwill

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of an acquired business. In accordance with ASC Topic 350, Goodwill and Other Intangible Assets (“ASC 350”), recorded goodwill amounts are not amortized, but rather are tested for impairment annually or more frequently if there are indicators of impairment present.

In accordance with ASC 350, we assigned and assessed goodwill for impairment at the reporting unit level. A reporting unit is an operating segment or one level below the operating segment. Our Company as a whole was one reporting unit.

Pursuant to ASC 350, we evaluated all relevant factors, including macroeconomic conditions, industry and market conditions, and financial performance. We weighed all factors in their entirety and concluded that it was not more-likely-than-not the fair value was less than the carrying amount of the reporting unit, and further impairment testing on goodwill was unnecessary.

Impairment of long-lived assets with definite lives

We evaluate long-lived assets, including property and equipment, operating lease right-of-use assets with definite lives for impairment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable from our estimated future cash flows. Recoverability is measured by comparing the carrying amount of the asset or asset group to the related projected undiscounted cash flows expected to result from the use of the assets or asset group and their eventual disposition, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the carrying amount of the assets or assets group exceeds the expected undiscounted cash flows, we would recognize an impairment loss based on the fair value of the assets or assets group.

Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. We account for income taxes under the asset and liability method in accordance with ASC 740, Income Tax (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

We record liabilities related to uncertain tax positions when, despite our belief that our tax return positions are supportable, we believe that it is more likely than not that those positions may not be fully sustained upon review by tax authorities. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expenses.

INDUSTRY

All the information and data presented in this section have been derived from the industry report of Frost & Sullivan commissioned by us in September 2022 entitled “China Digital Marketing Market Study, Independent Market Research Report” (as amended, the “Frost & Sullivan Report”) unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Overview of China’s Integrated Marketing Market

Definition and Classification

Integrated marketing is a type of marketing activity intended to help brands or enterprises approach and interact with their target customers by unifying all aspects of marketing communication such as advertising, sales promotion campaigns, and public relations events. Typically, integrated marketing is designed to ensure that all messages and communication strategies are consistent across all channels and are centered on the customers. Integrated marketing is implemented by formulating a comprehensive marketing plan, evaluating the strategic roles of a variety of communication channels, and combining them to provide clarity, consistency, and maximum marketing impact. In practice, the strategies of integrated marketing mainly consist of experiential marketing, digital marketing, public relations, and offline marketing. Typically, a company involved in more than one type of marketing service will be classified as an integrated marketing services provider.

Experiential marketing, also known as event marketing, refers to a promotion strategy that involves face-to-face contact and interaction between companies and their customers at special events like conferences, trade shows, seminars, and roundtables. There are many forms of event marketing and each can be catered to address a marketer’s specific goals, including introducing new products or services, improving brand awareness, and generating immediate feedback from target customers.

Digital marketing refers to the promotion of products or services through digital channels, such as social media, mobile apps, and websites, including short video marketing, Key Opinions Leader (“KOL”) marketing, and social media marketing. These emerging marketing approaches utilize the latest trend to help promote brand awareness and boost sales. Compared with traditional marketing channels, such as newspapers, magazines, and televisions, digital media is so pervasive that consumers have access to advertising information at any fragmented time and at any place. Meanwhile, digital marketing could assist advertisers or their agencies to measure the performance of marketing activities. Lastly, digital advertising serves as a pivotal subset of digital marketing during the process of implementing digital marketing strategies.

Public relations generally refer to the practice of managing the spread of information between an individual or an organization and the public, and the individual or organization may gain exposure to its target audiences through the topics of public interest and new items.

Offline marketing refers to marketing activities that aim to help brand advertisers establish and enhance their brand image as well as promote their products via common marketing channels, such as newspapers, magazines, TV, and out-of-home media.

Value Chain Analysis

In general, integrated marketing service providers serve as the intermediaries between advertisers and distribution channels. They serve on behalf of advertisers to liaise with distribution channels and offer a wide spectrum of services and solutions to help advertisers match publishing resources and efficiently implement marketing campaigns to the target audience. Compared to normal marketing service providers, integrated marketing service providers are able to provide a suite of marketing services for advertisers to carry out accurate and efficient campaigns.

Value Chain Analysis of the Integrated Marketing Industry

Source: Frost & Sullivan Analysis

Market Size of China’s Integrated Marketing Market

For brands or companies, marketing strategy is a long-term and forward-looking approach to planning with the fundamental goal of achieving sustainable competitive advantages. High-quality strategic marketing planning involves the thorough analysis of the company’s strategic initial situation prior to the formulation, evaluation, and selection of a market-oriented competitive position that contributes to the brands’ goals and marketing objectives. Professional integrated marketing service providers usually draft a specialized marketing and communication plan and utilize direct or indirect media to help the brands or companies create and maintain a positive image and a strong relationship with their target audience. Currently, an increasing number of brands or companies tend to acquire professional integrated marketing services to build positive social reputation and promote products and services.

The market size of the integrated marketing market in China experienced rapid growth at a compound annual growth rate (“CAGR”) of 12.2% between 2019 and 2023, increasing from approximately RMB971.6 billion to approximately RMB1,538.1 billion. Integrated marketing plays an increasingly significant role in public perception of a brand by influencing the media and maintaining relationships with stakeholders. Meanwhile, along with the proliferation of the Internet, particularly on mobile terminals, digital marketing has become a preferred choice of many brands and companies. The rapidly growing advertising platforms in each marketing channel have created difficulties for brands to select the most effective advertising platforms and engage them at a low cost. Given integrated marketing service providers’ expertise in this field and their ability to negotiate favorable terms with the advertising platforms, brands have started to delegate integrated marketing service providers to select and engage the advertising platforms in different marketing channels on their behalf. Therefore, digitalization is likely to serve as the critical driving force behind the sustainable growth of the integrated marketing market. The market size of the integrated marketing market in China is forecasted to reach approximately RMB2,471.2 billion by 2028, yielding a CAGR of approximately 9.9% between 2023 and 2028.

Integrated Marketing Services Market Breakdown (China), 2019-2028E

RMB Billion

CAGR	Total	Public Relations	Digital Marketing	Offline Marketing	Experiential Marketing
2019-2023	12.2%	4.7%	18.0%	-9.2%	3.1%
2023-2028E	9.9%	3.8%	11.1%	3.8%	2.7%

Note: The market size refers to the total expenditure of advertisers on integrated marketing services.

Source: Frost & Sullivan Analysis and Estimates

Digital marketing plays a critical role in integrated marketing strategies, thereby accounting for the largest proportion, approximately 82.5%, of the total market size in 2023. Meanwhile, digital marketing has shown the greatest growth momentum compared with other types of integrated marketing services, and its market size increased at an impressive CAGR of approximately 18.0% between 2019 and 2023. By 2028, the market size of digital marketing is projected to reach approximately RMB2,150.0 billion, yielding a CAGR of approximately 11.1% between 2023 and 2028.

Due to the COVID-19 pandemic, people’s living style has changed substantially. Due to the implementation of significant governmental measures intended to control the spread of the virus, including lockdowns, closures, quarantines, and travel bans, in the context of a less dynamic economy where consumers are less willing to spend, the advertisers’ budgets have been adversely impacted by the pandemic and decreased significantly since 2020. In general, advertisers have been striving to reach more consumers with diversified distribution channels and less capital investment. Attributable to the convenience of bulk programmatic advertising purchases and the high efficiency of enormous user acquisition and traffic aggregation, integrated marketing plays an essential role in content distribution and consumer attraction. Also, since brands and advertisers are expected to place a strong emphasis on online portals, integrated marketing service providers are able to capture such opportunities through utilizing their competitive edges and comprehensive services to customers.

Market Driver Analysis

Consumption Upgrade Promotes Rising Brand Awareness of Consumers

As the economic model gradually transformed into a consumption-driven one, Chinese consumers have shown rising purchasing power and ever-changing consumption needs. In the early stage of economic development, Chinese consumers focused more on the ingredients, price, and value-in-use of products and services. Along with continuous economic development, increasing income levels of consumers, and affluent product supply available in the market, Chinese consumers have extended their focus to the appearance, quality, experience, and brand image of goods and services. In such cases, Chinese consumers have shown increasing consumption demands with the purpose of reflecting their social status, and therefore pay more attention to the brand and concept of the products and services. The consumption upgrade and personalized consumption habits of Chinese consumers contribute to their growing brand awareness and brand loyalty, driving the rising demand for marketing and brand building for companies.

Integrated Marketing Industry Evolves More Diverse Tools and Channels

Presently, the market economy in China has become more mature, which is characterized by intensified market competition and the entrance to an information explosion era. The increase of Internet and mobile Internet penetration rates and the emergence of diverse mobile devices such as portable watches, and out-of-home televisions in the elevators and buses have largely extended the time consumers spend on media channels. Emerging media channels such as social media, online videos, and out-of-door televisions boost the exposure of the advertisers and target marketing towards different customer segments. In addition, the introduction of diverse marketing tools including KOL marketing, digital marketing, and native advertising have completed and enlarged the strategy and tool profiles of integrated marketing, better meeting various marketing demands of advertisers.

Technological Innovations Enable Better Integrated Marketing Experiences and Performance

With the enlarging base of Internet users and the advance of innovative technologies, more intelligent integrated marketing activities with precise customer targeting and more convenient integrated marketing services, such as programmatic buying which creates real-time and accurate connections between advertisers and media channels have gradually replaced the dominant role of traditional marketing and become a new driver behind the growth of the integrated marketing industry in China. Given the nature of unlimited usage of space and time with mobile devices, big data and AI technologies are able to gather tremendous data and information about customer behaviors and realize targeting integrated marketing based on customer profiles. As a result, integrated marketing services are able to provide more effective marketing results and better marketing experiences, which in turn encourage companies to invest in integrated marketing activities.

Entry Barriers Analysis

Abundant Industry Expertise. Sophisticated industry know-how and management capability are key success factors for marketing companies. To establish a marketing company requires professional management of various operation processes, including but not limited to designing advertisement or campaign events, organizing marketing activities, and designing integrated branding strategies for the target customer segment on diverse media channels. Abundant industry expertise requires a long period of time to accumulate and this may pose a barrier for the new entrants.

Client and Media Resources Accumulation. Easy access to advertisers and marketing channels is critical for integrated marketing companies. Such access is built through years of providing appropriate infrastructure and investments in market know-how, social connection, and customer behavior tracking to establish an integrated and efficient resource network. Existing players have established integrated advertisers and media networks while new entrants, due to the limited capital support, experience, and low bargaining power, are expected to face difficulties in obtaining advertisers and media resources to support their business within a short period of time.

Application of Marketing Technology. The ability to adopt or develop advanced technologies serve as the core competency of integrated marketing companies. An experienced integrated marketing service provider with a sizable market share and business scale tends to have more technology establishment covering multiple business types, including CRM systems and public opinion monitoring tools. An experienced market player is likely to provide more financial support to strengthen their R&D and technology development to support and drive their business growth, and such technical capacities are likely to pose barriers for the new entrants.

Future Trends Analysis

Comprehensive Utilization of Multiple Media and Marketing Channels. With the increasing Internet penetration rate, lower-tiered cities have shown strong demand for social media marketing services, including leisure, cultural and lifestyle aspects. In parallel, local brands and advertisers start to cooperate with new media integrated marketing service providers to promote and market their brands through short videos, public accounts, and other channels with high-profile content distribution and enormous user traffic. Besides, due to the long-tailed nature of media resources and continuous diversification of outdoor exposure tools and Internet platforms, publishing channels and media resources are expected to enrich continuously and become more diversified in the future to meet advertisers’ demands.

More Diversified Advertisers. With the development of the macro-economy and expansion of business entities, an increasing number of Chinese advertisers have shown growing demands for integrated marketing services and the types of advertisers have gradually extended to different business sectors such as finance, healthcare, and entertainment. As traditional industries gradually develop recognition and awareness of brand image management and integrated marketing, the affluence of advertisers is expected to continue to increase. In the long run, integrated marketing service providers will continue to help advertisers to capture the value of their customer base and strengthen their monetization capacities.

Technology-Enabled Integrated Marketing. Technology capacity has become the core competency for integrated marketing service providers. Presently, well-established service providers have been striving to offer one-step integral marketing solutions to advertisers. For instance, programmatic buying has become one of the most over-hyped technologies in marketing. Real-time bidding enables more precise targeting by constantly monitoring consumers’ real time purchasing behaviors and browsing habits. Big data and cloud computing technologies allow marketing companies to gather a large amount of customer behavior information and establish comprehensive customer profiles for integrated marketing services based on multiple tools and platforms. As more advanced technologies emerge and become prevalent in the market, marketing companies are likely to become more integrated and technology-oriented.

Performance-Based Marketing solutions. Technology has radically changed the marketing industry and empowered advertisers to become specific about how they target potential consumers. Advertisers are able to aggregate search data and social media data to paint precise customer profiles. With the increasing Internet penetration rate, both advertisers and integrated marketing service providers are expected to shift their focus from offline to online and the marketing campaigns distributed online have become increasingly performance-oriented. In the future, the prevalence of marketing technologies is projected to further help advertisers to enhance campaign efficiency and effectiveness in order to maximize their return on investment.

Competitive Landscape Overview

The integrated marketing market in China is relatively concentrated, since the top five leading companies accounted for more than a 62% market share in 2023. These major companies possess strong capabilities and resources in respect of premium advertising content, traffic conversion, and market influence. Although the integrated marketing market in China is highly competitive, medium-and small-scale participants still have considerable potential to grow and capture demand by proactively leveraging their capabilities and customized marketing solutions in respect of brand building and promotion, creative planning, and project implementation and execution.

Ranking for the Integrated Marketing Service Providers (China), 2023

Source: Frost & Sullivan Analysis and Estimates

Overview of China’s Digital Marketing Market

Market Size of China’s Digital Marketing Market

Promoting Internet technology innovation has become one of the main items on the Chinese government’s agenda in recent years. In 2023, the number of Internet users and mobile internet users reached approximately 1,092.0 million and approximately 1,088.9 million, respectively. The increasing penetration rates of Internet and mobile Internet lay the foundation for China’s digital marketing due to the favorable nature of Internet and mobile internet, including inclusiveness, promptness, and unlimited geographic coverage.

The digital marketing market in China reached approximately RMB1,269.2 billion in 2023. The market is further expected to grow at a CAGR of approximately 11.1% between 2023 and 2028 to reach a value of approximately RMB2,150.0 billion by 2028. The future growth prospects of the digital marketing market are projected to be high due to the rising population of consumers and the widespread application of digital marketing technologies.

The market size of digital marketing through mobile channels in China was valued at approximately RMB1,114.4 billion in 2023 and is expected to grow at a CAGR of approximately 12.0% from 2023 to 2028. Mobile marketing is one of the key digital marketing strategies adopted by organizations to promote their products and services. It enables the integration of new, innovative methods of advertisements with the same marketing strategies to increase their impact and approachability in terms of target users.

Digital Marketing Market Breakdown by Terminal (China), 2019-2028E

RMB Billion, 2019-2028E

CAGR	Total	Personal Computer	Mobile
2019-2023	18.0%	8.3%	19.8%
2023-2028E	11.1%	3.4%	12.0%

Source: Frost & Sullivan Analysis and Estimates

There are multiple digital marketing methods provided by integrated marketing service providers to help advertisers to effectively connect with clients and maximize marketing impacts, such as short video marketing, social media marketing, ad inventory purchasing, and KOL marketing.

Short videos, typically lasting between 15 seconds to a few minutes, have gained popularity rapidly in China, with a multitude of apps emerging in the market that focus on this particular form of content. Short-video content is expected to drastically change the way users consume content. The period of 2018-2020 was the first period when digital marketers in China began taking advantage of short videos for their marketing effort. In 2023, the revenue of the online short video advertising market in China amounted to approximately RMB308.1 billion, and is poised to gain momentum between 2023 and 2028, recording a CAGR of approximately 16.7%. The leading online video platforms have incorporated e-commerce marketing into their video content.

KOL marketing refers to the partnership between a brand and people with expertise on a specific subject to distribute content featuring the brand’s products. KOL marketing often occurs on social networks or social video sites. In some cases, the KOL have built their names on popular blogs. In 2023, the KOL digital marketing in China was valued at approximately RMB203.2 billion and it is expected to reach approximately RMB374.1 billion by the end of 2028, with a CAGR of approximately 13.0% between 2023 and 2028. In addition, the decline of celebrity KOLs and the rising power of micro-influencers is one digital marketing trend in China that will have a huge impact on KOL marketing for the next few years.

Overview of China’s We-Media Marketing Market

Market Size of China’s We-Media Marketing Market

Driven by the popularity of top we-media platforms, including Douyin, Kuaishou, WeChat, Weibo, and Xiaohongshu, that increasingly attracted the attention of mobile internet users, marketers have devoted more time and resources to we-media marketing. The market size of the we-media marketing market increased from approximately RMB126.9 billion to approximately RMB278.2 billion with a CAGR of 21.7% between 2019 and 2023. As we-media platforms penetrate more aspects of users’ lives, we-media marketing is expected to grow at a CAGR of 12.7% between 2023 and 2028, rising from approximately RMB278.2 billion to RMB505.2 billion.

We-Media Marketing Market (China), 2019-2028E

CAGR	2019-2023	2023-2028E
We-Media Marketing Market	21.7%	12.7%

Source: Frost & Sullivan Analysis and Estimates

Overview of China’s Live Streaming Market

Definition

Live streaming refers to a type of online streaming media that is simultaneously being recorded and broadcast in real-time. Typically, live-streaming platforms encompass various types, including game live-streaming platforms, social media live-streaming platforms, and sports live-streaming platforms, where users are engaged in a wide spectrum of topics and interact with streamers. Traditionally, live-streaming platforms monetize primarily through a reward-based model, where viewers purchase virtual gifts for streamers who could later exchange virtual assets for money.

Value Chain Analysis

The participants in the upstream consist of various types of content providers, including retailers, brands, and other content copyright owners. In the midstream, the live-streaming platforms, which allow streamers to interact with viewers, are responsible for the platforms’ operation, management, and traffic attraction. There are diversified live-streaming platforms, namely entertainment live-streaming platforms, long video and short video live-streaming platforms, game live-streaming platforms, sports live-streaming platforms, and education live-streaming platforms. In the downstream, content providers cooperate with KOLs, celebrities, and live-streaming platforms to reach out to their target viewers. In addition, there are other third-party service providers engaged through the whole value chain, covering from technological support to payment solutions to operation management.

Market Size of China’s Live Streaming Market

In the past few years, China’s live-streaming market grew rapidly with a CAGR of 14.7%, increasing from approximately RMB142.3 billion in 2019 to approximately RMB246.1 billion in 2023, attributable to the substantial growth of the Internet users with increasing willingness to pay and gradually matured monetization models during the period. By 2028, the live-streaming market in China is expected to reach approximately RMB378.0 billion at a CAGR of 9.0% between 2023 and 2028.

Market Driver Analysis

Consumption Demand for Diversified Entertainment Products and Services. With the robust economic growth in China over time, the increase in disposable income of residents has facilitated the consumption need in the culture and entertainment field. People are more willing to pay for entertainment products. The per capita annual consumption expenditure on education, culture, and entertainment increased from approximately RMB3,328 to

RMB3,589.0 at a CAGR of 1.9% between 2019 and 2023. Nowadays, people care more about their spiritual entertainment activities, whether through user contributions for the pleasure of live interaction or a high willingness to purchase live streaming items recommended by streamers, demonstrating the enormous potential for traffic monetization in the live streaming market. Therefore, spiritual entertainment activities have become a key driving force behind the market’s expansion.

Better Experiences Enabled by Technological Innovation. With the development of communication technologies, the live-streaming industry has benefited a lot from technological innovation in terms of reducing the cost of traffic and content distribution networks. For instance, live-streaming platforms adopted technological innovation applications such as PCDN, narrow-band High Definition, and High-Efficiency Video Coding (H.265), continuously to enhance viewing experience and interaction. On the other hand, the live-streaming industry has been more convenient and intelligent for streamers under the waves of technological innovation as well as reducing the threshold of live-streaming, which brings a boom in user generated content production.

The Rise of Diversified Live-streaming Content. Taking advantage of short-video applications and platforms, the live-streaming market, which originates from the gaming industry, has proactively expanded its business scope to include e-commerce, social media, and other pan-entertainment fields in order to gain market presence. The emergence of diversified live-streaming applications and platforms has driven the prosperity and development of the whole industry. On the other hand, customer experiences have become a critical factor for platforms to retain and gain new viewers. As the platforms’ focus shifts to customer experiences, diversified content helps enhance viewers’ experiences and improve monetization capability.

Future Trends analysis

Application of 5G Technology. As one of the main application areas of 5G technology, the live streaming market will be significantly benefited and boosted by 5G technology innovation. 5G’s ultra-high definition (“UHD”) technology brings low latency and high broadband to the live streaming industry. UHD technology will eliminate lag and enhance picture quality during live streaming, which will improve user experiences and enhance user retention rate. Along with the maturity and popularity of VR, the development of the Internet of Things (“IoT”), AI, and other in-depth applications in the field of live streaming, platforms are able to diversify revenue streams. Moreover, the upgrade of live streaming technology will, to a certain extent, promote the continuous development of the industry, and will also redefine the content production methods and forms.

Diverse Content and Monetization Methods. The live streaming market in China gradually matures and diversifies, enriching the content and monetization methods of the market players. Attributable to the strong marketing functions and huge traffic influence of live streaming, various industries start to explore new business models combined with live streaming and these industries are presenting great synergy, including but not limited to e-commerce, social media, and audio and live broadcast. Taking the real-time connection function, for example, potential customers through live streaming e-commerce are able to get answers to post questions and gain a more comprehensive impression of the products, making promotional activities more convincing and effective. In addition, live streaming has gradually been embraced by mainstream media in China and is playing a positive role in solving social problems.

Intensified Competition for Existing Viewers. In the foreseeable future, live-streaming platforms might witness the stagnant growth of new viewers and the increasingly fierce competition in the market. Live-streaming platforms take methods to attract more viewers by focusing on streamer resources, platform features, and original content, which are all essential factors to survive the fast-growing live-streaming market. Therefore, it is important for live-streaming platforms to enhance their differentiated strategies to increase user activity, while actively exploring new opportunities to catch up with the evolving live streaming industry. Various live streaming platforms began to explore and broaden the industry both horizontally and vertically. Platforms continue to develop new business models to improve user retention rates, such as synergizing live-streaming with e-commerce, live-streaming with social media, and live-streaming with audio to maintain long-term loyalty between platforms and viewers.

BUSINESS

Overview

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct all of our operations primarily through our PRC subsidiaries.

Our PRC subsidiaries are content-driven marketing service providers that offer a package of integrated marketing solutions across a broad range of distribution channels with a primary focus on new media content marketing. Leveraging our PRC subsidiaries’ expertise in content production and operation, extensive distribution channels, and cross-platform new media account base, our PRC subsidiaries aim to provide customers with efficient and effective integrated marketing solutions that address their marketing needs in the context of the new media era. Customers utilize our PRC subsidiaries’ marketing services to achieve their branding and marketing goals across multiple channels with a primary focus on we-media platforms such as WeChat official accounts, Weibo, Xiaohongshu, Toutiao, Douyin, Kuaishou, and Baidu Baijiahao. As of December 31, 2023, our PRC subsidiaries had delivered short videos and advertorials that generated over 224 billion views in total; our PRC subsidiaries’ new media account base comprised 524 self-operated accounts and 180 cooperative accounts, which collectively reached approximately 100 million Internet followers. Customers of our PRC subsidiaries include large Internet platform companies and small- to medium-sized local businesses in all segments of urban life, including catering, entertainment, and travel. As of December 31, 2022 and 2023, our PRC subsidiaries had a marketer base of 1,002 and 618, respectively.

Currently, our PRC subsidiaries provide two categories of marketing services: (i) new media integrated content marketing services, which rely on creating and distributing relevant, engaging, and valuable content in order to attract and retain audiences to promote brands and selling products and services, and (ii) digital advertising services, which emphasize the need to choose better-matched ad distribution channels with the target audience to maximize marketing effectiveness.

Our PRC subsidiaries started their business in 2014 with digital advertising services, where they help marketers—typically app developers and operators and advertising agents thereof—optimize their marketing efforts by identifying, engaging, and activating target audiences for user acquisition. Our PRC subsidiaries publish advertisements for their customers’ products or services via their digital advertising channels, which consist primarily of Xuhang SDK-embedded Apps. With their analysis and optimization capabilities in advertisement placement, their industry expertise, and the distribution channel resources they have accumulated over the years, our PRC subsidiaries are able to provide customers with effective digital advertising services through better matching the products to be advertised with suitable distribution channels.

Since 2017, our PRC subsidiaries have launched and expanded their new media integrated content marketing services that address the growing demands of marketers for social, entertaining, and trendy marketing content in the new media area. Specifically, our PRC subsidiaries’ new media integrated content marketing services are mainly composed of two models—the S2B model and the S2P model. For the S2B business, our PRC subsidiaries provide customers with a package of new media integrated content marketing service solutions—specifically, our PRC subsidiaries (i) provide creative marketing services to merchants and brands by producing entertaining and trendy marketing content, such as promotional short videos and advertorials, and publishing them via their self-operated and cooperative we-media accounts; (ii) plan, organize, and implement live streaming events on behalf of marketers, such as e-commerce merchants and local businesses, for promoting their products or services on high-profile live streaming platforms, or provide them with new media live broadcast training services; and (iii) organize online and offline marketing activities for large brands, business centers, commercial complexes, and tourist attractions, based on their needs for an “online-offline-linkage” marketing strategy. In addition, to supplement their new media integrated content marketing services, our PRC subsidiaries have recently developed affiliated businesses. Specifically, our PRC subsidiaries (a) license self-developed software products and services to third-party business, and (b) cooperate with cultural institutions, including museums and tourist attractions, such as Daming Palace National Heritage Park and Huashan Scenic Area, to help them issue, promote, and sell IP-related digital products that are becoming increasingly popular among young people on platforms such as Ali Auction, NetEase Planet, and Xinhua Shucang.

With respect to the S2P business, our PRC subsidiaries provide online traffic services to large Internet media platforms by generating or directing user traffic to those media platforms through editing and producing captivating short videos from authorized TV dramas, movies, and variety shows and posting such short videos on high-profile media platforms, such as Toutiao, Douyin, Xigua Video, Baidu Baijiahao, Kuaishou, Youku, Tencent Video, and iQIYI. As of December 31, 2023, our PRC subsidiaries had an in-house new media content production and operation team consisting of 116 employees, including senior media professionals, senior marketers, or people with professional backgrounds in design, journalism, and writing. This strong content team enables our PRC subsidiaries to consistently produce creative, entertaining, and interactive marketing content. With their in-depth industry insight and strong content production capabilities, our PRC subsidiaries provide a package of multi-channel marketing solutions that address their customers’ different marketing needs. We believe that, with their extensive distribution channels and marketing methods, our PRC subsidiaries can maximize marketing effectiveness for their customers within their marketing budgets.

For the years ended December 31, 2022 and 2023, we had total revenue of RMB478.0 million and RMB415.5 million (US$58.5 million), respectively, and net income of RMB69.8 million and RMB55.5 million (US$7.8 million), respectively. Revenue derived from new media integrated content marketing services accounted for approximately 86.7% and 82.8% of our total revenue for those years, respectively. Revenue derived from digital advertising services accounted for approximately 13.3% and 17.2% of our total revenue for those years, respectively. For the years ended December 31, 2022 and 2023, our cost of revenue was RMB301.9 million and RMB264.1 million (US$37.2 million), respectively.

Our Competitive Strengths

We believe the following competitive strengths are essential for our PRC subsidiaries’ success and differentiate them from their competitors:

Content-Driven New Media Integrated Marketing Enabled by Our PRC Subsidiaries’ Expertise in Advertising Idea Creation and Content Production

Our PRC subsidiaries are early movers focusing on content marketing by leveraging the increasing popularity of we-media platforms. They understand that Internet technology and content are changing the marketing industry and everyone involved in it. As content marketing has become a widely established practice, consumers expect to obtain fun, entertaining, and even educational and interactive content from advertising and have become accustomed to such standards set by the most innovative marketing campaigns.

In contrast to traditional media, which relies heavily on channels, new media integrated content marketing focuses primarily on content that appeals to the target audience. In the era of new media, anyone can produce and disseminate content. While abstract and tedious content may be valuable from a professional perspective, content that is friendly, interesting, and eye-catching is more likely to be loved by the public and gain significant Internet traffic.

Since 2017, we have been researching consumer behavior and preferences, thus gathering an in-depth understanding of market trends, and have built an experienced team to meet customers’ constantly changing needs. Compared with their competitors, our PRC subsidiaries are better equipped to develop a marketing strategy that targets end consumers while offering attractive, customized marketing solutions that maximize marketing returns. As of December 31, 2023, our PRC subsidiaries had 116 employees in their in-house new media content production and operation team, which consisted of senior media people, senior marketers, and professionals in design, journalism, and writing. Their team’s size and diversity allow them to produce professional, intriguing, and approachable content and marketing ideas. As of the date of this prospectus, our PRC subsidiaries are capable of producing more than 160,000 short videos and 180 advertisements per month.

Our PRC subsidiaries provide creative marketing services for merchants and brands, and produce entertaining and fashionable marketing content, including advertorials, short videos, and other marketing materials. As of December 31, 2023, they had produced over 18,847 advertorials and over 5,935,119 short videos, which have been published through over 14 content distribution platforms. Our PRC subsidiaries also provide online traffic services to Internet media platforms by generating or directing user traffic to those media platforms through editing and producing captivating short videos from authorized TV dramas, movies, and variety shows, and posting such short videos on high-profile media platforms, such as Douyin, Toutiao, Xigua Video, Baidu Baijiahao, Youku, and Tencent Video. Customers we serve include ByteDance (Toutiao, Xigua Video, Douyin), Alibaba (UC and Youku), Tencent (Tencent Video and WeChat Official Account), Baidu (Haokan Video and Quanmin Video); Bilibili, Kuaishou, NetEase, and iQIYI. As of December 31, 2023, our PRC subsidiaries were capable of producing 5,365 short videos each day, and had produced more than 5,935,119 short videos in total since their incorporation, generating over 224.39 billion views in total.

Capability of Offering a Package of Integrated Marketing Solutions of Various Forms

Integrated marketing refers to the marketing activities that help brands or enterprises reach and interact with their target customers through multiple marketing methods and marketing channels. A typical integrated marketing strategy includes digital marketing, content promotion, live streaming events, public relations, and offline event marketing.

Our PRC subsidiaries are committed to providing customers with a package of integrated marketing solutions through multiple marketing channels and in different forms. They have therefore attracted customers with a variety of needs by enabling them to select the most appropriate and effective marketing methods. With their diverse marketing services—including creative marketing planning consultation, writing advertorials, producing promotional videos, operating social media accounts, implementing live streaming sales, and organizing offline marketing activities—our PRC subsidiaries help marketers reach their target audiences and maximize their return on marketing investment. For example, our PRC subsidiaries offer digital advertising services for Alibaba’s Taobao App to help customers better identify the App so as to attract and engage target audiences. Furthermore, their new media integrated content marketing capabilities enable them to provide short video content operation services for Alibaba’s Youku Video and UC browser. Specifically, our PRC subsidiaries help Youku Video and UC browser increase online views and attract and retain new users through editing, producing, and posting captivating short videos on high-profile media platforms and thereby directing large user traffic therefrom to their customers. Additionally, our PRC subsidiaries also provide new media advertising and offline activity services based on an “online-offline-linkage” marketing strategy for Taobao, Tmall’s “618,” “Double 11,” “Double 12,” and other promotional campaigns.

With their multi-channel marketing solutions that address different marketing needs, we believe our PRC subsidiaries can maximize marketing effectiveness for their customers within their marketing budgets. We expect our PRC subsidiaries’ integrated marketing solutions strategy to increase the stability of their client base and sustain their growth in the future.

Diverse Network of We-Media Accounts with Hundreds of Millions of Followers

Our PRC subsidiaries’ high-quality and diverse network of we-media accounts, including self-operated and cooperative we-media accounts, is crucial to their business. See “—Ad Distribution Channels—Distribution Through We-Media Publishers/Accounts.” Our PRC subsidiaries have a diverse network of we-media accounts across multiple we-media platforms, which primarily cater to new media formats and are rapidly gaining popularity and user base in China. As of December 31, 2023, our PRC subsidiaries operated over 700 new media accounts, representing online traffic of approximately 100 million Internet followers—specifically, approximately 40.88 million followers from Douyin, approximately 34.77 million followers from Baidu Baijiahao, approximately 12.23 million from Kuaishou, approximately 4.61 million from WeChat public accounts, and approximately 7.33 million followers from other Internet media and e-commerce platforms, including Toutiao (头条号), Dayu (大鱼号), Bilibili(哔哩哔哩), and Qi’e Hao (企鹅号). We believe that our PRC subsidiaries’ ability to operate these next-generation we-media accounts will benefit them in their business expansion in the future.

Full Stack Technology Solutions for New Media Businesses

We provide full-stack technology solutions with an experienced IT R&D team. Our self-developed technologies are based on low-code and user-experience-driven development, where we apply well-designed user interface components and data processing techniques to improve development efficiency and platform stability. We have developed software to support different lines of business for our PRC subsidiaries, including the live streaming broadcast, conference hosting, and local life live broadcast. Meanwhile, our PRC subsidiaries have licensed self-developed software products and services to third-party businesses.

Business Expansion Mode Through Cooperation with Local State-Owned Enterprises

In order to (i) fully utilize our expertise in digital marketing, (ii) cater to the growing demand for digital marketing in traditional industries due to the COVID-19 pandemic, and (iii) capitalize on local governments’ desire to promote local economic growth through digital marketing, our PRC subsidiaries launched the Star Project in 2020, a key business initiative to further develop our new media integrated content marketing business in the local and regional markets of first-and second-tier cities in China. Specifically, Xuhang Network, one of our PRC subsidiaries, has been seeking cooperation with local governments or state-owned enterprises through the establishment of joint ventures (the “Project Companies”), in which Xuhang Network is responsible for day-to-day operations, local governments provide financial support, business referrals, business premises, and tax benefits, and both parties are entitled to share profits based on their equity interests in the Project Companies. The established Project Companies are partially owned by Xuhang Network, and thus are also our subsidiaries in the PRC. In a typical cooperation agreement entered into between Xuhang Network and a local government, Xuhang Network is required to manage a Project Company’s day-to-day operations to achieve predetermined revenue and profit targets and to provide new media marketing services and other related services to serve local merchants and communities, while the local government is required to (i) designate a state-owned enterprise to provide initial capital contributions to the Project Company in exchange for an equity interest therein; (ii) provide business support and referrals of local customers through coordination of local customer and media resources including related state-owned enterprises and local media organizations, and prioritizing the purchase of Project Company services when comparable services are available; (iii) provide office space with rent subsidies for the Project Company, usually 100% rent subsidies for the first three years and 50% rent subsidies for the following two years, depending on specific local policies; (iv) offer applicable tax deductions or benefits, such as a 100% tax exemption of local taxes for the first three years followed by a 50% exemption for the next two years, depending on local tax policies; and (v) provide subsidies for talent recruitment as well as other support, pursuant to favorable policies, to facilitate Xuhang Network’s growth and expansion in local markets. Generally, the cooperation agreements have a term of up to five years and are renewable upon mutual consent of the parties. The agreements may be terminated upon certain default events by either party. Additionally, some of the agreements allow early termination by the local government partners upon certain conditions, such as Xuhang Network’s failure to meet the profit guarantee clause. The cooperation agreements typically do not contain terms of revenue-sharing arrangements. Rather, the parties to the cooperation agreements are entitled to the distribution of profits of the Project Companies based on their respective equity interests. In some cooperation agreements, local governments are promised a profit guarantee for a prescribed period of time. Through referrals of local customer resources by local governments, coupled with Xuhang Network’ expertise in content production and marketing services, the Project Companies are able to rapidly expand their business by gaining corporate orders to serve local cultural and tourist attractions, commercial complexes, and local brands or merchants. In addition to achieving rapid market expansion and customer acquisition, the Project Companies help improve urban consumption and industrial digitalization while serving the local economy. The referred local corporate customers typically operate in traditional industries and lack marketing experience suitable for the Internet era. Leveraging their expertise in new media integrated content marketing, the Project Companies help such local companies in traditional industries to promote their brand, increase sales, and achieve operating efficiencies. Meanwhile, the Project Companies help local governments create new IPs with respect to culture, tourism, and sports to promote their cities’ identity and improve their reputation and visibility in China. As of the date of this prospectus, Xuhang Network has established five Project Companies in several Chinese cities, including Shanghai, Nanjing, Qingdao, and Wuhan. For the years ended December 31, 2022 and 2023, Xuhang Network served 99 and 37 customers through the joint venture companies established under the Star Project, which represented 9.5% and 5.7% of our total customers, respectively. For the years ended December 31, 2022 and 2023, Xuhang Network generated RMB23.9 million and RMB2.7 million (US$0.4 million) in revenue under the Star Project, which represented 5.0% and 0.6% of our total revenue in those years, respectively. For the years ended December 31, 2022 and 2023, Xuhang Network served 18 and 5 customers that were introduced through government referrals, which represented 1.8% and 0.8% of our total customers, respectively. For the years ended December 31, 2022 and 2023, Xuhang Network generated RMB0.6 million and RMB0.9 million (US$0.1 million) in revenue from customers introduced through government referrals, which accounted for 0.1% and 0.1% of our total revenue in those years, respectively. Due to the relatively low percentage of revenue generated from the Star Project and the relatively low number of customers introduced through government referrals, the Star Project did not have a material impact on our PRC subsidiaries’ operations and financial results for the years ended December 31, 2022 and 2023. Our PRC subsidiaries plan to continue expanding their business through the Star Project in the future.

Solid Marketer Base Spanning a Wide Range of Industries

As of December 31, 2022 and 2023, our PRC subsidiaries had a marketer base of 1,002 and 618, respectively. Our PRC subsidiaries’ marketer base includes media platforms and corporate clients. The industries of our PRC subsidiaries’ marketer base vary from e-commerce, commercial complex, retailing, catering, and online media platforms, to tourism, leisure and entertainment, and games apps, including well-known brands such as Alibaba, Intime City, 3M, Walmart, Starbucks, KFC, ByteDance, Huawei, China Construction Bank, and Shanghai Tower.

We believe our PRC subsidiaries’ broad and diverse marketer base helps them compete with other service providers. Our PRC subsidiaries’ relationships with marketers of a broad industry spectrum also enable them to understand the demands and requirements of the marketers and communicate with their marketers in an accurate and efficient manner, which serves as their primary source to stay informed of the trends and evolutions of the new media integrated content marketing industry.

We believe our PRC subsidiaries’ relationships with their marketers help them build a reputation of quality services featuring creative advertising ideas and appealing content production via new media, which helps attract and secure potential marketers, thus forming a virtuous cycle for our PRC subsidiaries’ growth. As our PRC subsidiaries continue to build and optimize their marketer base, we are confident that they will be seen by merchants as a desirable place for marketers who look for digital marketing of their products and services and a valuable source and channel to drive consumer demand, increase sales, and achieve operating efficiencies.

Visionary and Experienced Management and Business Teams with Strong Technical and Operational Expertise

Our success is attributable to the deep industry experience and proven execution track record of our senior management and business teams, with global perspectives and insightful knowledge of the Internet and media industries. Mr. Tianhang Xiao, our founder and Chairman of the Board of Directors with over 13 years of experience in media marketing and digital advertising, served as a senior product manager at Hangzhou Sky Network Technologies Co., Ltd., and co-founded Hangzhou Zhenqu Network Technology Co., Ltd., a company specializing in mobile advertisement placement and game services. With deep connections and extensive experience in the field of mobile Internet operations, Mr. Xiao spearheaded our growth with his valuable insight in corporate internal control and high-level strategizing and business planning.

Members of the business teams have extensive and complementary experiences in a wide range of fields, covering Internet technology, media, and digital marketing. Mr. Congcong Wei, the head of the new media S2B business sector of Xuhang Network, has more than 12 years of advertising and marketing experience. As an entrepreneur in the we-media industry, Mr. Wei excels at content production, traffic management, and brand marketing on platforms such as Weibo, Douyin, and WeChat. Mr. Yang Yang, the head of the new media S2P business sector of Jiangxi Ku’o, has more than 11 years of experience in advertising and marketing. As one of the high-quality content creators on multiple well-known We-media platforms, Mr. Yang is skilled at creating and operating short video content, and well versed in monetization and operation of online traffic. Ms. Lilian Liu, the head of the new-media and conference services of Hangzhou Jinting, has 16 years of experience in media and conference services and is an expert In the Internet media Industry and conference management. Mr. Xiaowen Wang, the head of the technology center of Xuhang Network, has more than 20 years of experience in product architecture and R&D management and he is an all-around management expert with a technical background as well as expertise in user experience, product management, and business operations. We rely on our visionary, experienced, and passionate senior management team to drive our business growth. Under the leadership of the management, our PRC subsidiaries have successfully identified and capitalized on the opportunities for growth in the digital advertising and new media industries.

Our Growth Strategies

Our PRC subsidiaries intend to develop their business and strengthen brand loyalty by implementing the following strategies:

Further Expand Our PRC Subsidiaries’ Business Scale and Secure New Marketers

The integrated marketing industry in China is evolving rapidly. According to the Frost & Sullivan Report, the market size of the integrated marketing industry in China has increased from approximately RMB971.6 billion in 2019 to approximately RMB1,538.1 billion in 2023, representing a CAGR of approximately 12.2%, and it is expected to further increase to approximately RMB2,471.2 billion in 2028, with a CAGR of approximately 9.9%. See “Industry—Overview of China’s Integrated Marketing Market.” We believe the growth of the digital advertising market will fuel the need for new media content marketing and digital advertising services, as marketers seek to optimize their digital marketing strategies, which will create an enormous opportunity for digital advertising service providers like our PRC subsidiaries.

To capture the potential growth of the digital advertising service market, our PRC subsidiaries will continue to actively endeavor to attract new marketers to plan and implement their integrated marketing and digital advertising campaigns and seek to increase the advertising spend of their existing marketers. Our PRC subsidiaries will also seek to include more high-profile and sizeable marketers from various industries. We believe this will reinforce our PRC subsidiaries’ reputation as reliable digital advertising service providers in different industries, which we believe would extend their reach to marketers in those industries. In particular, our PRC subsidiaries have conducted a variety of sales and marketing activities, such as increasing their social media presence and attending industry conferences and business development activities. In addition, they have collaborated with local government partners for business referrals and market expansion opportunities, by launching the Star Project in 2020, a key business initiative to further develop their new media creative marketing business in the local and regional markets of first-and second-tier cities in China. See “—Our Competitive Strengths—Business Expansion Mode Through Cooperation with Local State-Owned Enterprises.” We believe that such strategies have contributed to our PRC subsidiaries’ revenue growth in 2022 and 2023, and will continue to do so in the future.

Continue to Invest in Technology Research and Development to Develop and Commercialize New Software Systems and Expand Business and Profitability

Our PRC subsidiaries’ continuous investment in technology research and development supports the rapid growth of the business and establishes a technology-driven growth edge for the future. Our PRC subsidiaries are developing software products for related industries and will establish new growth points through the commercialization of software products in the future. Research and development in the future will focus on the following areas:

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Software product commercialization. Our PRC subsidiaries will (i) continue to develop software products for related industries, including Xuhang Live Streaming E-commerce Cloud and Xuhang Conference Cloud, while optimizing technology solutions, integrating upstream and downstream services, and improving the one-stop user experience; and (ii) promote and commercialize software products and establish an operation team and a customer growth team to ensure business growth.

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New business expansion. Our PRC subsidiaries will further develop technological services and software covering more businesses pertaining to city life, traveling, and entertaining businesses, including developing applications that provide living solutions for intelligent communities and intelligent hotels, and metaverse city businesses. Intelligent communities are a new form of community governance that integrates a wide range of resources within the community through leveraging big data, cloud computing, artificial intelligence, and other information technologies, and intelligent hotels utilize big data, the IoT, voice artificial intelligence, augmented reality, and other technologies to achieve hotel digitalization and intelligence, enhance customer interaction, and enhance hotel management and service levels. As to metaverse city businesses, we will further develop an immersive virtual world that enhances the interaction between consumers and merchants in different business districts by leveraging modeling, augmented reality, and other technologies. Our PRC subsidiaries expect to expand their technology team. If and when the technology team is capable of independently taking on business from customers and meeting their specific needs, our PRC subsidiaries expect to create special business and operation teams for further expansion.

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Developing an advanced data system and improving the data team. Our PRC subsidiaries will (i) build a database to screen potential merchant customers and conduct consumer portraits, as well as build membership systems for both merchants and consumers; and (ii) develop a data-driven intelligent business engine to achieve business intelligence and automation (e.g., supplier and project scoring systems and customer dimension analysis system) to optimize related industry services.

Further Expand We-media Resources

To strengthen their capabilities in providing high-quality new media integrated content marketing services, our PRC subsidiaries plan to expand and diversify their we-media account base by establishing more we-media accounts on various platforms and developing specific-interest we-media resources, such as multiple we-media accounts focusing on more trendy topics, including food, entertainment, and cultural tourism. Meanwhile, by leveraging their advantages in content production and operation, our PRC subsidiaries plan to continue to create engaging and interesting content to grow the follower base for their existing and prospective we-media accounts. Further, our PRC subsidiaries plan to increase collaboration with popular third-party we-media publishers to direct their user traffic to our PRC subsidiaries’ self-operated and cooperative we-media accounts. In this regard, our PRC subsidiaries also plan to establish strategic cooperation with upstream and downstream industry participants, such as agents of large we-media platforms.

Pursue Additional Strategic and Financially Attractive Acquisitions

Our PRC subsidiaries have a track record of successfully identifying, acquiring, and integrating businesses that complement and expand their marketing offerings, ad distribution channels, and client relationships while achieving synergies and generating attractive returns that are well in excess of their cost of capital. Using their disciplined approach for screening and evaluating potential opportunities, our PRC subsidiaries intend to continue to seek strategically and financially attractive acquisition targets that provide them with new capabilities. Our PRC subsidiaries have significant internal resources dedicated to tracking potential acquisition prospects which are formally reviewed by senior management on a regular basis. We believe that our PRC subsidiaries will continue to be an acquirer of choice in their industry and transact with smaller players at valuation levels that are attractive on a relative basis.

Our Business Model

Our PRC subsidiaries currently generate revenue from the following principal sources:

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New Media Integrated Content Marketing Services. Our PRC subsidiaries provide marketers with integrated marketing solutions across a wide spectrum of marketing channels, both online and offline, with a primary focus on content creation of entertaining and trendy marketing materials, such as promotional short videos and advertorials, to be published via their self-operated and cooperative we-media accounts. Our PRC subsidiaries also plan, organize, and implement live streaming events on behalf of marketers, such as e-commerce merchants and local businesses, for promoting their products or services on high-profile media platforms. In addition, our PRC subsidiaries help generate or direct vast amounts of user traffic to those media platforms by editing and producing captivating short videos based on authorized TV dramas, movies, and variety shows, and posting such short videos on high-profile video-sharing platforms such as Douyin. Our PRC subsidiaries typically receive non-performance-based service fees for their integrated marketing services, and performance-based service fees for their live streaming services and online traffic services. In addition, our PRC subsidiaries operate affiliated businesses including (a) licensing self-developed software products and services to marketing agencies, and (b) cooperating with cultural institutions, such as museums, to issue IP-based digital products on e-commerce platforms and receive a portion of the sales revenue as service fees for their services. Overall, our PRC subsidiaries offer a service package comprising a variety of integrated marketing solutions, including marketing strategy and creativity consulting, drafting advertorials, producing promotional short videos, managing and operating their customers’ social media accounts, planning and implementing live e-commerce events, and organizing offline marketing events or public relations activities. Customers may select one or more types of services based on their respective marketing targets, demand, budgets, and other factors. As different customers tend to have different goals and focuses in their marketing campaigns, our PRC subsidiaries provide customized services to meet their specific needs.

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Digital Advertising Services. Our PRC subsidiaries provide marketers—typically app developers and operators, and their advertising agents—with services to identify, engage, and activate target audiences for user acquisition, by leveraging their insight and experience in digital advertising and their understanding of customer needs and the characteristics of ad distribution channels. Marketers are typically charged with performance-based service fees for our PRC subsidiaries’ advertising services.

The following tables present our revenue and gross profit for the years ended December 31, 2022 and 2023. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

	Revenue			Gross Profit
	Year Ended December 31,			Year Ended December 31,
	2022	2023		2022	2023
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for percentages)			(in thousands, except for percentages)
Digital advertising services	63,418	71,349	10,046	13,812	21,072	2,967
New media integrated content marketing services	414,614	344,145	48,456	162,321	130,276	18,343

Total	478,032	415,494	58,502	176,133	151,348	21,310

New Media Integrated Content Marketing Services

New media integrated content marketing services are and will be the primary focus of our PRC subsidiaries’ business. Our PRC subsidiaries commenced their new media integrated content marketing services in China in 2017 when they established and started operating multiple we-media accounts designed to be potential marketing platforms. Over the years, our PRC subsidiaries have grown a wide-ranging portfolio of we-media accounts, currently encompassing WeChat public accounts, short video accounts, and other new media accounts on high-profile media platforms in China, such as Douyin, Weibo, Kuaishou, and Xiaohongshu, which provide a variety of vibrant and engaging content to their followers. These we-media accounts have become the gateway for follower acquisition and traffic aggregation in connection with our PRC subsidiaries’ new media integrated content marketing business. They also provide monetization opportunities as our PRC subsidiaries utilize the sizable online traffic generated from these new media accounts for serving the marketing needs of customers, including brands, merchants, and media platforms. As part of the new media integrated content marketing services, our PRC subsidiaries help marketers operate, or provide operational strategies for, their new media accounts. While those accounts are not owned by us, they become our cooperative new media accounts, which contribute to our we-media account base for new media integrated content marketing campaigns. See “—Ad Distribution Channels—Distribution Through We-Media Publisher/Accounts.”

In addition, with the emergence of popular live e-commerce and live streaming platforms attracting numerous viewers and consumers, marketers are increasingly receptive to the idea of conducting their marketing campaigns through live streaming events, such as live streaming sales and live video broadcasts, where viewers can share an immersive and interactive experience with the streamer/broadcaster. Blending entertainment with instant purchasing, live e-commerce offers retailers, brands, and digital platforms a new channel with enormous scope for creating value. Similarly, live video broadcasts are changing the way brands and merchants interact with their audiences by engaging viewers in immediate and authentic ways that other social media formats cannot. In this regard, by leveraging their expertise in the production of marketing content, our PRC subsidiaries also plan, organize, and implement live streaming events on behalf of marketers, including e-commerce merchants and local businesses, for promoting those marketers’ products or services on new media platforms such as Douyin and Kuaishou. Our PRC subsidiaries have a professional live video broadcast team and operate two full-fledged live streaming bases for the provision of high-quality live streaming services. Having accumulated extensive experience in local-life related live video broadcasts and live streaming sales, our PRC subsidiaries are able to plan and implement effective live streaming marketing campaigns, including services of live video idea creation, scriptwriting, and filming, and live streaming account maintenance, which have been highly recognized by their customers.

For the years ended December 31, 2022 and 2023, our PRC subsidiaries’ revenue from new media integrated marketing services was RMB414.6 million and RMB344.1 million (US$48.5 million), respectively, accounting for 86.7% and 82.8% of their total revenue for the respective years, respectively.

Types of Services

Our PRC subsidiaries offer multi-channel marketing services with a primary focus on content-driven we-media marketing. Their new media integrated content marketing services are organized into two principal models, the S2B model and the S2P model.

S2B model

Our PRC subsidiaries provide marketers with integrated marketing solutions across a wide spectrum of marketing channels, both online and offline, with a primary focus on we-media marketing. Our PRC subsidiaries primarily focus on conducting entertaining and trendy new media integrated content marketing via their we-media account base including self-operated and cooperative accounts. Our PRC subsidiaries’ creative marketing services generally include (i) formulation of marketing strategies, (ii) establishment and/or operation of we-media accounts as requested and on behalf of the marketers, (iii) content production of marketing materials, such as promotional short videos and advertorials, (iv) identifying and sourcing the most appropriate media resources and formats to maximize the marketing effects, (v) organizing and coordinating the implementation of the new media integrated content marketing campaigns, (vi) monitoring and evaluating the result and effectiveness of the marketing campaigns, and (vii) organizing offline marketing events to meet customers’ needs for an integrated “online-offline-linkage” marketing strategy. Our PRC subsidiaries typically receive service fees that vary according to the scope of service for each marketing campaign as determined by advertiser customers in accordance with their respective demand and budgets. In addition, our PRC subsidiaries plan, organize, and implement live streaming events on behalf of marketers, such as e-commerce merchants and local life businesses, for promoting their products or services on media platforms such as Douyin and Kuaishou. The live streaming services provided by our PRC subsidiaries mainly include (i) live e-commerce services and (ii) local life live video broadcast services. For live e-commerce services, our PRC subsidiaries typically enter into cooperation agreements with brands and merchants for specified terms, under which our KOLs or KOCs will promote and sell the marketers’ products or services on a live streaming platform. The marketers are charged with service fees, which generally represent a pre-determined percentage of the Effective GMV generated from the live streaming sales, which represents the aggregate value of the merchandise actually sold and delivered to consumers in the live KOL/KOC sales services provided by our PRC subsidiaries, after deducting the value underlying cancelled orders and returned merchandise. The percentage, typically ranging from 10% to 25%, is determined based on a variety of factors, including the Effective GMV sold in such live streaming sales, types of products and services facilitated, live streaming time, the popularity of the KOL/KOC, and other market factors. For example, our PRC subsidiaries have organized and implemented 450 live streaming sales events on Douyin for Teenie Weenie KIDS (“TW KIDS”). See “—New Media Integrated Content Marketing Services—Representative New Media Integrated Content Marketing Projects—Case Study for S2B Live Streaming Services: Project for TW KIDS.” As of December 31, 2023, our PRC subsidiaries had performed more than 5,000 live streaming sales events for 458 customers, including apparel, electronics, and home furnishings since May 2021. In addition, our PRC subsidiaries plan and broadcast local life live videos for purposes of promoting local businesses such as restaurants and tourist attractions, through which viewers can enjoy an immersive and interactive exploration of local businesses with the streamer/broadcaster. As of December 31, 2023, our PRC subsidiaries had conducted more than 1,180 local life live broadcasts for more than 420 local life merchants across catering, tourism, beauty, fast-moving consumer goods, and other industries since May 2021. Our PRC subsidiaries typically receive performance-based service fees for their live streaming services.

To supplement their new media integrated content marketing business, our PRC subsidiaries have also developed software licensing and digital product distribution businesses. First, our PRC subsidiaries have continually improved their research and development capabilities, and are committed to developing technological services enabled by low-code and user-experience-driven development. Currently, our PRC subsidiaries have independently developed business software products for live streaming sales, conference event services, and local life live broadcasting, and they have launched licensed Business to customers the self-developed software products and service, including Xuhang Live Streaming E-commerce Cloud and Xuhang Conference Cloud. As our PRC subsidiaries closely monitor industry developments to combine their advantages to expand their business, they have collaborated, since October 2021, with cultural institutions, including museums and tourist attractions, such as Daming Palace National Heritage Park and Huashan Scenic Area, to help them issue, promote, and sell IP-related digital products that are becoming increasingly popular among young people on platforms such as Ali Auction, NetEase Planet, and Xinhua Shucang. Those cultural institutions typically possess considerable IP resources but lack the means to monetize them beyond selling tickets. Our PRC subsidiaries’ services include (i) designing digital collections by refining the proprietary IP elements provided by those cultural institutions and utilizing blockchain technology to create corresponding digital copyright works on the Ali Auction platform, (ii) assisting those cultural institutions in operating their e-commerce stores selling such IP-related digital collections, and (iii) leveraging our PRC subsidiaries’ media advertising distribution channels to contribute to the promotion and sale of relevant digital collections. Such digital products are similar to NFT products, except they cannot be exchanged upon issuance in the PRC. Our PRC subsidiaries are entitled to receive a portion of the sales revenue as service fees for their services.

S2P model

Leveraging their expertise in producing fun and entertaining content, our PRC subsidiaries provide services of directing viewer traffic to large Internet media platforms operated by their customers. Specifically, our PRC subsidiaries edit and produce captivating short videos from TV dramas, movies, and variety shows as authorized by the large Internet media platforms or other relevant copyright owners or licensors, and post these short videos via our PRC subsidiaries’ self-operated and cooperative we-media accounts on high-profile short video platforms such as Douyin for generating and direction of a large amount of viewer traffic to customers’ digital media platforms. Typically, our PRC subsidiaries receive performance-based online traffic service fees from media platforms based on the type of videos and the number of views, followers, and likes the videos receive, among other factors as determined by the large Internet media platforms. To a lesser extent, we may also receive the advertising fees received by the large Internet media platforms from such we-media accounts for which we help generate viewer traffic.

The sources of content, based on which our PRC subsidiaries produce short videos, are generally from (i) the media platforms that are the copyright owners or licensors of such content and thus have the legal right to authorize production of any derivative works thereof, (ii) copyright owners or licensors (other than the media platforms) that sublicense our PRC subsidiaries to edit such content for generating online traffic and with whom our PRC subsidiaries share a pre-determined portion of the online traffic service fees and advertising fees, if applicable, they receive from media platforms, and (iii) copyright owners or licensors from whom our PRC subsidiaries purchase the relevant content for use for a fixed period, in which case they are entitled to all the online traffic service fees and advertising fees, if applicable, from the media platforms during such a period.

Below is an example that illustrates our S2P business model and the material terms of a typical agreement entered between our PRC subsidiaries and large Internet media platforms. “Xiguanuanxinshi” is a we-media account on Douyin, a large Internet media platform owned by Beijing ByteDance Network Technology Co., Ltd., the parent company of Douyin and Xigua Video. ByteDance has full right to use, operate, and profit from the account. In July 2020, ByteDance entered into an agreement with Jiangxi Ku’o, one of our PRC subsidiaries, pursuant to which agreement, Jiangxi Ku’o was required to operate the “Xiguanuanxinshi” account on behalf of ByteDance. Specifically, Jiangxi Ku’o was required to edit and produce short videos using the content provided by ByteDance, which has the legal right to authorize derivative works of such content, and to post the short videos on the “Xiguanuanxinshi” account and conduct relevant marketing activities. ByteDance was obligated to pay Jiangxi Ku’o based on (i) the number of followers of “Xiguanuanxinshi” acquired during the period operated by Jiangxi Ku’o, and (ii) the popularity of the short video (primarily measured by the number of views) produced by Jiangxi Ku’o. Any party may terminate the agreement upon providing a written notice of termination to the other party. The agreement further provides for a trial period of 20 days for the services offered by Jiangxi Ku’o. If, during the trial period, the services provided by Jiangxi Ku’o do not meet the requirements provided in the agreement, ByteDance has the unilateral right to terminate the agreement without incurring any fees payable to Jiangxi Ku’o. The agreement had an initial term of one year, beginning on July 1, 2020, subject to the initial trial period described above. The agreement was renewed twice and was terminated on July 1, 2023.

Our Marketers

Our PRC subsidiaries have built a diverse marketer base from a broad range of industries. Specifically, the customers of their new media integrated content marketing business consist of (i) marketers for our creative marketing under the S2B model, typically from a broad range of industry verticals, including e-commerce, commercial complex, retailing, catering, tourism, and leisure and entertainment; and (ii) media platforms for our PRC subsidiaries’ online traffic services under the S2P model, typically including both the short-form and long-form video platforms.

During the years ended December 31, 2022 and 2023, our PRC subsidiaries served 981 and 606 marketers for their new media integrated content marketing business, respectively.

In terms of the new media integrated content marketing services, for the year ended December 31, 2022, the top five customers of our PRC subsidiaries were Taobao (China) Software Co., Ltd., Alibaba (China) Network Technology Co., Ltd., Zhejiang Tmall Technology Co., Ltd., Douyin Vision Co., Ltd., and Alibaba (China) Co.,

Ltd., representing 5.2%, 3.7%, 3.7%, 2.8%, and 2.6% of our total revenue, respectively. For the year ended December 31, 2023, the top five customers of our PRC subsidiaries were BeiJing IQIYI Science & Techonology Co., Ltd., Taobao (China) Software Co., Ltd., Alibaba (China) Co., Ltd., Dingtalk (China) Information Technology Co., Ltd., and Lazars Network Technology (Shanghai) Co., Ltd., representing 12.0%, 9.3%, 7.1%, 2.7%, and 1.9% of our total revenue, respectively.

Ad Distribution Channels

Our PRC subsidiaries provide new media integrated content marketing services through various distribution channels, including (i) we-media accounts, (ii) live streaming platforms, and (iii) to a lesser extent, offline ad inventories.

Distribution Through We-Media Publishers/Accounts

Our PRC subsidiaries’ new media accounts can be generally classified into two categories: (i) self-operated accounts and (ii) cooperative accounts. Self-operated accounts are those owned by our PRC subsidiaries or by MCN institutions thereunder, over which accounts our PRC subsidiaries have operational or management authority. Specifically, self-operated accounts are comprised of (a) accounts owned by our PRC subsidiaries, which have full right to use, operate, and benefit from these accounts, or (b) accounts managed, operated, promoted, and developed by our PRC subsidiaries as MCN institutions, where our PRC subsidiaries have signed agreements with the actual owners of these accounts to the extent that our PRC subsidiaries have full authority to negotiate and enter into contracts on behalf of the account owners and enjoy the income or benefits derived therefrom—namely, the rights and authority exercised by our PRC subsidiaries are no different from those of the account owners, except that income received by our PRC subsidiaries is calculated according to the agreed proportion and distributed to the account owners as remuneration. On the other hand, cooperative accounts are not owned by our PRC subsidiaries, or managed, operated, promoted, and developed by our PRC subsidiaries as MCN institutions. Rather, our PRC subsidiaries first acquire commercial income interests through cooperation agreements with account owners or MCNs that manage the accounts, and then utilize the accounts for advertising or other commercial purposes. See “—Our Business Partners.” As a result, our PRC subsidiaries have limited authority to manage the accounts granted by account owners or the MCNs that manage the accounts; our PRC subsidiaries are generally unable to manage the owners of those accounts. Self-operated accounts and cooperative accounts are both distribution channels our PRC subsidiaries utilize to deliver their marketing content, and there is no difference in terms of how our PRC subsidiaries record and recognize revenue derived from either type of accounts. However, our PRC subsidiaries treat and manage self-operated accounts the same way as fixed assets or intangible assets, whereas cooperative accounts are managed more like suppliers—in order to obtain the corresponding rights and interests in cooperative accounts, our PRC subsidiaries generally are required to pay a certain amount of fees in advance to establish cooperative partnerships.

Our PRC subsidiaries started operating a number of we-media accounts in 2017, which were mostly WeChat public accounts, such as Hangzhou Impressions and Favorite Hangzhou. Those we-media accounts have accumulated a large number of followers and have become efficient and effective platforms for the promotion of marketers’ products and services. For example, as of December 31, 2023, Hangzhou Impressions and Favorite Hangzhou have acquired approximately 1.0 million and 0.9 million followers, respectively. Over the years, our PRC subsidiaries have grown a wide-ranging portfolio of text-based or video-based we-media accounts, currently encompassing multiple WeChat public accounts, short video accounts, and other new media accounts on high-profile media platforms in China, such as Douyin, Weibo, Kuaishou, and Xiaohongshu.

Furthermore, our PRC subsidiaries conduct integrated marketing campaigns through their cooperative we-media accounts, which constitute we-media accounts (i) that are not owned by our PRC subsidiaries or by MCN institutions thereunder, but (ii) over which we have the operational or management authority under cooperative agreements with the accounts’ owners.

As of December 31, 2023, our PRC subsidiaries operated 704 we-media accounts at our disposal, including 524 self-operated accounts and 180 cooperative accounts, which collectively reached approximately 100 million Internet followers.

Distribution Through Live Streaming Platforms

Our PRC subsidiaries operate their new media integrated content marketing services by planning, organizing, and implementing live streaming events, including live KOL/KOC sales and live video broadcasts, on behalf of marketers for promoting their products or services on live streaming platforms such as Douyin and Kuaishou.

Distribution Through Offline Advertising Channels as Part of an Integrated Marketing Strategy

From time to time, our PRC subsidiaries cooperate with their offline media partners, such as advertising design, PR, and event organization firms and agencies, to organize offline marketing events, including purchasing offline advertisement inventories through outdoor electronic screens, elevators, and lightboxes at railway stations and bus stations. Such offline marketing events are usually conducted in conjunction with online marketing campaigns to meet customers’ needs for an integrated “online-offline-linkage” marketing strategy. For the years ended December 31, 2022 and 2023, offline ad inventories only accounted for a very small portion of distribution channels for our PRC subsidiaries’ new media integrated content marketing services. Nonetheless, it remains an integral part of our PRC subsidiaries’ creative marketing services, as they aim to provide multi-channel integrated marketing services as needed.

Our Business Partners

Our PRC subsidiaries’ new media accounts consist of both self-operated accounts and cooperative accounts. Our PRC subsidiaries rely on third-party business partners, including both (i) account owners and (ii) MCN institutions that manage those cooperative accounts, for the provision of cooperative accounts:

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Owners of Cooperative Accounts. The example below illustrates the nature of the relationship between our PRC subsidiaries and the actual owners of cooperative accounts. Specifically, “Impression Hangzhou” is a WeChat official account registered and certified by Hangzhou Find Fun Creative Cultural Co., Ltd. (the “Actual Owner”), which is entitled to use, operate, and benefit from the “Impression Hangzhou” account. In December 2017, Horgos Weizan Network Technology Co., Ltd. (“Weizan”), one of our PRC subsidiaries, entered into a standard cooperation agreement with the Actual Owner. According to the cooperation agreement, the Actual Owner is required to transfer the right to use, operate, and benefit from the “Impression Hangzhou” account for the next 10 years to Weizan, while Weizan is obligated to pay the Actual Owner RMB300,000 per year as a consideration. After acquiring the rights related to the “Impression Hangzhou” account, Weizan developed and operated the “Impression Hangzhou” account to seek commercial advertising opportunities on the account. As a result, “Impression Hangzhou” attracted many well-known brands and marketers, such as Starbucks and CoCo Milk Tea, to place ads and conduct marketing campaigns thereon. As shown above, the cooperative accounts are not owned by our PRC subsidiaries but are simply utilized as part of our PRC subsidiaries’ ad distribution channels for placing ads, advertorials, and/or promotional short videos in the new media integrated content marketing services provided by our PRC subsidiaries.

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MCN Institutions that Manage Cooperative Accounts. The example below illustrates the nature of the relationship between our PRC subsidiaries and the MCN institutions that manage cooperative accounts. “Qingcheshulu” is a we-media account on the Douyin platform that was registered and certified by Xidan Lian, an Internet influencer (the “Internet Influencer”). In October 2018, the Internet Influencer entered into an agreement with an MCN institution, Zhejiang Chengmi Film and Television Media Co., Ltd. (“Chengmi MCN”). Upon signing the MCN agreement, the Internet Influencer designated Chengmi MCN as his exclusive broker of business activities, responsible for cultivating, developing, and operating all online social media accounts associated with the Internet Influencer. According to the

MCN agreement, Chengmi MCN has full authority to negotiate and enter into contracts on behalf of the Internet Influencer and to enjoy the income or benefits derived from those contracts, provided Chengmi MCN agrees to compensate the Internet Influencer with an agreed proportion of income. In December 2018, Weizan entered into a standard cooperation agreement with Chengmie MCN, under which Weizan became the exclusive commercial agency rights for the “Qingcheshulu” account—namely, Weizan recommends and negotiates with prospective marketers for the “Qingcheshulu” account to facilitate ad placement on the account. As a consideration, Chengmi MCN is required to share 30% of its revenue derived from the account with Weizan as business agency fees.

Our Content Production

Our PRC subsidiaries’ advertising idea creation and content production capability is one of their core competencies. Our PRC subsidiaries have an in-house new media content production team, which enables them to design and produce customized, high-quality, and eye-catching marketing ideas, content, and materials. Their content design and production team consisted of approximately 113 employees based in Hangzhou as of December 31, 2023, including (i) advertorial writers and proof-readers, (ii) staff for idea creation and content review, and (iii) scriptwriters, directors, editors, and post-production crew.

Below illustrates the general workflow of our PRC subsidiaries’ production of promotional short videos and advertorials for new media integrated content marketing:

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Idea creation and scriptwriting. Pursuant to a marketer’s specific requirements, our PRC subsidiaries develop creative ideas for the marketing campaign as agreed by the marketer, which are then translated to scripts by in-house scriptwriters.

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Pre-production and filming/writing. Our PRC subsidiaries engage KOL and/or KOC or sometimes invite their employees to shoot their short videos. Pre-production preparation involves make-up, costumes, props, and sets. Our PRC subsidiaries’ in-house director coordinates with other production crew, including filming and lighting, to deliver alternative shots and scenarios to be selected for inclusion in the final video. As to the production of advertorials, our PRC subsidiaries engage their in-house experienced writers to draft articles pursuant to the marketer’s requirements and the creative ideas they brainstormed.

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Post-production. After completion of filming, the director works with our PRC subsidiaries’ in-house editors and post-production crew to select the scenes for assembling and polishing the final video, including video and sound editing, creating and recording music, adding special effects, and color grading. For advertorials, our PRC subsidiaries engage senior staff in their in-house content output teams, including professional writers and senior media practitioners and reporters to revise the draft for quality control.

Services and Operational Flow

Acquiring Marketers

Our PRC subsidiaries acquire marketers through various means, including (i) through referrals by local governments that cooperate with our PRC subsidiaries, (ii) approaching potential marketers based on market intelligence and their industry insights; (iii) leveraging their industry connections to identify potential marketers or through referrals by their marketers; and (iv) reaching out to their existing marketers to explore further business opportunities.

Our PRC subsidiaries provide potential marketers with an initial marketing plan. If the initial plan is approved, they will participate in the bidding, if any, for the potential marketer’s project with other competitors by submitting their revised plan and quotation for their marketing services. If our PRC subsidiaries win the bidding, they will enter into a service agreement with the marketer. Alternatively, if no bidding is required for the project, our PRC subsidiaries will provide potential marketers with their quotation for new media integrated content marketing services, which lays out the types of marketing services they will provide, payment information, and other terms and conditions. If the marketer accepts our PRC subsidiaries’ quotation, it becomes a legally binding contract with our PRC subsidiaries. In particular, the pricing model our PRC subsidiaries adopt for new media integrated content marketing services is subject to negotiation between our PRC subsidiaries and their marketers and is determined by taking into account various factors, including (i) our PRC subsidiaries’ service scope for the relevant marketing campaigns, (ii) types and nature of the marketing content, (iii) types of media partners to be engaged and media resources to be utilized, (iv) data and other information available for evaluation of the marketing effect, and (v) specific requirements and preferences of, and any historical pricing models adopted with respect to, the relevant customers.

Pre-Launch

Before launching an advertising campaign, our PRC subsidiaries usually discuss with marketer customers to understand their products or services to be marketed, marketing budget, and marketing objectives. For their new media integrated content marketing services, our PRC subsidiaries provide advice and services on advertising strategies and ad optimization, including choices of ad formats and content (such as short-video, image, and text descriptions), and appropriate social media accounts and suitable media channels for implementation and deployment of the advertising campaigns based on the themes and the desired effects of the campaigns. Our PRC subsidiaries provide such advice and services on advertising strategies and ad optimization to their customers to improve the effectiveness of the marketing campaigns to be launched, which we believe will serve to enhance their customers’ satisfaction and encourage their customers to retain their services.

Campaign Launch and Performance Review

For compliance purposes, our PRC subsidiaries’ legal and compliance departments review ad content to be launched, to ensure that our PRC subsidiaries comply with applicable laws and regulations, ethical standards, and the relevant media platform’s internal policies. If our PRC subsidiaries determine that the ad content may be in violation of applicable laws or regulations, they will provide suggested edits to the ad content and send it back to the content production teams for revision. After our PRC subsidiaries have determined that the ad content is in full compliance with applicable laws and regulations on information dissemination, they will confirm with the marketer customers on their opinion with respect to the compliance prior to the deployment of advertisements.

After our PRC subsidiaries and their customers agree upon the advertising strategies and materials, our PRC subsidiaries will be ready to launch the advertising campaigns. Upon receiving their customers’ orders, they proceed to place the prepared ads with the relevant new media platforms, including WeChat, Weibo, Douyin, Kuaishou, and Xiaohongshu, and, to a lesser extent, with offline advertising spaces, such as outdoor LED billboards, elevators, and lightboxes at railway stations and bus stations, if applicable.

After their marketing campaign is launched, our PRC subsidiaries monitor audiences’ feedback and behavioral data and assess the overall effectiveness of the marketing campaign in various dimensions, such as the exposure and visibility of advertisements as well as the degree of customer engagement of social media campaigns. Based on such assessment, our PRC subsidiaries may further advise their customers on advertising strategies and optimization to continually improve the effectiveness of the marketing campaigns. Review reports may be prepared to highlight our PRC subsidiaries’ suggested optimization strategies, and closing reports may be issued to their customers to summarize the key ad deliverables (such as screenshots of the relevant social media accounts) and to analyze the campaign’s effectiveness.

Representative New Media Integrated Content Marketing Projects

Our PRC subsidiaries offer a service package comprising a variety of integrated marketing solutions, including marketing strategy and creativity consulting, drafting advertorials, producing promotional short videos, managing and operating their customers’ social media accounts, planning and implementing live e-commerce events, and organizing offline marketing events or public relations activities. Customers may select one or more types of services based on their respective marketing targets, demand, budgets, and other factors. As different customers tend to have different goals and focuses in their marketing campaigns, our PRC subsidiaries provide customized services to meet their specific needs. The following summarizes our PRC subsidiaries’ representative marketing projects in the new media integrated content marketing business from 2020 to 2023:

•	Marketing Project for Nanhu Place (南湖天地). See “—Case Study for S2B Creative Marketing Services: Project for Nanhu Place” below.

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3M Products Marketing Project. 3M is a world-renowned technology innovator and manufacturer that has developed over 60,000 products across multiple industries, including household goods, medical products, transportation, and electronics. Since 2020, our PRC subsidiaries have provided customized integrated marketing services for certain 3M products in China, such as Nexcare acne cover, waterproof bandages, and eye beauty tape, as well as ergo® office suppliers. Specifically, our PRC subsidiaries provided services including (i) formulating marketing strategies, (ii) developing media plans such as target consumer habits analysis and marketing budget proposals, (iii) shooting and editing creative marketing videos, (iv) drafting and publishing KOL advertorials on Weibo and WeChat, and (v) implementing other marketing campaigns across multiple platforms such as Xiaohongshu, Douyin, and Zhihu, to increase the exposure of the 3M brand and products. Our PRC subsidiaries’ marketing campaigns boosted product sales and helped 3M enhance its brand influence in mainland China. For example, the Nexcare campaign achieved more than 50 million impressions and gained more than 110,000 user interactions during our PRC subsidiaries’ marketing campaigns from January 2021 to December 2021.

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Project for Operating Short Video Accounts for Construction Bank Hangzhou Branch. China Construction Bank Corporation (“CCB”) is one of the “big four” commercial banks in China with approximately 14,000 domestic branches. In 2020, our PRC subsidiaries won the bidding for the short video operation project for CCB Hangzhou Branch. Since then, our PRC subsidiaries have helped CCB Hangzhou Branch incubate and operate its official account on the Douyin platform by providing services including (i) original short video content production, (ii) quarterly online marketing strategy formulation, (iii) data detection and analysis report preparation, and (iv) account operation and maintenance, including message and fan interactive topics management. In addition, our PRC subsidiaries helped CCB Hangzhou Branch establish live video broadcasting rooms for its five operating centers and provided daily live video broadcasting services, including live video broadcasting training and content preparation, to grow CCB’s brand and promote bank products and services. As a result, from August 2020 to August 2021, our PRC subsidiaries helped CCB Hangzhou Branch obtained approximately 236,000 followers on Douyin through our marketing campaigns from 0 to 236,000, and our creative short videos and live broadcasts also helped increase CCB’s brand appeal among the younger generation.

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Shanghai Tower WeChat Public Account Operation Project. Shanghai Tower is a landmark skyscraper in Shanghai and is currently the tallest building in China. The Shanghai Tower is a “vertical city” that has a total floor area of approximately 6,243,068 square feet and can accommodate over 30,000 people. Since 2020, our PRC subsidiaries have assisted Shanghai Tower in operating its WeChat public accounts and provided services including (i) article writing and graphic/creative design for banners, articles, and posters, (ii) providing weekly creative reports and monthly data analysis reports, and (iii) data maintenance and technical support, as well as content and functions maintenance, such as message and keyword reply management. In addition, our PRC subsidiaries also assisted Shanghai Tower in operating and maintaining its official accounts on other media platforms, such as Xiaohongshu, Weibo, and Toutiao. From June 2020 to June 2021, through our PRC subsidiaries’ services, Shanghai Tower’s WeChat public account gained approximately 30,000 followers and published approximately 160 articles with a total of at least 2.4 million views.

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Project for Supporting Tmall Single’s Day Offline Gala. The Tmall Single’s Day Offline Theme Gala (the “Tmall Gala”) is an annual cultural event hosted by Tmall, a subsidiary of Alibaba Group, for purposes of marketing its Singles’ Day (November 11) e-commerce sale—a major shopping event in China. Our PRC subsidiaries provided offline services in support of the 2021 Tmall Gala, including (i) security services and other on-site services (including COVID testing services), (ii) travel, accommodation, transportation, and catering services for gala staff and performing artists, (iii) one-on-one medical service during the COVID-19 epidemic, (iv) logistics support, and (v) overall scheduling services for the project such as event planning and on-site coordination.

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Local Life Live Video Broadcast for Qiancaojun Catering. Currently, with over 60 chain restaurants, Qiancaojun Sushi Cuisine is a popular Japanese food chain brand in Jiangsu and Zhejiang provinces in China. From September to November 2021, our PRC subsidiaries performed a total of eight live video broadcasts on the Douyin platform for Qiancaojun, generating a cumulative GMV of RMB2,033,645 (approximately US$319,123). Particularly, the eight-hour live video broadcast for the fifth-anniversary special event created a record GMV of over RMB800,000 (approximately US$125,537) in the Hangzhou area, representing an approximately 16 times return on investment with an investment of less than RMB50,000 (approximately US$7,846).

•	Project for Promoting iQIYI’s TV Programs. See “—Case Study for S2P Online Traffic Services: Project for Promoting iQIYI’s TV Programs” below.

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Project for Promoting Xigua Video. Xigua Video is a Chinese online video-sharing platform owned by ByteDance. As the video content operation partners of ByteDance, our PRC subsidiaries have provided services to direct online traffic to Xigua Video since May 2019. Specifically, our PRC subsidiaries edited and recreated short videos based on the film and TV programs on Xigua Video and posted these short videos on the Toutiao platform, a news and information content platform in China also owned by ByteDance, to improve Xigua Video’s brand appeal and user traffic. During the period from May 2019 to July 2021, the promotional short video our PRC subsidiaries created for Xigua Video obtained 12 billion views on Toutiao, with over 600 videos that had at least one million views, among which, the most popular video reached approximately 15 million views. The five accounts our PRC subsidiaries helped operate accumulated more than 13.67 million followers in total during the same period.

Case Study for S2B Creative Marketing Services: Project for Nanhu Place

In April 2021, Jiaxing City Urban Infrastructure Investment Co., Ltd., a state-owned property developer, engaged our PRC subsidiaries to conduct marketing campaigns to promote the opening of Nanhu Place, a newly developed local commercial complex. Our PRC subsidiaries designed and provided an integrated marketing plan, consisting of comprehensive marketing campaigns across both online and offline channels to maximize the marketing effectiveness. After the customer agreed on the integrated marketing plan, our PRC subsidiaries consolidated their marketing resources and implemented marketing campaigns through various channels, including (i) their self-operated and cooperative we-media accounts on new media platforms such as WeChat, Douyin, Xiaohongshu, Meituan (美团), and Dianping (大众点评), (ii) traditional media such as TV and radio, and (iii) offline advertisements through outdoor LED billboards, elevators, and lightboxes at railway stations and bus stations. As a result, from November 2021 to December 2021, our integrated new media integrated content marketing for Nanhu Place achieved more than 500 million impressions, and the opening of the commercial complex achieved great success as measure by the number of visitors (approximately 420,000 visitors for the first two opening days) and GMV (approximately RMB1,800,000 GMV for the first two opening days). Attributable to the high-quality marketing performance, the customer decided to continually engage our PRC subsidiaries to operate their we-media account.

Below are screenshots of articles our PRC subsidiaries produced and posted on their self-operated WeChat public accounts for promoting the commercial complex:

Below are screenshots of an information flow ad, an app-launch screen ad, and a KOL review post on Dianping, Douyin, and Xiaohongshu, respectively, for promoting the commercial complex:

Dianping	Douyin	Xiaohongshu

Below are examples of our PRC subsidiaries’ offline marketing campaigns at railway stations and bus stations, respectively:

Case Study for S2B Live Streaming Services: Project for TW KIDS

TW KIDS, a well-known children’s apparel brand in China, engaged our PRC subsidiaries to promote its brand and sales from June 2021 to January 2022. Before the implementation of live streaming events, our PRC subsidiaries (i) communicated with the customer to understand its target market, features, and marketing demand; (ii) conducted market research to better understand the habits and interests of target audiences; and (iii) designed the marketing plans for the customer. To fulfill the customer’s requirements for expanding sales channels via Douyin, our PRC subsidiaries organized and implemented 450 live streaming sales events to promote its apparel products and attract user traffic simultaneously. As of December 31, 2021, a team was responsible for this project and operated two Douyin accounts on behalf of and authorized by TW KIDS. Our PRC subsidiaries designed and produced live streaming content and materials before conducting the live sales. Our PRC subsidiaries constantly monitored the sales data, optimized strategies to reach target audiences, and attracted user traffic during the live sales events. In addition, they advised the customer on the price ladder of products for the live sales to meet the different needs of target consumers and optimized the profit performance of the sales events. Our PRC subsidiaries were able to implement two to three live sales per account per day. Their live sales events helped the customer achieve GMV of approximately RMB26.3 million from June 2021 to January 2022.

Below are screenshots of our live sales events for TW KIDS:

Case Study for S2P Online Traffic Services: Project for Promoting iQIYI’s TV Programs

In January 2020, our PRC subsidiaries entered into a framework agreement with a term of two years with iQIYI, a popular online video platform in China, and became its business partner to promote its content and brand on the Douyin platform. iQIYI licensed our PRC subsidiaries the copyright to edit and broadcast specified content and our PRC subsidiaries are responsible for producing and posting appealing and entertaining edited short videos via Douyin to increase the exposure of iQIYI’s content, generate user traffic, and increase the daily active users of its video platform. Our PRC subsidiaries’ professional content production team edited short videos with their creative and attractive scripts and background music. During the first six-month trial period of their cooperation, our PRC subsidiaries accumulated more than 7 billion impressions for the content of iQIYI. Approximately 400 of their short videos achieved more than 100 thousand likes and 16 of their short videos achieved more than 1 million likes during the same period.

Below are screenshots of our PRC subsidiaries’ short video lists and the accounts used to promote a TV series for iQIYI:

Below are examples of our PRC subsidiaries’ short videos tagged with popular social topics to attract user traffic:

Digital Advertising Services

Our PRC subsidiaries commenced their digital advertising business in China in September 2014. Our PRC subsidiaries’ digital advertising services enable advertisers—typically app developers and operators, and their advertising agents—to identify, engage, and activate target audiences across different digital advertising distribution channels for user acquisition. Specifically, our PRC subsidiaries first upload the advertisers’ applications, which are contracted to be promoted, to their deployment backend system. Our PRC subsidiaries advertise these applications through their digital advertising channels, which primarily consist of Xuhang SDK-embedded Apps. The Xuhang SDK-embedded Apps can access advertisements for the applications to be promoted from our PRC subsidiaries’ deployment backend system, and then display such advertisements when users run the Xuhang SDK-embedded Apps on mobile terminals. The advertisements will take turns being displayed at regular intervals. Upon clicking on an advertisement, the user is directed to download the promoted application. Subsequently, the user will be asked whether to install the promoted application after the download has been completed. In our PRC subsidiaries’ backend system, each user action on a user’s mobile terminal is assigned a representative number (such as 3 for display; 4 for click; 5 for download; 6 for install) in relation to any advertisement. Our PRC subsidiaries do not collect any personal information about users, including demographics, geographic location, gender, personal interest, or other online behavioral patterns, except for the International Mobile Equipment Identity (“IMEI”) number of a mobile device, which is a 15-digit number unique to each device.

In addition, for digital advertising services targeting overseas users, our PRC subsidiaries also manually purchase ad inventories on behalf of advertisers from media platforms, primarily through media buy from the designated resellers of overseas top media platforms, such as Google and Meta, based on advertisers’ specific ad campaign demand and their marketing budgets.

Our PRC subsidiaries receive digital advertising service fees from advertisers, which are typically charged on a CPA basis or CPM basis. For the years ended December 31, 2022 and 2023, our revenue from digital advertising was RMB63.4 million and RMB71.3 million (US$10.0 million), respectively, accounting for 13.3% and 17.2% of our total revenue for the respective years, respectively.

Formats of Digital Advertising

We provide digital advertising services in various formats, such as banners, splash screens, pop-ups, search engine key words, information flow, and video advertisements. The following table sets forth our major types of digital advertising formats:

Banner ads	Pop-ups ads

Customers

The customers of our PRC subsidiaries’ digital advertising business include direct advertisers (such as app developers and operators) and their advertising agents. The customers utilize our PRC subsidiaries’ digital advertising services to promote their apps from a broad range of industry verticals, including games, tools and utilities, lifestyle, and e-commerce. For the years ended December 31, 2022 and 2023, our PRC subsidiaries had contracted with a total of 17 and five direct advertisers and four and seven advertising agents, respectively, for their digital advertising services.

In terms of the digital advertising business, for the year ended December 31, 2022, the top five customers of our PRC subsidiaries were Hangzhou Shengmai Communication Technology Co., Ltd., Suzhou Lelin Wireless Information Technology Co., Ltd., Hangzhou Aotian Technology Co., Ltd., Hangzhou Pengyu Technology Co., Ltd., and Hangzhou Anlue Network Technology Co., Ltd., representing 2.8%, 2.8%, 1.6%, 1.5%, and 1.2% of our total revenue, respectively. For the year ended December 31, 2023, the top five customers of our PRC subsidiaries were Shenzhen Zhongzhou Network Technology Co., Ltd., Hangzhou Mingxi Network Technology Co., Ltd., Hangzhou Qubian Network Technology Co., Ltd., Hangzhou Shengmai Communication Technology Co., Ltd., and Suzhou Lelin Wireless Information Technology Co., Ltd., representing 4.0%, 3.4%, 2.8%, 2.5%, and 2.3% of our total revenue, respectively.

Suppliers

The suppliers of our PRC subsidiaries’ digital advertising services are digital advertising distribution channels, mainly comprising (i) long-tail media platforms, such as small-to medium-sized apps with available ad inventories, (ii) ad networks aggregating the ad inventories of these long-tail media platforms, and (iii) high-profile top overseas media platforms, such as Google and Meta. Our PRC subsidiaries generally purchase ad inventories from media platforms through SDK integration. The suppliers charge our PRC subsidiaries traffic acquisition fees, the price of which is determined by the media platforms themselves and is based on the pricing of their specific ad inventories available at the time, which varies by traffic characteristics such as time slot, targeted geographic location, and distribution duration.

Pricing Model and Advertising Fees

An advertisement generates an “impression” when the advertisement page is displayed. A portion of the users who have seen the display will click through the advertisement, and a portion of the users who have clicked through the advertisement will complete actions valuable to the advertiser, for example, purchasing goods or downloading apps from the advertiser’s landing pages. Such actions are known as “conversions.”

Our PRC subsidiaries charge their advertisers for digital advertising services based on several pricing models, primarily including:

•	CPA (cost per action), based on the number of desired actions performed by the user, typically, a unit price is charged for each action, such as download, installation, or registration;

•	CPM (cost per mille), based on per one thousand impressions of the advertisement; and

•	CPC (cost per click), based on the number of clicks on the advertisement, typically, a unit price is charged for each click;

Our PRC subsidiaries’ advertisers are charged with services fees based on the total number of agreed upon actions depending on the types of pricing models they elected. Our PRC subsidiaries issue invoices typically on a monthly basis to an advertiser after verifying the relevant performance data with the advertiser based on the agreed upon pricing model and calculation basis. Some advertisers will set key performance indicators (“KPIs”) for advertising campaigns, such as the app’s user retention rate, to define how to count an action as an effective action for billing purposes, based on which our PRC subsidiaries will calculate the fees that they charge such advertisers. As KPIs only affect how to count the number of effective actions for purposes of fee calculation, they are not threshold requirements for the payment of our PRC subsidiaries’ advertisers. The advertiser pays us service fees for digital advertising services within a time period after receipt of our PRC subsidiaries’ invoice depending on the agreed credit term(s). We generally require our PRC subsidiaries’ advertisers to settle payments within four to five months upon receipt of invoice/ revenue recognition.

The source of performance data for verifying the advertising fees typically comes from the media publishers through SDK or is otherwise provided by the media publishers or advertisers directly. Our PRC subsidiaries agree with the advertiser on which source of data to use in verifying performance data for purposes of billing once our PRC subsidiaries’ engagement is confirmed. According to Frost & Sullivan, it is not uncommon that digital advertising service providers generally do not adopt anti-click fraud mechanisms but are entitled to engage independent third-party data tracking service providers to independently verify ad performance data when digital advertising service providers, such as our PRC subsidiaries, notice any unusual traffic. As of the date of this prospectus, there have been no material disputes regarding data verification among our PRC subsidiaries and their advertisers and media publishers, and therefore our PRC subsidiaries have not engaged any independent third-party data tracking service providers to verify the ad performance data reported by media publishers.

Case Study for Digital Advertising Services—Project for Guanglian Interactive

Beijing Guanglian Interactive Media Co., Ltd. (“Guanglian Interactive”), an advertising agency for promoting mobile application products, has been our PRC subsidiaries’ long-term business partner since August 2017. Our PRC subsidiaries help Guanglian Interactive promote the products they work with—mostly apps on the Android system such as Qimao (七猫小说), Missfresh (每日优鲜), Xianyu (咸鱼), and Taobao (手机淘宝)—by purchasing ad inventories through their proprietary ad distribution SDK. Our PRC subsidiaries provide digital advertising solutions to help identify and engage target audiences through optimized ad distribution channels and generate revenue from services fees based on a CPA basis. Our PRC subsidiaries’ service features (i) a targeted advertising strategy based on their insight and experience in digital advertising and their understanding of customer needs and the characteristics of ad distribution channels, (ii) high conversion rates attributable to the optimized ad distribution channels, and (iii) an advertising solution that meets the customer’s needs for continuous and stable user traffic.

Below are screenshots of our PRC subsidiaries’ digital ads for Guanglian Interactive:

Technologies

The success of the PRC subsidiaries’ business depends on their self-developed technologies based on low-code and user-experience-driven development, where we apply well-designed user interface components and data processing techniques to enhance development efficiency. We have developed the following software to support different lines of business for our PRC subsidiaries, including the live streaming broadcast, conference hosting, and local life live broadcast.

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Xuhang Live Streaming E-commerce Cloud. The software is developed to facilitate the management of live streaming sales, and is currently being used by our PRC subsidiaries to support the business operations of multiple live streaming bases and centers, and to digitalize the management of their live streaming sales business. It improves the operational efficiency of live broadcasting businesses by enhancing the collaboration between upstream and downstream partners.

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Xuhang Conference Cloud. The software includes Xuhang Conference Cloud back-end and an application called Yihuitianxia. As a conference and event management platform, Xuhang Conference Cloud is developed to support the conference/event departments of our PRC subsidiaries. As a result, conferences and events are more efficiently organized, and guests and visitors have better participation experiences.

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Xuhang Local Life Applications (Tanshuo). Separate applications are available for merchants and broadcasters, which help KOLs explore local stores and help merchants with marketing management, thereby improving both store management and KOLs’ experiences.

Data Protection and Privacy

We collect data solely to analyze consumer behaviors and advertising performance. Through the provision of our new media integrated content marketing and digital advertising services, we collect certain user data, from our customers and third-party media platforms, derived from (i) user devices, such as device ID, IP address, type of device, operating system, and types of apps installed on devices, and (ii) user real-time actions, such as click-throughs, downloads, installations, and subsequent sign-ups. Such data are not user-specific and do not contain personal information, such as users’ legal names or personal ID numbers. We treat all information we collect as confidential. We do not disclose any information we gather absent legal and appropriate approvals.

We have put in place appropriate physical, electronic, and managerial procedures to safeguard and secure our data assets, including to prevent unauthorized access, to preserve their integrity, and to ensure their appropriate use. On the software level, we encrypt important and sensitive data during their transmission from and to the user end, and only authorized personnel may access the backend of our systems based on their user assigned user groups and user levels. We have central controls to govern user roles and permissions. On the hardware level, only authorized information technology personnel have access to our servers through a virtual private network and data backup is kept inside our company safe box. In addition, we have established a hardware firewall where all traffic is inspected and filtered according to a comprehensive set of rules.

Competition

The new media integrated content marketing industry and the digital advertising industry in China are highly competitive and rapidly evolving, with many new companies joining the competition in recent years and few leading companies. Other providers of marketing services compete directly with our PRC subsidiaries for marketers and marketing revenue. In addition, our PRC subsidiaries compete with traditional forms of media, such as newspapers, magazines, and radio and television broadcasts, and other providers of offline advertising services. We believe that our PRC subsidiaries’ ability to compete effectively for marketers depends upon many factors, including brand recognition, quality of services, effectiveness of sales and marketing efforts, creativity in design and content of advertisements, pricing and discount policies, and hiring and retention of talented staff. We believe that our PRC subsidiaries are well-positioned to effectively compete in the new media integrated content marketing industry and the digital advertising industry based on the factors listed above.

Some of our PRC subsidiaries’ current or future competitors, however, may have longer operating histories, greater brand recognition, or greater financial, technical, or marketing resources than we do. For a discussion of risks relating to competition, see “Risk Factors—Risks Related to Our Business and Industry—Our PRC subsidiaries are in the highly competitive new media integrated content marketing industry and the digital advertising industry and may not be able to compete successfully against existing or new competitors, which could reduce their market share and adversely affect their competitive position and financial performance.”

Branding and Marketing

Our PRC subsidiaries have implemented various marketing and promotional measures to promote their services. As of December 31, 2023, our PRC subsidiaries had a team of 72 sales and marketing employees. For the years ended December 31, 2022 and 2023, their sales and marketing expenses amounted to RMB10.0 million and RMB8.2 million (US$1.2 million), respectively, accounting for 2.1% and 2.0% of their total revenue for the respective years, respectively. Their marketing and promotion efforts are focused on finding suitable new customers, deepening their relationships with existing ones, exploring and assessing business opportunities and associated risks, working towards collaboration with business partners, as well as enhancing their industry reputation. Our PRC subsidiaries engage with potential and existing customers through mobile and email communications as well as physical visits. Our PRC subsidiaries endeavor to provide effective services and diversify their service offerings to further enhance customers’ retention rates or introduce existing customers to other types of services they have not experienced. Our PRC subsidiaries actively conduct market research to keep themselves abreast with industry development. For their new media integrated content marketing services, our PRC subsidiaries consider a combination of factors in selecting marketers for collaboration, such as their industry position and reputation, as well as their potential demand both online and offline for user engagement targeting industry verticals, such as retailing, e-commerce, catering, tourism, and leisure & entertainment. For the digital advertising services, our PRC subsidiaries mainly target mobile apps with a large existing user traffic and engage with app developers and operators to promote our solutions and services. To increase their brand awareness and promote their services, our PRC subsidiaries conduct a variety of sales and marketing activities, such as attending industry conferences and business development activities, increasing their social media presence, as well as collaborating with local governmental partners for business referrals and market expansion opportunities. The management team of our PRC subsidiaries also work together with their sales and marketing team to determine their business development strategies and action plans. In addition, our PRC subsidiaries’ existing customers may also refer new customers to our PRC subsidiaries as a recognition for the high-quality services they provide.

Intellectual Property

Our PRC subsidiaries regard their trademarks, service marks, domain names, trade secrets, and similar intellectual property as critical to their success. Our PRC subsidiaries rely on a combination of copyright and trademark law, and confidentiality and non-disclosure agreements to protect their intellectual property rights. Our PRC subsidiaries also regularly monitor any infringement or misappropriation of their intellectual property rights.

As of the date of this prospectus, our PRC subsidiaries have registered:

•	23 trademarks in mainland China and two trademarks in Hong Kong;

•	6 domain names for which the filing-for-record procedures have been completed in China;

•	277 software copyrights in China, relating to our PRC subsidiaries’ service and management platforms and other self-developed products.

Our PRC subsidiaries implement comprehensive measures to protect their intellectual property in addition to making trademark and software copyright registration applications. Our PRC subsidiaries’ key measures to protect their intellectual property include: (i) timely registration and filing with relevant authorities and application of intellectual property rights for their significant technologies and self-developed software; and (ii) reviews of virtual marketing materials, including text, graphics, and videos, to avoid copyright infringement.

Employees

Our PRC subsidiaries had 728, 401, and 300 full-time employees as of December 31, 2021, 2022, and 2023, respectively. The following table sets forth the number of their full-time employees as of December 31, 2023:

Function:	Number
Content Production and Operation	100
Research and Development	12
Sales and Marketing	72
General and Administration	116

Total	300

Our PRC subsidiaries enter into employment contracts with a confidentiality clause with their full-time employees.

We believe that our PRC subsidiaries maintain a good working relationship with their employees, and they have not experienced material labor disputes in the past. None of their employees are represented by labor unions.

Facilities

Our principal executive office is located at Building 2, Shangtanghe 198 Cultural and Creative Park, 198 Shenban Rd, Gongshu District, Hangzhou, Zhejiang Province, China, where Xuhang Network leases this property for free from an independent third party, Shangtang Neighborhood Work Office of Gongshu District People’s Government of Hangzhou Municipality, with an area of approximately 53,820 square feet, with a lease term from May 1, 2020 to December 31, 2024.

As of the date of this prospectus, our PRC subsidiaries do not own any property and they lease 11 offices or other premises in China with an aggregate gross floor area of approximately 129,834 square feet and with an average monthly rent of RMB0.17 million (approximately US$0.02 million). The terms of such leases range from one to five years.

The areas of leased premises are based on the figures specified in the certificates of land use or the corresponding lease agreements. The following table shows the information of the properties our PRC subsidiaries lease as of the date of this prospectus:

Location	Area (Square Feet)	Current Use	Term of Use
Gongshu District, Hangzhou, China	53,820	Principal Executive Office	May 1, 2020 to December 31, 2024
Horgos City, Xinjiang Province, China	471	Office	December 17, 2023 to December 16, 2024
Horgos City, Xinjiang Province, China	380	Office	December 17, 2023 to December 16, 2024
Horgos City, Xinjiang Province, China	515	Office	March 16, 2024 to March 15, 2025
Nanchang City, Jiangxi Province, China	56,749	Office	May 26, 2023 to May 25, 2028
Nanjing City, Jiangsu Province, China	737	Office	November 1, 2023 to October 31, 2024
Jiading District, Shanghai, China	5,484	Office	April 2, 2023 to April 1, 2026
Horgos City, Xinjiang Province, China	484	Office	December 17, 2023 to December 16, 2024
Qingdao City, Shandong Province, China	6,752	Office	December 1, 2021 to November 31, 2024
Gongshu District, Hangzhou, China	4,443	Office	September 27, 2023 to March 26, 2027

We believe that the facilities that our PRC subsidiaries currently lease are generally adequate to meet their needs for the foreseeable future.

Insurance

As required by regulations in China, our PRC subsidiaries participate in various employee social security plans that are organized by municipal and provincial governments for their full-time employees, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance, and housing insurance. Our PRC subsidiaries are required under PRC law to make contributions from time to time to employee benefit plans for their full-time employees at specified percentages of the salaries, bonuses, and certain allowances of such employees, up to a maximum amount specified by the local governments in China. Our PRC subsidiaries have not made adequate social security and housing fund contributions for all employees, and they may be required to make up for the shortfall in the social security contributions as well as to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date. Our PRC subsidiaries do not maintain directors and officers liability insurance, group comprehensive life insurance for employees, property insurance, business interruption insurance, or general third-party liability insurance. We believe the insurance coverage our PRC subsidiaries maintain is in line with the industry. See “Risk Factors—Risks Related to Our Business and Industry—Our PRC subsidiaries’ current insurance policies may not provide adequate levels of coverage against all claims and they may incur losses that are not covered by their insurance.”

Seasonality

Our PRC subsidiaries’ revenue, cash flow, operating results, and other key operating and performance metrics may vary from quarter to quarter, due to the seasonal nature of their marketers’ budgets and spending on advertising campaigns. For example, advertising spending tends to rise during holiday seasons with consumer holiday spending, or closer to the end-of-year in fulfillment of their annual advertising budgets, which may lead to an increase in our PRC subsidiaries’ revenue and cash flow during such periods. Moreover, advertising inventory during holiday seasons may be more expensive, due to increased demand for advertising inventory.

Legal Proceedings

Our PRC subsidiaries are not currently a party to any legal proceedings that, in the opinion of their management, would have a material adverse effect on their business. From time to time, our PRC subsidiaries may become a party to various legal or administrative proceedings arising in the ordinary course of their business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract, and labor and employment claims.

REGULATIONS

Our business and operations are subject to laws and regulations in the PRC. This section summarizes the major PRC laws, rules, and regulations applicable to our current business and the key aspects of the industry in which we operate.

Regulations Relating to Company Establishment and Dividend Distribution

In accordance with the Company Law of the PRC (2023 Revision), which came into force on July 1, 2024, where a company is to be established within the territory of the PRC, applications shall be submitted to the company registration authorities in accordance with the law for registration and establishment of companies.

Applications that satisfy the requirements for establishment shall be registered by the company registration authorities as limited liability companies or companies limited by shares respectively. Where laws and administrative regulations requires prior approval for company establishment, such approval shall be obtained in accordance with applicable law and regulations prior to the application for company registration.

Under the similar requirements of the Administrative Regulation of the PRC on the Registration of Market Entities, which took effect on March 1, 2022, upon review and approval of an application for enterprise legal person registration, an enterprise legal person business license shall be issued to the applicant who obtains legal person status, and the legitimate rights and interests of the enterprise shall be protected by State laws.

Our PRC subsidiaries have all completed the registration procedures under the requirements of the aforementioned laws in the SAMR or its local counterparts and now are legitimately operating under the supervision of authorities.

Regarding the dividend distribution, the Company Law of the PRC provides that a company shall contribute at least 10% of its after-tax profits of the current year into its statutory surplus reserve unless the aggregate sum of such reserve reaches 50% of its registered capital. Where the balance of the statutory surplus reserve of a company is insufficient to make good its losses in the previous year, the company shall make good such losses using its profits of the current year before making a contribution to the statutory surplus reserve in accordance with the aforementioned provisions.

Upon contribution to the statutory surplus reserve using its post-tax profits, a company may make a further contribution to the surplus reserve using its post-tax profits in accordance with a resolution of the shareholders’ meeting or the shareholders’ general meeting.

Shareholders of a limited liability company are entitled to dividends in accordance with the percentage of their respective paid-in capital contribution, unless all shareholders agree that they will not be distributed with the dividends based on the percentage of their capital contribution.

Regulations Relating to Advertising Business

The Advertising Law, which took effect on February 1, 1995 and was last amended on April 29, 2021, regulates the content of advertisements, codes of conduct for advertisers, and the supervision and administration of the advertising industry. It also stipulates that advertisers, advertising operators, and advertisement publishers shall abide by the Advertising Law and related laws and regulations, be honest and trustworthy, and compete fairly in the advertising business. Pursuant to the Advertising Law, if advertising operators or advertisement publishers know or should have known the content of the advertisements is false or deceptive but still provide advertising design, production, agency, or publishing services in connection with the advertisement, they might be subject to penalties, including fines and confiscation of advertising revenue, and in the case of serious violations, the competent PRC authority may suspend or revoke their business licenses.

According to the Advertising Law, quoted as follows, advertisements shall not:

(i) use or covertly use the national flag, national anthem, national emblem, military flag, military anthem, and military emblem of the PRC;

(ii) use or covertly use the name or image of State agencies and their personnel;

(iii) use wordings such as “national level,” “highest level,” and “best”;

(iv) harm the dignity or interests of the State and divulge State secrets;

(v) hinder social stability and harm public interest;

(vi) endanger personal and property safety, and infringe upon personal privacy;

(vii) hinder public order or violate social morality;

(viii) contain obscenity, pornography, gambling, superstition, terror, or violent content;

(ix) contain ethnic, racial, religious, or sexual discrimination content;

(x) hinder the protection of the environment, natural resources, or cultural heritage; and

(xi) fall under any other circumstances stipulated by laws and administrative regulations.

The Administrative Measures for Internet Advertising, effective from May 1, 2023, regulate Internet advertising activities and promote the sound development of the Internet advertising industry. The Administration Measures for Internet Advertising emphasize that Internet advertisements in the form of pop-up ads shall distinctively indicate the closing sign to ensure one-click closing, and that deceiving or misleading users into clicking on advertisements is prohibited. According to the Administration Measures for Internet Advertising, advertisements for dietary supplements, specialized medical formula foods, and alcoholic beverages are not permitted to appear on websites targeting minors and without the user’s consent or request; it is forbidden to send Internet advertisements to a user’s transportation system, navigation system, or smart home appliance, among other things; and publishing advertisements under the guise of health and wellness knowledge for medical treatment, pharmaceuticals, medical devices, dietary supplements, or specialized medical formula food is also not allowed. Moreover, the Administrative Measures for Internet Advertising strengthen the responsibilities of Internet platform operators by mandating that Internet platform operators take measures to prevent and stop illegal advertisements in the process of providing Internet information services.

One of our PRC subsidiaries, Hangzhou Dedao Culture Creative Co., Ltd. (a subsidiary of Horgos Weizan Network Technology Co., Ltd.), before being acquired by our Company, was fined RMB3,448.8 for publishing medical advertisements without proper inspection and examination on March 16, 2020. Other than the aforementioned penalty, none of our PRC subsidiaries has received any administrative penalties for illegal or unlawful operations in the advertising business during the years ended December 31, 2022 and 2023.

Regulations Relating to Live streaming Commerce

On November 5, 2020, the SAMR implemented the Guiding Opinions on Strengthening the Supervision of Livestreaming Marketing Activities (the “Guidance Opinions”). According to the Guidance Opinions, governmental supervision of live streaming marketing activities will be focused on standardizing the scope of commodity or service marketing, standardizing the examination and release of advertisements, protecting consumers’ right of information and right to choose, investigating and dealing with unlawful conduct in e-commerce, infringement of consumers’ legitimate rights and interests, unfair competition, product quality, intellectual property, food safety, advertising, and pricing.

The CAC promulgated the Administrative Provisions on the Information Services Provided Through Official Accounts of Internet Users (Revised in 2021) on January 22, 2021, or the Administrative Provisions, which came into force on February 22, 2021. In these Administrative Provisions, the CAC has specified that producers and operators of official accounts shall not commit illegalities and irregularities, including:

(i) failing to register with their real identity information or register the name, avatar, or brief introduction of any official account that is inconsistent with their real identity information;

(ii) maliciously counterfeiting, imitating, or misappropriating the public accounts of organizations or other persons to produce and publish information content;

(iii) providing such services as collecting, editing, and releasing Internet news information without permission or beyond the scope of permission;

(iv) manipulating and making use of multiple platform accounts to release similar and low-quality information content in batches, generating false flow data and creating false public opinions and hot spots;

(v) inciting extreme emotions by virtue of emergencies, or damaging the reputation of others and organizations by means of cyber-violence, disturbing the normal operation of organizations, and affecting social harmony and stability;

(vi) fabricating false information, falsifying the nature of originality, marking false information sources, distorting the truth, or misleading the public;

(vii) conducting illegal network supervision, marketing fraud, extortion, and seeking illegal interests by means of paid release or deletion of information, etc.;

(viii) registering, hoarding, or illegally trading official accounts in bulk in violation of regulations;

(ix) producing, reproducing, or releasing illegal information, or failing to take measures to prevent or boycott the production, reproduction, or release of harmful information; and

(x) committing any other acts prohibited by laws and administrative regulations.

Article 19 of the Administrative Provisions further promulgates that for any official account in violation of these Administrative Provisions and relevant laws and regulations, the information service platform for official accounts shall take disposal measures in accordance with applicable laws or as agreed, such as warning, restricting functions of such official account, suspending the updating of information, ceasing the release of advertisements, closing or deregistering such official account, blacklisting such official account, and prohibiting re-registration, and maintaining relevant records and timely report the case to the CAC and other competent authorities.

During the years ended December 31, 2022 and 2023, we did not receive any administrative penalties for illegal or unlawful operations in the field of live streaming commerce. In addition, we have established what we believe to be adequate and effective internal control policies over our advertising business to ensure that our live streaming accounts and content are regularly monitored and inspected.

Regulations Relating to Information Security and Privacy Protection

The PRC government authorities have enacted laws and regulations with respect to internet information security and protection of personal information from any abuse or unauthorized disclosure, including (i) the Decision on Preserving Computer Network Security, enacted by the SCNPC on December 28, 2000 and amended on August 27, 2009, (ii) the Provisions on the Technical Measures for the Protection of the Security of the Internet, issued by the Ministry of Public Security (the “MPS”) on December 13, 2005 and effective on March 1, 2006, (iii) the Decision on Strengthening Information Protection on Network, promulgated by the SCNPC on December 28, 2012, (iv) the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the Ministry of Industry and Information Technology of the PRC (the “MIIT”) on December 29, 2011 and effective on March 15, 2012, and (v) the Provisions on Protecting the Personal Information of Telecommunications and Internet Users, issued by MIIT on July 16, 2013 and implemented on September 1, 2013. The Provisions on Protection of Personal Information of Telecommunications and Internet Users regulate the use and collection of personal information in the process of the provision of telecommunications services and internet information services in the PRC. Telecommunications business operators and internet information service providers must specify the purposes, manners, scopes of collection and use of information, the channels for inquiry and correction of information, the consequences of refusal to provide information, and other relevant matters. Telecommunications business operators or internet information service providers (i) may not use and collect users’ personal information without prior consent; (ii) shall strictly keep the collected personal information confidential and are prohibited from disclosing, tampering with, destroying, selling, or illegally providing others with such information; and (iii) are required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, destruction, alteration, or loss.

On November 7, 2016, the SCNPC promulgated the Cybersecurity Law of the PRC (the “Cybersecurity Law”), which became effective on June 1, 2017. The Cybersecurity Law requires network operators to perform certain functions related to cybersecurity protection and strengthen network information management. For instance, no network operators may disclose, tamper with, or destroy personal information that it has collected, or disclose such information to others without the prior consent of the person whose personal information has been collected unless such information has been processed to prevent a specific person from being identified and such information from being restored.

The Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues concerning the Application of Law in the Handling of Criminal Cases of Infringing on Citizens’ Personal Information (the “Interpretation”), which was issued on May 8, 2017 and took effect on June 1, 2017, clarifies several concepts regarding the crime of infringing upon a citizen’ personal information, stipulated by Article 253A of the Criminal Law of the PRC, including (i) citizens’ personal information, (ii) violation of relevant national provisions, (iii) provision of citizens’ personal information, and (iv) illegally obtaining any citizen’s personal information by other methods. Also, the Interpretations specify the standards for determining serious circumstances and particularly serious circumstances of this crime.

In addition, the Civil Code of the PRC, which was implemented on January 1, 2021, has further strengthened the protection of personal information by stipulating, among others, that the processing of personal information shall be subject to the principles of legitimacy, rightfulness, and necessity, with no excessive processing pursuant to Article 1035.

In the same field, Amendment (IX) to the Criminal Law of the PRC, which was issued on August 29, 2015 and came into effect on November 1, 2015, similarly stipulates that those who sell or provide any citizen’s personal information or sells or provides to any other person any citizen’s personal information obtained in the course of performing functions or providing services in violation of the relevant provisions of the state, shall, if the circumstances are serious, be sentenced to imprisonment or subject to a fine.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC (the “Personal Information Protection Law”), which took effect on November 1, 2021. The Personal Information

Protection Law imposes special personal information protection obligations on large Internet platforms, including establishing and improving a personal information protection compliance system in accordance with state regulations and establishing an independent agency mainly composed of external members to supervise the protection of personal information. The platform is required to formulate its own operating rules under the principles of openness, fairness, and impartiality. In addition, the platform is required to regularly publish social responsibility reports on personal information protection and accept social supervision.

On December 28, 2021, 13 governmental departments of the PRC, including the CAC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. According to the Cybersecurity Review Measures, the purchase of network products and services by a critical information infrastructure operator and the data processing activities of an online platform operator that affect or may affect national security shall be subject to the cybersecurity review. Particularly, an online platform operator that possesses personal information of at least one million users must apply for a cybersecurity review by the CAC if it seeks to be listed in foreign countries.

On November 14, 2021, the CAC published the Security Administration Draft, which provides that data processors shall apply for a cybersecurity review under certain circumstances, such as mergers, restructurings, and divisions of Internet platform operators that hold large amount of data relating to national security, economic development, or public interest which affects or may affect the national security, overseas listings of data processors that process personal data for more than one million individuals, Hong Kong listings of data processors that affect or may affect national security, and other data processing activities that affect or may affect the national security. With regard to personal information protection, data processors shall develop rules for processing personal information and strictly abide by these rules. Rules for processing personal information should be displayed in an accessible, centralized place with clear, concise, and clear content in a concise and plain style.

During the years ended December 31, 2022 and 2023, we took strict confidentiality measures to protect the personal information we obtained, and we did not receive any administrative penalties for illegal or unlawful operations in the field of information security. Furthermore, as confirmed by our PRC counsel, AllBright, we are not subject to cybersecurity review or network data security review by the CAC under the Cybersecurity Review Measures, or if the Security Administration Draft is enacted as proposed, since our PRC subsidiaries are not CIIOs or online platform operators with personal information of more than one million users. See “Risk Factors—Risks Relating to Doing Business in the PRC—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our PRC subsidiaries’ business and our offering.”

Regulations Relating to Foreign Investment

According to the Provisions on Guiding the Direction of Foreign Investment, which took effect on April 1, 2002, industries in the PRC are classified into four categories: (i) permitted foreign investment industries, (ii) encouraged foreign investment industries, (iii) restricted foreign investment industries, and (iv) prohibited foreign investment industries. Encouraged foreign investment industries, restricted foreign investment industries, and prohibited foreign investment industries are specified in the aforementioned Provisions. Industries that do not fall in any of these three categories are regarded as permitted foreign investment industries. The categories were promulgated and amended from time to time by the NDRC and the MOFCOM. The Negative List, which was last amended on December 27, 2021 and subsequently enforced on January 1, 2022 by the NDRC and the MOFCOM, replaced the categories stipulated in the said Provisions, sets forth management measures for the market entry of foreign investors, such as equity requirements and senior management requirements. Pursuant to the Negative List, any internet cultural operations (except for music) and production and operation of radio and television programs (including the introduction of businesses) are prohibited from foreign investment industries, and foreign-invested shares of value-added telecommunications services must not exceed 50% (excluding e-commerce, domestic multi-party communications services, store, and forward services and call center services) of the business. According to the above-mentioned laws and regulations, our business does not fall within the prohibited list.

On 15 March 2019, the NPC promulgated the Foreign Investment Law of the PRC, which became effective on January 1, 2020, and superseded the Law of the PRC on Chinese-Foreign Equity Joint Ventures, the Law of the PRC on Chinese-Foreign Contractual Joint Ventures, and the Law of the PRC on Wholly Foreign-Owned Enterprises. On December 26, 2019, the State Council issued the Regulations on Implementing the Foreign Investment Law of the PRC, which came into effect on January 1, 2020, and replaced the Regulations on the Implementation of the Law of the PRC on Chinese-Foreign Equity Joint Ventures, Interim Provisions on the Contract Term of Chinese-foreign Equity Joint Ventures, the Detailed Rules for the Implementation of the Law of the PRC on Wholly Foreign-owned Enterprises, and the Detailed Rules for the Implementation of the Law of the PRC on Chinese-Foreign Contractual Joint Ventures.

The aforementioned laws can be generally concluded that the Chinese government encourages foreign investors to invest within the territory of China. It can be embodied that the government and its relevant departments are required to accord equal treatment to foreign investment enterprises and Chinese-funded enterprises in terms of, among others, government funding, land supply, tax reduction and exemption, qualification licensing, formulation of standards, project declaration, and human resource policies. Furthermore, foreign investors and foreign investment enterprises may, pursuant to laws, administrative regulations, or the provisions of the State Council, enjoy preferential financial, tax, land use, and other incentives. Foreign investors using investment gains derived in China to carry out further investments in China shall enjoy the corresponding preferential incentives pursuant to the applicable laws.

On December 30, 2019, the MOFCOM and the SAMR issued the Measures for the Reporting of Foreign Investment Information, which came into effect on January 1, 2020, and replaced the Interim Measures for the Recordation Administration of the Formation and Modification of Foreign-Funded Enterprises. Since January 1, 2020, for foreign investors carrying out investment activities directly or indirectly in China, the foreign investors or foreign-invested enterprises shall submit investment information to the market regulation authorities under these measures.

Regulations Relating to Intellectual Property Rights

Copyright

The Copyright Law of the PRC (the “Copyright Law”), implemented on June 1, 1991 and amended on October 27, 2001, February 26, 2010, and November 11, 2020, the latest revision of which came into effect on June 1, 2021, provides that Chinese citizens, legal persons, or other organizations will, whether published or not, enjoy copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology, and computer software. Copyright owners enjoy certain legal rights, including but not limited to right of publication, right of authorship, and right of reproduction. The Copyright Law extends copyright protection to Internet activities, products disseminated over the Internet, and software products. In addition, the Copyright Law provides for a voluntary registration system administered by the China Copyright Protection Center, or the “CPCC.”

Pursuant to the Regulation on Computers Software Protection, which became effective on October 1, 1991, was last amended on January 30, 2013, and was subsequently enforced on March 1, 2013, Chinese citizens, legal persons, and other organizations shall enjoy copyright on software they develop, regardless of whether the software is released publicly. The software copyright exists from the date on which the development of the software is completed, and software copyright owner may register with the software registration institution recognized by the State Council’s copyright administration department. On February 20, 2002, the National Copyright Administration of the PRC issued the Measures for the Registration of Computer Software Copyright, which outline the operational procedures for registration of software copyright, as well as registration of the license contracts for the software copyright and software copyright transfer contracts. The CPCC is mandated as the software registration body under such measures.

As of the date of this prospectus, our PRC subsidiaries have registered 277 copyrights in the PRC. No copyright infringement claim has been filed, or, to the best of our knowledge, threatened, against our PRC subsidiaries as of the date of this prospectus.

Patent

Under the Patent Law of the PRC, promulgated on March 12, 1984, effective on April 1, 1985, and amended on September 4, 1992, August 25, 2000, December 27, 2008, and October 17, 2020, the latest revision of which came into effect on June 1, 2021, and the Detailed Rules for the Implementation of the Patent Law of the PRC, promulgated on June 15, 2001, last amended on January 20, 2024, and amended on December 28, 2002 and January 9, 2010, the patent administrative authorities shall be responsible for the administration of patent matters nationwide. Where two or more applicants have made their respective applications for a patent for the same invention, the patent rights shall be granted to the applicant who has made the first application. Inventions and utility models in which patent rights are granted shall possess novelty, creativity, and practicality. The validity period of patent rights is 20 years for an invention patent, 10 years for a utility model patent, and 15 years for a design patent, commencing from their respective date of application. Implementing a patent without obtaining consent or a proper license from the patentee constitutes an infringement of patent rights. As of the date of this prospectus, none of our PRC subsidiaries has been granted any patent rights in the PRC.

Trademark

Under the Trademark Law of the PRC, promulgated by the SCNPC on August 23, 1982, effective on March 1, 1983, and amended on February 22, 1993, October 27, 2001, August 30, 2013, and April 23, 2019, and the Implementation Regulations for the Trademark Law of the PRC, promulgated by the State Council on August 3, 2002, effective on September 15, 2002, and amended on April 29, 2014, the Trademark Office of National Intellectual Property Administration (the “Trademark Office”), under the SAIC shall be in charge of trademark registration and administration nationwide. A trademark to be registered shall possess distinctive characteristics to facilitate identification, and shall not conflict with prior legitimate rights obtained by others. The Trademark Law has adopted a first-to-file principle with respect to trademark registration. Where two or more trademark registration applicants apply for registration of identical or similar trademarks to be used on identical or similar commodities, the trademark with the earliest application, or with the earliest date of use (provided that the applications are filed on the same day), shall be preliminarily approved and published. A trademark to be registered that does not comply with the relevant provisions of the Trademark Law of the PRC or is identical or similar to a trademark registered by others for use on the same type of commodities or similar commodities or a trademark preliminarily approved shall be rejected by the Trademark Office. Any person applying for the registration of a trademark may not injure existing trademark rights first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use. A registered trademark shall be valid for 10 years. A trademark registrant intending to continue to use the registered trademark upon expiry of the period of validity shall complete renewal procedures within 12 months before its expiration date. The validity period of each renewal shall be 10 years from the day after the expiration date of the last period of validity. A trademark registrant may license its registered trademark to another party by entering into trademark licensing contracts, which must be filed with the Trademark Office for its record.

As of the date of this prospectus, our PRC subsidiaries have registered 23 trademarks in mainland China. No trademark infringement claim has been filed, or, to the best of our knowledge, threatened, against our PRC subsidiaries as of the date of this prospectus.

Domain Name

Pursuant to the Measures for the Administration of Internet Domain Names, promulgated by the MIIT on August 24, 2017, and effective on November 1, 2017, the MIIT shall implement supervision and administration over domain name services nationwide. The registration of domain names adopts a first-to-file principle. The domain name registration service institutions, which provide domain name registration services, shall require applicants for domain name registration to provide true, accurate, and complete domain name registration information of the domain name such as the identity information of the holder of the domain name.

According to Administrative Measures on Internet-based Information Services, promulgated by the State Council on September 25, 2000, and revised on January 8, 2011, non-commercial internet-based domain names shall apply for filing-for-record to the administrative organ in charge of telecommunications.

As of the date of this prospectus, our PRC subsidiaries are the registered holder of six domain names for which the filing-for-record procedures have been completed in the PRC. No infringement claim has been filed, or, to the best of our knowledge, threatened, against the domain names of our PRC subsidiaries as of the date of this prospectus.

Regulations Relating to Labor and Social Insurance

Labor Law

Pursuant to the Labor Law of the PRC, promulgated by the SCNPC on July 5, 1994, effective on January 1, 1995 and amended on August 27, 2009 and December 29, 2018, labor contracts shall be concluded if labor relationships are to be established between employers and employees. The conclusion and alternation of such labor contracts shall follow the principle of fairness, voluntariness, and mutual consensus, and shall not violate the laws and regulations. The employer must establish and perfect a system for labor safety and sanitary, strictly execute the national labor safety and sanitary rules and standards, provide labor safety and sanitary education to its workers or employees, prevent accidents arising from labor courses, and reduce occupational harms. In addition, the employer and its workers or employees must participate in social insurance schemes in accordance with the law and pay insurance premiums.

Labor/Employment Contract

Pursuant to the Labor Contract Law of the PRC, promulgated by the SCNPC on June 29, 2007, effective on January 1, 2008 and revised on December 29, 2012, the employment relationship is formed between the employer and its workers or employees when the employer puts the employee to work; and the employer shall sign written labor or employment contracts with its workers or employees. The employer shall not force a worker or employee to work overtime or do so in a disguised form. An employer that requires a worker or employee to work overtime shall pay overtime wages pursuant to the relevant provisions of the PRC. In addition, the wage of a worker or employee shall not be lower than the local minimum wage standards, and the employer shall promptly pay labor remuneration to workers in full amount.

Social Security

Pursuant to the Social Insurance Law of the PRC, promulgated on October 28, 2010 by the SCNPC, effective on July 1, 2011 and amended on December 29, 2018, the Provisional Regulations for the Collection and Payment of Social Insurance Premiums, promulgated by the State Council, effective on January 22, 1999 and amended on March 24, 2019, the Regulations on Work Injury Insurance, promulgated on April 27, 2003 by the State Council, effective on January 1, 2004 and amended on December 20, 2010, the Regulations on Unemployment Insurance, promulgated by the State Council on January 22, 1999 and effective on the same day, the Trial Measures for Enterprise Employee Maternity Insurance, promulgated on December 14, 1994 and effective on January 1, 1995, employers shall make contributions to basic endowment insurance, unemployment insurance, maternity insurance, work injury insurance, and basic medical insurance for employees in accordance with relevant laws. Employers should apply for registration of social insurance with the local social insurance agency and pay the social insurance fees for employees. If the employer fails to file the registration for social insurance, the social insurance administration authority shall order it to make rectification within a prescribed time limit. Otherwise, the employer will be imposed a fine. If the employer does not pay the social insurance in full amount as scheduled, the social insurance collection institution shall order it to pay within a prescribed time limit together with a late fee. If the payment including the late fee is not settled by the prescribed time limit, the employer will be imposed a fine.

Under the Regulations on the Management of Housing Fund, promulgated by the State Council and effective on April 3, 1994, and amended on March 24, 2002 and March 24, 2019, a newly formed entity in the PRC must register with the competent housing fund managing center. When employing new employees, the employer shall undertake housing fund payment and deposit registration at the housing provident fund management center. Where an employer is overdue in the payment and deposit of, or underpays, the housing fund, the housing fund management center shall order such employer to make the payment and deposit within a prescribed time limit; otherwise, an application may be made to a people’s court by the housing provident fund management center for compulsory enforcement.

According to the Reform Scheme of Tax Collection and Management System of State Tax and Local Tax, which took effect on July 20, 2018, the social insurance collection and management authority was to be transferred to the tax authorities from January 1, 2019. On September 18, 2018, the general meeting of the State Council announced that the policies for social insurance shall remain unchanged until the transfer of the authority for social insurance has been completed. On September 21, 2018, according to the Urgent Notice of the General Office of the Ministry of Human Resources and Social Security on Enforcing the Spirit of the General Meeting of the State Council in Stabilizing the Levy of Social Insurance Contributions, policies for both the rate and basis of social insurance contributions shall remain unchanged until the reform on the transfer of the authority for social insurance has been completed. On November 16, 2018, the SAT released the Notice of the State Administration of Taxation on Certain Measures on Further Supporting and Serving the Development of Private Economy, which provided that the policy for social insurance shall remain stable and the SAT will pursue to lower the social insurance contribution rates with the relevant authorities, and ensure the overall burden of social insurance contributions on enterprises will be lowered. Furthermore, the Notice of the General Office of the State Administration of Taxation on Conducting the Relevant Work Concerning the Administration of Collection of Social Insurance Premiums in a Steady, Orderly and Effective Manner, which entered into force on September 13, 2018, holds the same attitude and endeavors to ensure the collection of social insurance premiums would be orderly.

Our PRC subsidiaries have not made adequate social insurance and housing fund contributions for all employees, and they may be required to make up for the shortfall in the social insurance contributions as well as to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date. See “Risk Factors— Risks Relating to Doing Business in the PRC—Our PRC subsidiaries have not made adequate social insurance and housing fund contributions for all employees as required by PRC regulations, which may subject them to penalties.”

During the years ended December 31, 2022 and 2023, we did not receive any administrative penalties for illegal or unlawful operations in the field of social security.

Regulations Relating to Tax

Enterprise Income Tax

In accordance with the EIT Law, which took effect on January 1, 2008, and was last amended on December 29, 2018, and the Regulations for the Implementation of the Enterprise Income Tax Law of the PRC, which took effect on January 1, 2008 and was last amended on April 23, 2019, enterprises are classified as resident enterprises and non-resident enterprises. Resident enterprises are defined as enterprises that are established in China, or that are established in accordance with the laws of foreign countries (regions) but whose actual or de facto control entity is within the PRC. Non-resident enterprises are defined as enterprises that are organized in accordance with the laws of foreign countries (regions) and whose actual management is conducted outside the PRC, but (i) have established entities or premises in China, or (ii) have no such entities or premises in China but have income generated from China. Under the EIT Law and relevant implementing regulations, foreign-invested enterprises in the PRC are subject to corporate income tax at a uniform rate of 25%. For a non-resident enterprise having no office or establishment inside China, or for a non-resident enterprise whose incomes have no actual connection to its institution or establishment inside China, a withholding tax of 10% will be levied for the income derived from China.

The Notice of the State Administration of Taxation on Issues about the Determination of Chinese-controlled Enterprises Registered Abroad as Resident Enterprises based on Their Body of Actual Management, promulgated by the SAT and last amended on December 29, 2017, sets out the standards and procedures for determining whether an enterprise registered outside of the PRC and controlled by PRC enterprises or PRC enterprise groups will be classified as a resident enterprise with its de facto control entity located within the PRC.

On December 10, 2009, the SAT issued the Notice on Strengthening the Administration of Enterprise Income Tax on Equity Transfers of Non-resident Enterprises (the “Circular 698”). By promulgating and implementing the Circular 698, the PRC tax authorities have enhanced their scrutiny over the indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. The SAT further issued the Public Announcement on Several Issues Concerning Enterprise Income Tax for Indirect Transfer of Assets by Non-Resident Enterprises (the “Circular 7”) on February 3, 2015, which replaces certain provisions in the Circular 698. The Circular 7 introduces a new tax regime that is significantly different from that under the Circular 698. The Circular 7 extends its tax jurisdiction to capture not only indirect transfer as set forth under the Circular 698 but also transactions involving the transfer of immovable property in China and assets held under the establishment in China. The Circular 7 also provides clearer criteria than the Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. Where a non-resident enterprise indirectly transfers equity interests or other assets of a PRC resident enterprise by implementing arrangements that are not for reasonable commercial purposes to avoid its obligation to pay enterprise income tax, such an indirect transfer shall, in accordance with the EIT Law, be recognized by the competent PRC tax authorities as a direct transfer of equity interests or other assets of the PRC resident enterprise.

On October 17, 2017, the SAT promulgated the Announcement on Matters Concerning Withholding and Payment of Income Tax of Non-resident Enterprises from Source (the “SAT Circular 37”), which came into force and replace the Circular 698 and certain provisions in the Circular 7 on December 1, 2017 and was partly amended on June 15, 2018. The SAT Circular 37, among other things, simplifies the procedures of withholding and payment of income tax levied on non-resident enterprises. Pursuant to SAT Circular 37, where the party responsible for withholding such income tax did not, or was unable to, withhold the taxes that should have been withheld to the relevant tax authority, the party may be subject to penalties. Where the non-resident enterprise receiving such income failed to declare and pay taxes that should have been withheld to the relevant tax authority, the party may be ordered to rectify within a specific time limit.

In accordance with the EIT Law and relevant implementing rules, a high-tech enterprise that has independent intellectual property rights and complies with the rules of corporate income tax and other relevant laws and regulations enjoys a reduced corporate income tax rate of 15%. The specific standards and procedures for the management of identification of high-tech enterprises are stipulated in the Measures for the Administration of the Accreditation of High-Tech Enterprises, which was jointly issued by the Ministry of Science and Technology, the Ministry of Finance of the PRC (the “MOF”), and the SAT on April 14, 2008 and amended on January 29, 2016, which took retroactive effect on January 1, 2016.

On April 25, 2018, the Revised Measures for the Handling of Matters concerning Preferential Enterprise Income Tax Policies (2018) was issued by the SAT, affixed with the Catalogue of Preferential Items of Enterprise Income Tax. Under the aforesaid Catalogue, enterprises that fall within a particular scope and meet the specified standards would enjoy a certain amount of tax reduction.

Dividend Tax

Pursuant to the EIT Law and relevant implementing rules, income from equity investment between qualified PRC resident enterprises such as dividends and bonuses, which refers to investment income derived by a resident enterprise from direct investment in another resident enterprise, is tax-exempt. Dividends paid by foreign-invested companies to their foreign investors that are non-resident enterprises as defined under the law are subject to withholding tax at a rate of 10%, unless otherwise provided in the relevant tax agreements entered into with the central government of the PRC.

Besides, pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion Concerning Taxes on Income, which was signed on August 21, 2006, a PRC resident enterprise that distributes dividends to its Hong Kong shareholders shall pay income tax under the said laws and regulations. However, if the beneficiary of the dividends is a Hong Kong resident enterprise, which directly holds no less than 25% equity interests of the dividend distributor, the tax levied shall be 5% of the distributed dividends.

Pursuant to the Notice of the State Administration of Taxation on the Issues Concerning the Application of the Dividend Clauses of Tax Treaties, which took effect on February 20, 2009, a tax resident of the counterparty to the tax treaty shall meet all of the following requirements in order to enjoy the preferential tax rates provided under the tax treaty: (i) the tax resident that receives dividends should be limited to a company as provided in the tax agreement; (ii) the equity interests and voting shares of the PRC resident company directly owned by the tax resident reach the percentages specified in the tax agreement; and (iii) the equity interests of the Chinese resident company directly owned by such tax resident at any time during the twelve consecutive months prior to receiving the dividends reach a percentage specified in the tax agreement. On February 3, 2018, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning “Beneficial Owners” in Tax Treaties which took effect on April 1, 2018, provides clearer guidelines and adopts comprehensive assessment approaches when determining whether a company can be qualified as a beneficial owner, so as to enjoy the preferential tax rate on dividends.

On October 14, 2019, the SAT released the Administrative Measures for Non-Resident Taxpayers Enjoying Treaty Benefits, which came into effect on January 1, 2020. Under such measures, non-resident taxpayers claiming treaty benefits shall be handled in accordance with the principles of “self-assessment, claiming benefits, and retention of the relevant materials for future inspection.” Where a non-resident taxpayer self-assesses and concludes that it satisfies the criteria for claiming treaty benefits, it may enjoy treaty benefits at the time of tax declaration or at the time of withholding through the withholding agent, simultaneously gather and retain the relevant materials for future inspection, and accept follow-up administration by the tax authorities.

Value-added Tax

Pursuant to the Provisional Regulations of the PRC on Value-added Tax, promulgated by the State Council on December 13, 1993, effective on January 1, 1994 and amended on November 10, 2008, February 6, 2016, and November 19, 2017, and the Implementation Rules for the Provisional Regulations the PRC on Value-added Tax, promulgated by the MOF on December 25, 1993 and amended on December 15, 2008 and October 28, 2011, organizations and individuals engaging in the sale of goods, the provision of processing, repair, and assembly services, sale of services, intangible assets, real property, and the importation of goods in the PRC shall be taxpayers of Value-added Tax (the “VAT”). The VAT rates generally applicable are simplified as 13%, 9%, 6%, and 0%, and the VAT rate applicable to the small-scale taxpayers is 3%.

Regulations Relating to Foreign Exchange

Pursuant to Regulation of the PRC on Foreign Exchange Administration, promulgated by the State Council on January 29, 1996, effective on April 1, 1996, and most recently amended on August 5, 2008, the foreign exchange income of domestic organizations and domestic individuals may be remitted into China or deposited overseas; and the specific conditions and term requirements for remittance into China or overseas deposits shall be stipulated by the foreign exchange control department of the State Council according to the status of international balance of payments and foreign exchange control requirements. Domestic organizations and domestic individuals making direct investments overseas or engaging in issuance and trading of negotiable securities or derivatives overseas shall process registration formalities pursuant to the provisions of the foreign exchange control department of the State Council. Where the State Council stipulates that prior approval by or filing with the relevant authorities in charge is required, the approval or filing formalities shall be processed prior to foreign exchange registration formalities.

Pursuant to the Provisions on the Foreign Exchange Administration of Domestic Direct Investment of Foreign Investors and the Supporting Documents, promulgated by the SAFE on May 10, 2013 and effective on May 13, 2013, direct investments in China by foreign investors shall be subject to registration. Organizations and individuals involved in direct investment activities in China shall be registered with the SAFE and its branches. Banks shall process the relevant transactions through the business systems designated by the foreign exchange bureau pursuant to the foreign exchange control provisions.

Pursuant to the SAFE Circular 37, promulgated by the SAFE and effective on July 4, 2014, the SAFE shall implement registration and administration of special-purpose vehicles established by Chinese residents. “Special purpose vehicles” refer to overseas enterprises established or controlled, directly or indirectly, by PRC residents or entities, using legitimate domestic or offshore assets or interests of, for the purpose of overseas investment and financing. “Round-trip investments” refer to direct investment activities in China by PRC residents or entities directly or indirectly through special purpose vehicles, namely, through the establishment of foreign-invested enterprises in China by way of a new establishment or merger and acquisition and obtaining ownership, control, business management rights. Prior to making a capital contribution in a special purpose vehicle by a Chinese resident using its legitimate assets or interests in China or overseas, a Chinese resident shall apply to the foreign exchange bureau for completion of foreign exchange registration formalities for overseas investments. For an overseas special purpose vehicle that has completed registration formalities, where there is any change in the basic information such as its Chinese resident individual shareholder, name, term of business, or occurrence of a significant change event such as increase or reduction of capital contribution, equity transfer or exchange by Chinese resident individual, merger or division, foreign exchange registration change formalities shall be promptly completed with the foreign exchange bureau.

On February, 2015, the SAFE further promulgated the SAFE Circular 13, effective on June 1, 2015, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. The qualified banks, under the supervision of SAFE, directly examine the applications and conduct the registration.

On March 30, 2015, the SAFE released the Notice on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capital of Foreign-invested Enterprises, which came into effect on June 1, 2015 and adopted the system of willingness-based foreign exchange settlement for the foreign exchange capital of foreign-invested enterprises. Under this system, the foreign exchange capital, for which the monetary contribution has been confirmed by the foreign exchange authorities (or for which the monetary contribution has been registered for account entry) in the capital account of a foreign-invested enterprise, may be settled at a bank as required by the enterprise’s actual management needs.

On January 26, 2017, the SAFE promulgated the Notice on Improving the Check of Authenticity and Compliance to further Promote Foreign Exchange Control, which expands the scope of settlement of exchange for domestic loans in foreign currencies and allows overseas loans under domestic guarantee to transfer inward. Furthermore, it also allows foreign institutions to make settlements of exchange through domestic foreign exchange accounts in pilot free trade zones.

Besides, the SAFE released the Notice on Further Promoting the Facilitation of Cross-border Trade and Investment on October 23, 2019, which came into force on the same day, which expands the regions to fulfill the support in carrying out such businesses as optimizing examination and verification of foreign exchange receipts and payments documents for trade in goods, canceling the special foreign exchange return registration, and simplifying verification of foreign exchange payments for imports.

As of December 31, 2023, we had not received any administrative penalties for illegal or unlawful operations in the field of foreign exchange.

Regulations Relating to Overseas Direct Investment

The Measures for the Administration of Overseas Investment were promulgated by the MOFCOM on September 6, 2014, and came into effect on October 6, 2014. As defined by the Measures for the Administration of Overseas Investment, overseas investment means the acts of enterprises legally established in the PRC to own the non-financial enterprises or obtain the ownership, control, or operation management rights of the existing non-financial enterprises in foreign countries through incorporation, merger and acquisition, or other means. If the overseas investments involve sensitive countries and regions or sensitive industries, they shall be subject to the approval of relevant competent authorities in the PRC. For other overseas investments, they shall be subject to record-filing administration. Local enterprises shall undergo record filings with the provincial commercial administration authorities where they are located. The qualified local enterprises will be put into the record and granted with an Overseas Investment Certificate for Enterprise by the relevant provincial commercial administration authorities.

On December 26, 2017, NDRC issued the Enterprise Overseas Investment Measures, which took effect on March 1, 2018. Under the Enterprise Overseas Investment Measures, sensitive overseas investment projects carried out by PRC enterprises either directly or through overseas enterprises under their control shall be approved by NDRC, and non-sensitive overseas investment projects directly carried out by PRC enterprises shall be filed with NDRC or its local branches at the provincial level. Furthermore, for a project that has been approved and filed, the investor must file an application for modifications with the relevant authority that issued the approval or filing notice for the project prior to the occurrence of any of the following circumstances: (i) an increase or decrease in the number of the investors; (ii) significant changes to the investment target; (iii) major changes to the primary activities or scale of the project; (iv) a change in the amount of investment by (a) 20% of the original amount approved or filed or (b) US$100 million, whichever is lower; and (v) any other circumstances that require a material adjustment to the approval or filing notice for the project. In the case of the large-amount non-sensitive overseas investment projects with the investment amount of US$300 million or above carried out by PRC enterprises through the overseas enterprises under their control, such PRC enterprises shall, before the implementation of the projects, submit a report describing the details about such projects to NDRC. Where PRC residents make overseas investments through overseas enterprises under their control, the Measures shall review applications mutatis mutandis. Subsequently, on January 31, 2018, NDRC issued the List of Sensitive Sectors for Outbound Investment (2018 Version), which became effective on March 1, 2018, under which enterprises shall be restricted from making overseas investments in certain industries, including but not limited to, (i) research, development, manufacturing, and repair of weaponry; (ii) cross-border exploitation and utilization of water resources; and (iii) news media.

Regulations Relating to M&A

On August 8, 2006, six PRC governmental and regulatory agencies, including the CSRC and MOFCOM, promulgated the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, which governs the mergers and acquisitions of domestic enterprises by foreign investors, require offshore special purpose vehicle, formed for overseas listing and controlled directly or indirectly by PRC companies or individuals through acquisitions of shares or equity interests in PRC domestic companies, to be approved by the CSRC prior to the listing and trading of such purpose vehicle’s securities on an overseas stock exchange. According to the Manual of Guidance on Administration for Foreign Investment Access, promulgated by the MOFCOM on December 18, 2008, the M&A Rules are not applicable under the circumstance that PRC shareholders transfer their equity in foreign-invested enterprises to foreign parties. The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. See “Risk Factors—Risks Relating to Doing Business in the PRC—The M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.”

Our PRC legal counsel, AllBright, has advised us that, based on their understanding of the current PRC law, rules, and regulations, the CSRC’s approval is not required for the listing and trading of our Ordinary Shares on Nasdaq in the context of this offering, because our PRC subsidiaries had been foreign-invested enterprises before they were acquired by Xuhang HK. As of December 31, 2023, we had not received any administrative penalties for illegal or unlawful operations in the field of foreign investment.

Regulations Relating to Overseas Listings

On July 6, 2021, the General Office of Central Committee of the Communist Party of China and the General Office of the State Council issued the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Measures, including promoting the construction of relevant regulatory systems, will be taken to control the risks and handle the incidents from China-concept overseas listed companies.

On February 17, 2023, the CSRC promulgated Announcement No. 43, which took effective on March 31, 2023 (Beijing Time).

According to Announcement No. 43, domestic enterprises shall not be listed abroad if any of the following circumstances occurs:

(i)	if the intended listing and financing are explicitly prohibited by laws, regulations, and relevant provisions of the PRC;

(ii)

if the intended overseas offering and listing may threaten or endanger national security as examined and determined by relevant competent authorities under the State Council in accordance with applicable laws;

(iii)

if applicants’ domestic enterprises, controlling shareholders, or de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy in the past three years;

(iv)	if applicants’ domestic enterprises are currently under judicial investigation for suspected crimes or are under investigation for suspected material violations of PRC laws and regulations; or

(v)

if there are material ownership disputes over equity held by the domestic enterprises’ controlling shareholders or by other shareholders that are controlled by the controlling shareholder and/or de facto controllers.

Announcement No. 43 comprehensively improves and reforms the existing regulatory system for overseas offering and listing of domestic enterprises, and brings all overseas listing activities, including both direct and indirect overseas offering and listing, under regulation by adopting a record-filing-based administration system.

Meanwhile, Announcement No. 43 aims to specify the record-filing procedures and regulatory requirements for overseas offering and listing activities by domestic enterprises and standardize their record-filing activities to ensure the smooth and effective implementation of the record-filing requirements. For direct overseas offering and listing, the issuer shall fulfill the record-filing and reporting obligations; for indirect overseas offering and listing, the issuer shall designate a major domestic operating entity to fulfill the record-filing and reporting obligations. Where an issuer makes an application for an initial public offering in an overseas market, the record-filing entity shall submit to the CSRC record-filing documents within three business days after such application is submitted. Considering the convenience of refinancing in overseas markets, record-filings shall be made within three business days after the securities offering is completed if an issuer makes refinancing after having been listed in an overseas market. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, and fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

On February 17, 2023, the CSRC also issued the Circular of the Arrangements of Overseas Securities Offering and Listing by Domestic Companies (the “Circular of Announcement No. 43”), which mainly emphasizes the transitional period arrangement before the effective date of Announcement No. 43. If the overseas listing application has been submitted prior to March 31, 2023, but has not been approved by the overseas competent authority by the same date, the filing with CSRC must be completed before the overseas listing.

Arrangements are also made to accommodate certain practices commonly seen in overseas markets, such as offering in installments (or shelf offering) and confidential applications. Announcement No. 43 also requires a report to the CSRC on material events, which include the change of control, investigations or sanctions imposed by overseas securities regulatory authorities, changes in listing status or transfers of listing segments, voluntary or forced delisting, in order to strengthen ex-post regulation.

On October 19, 2023, the CSRC approved the filings submitted by our PRC subsidiaries under Announcement No. 43. However, Announcement No. 43 has only been implemented for a short period of time, and uncertainties remain as to its practice and future interpretations and implementations. See “Risk Factors—Risks Relating to Doing Business in the PRC—We have completed the required filings with the CSRC for this offering under Announcement No. 43. However, the Opinions and Announcement No. 43 adopted by the CSRC may cause additional compliance requirements in the future.”

MANAGEMENT

Set forth below is information concerning our directors, director appointees, and executive officers.

The following individuals are our executive management and members of the board of directors.

Name	Age	Position(s)
Tianhang Xiao	37	Chief Executive Officer, Director, and Chairman of the Board of Directors
Lei Chen	43	Chief Financial Officer
Yu Jiang	52	Chief Operating Officer and Director Appointee*
Xiaowen Wang	45	Chief Technology Officer
Wenbing Wang	52	Independent Director Appointee*
Bo Lyu	45	Independent Director Appointee*
Xiaoyi Wang	43	Independent Director Appointee*

*

Yu Jiang, Wenbing Wang, Bo Lyu, and Xiaoyi Wang have accepted appointments to be our directors, effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

The following is a brief biography of each of our executive officers and directors:

Mr. Tianhang Xiao has served as our Chairman of the Board of Directors since February 2023, Chief Executive Officer since September 2022, and director since June 2020. As the founder of Xuhang Network, Mr. Xiao has served as the chairman of the board of directors and general manager since September 2014, responsible for the management of day-to-day operations and high-level strategizing and business planning. Mr. Xiao has extensive experience in mobile Internet marketing, particularly in product development and technical analysis. From June 2010 to December 2011, Mr. Xiao served as a senior product manager at Sky-mobi Limited (formerly Nasdaq: MOBI), which is a mobile application store operator and was the first Chinese Internet marketing company listed on Nasdaq and was taken private in 2017 through a merger agreement with Amber Shining Investment Limited and Power Rich Limited. From January 2012 to August 2014, Mr. Xiao co-founded and served as the chief operating officer at Hangzhou Zhenqu Network Technology Co., Ltd., a company specializing in mobile advertisement placement and game services, which was subsequently acquired in 2015 by Meisheng Cultural and Creative Co., Ltd, a company listed on China’s Shenzhen Stock Exchange (SZ: 002699). Mr. Xiao received his bachelor’s degree in Weapon Systems and Engineering from Nanjing University of Science and Technology in 2010.

Mr. Lei Chen has served as our Chief Financial Officer since January 2024. With around 20 years of experience in finance and accounting, Mr. Chen is responsible for our overall financial management, including financial planning, accounting, and tax compliance. From April 2020 to May 2021, Mr. Chen served as the chief financial officer of Ebang International Holdings Inc., a Bitcoin mining machine company listed on Nasdaq (Nasdaq: EBON), responsible for overseeing the company’s financial management. From January 2019 to June 2019, Mr. Chen served as the chief financial officer of JHP Fintech Inc., a fintech service provider in the area of housing provident fund, focusing on the online consumer finance market in the PRC, where he was in charge of the company’s overall financial management. Between February 2011 and September 2016, Mr. Chen was engaged by Hailiang Education Group Inc., an education company previously listed on Nasdaq (Nasdaq: HLG), initially as a financial consultant and later promoted to chief financial officer in January 2014. Mr. Chen served as a senior auditor at PricewaterhouseCoopers from August 2003 to January 2006, and as an auditing manager at KPMG from January 2006 to August 2009. Mr. Chen received his bachelor’s degree in English for International Business from Guangdong University of Foreign Studies in July 2003. He has been a member of the Chinese Institute of Certified Public Accountants since December 2009.

Mr. Yu Jiang has served as our Chief Operating Officer since January 2024 and will serve as our director starting immediately prior to the effectiveness of the registration statement of which this prospectus forms a part.

Mr. Jiang has extensive experience in corporate management and business development. Since September 2019, Mr. Jiang has served as a deputy general manager at Hangzhou Xingkong, one of our PRC subsidiaries, responsible for the market expansion of the company. From January 2018 to August 2019, Mr. Jiang served as the general manager at Zhejiang Youxi Enterprise Consulting Management Co., Ltd., responsible for the company’s overall management and operations. From September 2016 to May 2017, Mr. Jiang served as a deputy general manager at Zhejiang Xitang Technology Co., Ltd., responsible for the company’s market expansion and business development. Mr. Jiang has also served as a director of Jimeng (Hangzhou) Co., Ltd. since June 17, 2022 and of Fubao (Hangzhou) Enterprise Management Consulting Partnership since June 8, 2023. Mr. Jiang received his associate degree in Mechanical Metrology and Testing from China Jiliang University in July 1993.

Mr. Xiaowen Wang has served as our Chief Technology Officer since January 2024. As an expert in technology development for over 20 years, Mr. Wang has a deep understanding of product architecture design, user experience, and research and development. Since May 2021, Mr. Wang has served as the chief technology officer at Xuhang Network, responsible for planning and developing the company’s information systems, overseeing software solution implementation and delivery, and managing software development teams. From August 2019 to April 2021, he served as a general manager at Hangzhou Boyiyuan E-commerce Co., Ltd., responsible for overseeing the company’s technology strategy and business management. From February 2018 to June 2019, he served as a product director at Hangzhou Zhuliyan Network Technology Co., Ltd., where he was in charge of the company’s core product development and management. From June 2016 to January 2018, Mr. Wang served as the executive deputy general manager at Shanghai Yuncai Network Technology Co., Ltd., responsible for the company’s technology strategy and business operations. Mr. Wang received his bachelor’s degree in Chemistry from Fudan University in 2001.

Mr. Wenbing Wang will serve as our independent director starting immediately prior to the effectiveness of the registration statement of which this prospectus is a part. As an independent director of IT Tech Packaging Inc. (NYSE: ITP) since October 2009, Mr. Wang has extensive experience and knowledge of finance and corporate governance practices, which would be particularly valuable in his role as a board member of our Company. Since June 2021, Mr. Wang has served as the chief financial officer of Phoenix Motor, Inc. (Nasdaq: PEV), a U.S.-based electric vehicle manufacturer that designs and produces electric trucks and buses, where he is responsible for the company’s overall financial management, including accounting, budgeting, and financial reporting. From November 2020 to June 2021, Mr. Wang served as the senior vice president of finance of SPI Energy Co., Ltd (Nasdaq: SPI) and the interim chief financial officer of Phoenix Motor, Inc. From February 2017 to November 2020, Mr. Wang served as the chief executive officer of Redwood Group International, a Hong Kong-based merchant bank focused on Greater-China growth and venture opportunities. Between December 2005 and October 2016, Mr. Wang served in various capacities at Fushi Copperweld, Inc. (formerly Nasdaq: FSIN), including the roles of president (from 2009 to 2016) and chief financial officer (from 2005 to 2010). Mr. Wang received his bachelor’s degree in English from the University of Science and Technology, Beijing in 1994 and his MBA degree in Finance and Corporate Accounting from the University of Rochester in 2002.

Mr. Bo Lyu will serve as our independent director starting immediately prior to the effectiveness of the registration statement of which this prospectus is a part. With over a decade of experience in corporate finance and public company management, Mr. Lyu has served as the chief financial officer of Heyu Biological Technology Corporation since November 2021, where he is responsible for the company’s overall financial management and investment management. From March 2023 to January 2024, Mr. Lyu served as an independent director of U Power Limited (Nasdaq: UCAR). Between August 2020 and October 2021, Mr. Lyu held the position of financial controller at Building Dreamstar Technology Inc. From December 2017 to April 2019, he was the board secretary at Metalpha Technology Holding Limited (Nasdaq: MATH) (formerly known as Dragon Victory International Limited (Nasdaq: LYL)), and from 2014 to August 2017, he held the same position at Hailiang Education Group Inc. (Nasdaq: HLG). Between 2009 and 2013, Mr. Lyu served as an investment manager at Hailiang Group Co. Ltd., the former parent company of Hailiang Education Group Inc., Zhejiang Hailiang Co. Ltd. (SSE: 002203), and Hailiang International Holding Co. Ltd. (HKSE: 02336). Mr. Lyu

received his bachelor’s degree in International Investment from Wuhan University in 2001, and his master’s degree in Finance from the National Economics Department of Albert-Ludwigs-Universität Freiburg in 2008. Additionally, he holds a Certificate of Board Secretary from the Shenzhen Stock Exchange.

Prof. Xiaoyi Wang will serve as our independent director starting immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Prof. Wang has been an independent director of Guangyu Group Co., Ltd. (SSE: 002133), a company primarily engaged in the development, construction, and sale of residential and commercial properties, since November 2022. As an expert in digital and intelligent marketing, Prof. Wang has served as a Professor of Marketing and Digital Strategy, as well as a Ph.D. supervisor at the School of Management, Zhejiang University (“ZJU”) since January 2018, mainly responsible for teaching and conducting scientific research in the cross-disciplines of Neuroscience, Computing Science, and Marketing Science. Prof. Wang teaches courses on digital marketing, business models, marketing management, and other courses for Executive Master of Business Administration, Master of Business Administration, and undergraduate students. Prof. Wang also currently serves as (i) an assistant dean of the School of Management, ZJU, (ii) a deputy director of the Neuromanagement Laboratory, ZJU, (iii) a director of the Chinese Society of Technology Economics, and (iv) a member of the editorial board for the Journal of Behavioral Sciences. Prof. Wang’s research focuses on consumer brain cognition, big data solutions, and their applications in digital marketing. He has presided over a number of research projects funded by the National Natural Science Foundation of China, and has published a series of research results in top-tier international and PRC academic journals, including Management Science, Marketing Science, Journal of Marketing Research, and Information Systems Research. Prof. Wang has won four Second Prizes of Science and Technology Progress Award of Zhejiang Province and one First Prize of National Commercial Science and Technology Progress Award in China. Prof. Wang received his Ph.D. in Management Science and Engineering from ZJU in 2008, and he is also a postdoctoral fellow at the University of Macau (from August 2011 to September 2011) and a visiting scholar of the Global Center for Mobile Big Data and Artificial Intelligence of Temple University in the U.S. (from January 2017 to December 2017).

Family Relationships

None of our directors, director appointees, or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering, three of whom will be “independent” within the meaning of the corporate governance standards of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in the best interests of our Company. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our Company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to our Company, our directors must ensure compliance with the memorandum and articles of association of our Company, as amended and restated from time to time. Our Company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in the name of our Company if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	appointing officers and determining the term of office of the officers;

•	declare dividends and distributions;

•	exercising the borrowing powers of the company and mortgaging the property of the company; and

•	maintaining or registering a register of mortgages, charges, or other encumbrances of the company.

Terms of Directors and Executive Officers

Our directors may be appointed by an ordinary resolution of its shareholders. In addition, our board may, by the affirmative vote of a simple majority of our directors present and voting at a board meeting appoint any person as a director either to fill a casual vacancy on its board or as an addition to the existing board. Our directors are not subject to a term of office and will hold office until such time as they resign or otherwise removed from office by ordinary resolution of the shareholders. Our director will be cease to be a director automatically if, among other thing, the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to our Company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of our board and our board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our articles of association, as amended and restated from time to time. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by amending our articles of association.

Employment Agreements and Indemnification Agreements

We will enter into employment agreements with each of our executive officers prior to the consummation of this offering. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to the registration statement of which this prospectus forms a part, we agree to employ each of our executive officers for a specified time period, which may be renewed upon both parties’ agreement 30 days before the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the year ended December 31, 2023, we paid an aggregate of RMB768,412.07 as compensation to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, and other statutory benefits and a housing provident fund.

Insider Participation Concerning Executive Compensation

Our Chairman of the Board of Directors and director, Mr. Tianhang Xiao has been making all determinations regarding executive officer compensation from the inception of our Company. After our Compensation Committee is established, it will be making all determination regarding executive officer compensation (please see below).

Committees of the Board of Directors

We will establish three committees under the board of directors effective as of the effective date of the registration statement of which this prospectus forms a part: an audit committee, a compensation committee, and a nominating and corporate governance committee. The appointment to the committees will be effective immediately upon the effective date of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Wenbing Wang, Bo Lyu, and Xiaoyi Wang. Wenbing Wang will be the chairperson of our audit committee. We have determined that Wenbing Wang, Bo Lyu, and Xiaoyi Wang will satisfy the “independence” requirements of the Nasdaq listing rules under and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Wenbing Wang qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Wenbing Wang, Bo Lyu, and Xiaoyi Wang. Bo Lyu will be the chairperson of our compensation committee. We have determined that Wenbing Wang, Bo Lyu, and Xiaoyi Wang will satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10C-1 under the Securities Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving the total compensation package for our most senior executive officers;

•	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•	reviewing and recommending to the board with respect to the compensation of our directors;

•	reviewing periodically and approving any long-term incentive compensation or equity plans;

•	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Wenbing Wang, Bo Lyu, and Xiaoyi Wang. Bo Lyu will be the chairperson of our nominating and corporate governance committee. We have determined that Wenbing Wang, Bo Lyu, and Xiaoyi Wang will satisfy the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•	identifying and recommending to our board the directors to serve as members of committees;

•

advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics, which is to be filed as Exhibit 99.1 of the registration statement of which this prospectus forms a part and applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for:

•	each of our directors and executive officers who beneficially own our Ordinary Shares; and

•	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 58,804,977 Ordinary Shares outstanding (reflecting the effect of the Subdivision) as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Percentage of beneficial ownership of each listed person after this offering is based on 60,804,477 Ordinary Shares outstanding immediately after the completion of this offering if the Underwriters do not exercise their over-allotment option and 61,104,977 Ordinary Shares outstanding immediately after the completion of this offering if the Underwriters exercise their over-allotment option in full.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. As of the date of the prospectus, we have 39 shareholders of record, none of whom are located in the United States.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering (Over-allotment option not exercised)		Ordinary Shares Beneficially Owned After this Offering (Over-allotment option fully exercised)
	Number	Percent	Number	Percent	Number	Percent
Directors and Executive Officers(1):
Tianhang Xiao(2)	22,671,855	38.55%	22,671,855	37.29%	22,671,855	37.10%
Lei Chen	—	—	—	—	—	—
Yu Jiang(3)	423,312	0.72%	423,312	0.70%	423,312	0.69%
Xiaowen Wang	—	—	—	—	—	—
Wenbing Wang	—	—	—	—	—	—
Bo Lyu	—	—	—	—	—	—
Xiaoyi Wang	—	—	—	—	—	—
All directors and executive officers as a group (seven individuals):	23,095,167	39.27%	23,095,167	37.67%	23,095,167	37.44%
5% Shareholders(4):
TIAN HANG GROUP LIMITED(2)	17,319,617	29.45%	17,319,617	28.48%	17,319,617	28.34%
MIGHTY HUGE INVESTMENT LIMITED(5)	3,403,616	5.79%	3,403,616	5.60%	3,403,616	5.57%
WCC CAPITAL LIMITED(6)	3,078,562	5.24%	3,078,562	5.06%	3,078,562	5.04%
Hexagon Special Opportunities SPC(7)	3,843,919	6.54%	3,843,919	6.32%	3,843,919	6.29%
Venture Smart Holdings Limited(7)(8)	4,297,735	7.31%	4,297,735	7.07%	4,297,735	7.03%

Notes:

(1)

Unless otherwise indicated, the business address of each of the individuals is Building 2, Shangtanghe 198 Cultural and Creative Park, 198 Shenban Rd, Gongshu District, Hangzhou City, Zhejiang Province, China.

(2)

Represents (i) 17,319,617 Ordinary Shares held by TIAN HANG GROUP LIMITED, a British Virgin Islands company, which is 100% owned by XUHANG (BVI) LTD, which is in turn 100% owned by Mr. Tianhang Xiao, who has the sole voting and dispositive power over these Ordinary Shares, (ii) 3,403,616 Ordinary Shares held by MIGHTY HUGE INVESTMENT LIMITED, which is 100% owned by XH Fortune Success Trust, a trust established under the laws of the Island of Jersey by Mr. Tianhang Xiao, managed by Trident Trust Company (HK) Limited, as trustee, with Mr. Tianhang Xiao being the trust’s beneficiary and having the sole voting and dispositive power over these Ordinary Shares, and (iii) 1,948,622 Ordinary Shares held by Shanghai Qishu Enterprise Management Consulting L.P., a PRC limited partnership that is 99% owned by Hangzhou Xuli Network Technology Co., Ltd., which is in turn 99% owned by Mr. Tianhang Xiao, who has the sole voting and dispositive power over these Ordinary Shares.

(3)	Represents 423,312 Ordinary Shares held by JIANGYU CAPITAL LIMITED, a British Virgin Islands company that is 100% owned by Yu Jiang.
(4)	Unless otherwise indicated, the business address of the following shareholders is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.
(5)

The number of Ordinary Shares beneficially owned prior to this offering represents 3,403,616 Ordinary Shares held by MIGHTY HUGE INVESTMENT LIMITED, a British Virgin Islands company, which is 100% owned by XH Fortune Success Trust, a trust established under the laws of the Island of Jersey by Mr. Tianhang Xiao, managed by TRIDENT Trust Company (HK) Limited, as trustee, with Mr. Tianhang Xiao being the trust’s beneficiary as of the date of this prospectus and having the sole voting and dispositive power over these Ordinary Shares.

(6)

The number of Ordinary Shares beneficially owned prior to this offering represents 3,078,562 Ordinary Shares held by WCC CAPITAL LIMITED, a British Virgin Islands company, which is 100% owned by Mr. Congcong Wei, who has the sole voting and dispositive power over these Ordinary Shares.

(7)

Represents (x) 1,262,531 Ordinary Shares directly held by Hexagon Special Opportunities SPC (acting for the account of Segregated Portfolio I) (“SP1”) and 816,527 Ordinary Shares directly held by Hexagon Special Opportunities SPC (acting for the account of Segregated Portfolio VII) (“SP7”), both SP1 and SP7 being segregated portfolios under a Cayman Islands exempted company, Hexagon Special Opportunities SPC (“Hexagon”) and (y) 1,765,861 shares directly owned by Top Smart Capital Investment Limited, which is 100% owned by SP7. Hexagon is (i) 34% owned by VSFG Asset Management Limited, (ii) 33% owned by Gwon Yau Wong, and (iii) 33% owned by Valentin Wolf Schillo. Each of VSFG Asset Management Limited, Gwon Yau Wong, and Valentin Wolf Schillo shares the voting and dispositive power over the 3,843,919 Ordinary Shares directly or indirectly held by Hexagon. The business address of Hexagon is 23/Floor, Lee Garden 5, 18 Hysan Avenue, Causeway Bay, Hong Kong. VSFG Asset Management Limited is 100% owned by Venture Smart Financial Holdings Limited, which is majority owned by Able Bravo Limited, which is (i) 50% owned by BlackPine Private Equity Partners G.P. Limited, which is 100% owned by Chu Sheng Yu Lawrence and (ii) 50% owned by Venture Smart Holdings Limited, which is 100% owned by Leung Yuk Lun Ulric.

(8)

Represents an aggregate of 4,297,735 Ordinary Shares beneficially owned by Venture Smart Holdings Limited, a British Virgin Islands company. Venture Smart Holdings Limited (i) directly owns 453,816 Ordinary Shares and (ii) shares the voting and dispositive power over 3,843,919 Ordinary Shares as described in footnote (6) above. Venture Smart Holdings Limited is 100% owned by Leung Yuk Lun Ulric, who has the sole voting and dispositive power over these Ordinary Shares. The registered address of Venture Smart Holdings Limited is 23/Floor, Lee Garden 5, 18 Hysan Avenue, Causeway Bay, Hong Kong.

As of the date of this prospectus, none of our outstanding Ordinary Shares are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

a) Related parties

Name of related parties	Relationship with Our Company
Tianhang Xiao	Our chairman and CEO
Lilian Liu	Our shareholder
Yu Jiang	Our COO, director appointee, and shareholder
Shanghai Qishu Business Management Partnership LP. (“Shanghai Qishu”)	Our shareholder
Genshui Bao	Our shareholder
Congcong Wei	Our shareholder
Shanghai Huiji Network Technology Co., LTD. (“Shanghai Huiji”)	Non-controlling shareholder of our subsidiary
Zhejiang Lingshang Cultural Creative Co., LTD. (“Zhejiang Lingshang”)	A company controlled by a director of our subsidiary
Shanghai Huihui Hanghang Management Consulting Co., LTD. (“Shanghai Huihui”)	Non-controlling shareholder of our subsidiary
Shanghai Er’shang Culture Communication Co., LTD. (“Shanghai Er’shang”)	Equity investee of our Company
Beijing Pinte Visual Culture Media Co. LTD. (“Beijing Pinte”)	Equity investee of our Company
Shenzhen Zhuoya Network Media Co. LTD. (“Shenzhen Zhuoya”)	Equity investee of our Company
Xi’an Saixinghang Enterprise Management Partnership LP. (“Xi’an Saixinghang”)	A company controlled by our principal shareholder
Zhejiang Weilai Advertising Co. LTD. (“Zhejiang Weilai”)	A company controlled by our principal shareholder
Zhejiang Weicheng Information Technology Co. LTD. (“Zhejiang Weicheng”)	A company controlled by our principal shareholder
Sewing Time Trading (Shenzhen) Co. LTD. (“Sewing Time”)	Non-controlling shareholder of our subsidiary
Hangzhou Find Fun Creative Culture Co. LTD. (“Hangzhou Find Fun”)	A company controlled by our principal shareholder
Hangzhou Netwide Network Technology Co. LTD. (“Hangzhou Netwide”)	A company controlled by our principal shareholder
Tonghua Lvjian Agricultural Technology Development Co. LTD. (“Tonghua Lvjian”)	A company controlled by a non-controlling shareholder of our subsidiary
Hangzhou Youxing Technology Co., LTD. (“Hangzhou Youxing”)	A non-controlling shareholder of our subsidiary*
Tailong Zheng	A non-controlling shareholder of our subsidiary

Name of related parties	Relationship with Our Company
Qingdao Songshe Network Technology Co., LTD. (“Qingdao Songshe”）	A company controlled by a director of our subsidiary
Xinzu Gong	A director of our subsidiary
Lei Xu	A director of our subsidiary
Lei Xin	A director of our subsidiary
Hangzhou Meihangxiujue Technology Co., LTD. (“Hangzhou Meihangxiujue”)	A company invested by our Company
Feng Luo	A director of our subsidiary
Xiaoyan Tong	A director of our subsidiary
Wenying Cong	A director of our subsidiary
Tang Weiguo	A director of our subsidiary
Huangshan Huizhou Romantic Red Culture Tourism Group Co., LTD. (“Huangshan Huizhou”)	A non-controlling shareholder of our subsidiary
Hangzhou Nerdy Bear Technology Co. LTD. (“Hangzhou Nerdy Bear”)	A non-controlling shareholder of our subsidiary
Zhongguang International Advertising Creative Industry Base Development Co., LTD. (“Zhongguang Advertising”)	A company controlled by a non-controlling shareholder of our subsidiary
Mengyong Song	A director of our subsidiary
Hangzhou Saixinghang Technology Co., LTD. (“Hangzhou Saixinghang”)	Equity investee of our Company**
Zhejiang Jupei Culture and Travel Technology Co., LTD. (“Zhejiang Jupei”)	Equity investee of our Company
Xi’an Xuhang Digital Technology Co., LTD. (“Xi’an Xuhang”)	Equity investee of our Company
Putian Shoe Brand Operation Service Co., LTD. (“Putian Shoe”)	Equity investee of our Company
Yangzhou Xumi Digital Technology Co., Ltd. (“Yangzhou Xumi”)	Equity investee of our Company
Huzhou Dehai Technology Co., Ltd. (“Huzhou Dehai”)	Equity investee of our Company
Xiamen Very Love Business Management Consulting Partnership (limited Partnership) (“Xiamen Very Love”)	A non-controlling shareholder of our subsidiary
Wuhan Junyueda Commercial Operation Management Co., Ltd. (“Wuhan Junyueda”)	A non-controlling shareholder of our subsidiary
Nanjing Gulou Technology Innovation Investment and Development Co.,Ltd. (“Nanjing Gulou Investment”)	A non-controlling shareholder of our subsidiary
Xudong Shen	A director of our subsidiary

*	Hangzhou Youxing ceased to be a related party, as it sold its shares in November 2021.
**	Hangzhou Saixinghang ceased to be a related party, as we sold our shares in December 2022.

b) Amount due from related parties

		As of December 31,				As of the date of this prospectus
	Nature	2021	2022	2023
		RMB	RMB	RMB	US$	RMB
		(in thousands)
Account receivables, net
Zhejiang Lingshang	Marketing planning and implementation services	904	531	—	—	—
Shanghai Er’shang	New media integrated content marketing services	351	1,843	3,516	495	3,516
Zhejiang Weicheng	New media integrated content marketing services	300	—	—	—	—
Tonghua Lvjian	Providing supplies associated with the Internet e-commerce business	270	270	—	—	—
Sewing Time	New media live broadcast operation services	190	123	123	17	123
Zhejiang Weilai	New media integrated content marketing services	119	620	—	—	—
Hangzhou Nerdy Bear	Digital advertising and marketing	—	45	—	—	—
Huangshan Huizhou	New media integrated content marketing services	—	50	—	—	—
Zhongguang Advertising	New media integrated content marketing services	—	35	—	—	—
Putian Shoe	New media integrated content marketing services	—	300	307	43	300
Wuhan Junyueda	Marketing planning and implementation services	—	—	397	56	363

		2,134	3,817	4,343	611	4,302
Other receivables, net
Yu Jiang(1)	Loan	3,390	—	—	—	—
Tianhang Xiao(2)	Loan	5,403	1,114	—	—	—
Xi’an Saixinghang	Loan	750	750	750	106	750
Tailong Zheng	Staff petty cash	629	617	—	—	—
Congcong Wei	Loan	550	—	—	—	—
Genshui Bao	Staff petty cash	420	420	—	—	—
Shenzhen Zhuoya	Loan	315	—	—	—	—
Shanghai Huiji	Loan	303	368	—	—	—
Shanghai Er’shang	Loan	300	—	—	—	—
Qingdao Songshe	Loan and advance payment	270	—	—	—	—
Zhejiang Lingshang	Loan	250	250	—	—	—
Shanghai Qishu	Loan	139	139	—	—	—
Xinzu Gong	Staff petty cash	110	—	—	—	—
Lei Xu	Staff petty cash	101	—	—	—	—
Beijing Pinte	Loan	100	98	—	—	—
Shanghai Huihui	Loan	27	27	—	—	—
Lei Xin	Staff petty cash	20	—	—	—	—
Hangzhou Meihangxiujue	Loan	19	—	—	—	—
Feng Luo	Staff petty cash	4	—	—	—	—
Xiaoyan Tong	Staff petty cash	3	—	—	—	—
Zhejiang Jupei(3)	Loan	—	3,670	6,873	968	7,118
Xudng,Shen	Staff petty cash	—	—	62	9	62

		As of December 31,				As of the date of this prospectus
	Nature	2021	2022	2023
		RMB	RMB	RMB	US$	RMB
		(in thousands)
Lilian Liu	Staff petty cash	—	250	—	—	—
Zhongguang Advertising	Rental deposits	—	218	—	—	—
Nanjing Gulou Investment	Rental deposits	—	—	100	14	100

		13,103	7,921	7,785	1,097	8,282

Amounts due from related parties		15,237	11,738	12,128	1,708	12,584

(1)

In 2021, we provided an interest-free loan to Yu Jiang with an aggregate principal amount of approximately RMB3.4 million. Yu Jiang is a shareholder of our Company. The maturity date of the loan was July 1, 2022. As of December 31, 2021, the aggregate outstanding amount due from Yu Jiang was RMB3.4 million. As of the date of this prospectus, the aggregate outstanding amount due from Yu Jiang is nil.

(2)

In 2021, we obtained interest-free loans from Tianhang Xiao (and the companies controlled by him), with a total amount of RMB96.6 million. The maturity date of these loans is December 31, 2022. In 2021, we provided interest-free loans to Tianhang Xiao with a total amount of RMB64.9 million. The maturity date of these loans is December 31, 2022. Meanwhile, due to a debt transfer from Pingxiang Youxu to Tianhang Xiao, the amount due from Tianhang Xiao was RMB2.25 million. After offsetting the claims and debts, as of December 31, 2021, the aggregate outstanding amount due from Tianhang Xiao was RMB5.4 million. In 2022, we obtained interest-free loans from Tianhang Xiao with a total amount of RMB10.3 million. In 2022, we provided interest-free loans to Tianhang Xiao with a total amount of RMB6.0 million. After offsetting the claims and debts, as of December 31, 2022, the aggregate outstanding amount due from Tianhang Xiao was RMB1.1 million. In 2023, we obtained interest-free loans from Tianhang Xiao with a total amount of RMB11.9 million. In 2023, we provided interest-free loans to Tianhang Xiao with a total amount of RMB10.8 million. After offsetting the claims and debts, as of the date of this prospectus, Tianhang Xiao has fully repaid his interest-free loans.

(3)

In 2022, we provided interest-free loans to Zhejiang Jupei, an equity investee of our Company, with a total amount of RMB3.67 million. In 2023, we provided interest-free loans to Zhejiang Jupei with a total amount of approximately RMB3.20 million. The maturity date of these loans is March 31, 2026. As of the date of this prospectus, the aggregate outstanding amount due from Zhejiang Jupei is RM7.12 million. Zhejiang Jupei expects to repay the remaining balance upon maturity.

c) Amounts due to related parties

		As of December 31,				As of the date of this prospectus
	Nature	2021	2022	2023
		RMB	RMB	RMB	US$	RMB
		(in thousands)
Account payables
Hangzhou Find Fun	Payment due for provision of cooperative accounts	300	600	—	—	—

		300	600	—	—	—
Other payables
Wenying Cong	Staff reimbursement payable	297	464	—	—	—
Weiguo Tang	Staff reimbursement payable	57	—	—	—	—
Xinzu Gong	Loan	—	88	183	26	183
Mengyong Song	Staff reimbursement payable	—	22	21	3	21
Xiamen Very Love	Loan	—	—	396	56	406

		354	574	600	85	824

Amounts due to related parties		654	1,174	600	85	824

d) Other related party transactions

		For the year ended December 31,				Between January 1, 2024 and the date of this prospectus
	Nature	2021	2022	2023		2024
		RMB	RMB	RMB	US$	RMB
		(in thousands)
Service provided to
Shanghai Er’shang(1)	New media integrated content marketing services	6,882	2,821	2,750	387	110
Zhejiang Weilai(2)	New media integrated content marketing services	1,180	487	—	—	—
Zhejiang Lingshang	Marketing planning and implementation services	974	236	—	—	—
Sewing Time	New media live broadcast operation services	453	—	—	—	—
Tonghua Lvjian	Providing supplies associated with Internet e-commerce business	247	—	—	—	—
Shanghai Huiji	E-commerce operation services	51	2	—	—	—
Putian Shoe	New media integrated content marketing services	—	1,132	66	9	—
Hangzhou Nerdy Bear	Digital advertising and marketing	—	214	5	1	—
Huangshan Huizhou	New media integrated content marketing services	—	94	—	—	—
Xi’an Xuhang	New media integrated content marketing services	—	68	—	—	—
Hangzhou Saixinghang	Technology research and development	—	31	—	—	—
Zhejiang Jupei	New media integrated content marketing services	—	—	289	41	—
Yangzhou Xumi	New media integrated content marketing services	—	—	53	7	—
Wuhan Junyueda	Marketing planning and implementation services	—	—	427	60	—

		9,787	5,085	3,590	505	110

		For the year ended December 31,				Between January 1, 2024 and the date of this prospectus
	Nature	2021	2022	2023		2024
		RMB	RMB	RMB	US$	RMB
Service provided by
Hangzhou Youxing	Advertising traffic provision services	766	—	—	—	—
Shenzhen Zhuoya	Advertising traffic provision services	472	—	—	—	—
Qingdao Songshe	Promotional video production services	377	—	—	—	—
Hangzhou Find Fun	Cooperative accounts provision services	297	297	223	31	—
Hangzhou Netwide	Cooperative accounts provision services	149	—	—	—	—
Zhongguang Advertising	Rent and utilities	—	695	329	46	—
Shanghai Er’shang	Execution of activity	—	—	702	99	—
Zhejiang Jupei	Advertising services	—	—	278	39	—
Huzhou Dehai	Technology research and development	—	—	58	8	—

		2,061	992	1,590	223	—

(1)

For the years ended December 31, 2021, 2022, and 2023, we provided new media integrated content marketing services to Shanghai Er’shang, in the amount of RMB6.9 million, RMB2.8 million, and RMB2.8 million, respectively. We also had current receivables due from Shanghai Er’shang in the amount of RMB0.4 million, RMB1.8 million and RMB3.5 million as of December 31, 2021, 2022, and 2023, respectively.

(2)

For the years ended December 31, 2021, 2022 and 2023, we provided new media integrated content marketing services to Zhejiang Weilai, a company controlled by our principal shareholder (exited in September 2022), in the amount of RMB1.2 million, RMB0.49 million, and nil, respectively. We also had current receivables due from Zhejiang Weilai in the amount of RMB0.1 million, RMB0.62 million and nil as of December 31, 2021, 2022, and 2023, respectively.

Employment Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act, and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$1,000,000 divided into 500,000,000 Ordinary Shares, par value US$0.002 per share.

As of the date of this prospectus, we have 58,804,977 Ordinary Shares issued and outstanding. All of our Ordinary Shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our Ordinary Shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles of Association

We have conditionally adopted the fourth amended and restated memorandum and articles of association, which will become effective and replace our current third amended and restated memorandum and articles of association in their entirety immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. The following are summaries of material provisions of our post-offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our Ordinary Shares.

Objects of Our Company. Under our post-offering memorandum of association, the objects of our Company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote for their shares.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. Our post-offering articles of association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our Company may pay a dividend out of profit and/or share premium account, provided that in no circumstances may a dividend be paid out of the share premium if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by:

•	the chairperson of such meeting;

•	by at least three shareholders present in person or by proxy for the time being entitled to vote at the meeting;

•	by shareholder(s) present in person or by proxy representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

•

by shareholder(s) present in person or by proxy and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association, a reduction of our share capital, and the winding up of our Company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering articles of association provide that we shall, if required by the Companies Act, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. General meetings, including annual general meetings, may be held at such times and in any location in the world as may be determined by the Board. A general meeting or any class meeting may also be held by means of such telephone, electronic, or other communication facilities as to permit all persons participating in the meeting to communicate with each other, and participation in such a meeting constitutes presence at such meeting.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of at least ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our Company entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering articles of association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our Company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq or any other form approved by our board of directors. Notwithstanding the foregoing, Ordinary Shares may also be transferred in accordance with the applicable rules and regulations of Nasdaq.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any Ordinary Share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of Ordinary Shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Share is to be transferred does not exceed four; and

•	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine. The period of 30 days may be extended for a further period or periods not exceeding 30 days in respect of any year if approved by the shareholders by ordinary resolution.

Liquidation. On the winding up of our Company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our Company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase, and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors. Our Company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits, share premium, or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our Company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment, or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our post-offering articles of association authorize our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering articles of association also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Inspection of Books and Records. Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our post-offering articles of association have provisions that give our shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering articles of association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges, and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship, or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of the UK. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association

Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.	As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Limitations on Personal Liability of Directors	Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

Under Cayman Islands law, directors owe various duties to the company they serve, including the duty to act in good faith in the best interests of the company, the duty to exercise reasonable care, skill, and diligence, and the duty to avoid conflicts of interest. If a director breaches any of these duties, they may be held personally liable for any losses suffered by the company as a result of their breach.

However, Cayman Islands law also provides certain limitations on the personal liability of directors. For example, directors may be protected by the company’s articles of association, which may contain provisions limiting or excluding their liability to the company or its shareholders. In addition, directors may be protected by indemnity provisions in the company’s articles or by

	Delaware	Cayman Islands
separate indemnity agreements, which may require the company to indemnify the director for any losses or liabilities they incur in the course of their duties.

Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our post-offering articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses, or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Interested Directors	Under Delaware law, a transaction in which a director who has an interest in such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such	Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

	Delaware	Cayman Islands
transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	The Companies Act defines a “special resolution” only. A company’s memorandum and articles of association can therefore tailor the definition of an “ordinary resolution” as a whole, or with respect to specific provisions.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	There are no prohibitions in relation to cumulative voting under the Companies Act but our post-offering articles of association do not provide for cumulative voting.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

Nomination and Removal of Directors and	Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural	Nomination and removal of directors and filling of board vacancies are governed by

	Delaware	Cayman Islands
Filling Vacancies on Board	requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.	the terms of the memorandum and articles of association.

Anti-Money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands—Privacy Notice

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands (the “DPA”), based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts shareholders of our Company on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain, and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer, or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purpose of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purpose of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who This Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of such content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store, and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Legislation of the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands in January 2019 introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities.” As our Company is a Cayman Islands company, compliance obligations include filing annual notifications, which need to state whether our Company is carrying out any relevant activities and if so, whether our Company has satisfied economic substance tests to the extent required under the Substance Act. Failure to satisfy these requirements may subject us to penalties under the Substance Act. Our Company being a holding company with no material operations will likely be subject to limited substance requirements.

History of Share Capital

The following is a summary of our share capital since incorporation. Unless otherwise indicated, the share amounts presented below do not give effect to the Subdivision.

On June 16, 2020, 50,000 ordinary shares, par value US$1.00 per share, were held by XUHANG (BVI) LTD.

As part of the Reorganization, we undertook the following corporate actions:

Increase of Authorized Share Capital, Share Issuances, and Share Transfers in April 2021

On April 23, 2021, our authorized share capital increased from US$50,000 divided into 50,000 shares of US$1.00 each to US$91,972.2302 divided into 91,972.2302 shares of US$1.00 each. We issued the following ordinary shares of US$1.00 each:

Purchaser	Number of Ordinary Shares of US$1.00 each	Consideration
SHENXUE CAPITAL LIMITED	3,844.7729	US$	3,844.7729
CWM CAPITAL LIMITED	928.4962	US$	928.4962
JDM CAPITAL LIMITED	241.4090	US$	241.4090
FAN CHAO CAPITAL LIMITED	7,161.7815	US$	7,161.7815
WCC CAPITAL LIMITED	6,445.6033	US$	6,445.6033
CZJ CAPITAL LIMITED	716.1781	US$	716.1781
YANGYANG CAPITAL LIMITED	670.5785	US$	670.5785
WUWEI CAPITAL LIMITED	2,011.7356	US$	2,011.7356
ZHUANNA CAPITAL LIMITED	2,321.2480	US$	2,321.2480
WZC CAPITAL LIMITED	2,218.0772	US$	2,218.0772
SUNYANLIN CAPITAL LIMITED	405.8343	US$	405.8343
LCB CAPITAL LIMITED	698.1920	US$	698.1920
SYG CAPITAL LIMITED	696.7993	US$	696.7993
YHH CAPITAL LIMITED	2,020.7049	US$	2,020.7049
BAOGENSHUI CAPITAL LIMITED	1,980.3580	US$	1,980.3580
JIANGYU CAPITAL LIMITED	806.8131	US$	806.8131
LLL CAPITAL LIMITED	812.9244	US$	812.9244
Oriental Financial Holding Corporation	1,081.1893	US$	1,081.1893
Cybernaut Global Education Group Corp.	3,543.8844	US$	3,543.8844
TOP SMART CAPITAL INVESTMENT LIMITED 領駿創富有限公司	3,365.6502	US$	3,365.6502

On April 26, 2021, our board of directors approved the following transfers of ordinary shares of US$1.00 each:

Transferor	Transferee	Number of Ordinary Shares of US$1.00 each
XUHANG (BVI) LTD.	TIAN HANG GROUP LIMITED 天航集團有限公司	44,481.6662
XUHANG (BVI) LTD.	MIGHTY HUGE INVESTMENT LIMITED 浩瀚投資有限公司	5,518.3338

Increase of Authorized Share Capital in June 2021

On June 22, 2021, our authorized share capital increased from US$91,972.2302 divided into 91,972.2302 shares of US$1.00 each to US$113,453.8396 divided into 113,453.8396 shares of US$1.00 each.

Share Transfers in July 2021

On July 6, 2021, our board of directors approved the following transfers of ordinary shares of US$1.00 each:

Transferor	Transferee	Number of Ordinary Shares of US$1.00 each
FAN CHAO CAPITAL LIMITED	WUWEI CAPITAL LIMITED	99.2644
FAN CHAO CAPITAL LIMITED	ZHUANNA CAPITAL LIMITED	28.4101
FAN CHAO CAPITAL LIMITED	TOP SMART CAPITAL INVESTMENT LIMITED 領駿創富有限公司	166.0701
FAN CHAO CAPITAL LIMITED	Cybernaut Global Education Group Corp.	26.7899
TIAN HANG GROUP LIMITED 天航集團有限公司	CWM CAPITAL LIMITED	45.8145
TIAN HANG GROUP LIMITED 天航集團有限公司	WZC CAPITAL LIMITED	109.4458
TIAN HANG GROUP LIMITED 天航集團有限公司	YANGYANG CAPITAL LIMITED	33.0882
TIAN HANG GROUP LIMITED 天航集團有限公司	ZHUANNA CAPITAL LIMITED	86.1264
TIAN HANG GROUP LIMITED 天航集團有限公司	LCB CAPITAL LIMITED	34.4507
TIAN HANG GROUP LIMITED 天航集團有限公司	JDM CAPITAL LIMITED	11.9118
TIAN HANG GROUP LIMITED 天航集團有限公司	SYG CAPITAL LIMITED	34.3819
TIAN HANG GROUP LIMITED 天航集團有限公司	YHH CAPITAL LIMITED	99.7069
TIAN HANG GROUP LIMITED 天航集團有限公司	BAOGENSHUI CAPITAL LIMITED	97.7161
TIAN HANG GROUP LIMITED 天航集團有限公司	JIANGYU CAPITAL LIMITED	39.8103
TIAN HANG GROUP LIMITED 天航集團有限公司	LLL CAPITAL LIMITED	40.1119
TIAN HANG GROUP LIMITED 天航集團有限公司	Oriental Financial Holding Corporation	53.3487
CZJ CAPITAL LIMITED	SHENXUE CAPITAL LIMITED	32.0534
SUNYANLIN CAPITAL LIMITED	SHENXUE CAPITAL LIMITED	17.2515
WCC CAPITAL LIMITED	SHENXUE CAPITAL LIMITED	140.4063
WCC CAPITAL LIMITED	Cybernaut Global Education Group Corp.	148.0747

On July 8, 2021, our board of directors approved the following transfers of ordinary shares of US$1.00 each:

Transferor	Transferee	Number of Ordinary Shares of US$1.00 each
TIAN HANG GROUP LIMITED 天航集團有限公司	VENTURE SMART HOLDINGS LIMITED	907.6307
TIAN HANG GROUP LIMITED 天航集團有限公司	MIGHTY HUGE INVESTMENT LIMITED 浩瀚投資有限公司	1,288.8966
FAN CHAO CAPITAL LIMITED	TIAN HANG GROUP LIMITED 天航集團有限公司	6,841.2470
TIAN HANG GROUP LIMITED 天航集團有限公司	TAI, Sun Kwong	1,418.1730

Share Allotments in September 2021

On September 26, 2021, our board of directors approved the following allotments of ordinary shares of US$1.00 each:

Allottee	Number of Ordinary Shares of US$1.00 each	Consideration
Shanghai Qishu Enterprise Management Consulting L.P. 上海祁树企业管理咨询合伙企业（有限合伙）	3,897.2426	US$31,746
Shanghai Zhuju Investment Center (Limited Partnership) 上海筑居投资中心（有限合伙）	1,299.7694	US$10,588
Henan Saiqi High-tech Service Venture Capital Fund (Limited Partnership) 河南赛淇高技术服务创业投资基金（有限合伙）	3,889.2144	US$31,681
Wenzhou Elite Equity Investment Partnership (Limited Partnership) 温州精英股权投资合伙企业（有限合伙）	777.8507	US$6,336
Qingdao Xida Kaiyue Investment Management Partnership (Limited Partnership) 青岛喜大开悦投 资管理合伙企业（有限合伙）	476.8471	US$3,884
Chengzhu Investment Management (Shanghai) Co., Ltd. 诚筑投资管理（上海）有限公司	458.4911	US$3,735
Ningbo Xinrui Equity Investment Partnership (Limited Partnership) 宁波莘睿股权投资合伙企业（有限合伙）	1,164.6715	US$9,487
Sai Pu No. 1 (Putian) Venture Capital Partnership (Limited Partnership) 赛莆一号（莆田）创业投资合伙企业（有限合伙）	3,088.4674	US$25,158
Qingdao Lumin Investment Qinghe Equity Investment Partnership (Limited Partnership) 青岛鲁民投青合股权投资合伙企业（有限合伙）	1,890.9032	US$15,403
Yancheng Guozhi Industry Fund Co., Ltd. 盐城国智产业基金有限公司	2,269.0760	US$18,483
Xingchan Saize (Huzhou) Venture Capital Partnership (Limited Partnership) 兴产赛泽（湖州）创业投资合伙企业（有限合伙）	2,269.0760	US$18,483

Increase of Authorized Share Capital in November 2021

In November 2021, our authorized share capital increased from US$113,453.8396 divided into 113,453.8396 shares of US$1.00 each to US$117,609.9539 divided into 117,609.9539 shares of US$1.00 each.

Share Allotments in December 2021

On December 1, 2021, our board of directors approved the following allotments of ordinary shares of US$1.00 each:

Allottee	Number of Ordinary Shares of US$1.00 each	Consideration
Hexagon Special Opportunities SPC (acting for the account of segregated portfolio I)	2,523.0616	US$	2,523.0616
Hexagon Special Opportunities SPC (acting for the account of segregated portfolio VII)	1,633.0527	US$	1,633.0527

Share Transfer in January 2022

On January 17, 2022, our board of directors approved the following transfer of ordinary shares of US$1.00 each:

Transferor	Transferee	Number of Ordinary Shares of US$1.00 each
CZJ CAPITAL LIMITED	TIAN HANG GROUP LIMITED 天航集團有限公司	684.1247

Share Subdivision, Increase of Authorized Share Capital, Share Issuance, and Share Transfers in December 2022

On December 2, 2022, our shareholders and board of directors approved the Subdivision, such that (i) our authorized share capital was changed from US$117,609.9539 divided into 117,609.9539 shares of par value of US$1.00 each to US$117,609.9539 dived into 58,804,976.95 shares of par value of US$0.002 each, and (ii) our issued share capital was changed from US$117,609.9539 divided into 117,609.9539 shares of par value of US$1.00 each to US$117,609.9539 divided into 58,804,976.95 shares of par value of US$0.002 each.

With the Subdivision, our shareholders and board of directors also approved (i) an increase in our authorized share capital from US$117,609.9539 divided into 58,804,976.95 shares of par value of US$0.002 each to US$1,000,000 divided into 500,000,000 Ordinary Shares of par value of US$0.002 each, and (ii) the following issuance of Ordinary Shares to adjust the total number of issued Ordinary Shares from 58,804,976.95 to 58,804,977:

Purchaser	Number of Ordinary Shares	Consideration
TIAN HANG GROUP LIMITED 天航集團有限公司	0.05	US$	0.0001

On December 2, 2022, our shareholders and board of directors approved the transfers of an aggregate of 17.25 Ordinary Shares by TIAN HANG GROUP LIMITED to the following 30 minority shareholders:

Transferor	Transferee	Number of Ordinary Shares
TIAN HANG GROUP LIMITED 天航集團有限公司	MIGHTY HUGE INVESTMENT LIMITED 浩瀚投資有限公司	0.80
TIAN HANG GROUP LIMITED 天航集團有限公司	Shanghai Qishu Enterprise Management Consulting L.P. 上海祁树企业管理咨询合伙企业（有限合伙）	0.70
TIAN HANG GROUP LIMITED 天航集團有限公司	WCC CAPITAL LIMITED	0.85
TIAN HANG GROUP LIMITED 天航集團有限公司	SHENXUE CAPITAL LIMITED	0.95

Transferor	Transferee	Number of Ordinary Shares
TIAN HANG GROUP LIMITED 天航集團有限公司	CWM CAPITAL LIMITED	0.65
TIAN HANG GROUP LIMITED 天航集團有限公司	JDM CAPITAL LIMITED	0.60
TIAN HANG GROUP LIMITED 天航集團有限公司	YANGYANG CAPITAL LIMITED	0.65
TIAN HANG GROUP LIMITED 天航集團有限公司	ZHUANNA CAPITAL LIMITED	0.75
TIAN HANG GROUP LIMITED 天航集團有限公司	WZC CAPITAL LIMITED	0.50
TIAN HANG GROUP LIMITED 天航集團有限公司	SUNYANLIN CAPITAL LIMITED	0.60
TIAN HANG GROUP LIMITED 天航集團有限公司	LCB CAPITAL LIMITED	0.65
TIAN HANG GROUP LIMITED 天航集團有限公司	SYG CAPITAL LIMITED	0.40
TIAN HANG GROUP LIMITED 天航集團有限公司	YHH CAPITAL LIMITED	0.10
TIAN HANG GROUP LIMITED 天航集團有限公司	BAOGENSHUI CAPITAL LIMITED	0.95
TIAN HANG GROUP LIMITED 天航集團有限公司	JIANGYU CAPITAL LIMITED	0.30
TIAN HANG GROUP LIMITED 天航集團有限公司	LLL CAPITAL LIMITED	0.85
TIAN HANG GROUP LIMITED 天航集團有限公司	Cybernaut Global Education Group Corp.	0.50
TIAN HANG GROUP LIMITED 天航集團有限公司	TOP SMART CAPITAL INVESTMENT LIMITED	0.85
TIAN HANG GROUP LIMITED 天航集團有限公司	VENTURE SMART HOLDINGS LIMITED	0.65
TIAN HANG GROUP LIMITED 天航集團有限公司	TAI, Sun Kwong	0.50
TIAN HANG GROUP LIMITED 天航集團有限公司	Shanghai Zhuju Investment Center (Limited Partnership) 上海筑居投资中心（有限合伙）	0.30
TIAN HANG GROUP LIMITED 天航集團有限公司	Henan Saiqi High-tech Service Venture Capital Fund (Limited Partnership) 河南赛淇高技术服务创业投资基金（有限合伙）	0.80
TIAN HANG GROUP LIMITED 天航集團有限公司	Wenzhou Elite Equity Investment Partnership (Limited Partnership) 温州精英股权投资合伙企业（有限合伙）	0.65
TIAN HANG GROUP LIMITED 天航集團有限公司	Qingdao Xida Kaiyue Investment Management Partnership (Limited Partnership) 青岛喜大开悦投 资管理合伙企业（有限合伙）	0.45
TIAN HANG GROUP LIMITED 天航集團有限公司	Chengzhu Investment Management (Shanghai) Co., Ltd. 诚筑投资管理（上海）有限公司	0.45
TIAN HANG GROUP LIMITED 天航集團有限公司	Ningbo Xinrui Equity Investment Partnership (Limited Partnership) 宁波莘睿股权投资合伙企业（有限合伙）	0.25
TIAN HANG GROUP LIMITED 天航集團有限公司	Sai Pu No.1 (Putian) Venture Capital Partnership (Limited Partnership) 赛莆一号（莆田）创业投资合伙企业（有限合伙）	0.30
TIAN HANG GROUP LIMITED 天航集團有限公司	Qingdao Lumin Investment Qinghe Equity Investment Partnership (Limited Partnership) 青岛鲁民投青合股权投资合伙企业（有限合伙）	0.40
TIAN HANG GROUP LIMITED 天航集團有限公司	Hexagon Special Opportunities SPC (acting for the account of segregated portfolio I)	0.20

Transferor	Transferee	Number of Ordinary Shares
TIAN HANG GROUP LIMITED 天航集團有限公司	Hexagon Special Opportunities SPC (acting for the account of segregated portfolio VII)	0.65

Share Transfers in December 2022

On December 26, 2022, our board of directors approved the following transfers of Ordinary Shares of US$0.002 each:

Transferor	Transferee	Number of Ordinary Shares
TIAN HANG GROUP LIMITED 天航集團有限公司	HK SHENGXUN TRADING LIMITED 香港昇汛贸易有限公司	194,056
TIAN HANG GROUP LIMITED 天航集團有限公司	Preipo youjing Limited	2,646,224

Share Transfers in February 2024

On February 14, 2024, our board of directors approved the following transfers of Ordinary Shares of US$0.002 each:

Transferor	Transferee	Number of Ordinary Shares
TIAN HANG GROUP LIMITED 天航集團有限公司	JULIAN NETWORK TECHNOLOGY CO., LIMITED	1,846,649
TIAN HANG GROUP LIMITED 天航集團有限公司	JIXUN NETWORK TECHNOLOGY CO., LIMITED	1,846,649

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, and although we have applied to list our Ordinary Shares on Nasdaq, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding Ordinary Shares held by public shareholders representing approximately 3.29% of our outstanding Ordinary Shares if the Underwriters do not exercise their over-allotment option, and approximately 3.76% of our outstanding Ordinary Shares if the Underwriters exercise their over-allotment option in full. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

All of our officers, directors, and all existing holders of our Ordinary Shares prior to this public offering have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of any Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares for a period of six months from the date of this prospectus without the prior written consent of the Representatives, which consent may be given or withheld in the Representatives’ sole discretion.

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

All of our Ordinary Shares outstanding prior to the closing of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•	1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately 608,050 shares immediately after this offering; or

•	the average weekly trading volume of the Ordinary Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

MATERIAL INCOME TAX CONSIDERATIONS

Enterprise Taxation in Mainland China

The statements in this subsection entitled “Enterprise Taxation in Mainland China” represent the legal opinion of AllBright, our PRC counsel. The following brief description of Chinese enterprise income taxation is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

According to the EIT Law, which was promulgated by the SCNPC on March 16, 2007, became effective on January 1, 2008, and was then last amended on December 29, 2018, and the Implementation Rules of the EIT Law, which were promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, and last amended on April 23, 2018, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property, and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Xuhang Cayman does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Xuhang Cayman and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Xuhang Cayman, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Xuhang Cayman and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. AllBright, our PRC counsel, is unable to provide a “will” opinion because it believes that it is more likely than not that we and our offshore subsidiaries would be treated as non-resident enterprises for PRC tax purposes because we do not meet some of the conditions outlined in SAT Notice 82. In addition, AllBright is not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore, AllBright believes that it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income. An opinion on PRC tax matters by AllBright, our PRC counsel, is filed as Exhibit 8.1 to the registration statement of which this prospectus forms a part.

See “Risk Factors—Risks Relating to Doing Business in the PRC—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC ‘resident enterprise’ for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

As of the date of this prospectus, as resident enterprises in the PRC, our PRC subsidiaries are generally subject to the enterprise income tax at the rate of 25%. Under particular circumstances, such as an enterprise being identified as a small-scale minimal profit enterprise or as a new high-tech enterprise, or its domicile authority having a preferential tax policy, the EIT rate is reduced by various degrees. Pursuant to such regulations and policies, Xuhang Network, one of our PRC subsidiaries, was approved as a High and New Technology Enterprise on December 16, 2021, and was entitled to a reduced income tax rate of 15% from 2021 to 2023. Jiangxi Ku’o, one of our PRC subsidiaries, was approved as a High and New Technology Enterprise on November 4, 2022, and was entitled to a reduced income tax rate of 15% from 2022 to 2024. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that Xuhang Cayman is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%.

Cayman Islands Taxation

The statements in this subsection entitled “Cayman Islands Taxation” represent the legal opinion of Conyers Dill & Pearman, our counsel as to the laws of Cayman Islands.

Conyers Dill & Pearman has advised us that the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not a party to any double tax treaties applicable to any payments made to or by our Company.

No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	persons that elect to mark their securities to market;

•	U.S. expatriates or former long-term residents of the U.S.;

•	governments or agencies or instrumentalities thereof;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding our Ordinary Shares as part of a straddle, hedging, conversion, or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares);

•	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

•	persons holding our Ordinary Shares through partnerships or other pass-through entities;

•	beneficiaries of a Trust holding our Ordinary Shares; or

•	persons holding our Ordinary Shares through a trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders who hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

PFIC

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

•	at least 75% of its gross income for such taxable year is passive income; or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

•

the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•

the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Ordinary Shares are regularly traded on Nasdaq and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our

Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares.

UNDERWRITING

We will enter into an underwriting agreement with Craft Capital Management LLC and WestPark Capital, Inc., as the Representatives, with respect to the Ordinary Shares to be issued and sold in this offering. Subject to certain conditions, we will agree to sell to the underwriters, and the underwriters will severally agree to purchase, the number of Ordinary Shares provided below opposite their respective names.

Underwriters	Number of Ordinary Shares
Craft Capital Management LLC
WestPark Capital, Inc.
R.F. Lafferty & Co., Inc.
Total

A copy of the form of underwriting agreement is filed as an exhibit to the registration statement of which this prospectus is part. The underwriters are offering the Ordinary Shares subject to their acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement will provide that the obligations of the several underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such Ordinary Shares are taken. However, the underwriters are not required to take or pay for the Ordinary Shares covered by the Underwriters’ over-allotment option described below.

Over-Allotment Option

We have granted the Underwriters an over-allotment option, which is exercisable for up to 60 days from the date of this prospectus, to purchase up to     additional Ordinary Shares (15% of the number of Ordinary Shares sold in this offering), solely to cover over-allotments, if any. If the Underwriters exercise all or part of this option, they will purchase Ordinary Shares covered by the option at the initial public offering price per Ordinary Share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total gross proceeds to us will be US$    and the total net proceeds received from this offering of Ordinary Shares to us will be US$   , after deducting the underwriting discounts and estimated offering expenses payable by us.

Underwriting Discounts and Expenses

The following table shows the initial public offering price, underwriting discount, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Underwriters of the over-allotment option.

	Per Share	Total Without Over- Allotment Option	Total With Full Over- Allotment Option
Initial public offering price	US$	US$	US$
Underwriting discounts(1)	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$

(1)	Represents an underwriting discount equal to 8% per Ordinary Share. The fees do not include the expense reimbursement provisions described below.

The underwriters have advised us that they propose to offer the Ordinary Shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession

not in excess of US$    per Ordinary Share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of US$    per Ordinary Share to certain brokers and dealers. After this offering, the initial public offering price, concession, and reallowance to dealers may be changed by the Representatives. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The Ordinary Shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

We have agreed to reimburse the Representatives up to an aggregate of $240,000 for certain out-of-pocket accountable expenses, including but not limited to travel, due diligence, reasonable fees and expenses of its legal counsel, background check expenses, and reasonable cost for roadshows, provided that any expense over $5,000 requires prior written or email approval of the Company.

In addition, we have agreed to pay to the Representatives a non-accountable expense allowance equal to 1% of the gross proceeds received by us from the sale of the Ordinary Shares in this offering.

We have agreed to pay expenses relating to the offering, including: (i) all filing fees and communication expenses relating to the registration of the Ordinary Shares to be sold in this offering with the SEC and the filing of the offering materials with FINRA; (ii) all reasonable travel and lodging expenses incurred by the Representatives or their counsel in connection with visits to, and examinations of, the Company; (iii) translation costs for due diligence purpose; (iv) all fees, expenses, and disbursements relating to the registration or qualification of such Ordinary Shares under the “blue sky” securities laws of such states and other jurisdictions as the Representatives may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of Representatives’ counsel); (v) the costs of all mailing and printing of the placement documents, registration statements, prospectuses, and all amendments, supplements, and exhibits thereto, and as many preliminary and final prospectuses as the Representatives may reasonably deem necessary; (vi) the costs of preparing, printing, and delivering certificates representing the Ordinary Shares and the fees and expenses of the transfer agent for such Ordinary Shares; and (vii) the reasonable cost for road show meetings and preparation of a power point presentation.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts, will be approximately US$2,289,065, including a maximum aggregate reimbursement of $240,000 of Representatives’ accountable expenses and $80,000 in non-accountable expenses.

Listing

We have applied to list our Ordinary Shares on Nasdaq under the symbol “SUNH”. At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Indemnification; Indemnification Escrow

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed with the underwriters that we will not, without the prior consent of the Representatives, directly or indirectly (i) sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any Ordinary Shares or securities convertible into, exchangeable or exercisable for any Ordinary Shares, or (ii) repurchase any Ordinary Shares for a period of six months after the closing of the public offering, subject to certain exceptions.

All of our officers and directors and all existing holders of our Ordinary Shares prior to the public offering have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of any Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares for a period of six months from the date of this prospectus without the prior written consent of the Representatives, which consent may be given or withheld in the Representatives’ sole discretion.

Determination of Initial Offering Price

Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price of the Ordinary Shares will be negotiated between us and the Representatives. Among the factors to be considered in determining the initial public offering price of the Ordinary Shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

Electronic Offer, Sale, and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our Ordinary Shares. Specifically, the underwriters may sell more Ordinary Shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Ordinary Shares available for purchase by the underwriters under option to purchase additional Ordinary Shares. The underwriters can close out a covered short sale by exercising the option to purchase additional Ordinary Shares or purchasing Ordinary Shares in the open market. In determining the source of Ordinary Shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of Ordinary Shares compared to the price available under the option to purchase additional Ordinary Shares. The underwriters may also sell Ordinary Shares in excess of the option to purchase additional Ordinary Shares, creating a naked short position. The underwriters must close out any naked short position by purchasing Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our Ordinary Shares in this offering because such underwriter repurchases those Ordinary Shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Ordinary Shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Some of the underwriters and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long, and/or short positions in such securities and instruments.

Stamp Taxes

If you purchase Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares, where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Prospective Investors in Cayman Islands

This prospectus does not constitute a public offer of the Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. The underwriters have represented and agreed that they have not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares to any member of the public in the Cayman Islands.

Notice to Prospective Investors in the British Virgin Islands

The Ordinary Shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The Ordinary Shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (as amended) (each a “BVI Company”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than

•	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”),

•	to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Hong Kong

The Ordinary Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Canada

The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and our Ordinary Shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Notice to Prospective Investors in Taiwan

The Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Ordinary Shares in Taiwan.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	US$	2,122
Nasdaq Listing Fee	US$	75,000
FINRA Filing Fee	US$	15,405
Legal Fees and Other Expenses	US$	1,208,485
Accounting Fees and Expenses	US$	50,000
Printing and Engraving Expenses	US$	286,922
Transfer Agent Expenses	US$	68
Miscellaneous Expenses	US$	651,063

Total Expenses	US$	2,289,065

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman, our counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by AllBright Law Offices Hangzhou Office and for Craft Capital Management LLC and WestPark Capital, Inc. by Beijing Dacheng Law Offices, LLP (Shanghai). The underwriters are being represented by Sullivan & Worcester LLP with respect to certain legal matters as to United States federal securities and New York State law.

EXPERTS

The consolidated financial statements for the years ended December 31, 2022 and 2023, and for each of the fiscal years in the period then ended, included in this prospectus have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC. We also maintain a website at www.sunhighgroup.com. Upon completion of the offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

XUHANG HOLDINGS LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders
XUHANG HOLDINGS LIMITED

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of XUHANG HOLDINGS LIMITED and its subsidiaries (collectively the “Company”) as of December 31, 2022 and 2023, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows in each of the years for the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171

We have served as the Company’s auditor since 2021.

San Mateo, California

June 28, 2024, except Note 20 as to which the date is July 24, 2024.

XUHANG HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

	As of December 31,
	2022	2023
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	117,326	53,612	7,549
Restricted cash	—	20,098	2,830
Short-term investments	3,000	—	—
Accounts receivable, net	252,991	191,964	27,029
Debt investments	—	152,584	21,483
Amounts due from related parties	11,738	12,128	1,708
Advance to suppliers, net	16,274	22,036	3,103
Other receivable, net	112,863	12,076	1,700
Inventories, net	1,391	573	81
Prepaid expenses	1,051	60	8
Deferred IPO expenses	4,491	7,717	1,087

Total current assets	521,125	472,848	66,578

Non-current assets
Long-term investments	6,059	140,266	19,749
Property and equipment, net	18,612	14,074	1,982
Operating lease right-of-use assets, net	2,914	5,808	818
Goodwill	286,965	286,882	40,393
Deferred tax assets, net	1,133	5,940	836
Other non-current assets	1,509	1,132	159

Total non-current assets	317,192	454,102	63,937

Total assets	838,317	926,950	130,515

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	58,104	77,809	10,956
Advance from customers	4,388	1,844	260
Short-term bank loans	33,900	45,000	6,336
Long-term bank loans – current portion	—	825	116
Amounts due to related parties	1,174	600	84
Accrued expenses and other liabilities	26,992	11,724	1,650
Taxes payable	35,425	54,152	7,625
Operating lease liabilities – current	2,268	1,354	191

Total Current Liabilities	162,251	193,308	27,218

Non-current liabilities:
Long-term bank loans – non-current portion	1,725	—	—
Operating lease liabilities – non-current	522	4,530	638
Deferred tax liabilities	526	1,020	144
Deferred revenue – non-current	1,397	539	76

Total non-current liabilities	4,170	6,089	858

Total liabilities	166,421	199,397	28,076

Shareholders’ equity
Ordinary shares (US$0.002 par value; 500,000,000 shares authorized, 58,804,977 and 58,804,977 issued and outstanding as of December 31, 2022 and 2023, respectively*)	861	861	121
Additional paid-in-capital	282,965	282,965	39,841
Statutory reserves	7,695	11,136	1,568
Retained earnings	323,575	382,387	53,840
Accumulated other comprehensive income	4,695	5,893	830

Total XUHANG HOLDINGS LIMITED shareholders’ equity	619,791	683,242	96,200
Non-controlling interests	52,105	44,311	6,239

Total shareholders’ equity	671,896	727,553	102,439

Total liabilities and shareholders’ equity	838,317	926,950	130,515

*	Retrospectively restated for the 500-for-1 forward split on December 2, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

XUHANG HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
Net revenue:
Digital advertising services	63,418	71,349	10,046
New media integrated content marketing services	414,614	344,145	48,456

Total net revenue	478,032	415,494	58,502
Cost of revenue	(301,899)	(264,146)	(37,192)

Gross profit	176,133	151,348	21,310
Sales and marketing expenses	(9,978)	(8,181)	(1,152)
General and administrative expenses	(59,434)	(45,602)	(6,421)
Research and development expenses	(5,580)	(2,995)	(422)
Allowance for credit losses	(22,474)	(31,035)	(4,370)

Total operating expenses	(97,466)	(87,813)	(12,365)

Operating income	78,667	63,535	8,945
Other income	5,348	2,890	407
Other expenses	(693)	(1,145)	(161)
Interest income	205	1,862	262
Interest expenses	(468)	(1,911)	(269)
Government subsidy	2,414	3,209	452
Impairment of long-term investments	(1,636)	—	—
Investment income	2,301	686	97

Income before income taxes	86,138	69,126	9,733

Income tax expenses	(16,328)	(13,661)	(1,923)

Net income	69,810	55,465	7,810

Less: net loss attributable to non-controlling interests	6,208	6,788	956

Net income attributable to XUHANG HOLDINGS LIMITED’s ordinary shareholders	76,018	62,253	8,766

Comprehensive income
Net income	69,810	55,465	7,810
Other comprehensive income
Foreign currency translation adjustment	3,151	1,198	169

Total comprehensive income	72,961	56,663	7,979
Less: comprehensive loss attributable to non-controlling interests	6,208	6,788	956

Comprehensive income attributable to XUHANG HOLDINGS LIMITED’s ordinary shareholders	79,169	63,451	8,935

Income per share
Ordinary shares – basic and diluted	1.29	1.06	0.15
Weighted average shares outstanding used in calculating basic and diluted income per share*:
Ordinary shares – basic and diluted	58,804,977	58,804,977

*	Retrospectively restated for the 500-for-1 forward split on December 2, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

XUHANG HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

							Total
							XUHANG
						Accumulated	HOLDINGS
	Ordinary shares*		Additional paid-in capital	Statutory reserves	Retained earnings	other comprehensive Income	LIMITED Shareholders’ equity	Non- controlling interests	Total shareholders’ Equity
	Share*	Amount
Balance, December 31, 2021 (RMB)	58,804,977	861	282,965	5,048	250,204	1,544	540,622	51,792	592,414
Change of the capital from non-controlling interest shareholders	—	—	—	—	—	—	—	6,521	6,521
Net income/(loss)	—	—	—	—	76,018	—	76,018	(6,208)	69,810
Transfer to statutory reserve	—	—	—	2,647	(2,647)	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	3,151	3,151	—	3,151

Balance, December 31, 2022 (RMB)	58,804,977	861	282,965	7,695	323,575	4,695	619,791	52,105	671,896

Change of the capital from non-controlling interest shareholders	—	—	—	—	—	—	—	(1,006)	(1,006)
Net income/(loss)	—	—	—	—	62,253	—	62,253	(6,788)	55,465
Transfer to statutory reserve	—	—	—	3,441	(3,441)	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	1,198	1,198	—	1,198

Balance, December 31, 2023 (RMB)	58,804,977	861	282,965	11,136	382,387	5,893	683,242	44,311	727,553

Balance, December 31, 2023 (US$)		121	39,841	1,568	53,840	830	96,200	6,239	102,439

*	Retrospectively restated for the 500-for-1 forward split on December 2, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

XUHANG HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of RMB and US$, except for number of shares and per share date)

	For the year ended December 31,
	2022	2023
	RMB	RMB	US$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	69,810	55,465	7,810
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,881	4,999	704
Provision of credit losses	22,474	31,025	4,368
Impairment of inventory	—	9	1
Loss on disposal of property and equipment	822	452	64
Impairment of long-term investments	1,636	—	—
Deferred tax benefits	(608)	(4,313)	(607)
Non-cash lease expenses	4,385	2,540	358
Changes in operating assets and liabilities:
Accounts receivable	(99,287)	40,769	5,740
Amounts due from related parties	(1,900)	816	115
Advance to suppliers	(2,942)	(13,379)	(1,884)
Other receivables	(30,809)	95,157	13,398
Inventories	434	808	114
Prepaid expenses	422	989	139
Other non-current assets	10,029	377	53
Accounts payable	6,304	19,704	2,774
Advance from customers	1,732	(2,544)	(358)
Amounts due to related parties	431	(1,064)	(150)
Accrued expenses and other payables	(6,788)	1,231	170
Operating lease liabilities	(4,510)	(2,338)	(329)
Income taxes payable	19,118	18,726	2,637
Deferred revenue—non-current	(741)	(858)	(121)

Net cash (used in) provided by operating activities	(2,107)	248,571	34,996

CASH FLOWS FROM INVESTING ACTIVITIES
Purchaseof property and equipment	(848)	(912)	(128)
Purchase of short-term investments	(70,901)	(3,000)	(422)
Redemption of short-term investments	75,9 11	6,000	845
Payments for long-term investments	(500)	(135,129)	(19,026)
Debt investments provided to a third party	—	(128,384)	(18,076)
Debt investments provided to a related party	—	(24,200)	(3,408)
Payments for the acquisitions	(27,000)	(16,500)	(2,323)
Loans to related parties	(3,734)	1,898	267
Repayment of loans from related parties	9,133	(3,203)	(451)
Proceeds from disposal of equity method investment	100	—	—

Net cash used in investing activities	(17,839)	(303,430)	(42,722)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loans	35,700	50,000	7,040
Payments of loans	(17,075)	(39,800)	(5,604)
Deferred IPO expenses	(4,491)	(3,226)	(454)
Loans from related parties	88	491	69
Dividend payment to shareholders	(267)	—	—
Cash contributions from minority shareholders	6,522	—	—

Net cash provided by financing activities	20,477	7,465	1,051

Effect of exchange rate changes	3,395	3,778	532

Net increase in cash, cash equivalents and restricted cash	3,926	(43,616)	(6,142)
Cash, cash equivalents and restricted cash, at beginning of year	113,400	117,326	16,520

Cash, cash equivalents and restricted cash, at end of year	117,326	73,710	10,379

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	117,326	53,612	7,549
Restricted cash	—	20,098	2,830

Total cash, cash equivalents and restricted cash	117,326	73,710	10,379

Supplemental disclosure of cash flow information:
Cash paid for
Interest	1,149	1,915	270
Income taxes	2,928	1,183	167
Non-cash investing and financing activities:
Right of use assets obtained in exchange for operating lease obligations	771	5,433	765
ROU assets disposed as reduction of operating lease liabilities due to lease termination	11,177	—	—

*	Retrospectively restated for the 500-for-1 forward split on December 2, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

XUHANG HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

Note 1 – Nature of business and organization

XUHANG HOLDINGS LIMITED (“Xuhang Holdings”) was incorporated on June 16, 2020 as an exempted company with limited liability in the Cayman Islands. Xuhang Holdings principally engages in new media integrated content marketing services and digital advertising services through its subsidiaries in the People’s Republic of China (the “PRC”). In September 2014, Mr. Tianhang Xiao (“Mr. Xiao”), chairman of board of directors, founded Hangzhou Xuhang Network Technology Co., Ltd. (“Xuhang Network”). Xuhang Holdings underwent a series of onshore and offshore reorganizations, which were completed on October 27, 2021 (the “Reorganization”).

Immediately before and after the Reorganization, the controlling shareholder of Xuhang Network controlled Xuhang Network and Xuhang Holdings; therefore, for accounting purposes, the reorganization is accounted for as a transaction of entities under common control. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Xuhang Holdings and its consolidated subsidiaries are collectively referred to herein as the “Company,” unless specific reference is made to an entity.

Corporate Structure

Xuhang Holdings is a holding company incorporated in the Cayman Islands that does not have substantive operations. Xuhang Holdings conducts its businesses through its subsidiaries. The principal subsidiaries of Xuhang Holdings consist of the following entities:

•

Xuhang Network, a wholly-owned subsidiary and an onshore holding company established in the PRC on September 16, 2014, principally for holding businesses in new media integrated content marketing services and digital advertising services;

•

Horgos Xumi Network Technology Co., Ltd., or Horgos Xumi, a wholly-owned subsidiary and an operating entity established in the PRC on February 8, 2017, principally for providing advertising design and production; technical services;

•

Horgos Weizan Network Technology Co., Ltd., or Horgos Weizan, a wholly-owned subsidiary and an operating entity established in the PRC on November 13, 2017, principally for providing marketing planning and advertising production;

•

Hongkong Lehui Network Technology Co., Limited, or HK Lehui, a wholly-owned subsidiary and an operating entity established in Hong Kong on November 10, 2017, principally for providing digital advertising services;

•

Hangzhou Xingkong Internet Culture Communication Co., Ltd., or Hangzhou Xingkong, a wholly- owned PRC subsidiary and an operating entity acquired on November 13, 2020, principally for providing advertising design and production;

•

Hangzhou Jinting Conference Co., Ltd., or Hangzhou Jinting, a wholly-owned PRC subsidiary and an operating entity acquired on November 13, 2020, principally for providing conference services; cultural and artistic exchange activities planning;

•

Jiangxi Ku’o Technology Co., Ltd., or Jiangxi Ku’o, a wholly-owned PRC subsidiary and an operating entity acquired on March 16, 2020, principally for providing advertising production; graphic design and production;

•

Hangzhou Xingxiu Network Technology Co., Ltd., a 51%-owned subsidiary and an operating entity established in the PRC on June 16, 2021, principally for providing advertising production and technical services;

•

Jiangsu Xuhang New Economy Technology Co., Ltd., a 80%-owned subsidiary and an operating entity established in the PRC on September 29, 2020, principally for providing advertising production and technical services;

•

Qingdao Xuhang Digital New Economy Technology Co., Ltd., a 61%-owned subsidiary and an operating entity established in the PRC on October 29, 2020, principally for providing advertising production and technical services; and

•

Qingdao Pinzhang Network Technology Co., Ltd., a 51%-owned subsidiary and an operating entity established in the PRC on April 15, 2021, principally for providing advertising production and technical services.

The accompanying consolidated financial statements reflect the activities of Xuhang Holdings and the main subsidiaries:

Name	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect	Principal activities
XUHANG LTD BVI	British Virgin Islands (“BVI”)	July 31, 2020	100%	Holding company
XUHANG (HK) LIMITED	Hong Kong	November 2, 2020	100%	Holding company
Horgos Pinyue Network Technology Co., Ltd.	PRC	November 10, 2017	100%	Advertising design and production; technical services; digital advertising services
Shanghai Xumi Digital Technology Co., Ltd.	PRC	March 19, 2021	90%	Advertising production and technical services
Xiamen Xuhang Digital Technology Co., Ltd.	PRC	April 1, 2021	75%	Marketing planning and advertising production
Shanghai Pinzhang Network Technology Co., Ltd.	PRC	March 24, 2021	51%	Advertising production and technical services
Hangzhou Pusheng Network Technology Co., Ltd.	PRC	August 25, 2020	51%	Advertising production and technical services
Hangzhou Ruirong Network Technology Co., Ltd.	PRC	February 7, 2021	51%	Advertising production and technical services
Henan New Circle Network Technology Co., Ltd.	PRC	January 17, 2020	100%	Advertising production and technical services
Xuhang Shuzhiyun Technology (Hangzhou) Co., Ltd.	PRC	June 2, 2021	100%	Technical services and consultation; advertisement Production
Xuhang Digital (Henan) Technology Co., Ltd.	PRC	January 22, 2021	51%	Technical services and consultation
Hangzhou Xiqi Cultural Tourism Technology Co., Ltd.	PRC	May 12, 2021	100%	Technical services and consultation
Yunnan Xumi Digital Technology Co., Ltd.	PRC	July 2, 2021	51%	Marketing planning and advertising production
Jiangxi Xuzhixing Technology Co., Ltd.	PRC	July 19, 2021	51%	Marketing planning and advertising production
Shanghai Huihang Network Technology Co., Ltd.*	PRC	May 25, 2021	51%	Marketing planning and advertising production
Hangzhou Youyou Culture and Tourism Technology Co., Ltd.	PRC	July 14, 2021	51%	Marketing planning and advertising production

Name	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect	Principal activities
Anhui Jiayuan Information Technology Co., Ltd.	PRC	April 14, 2016	100%	Advertising production and technical services
Henan Xuhang Network Technology Co., Ltd.	PRC	November 29, 2019	99%	Internet advertising services
Wenzhou Xumi Network Technology Co., Ltd.	PRC	March 4, 2020	100%	Marketing planning and advertising production
Xumi (Fujian) Digital Technology Co., Ltd. (“Xumi Fujian”)	PRC	February 8, 2021	85%	Advertising production and technical services
Wuhan Xuhang Digital Technology Co., Ltd.	PRC	October 27, 2021	65%	Digital cultural creative content services; technical consultation
Huangshan Xumi Digital Technology Co., Ltd.	PRC	September 16, 2021	90%	Advertising design and production
Wuxi Xumi Creative Technology Co., Ltd.**	PRC	September 10, 2021	75%	Marketing planning and advertising production
Yangzhou Xumi Digital Technology Co., Ltd.***	PRC	November 2, 2021	56.7%	Marketing planning and branding management
Linyi Xumi Network Technology Co., Ltd.	PRC	August 26, 2021	60%	Marketing planning and advertising production
Suzhou New Circle Network Technology Co., Ltd.	PRC	July 29, 2020	100%	Technical services and consultation
Shanghai Xumi Digital Advertising Co., Ltd.	PRC	November 9, 2021	100%	Advertising design and production
Shanghai Suhang Digital Technology Co., Ltd.	PRC	July 27, 2021	51%	Marketing planning and advertising production
Hangzhou Xupai Technology Co., Ltd.****	PRC	December 21, 2021	51%	Technical services and consultation
Shanghai Hexian Lianhai Technology Group Co., Ltd.	PRC	January 18, 2022	51%	Marketing planning and advertising production
Chengdu Xumi Digital Technology Co., Ltd.	PRC	February 28, 2022	80%	Technical services and consultation
Hubei Xuhang Shuzhi Culture Co., Ltd.	PRC	February 28, 2022	90%	Marketing planning and advertising production
Beijing Hexian Lianjing Technology Co., Ltd.	PRC	March 31, 2022	100%	Advertising design and production
Beijing Xuhangyi Visual Technology Co., Ltd.	PRC	April 25, 2022	51%	Advertising design and production
Beijing Yunjia Lianjing Network Technology Co., Ltd.	PRC	January 11, 2023	100%	marketing planning and advertising production
Hangzhou Yongxu Lehang number wisdom technology Co., Ltd.	PRC	August 8, 2023	100%	marketing planning and advertising production
Hangzhou Xusheng Xinghang network Technology Co., Ltd.	PRC	August 10, 2023	100%	marketing planning and advertising production

*	Shanghai Huihang Network Technology Co., Ltd. was deregistered on September 15, 2023.
**	Wuxi Xumi Creative Technology Co., ltd. was deregistered on August 28, 2023.
***	In May 2023, Xuhang Network disposed 46.7% of equity interests in Yangzhou Xumi Digital Technology Co. Ltd. The Company held 10% of equity interests as of December 31, 2023.
****	In July 2023, Xuhang Network disposed 41% of equity interests in Hangzhou Xupai Technology Co., Ltd. The Company held 10% of equity interests as of December 31, 2023.

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation.

Non-controlling interests

For the Company’s consolidated subsidiaries, non-controlling interests are recognized to reflect the portion of their equity that is not attributable, directly or indirectly, to the Company as the controlling shareholder. Non-controlling interests are classified as a separate line item in the equity section of the Company’s Consolidated Balance Sheets and have been separately disclosed in the Company’s Consolidated Statements of Income and Comprehensive Income to distinguish the interests from that of the Company.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenue and expenses during the reporting periods. Significant accounting estimates reflected in the Company’s consolidated financial statements include estimates for useful lives and impairment of property and equipment, impairment of goodwill, valuation allowance for deferred tax assets, allowance for credit losses and inventory valuation for excess and obsolete inventories, lower of cost and net realizable value of inventories.

Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

Foreign currency translation and transaction

The accompanying consolidated financial statements are presented in the Renminbi (“RMB”), which is the reporting currency of the Company. The functional currency of Xuhang Holdings and Xuhang BVI is United States dollar, the functional currency of PT. LEI HUI MEDIA is Indonesia Rupiah, and the functional currency of HK Lehui, and Xuhang HK is Hong Kong dollar (“HKD”). The functional currency of the PRC subsidiaries is RMB. The functional currencies of the other subsidiaries are their respective local currencies. The determination of the respective functional currency is based on the criteria set out by ASC 830, Foreign Currency Matters (“ASC 830”).

Transactions denominated in currencies other than in the functional currency are translated into the functional currency using the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into functional currency using the applicable exchange rates at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains or losses arising from foreign currency transactions are included in the consolidated statements of income and comprehensive income.

The financial statements of the Company’s entities of which the functional currency is not RMB are translated from their respective functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB at the exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Income and expense items are translated into RMB using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in other comprehensive income or loss in the consolidated statements of income and comprehensive income, and the accumulated foreign currency translation adjustments are presented as a component of accumulated other comprehensive income in the consolidated statements of shareholders’ equity.

Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of income and comprehensive income and consolidated statements of cash flows from RMB into US$ as of and for the year ended December 31, 2023 are solely for the convenience of the reader and were calculated at the rate of US$1.00 to RMB7.0999, representing the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York on December 29, 2023. No representation is made that the RMB amounts represent or could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2023, or at any other rate.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, demand deposits, and time deposits placed with banks with original maturities of less than three months. The Company maintains most of the bank accounts in the PRC. Cash balances in bank accounts in the PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

Restricted cash

Cash that is deposited in the bank but restricted for a specific purpose and therefore not available for immediate and general use by the Company is classified as restricted cash, which is presented separately from cash and cash equivalents on the consolidated balance sheets. As of December 31, 2023, restricted cash represented cash pledged for guarantee deposit for third parties and litigation as disclosed in the notes to the accompanying financial statements.

Short-term investments

Short-term investments consist of investments in a wealth management product issued by a bank that is redeemable by the Company at any time. The wealth management product is unsecured with variable interest rates. The Company measures the short-term investment at fair value. The fair value change of the short- term investments were recorded in gain from short-term investments in the consolidated statements of income and comprehensive income.

Accounts receivable, net

Accounts receivable are stated at the historical carrying amount net of allowance for credit losses.

The Company maintains an allowance for credit losses, which reflects its best estimate of amounts that potentially will not be collected. The Company determines the allowance for credit losses by taking into consideration various factors, including but not limited to historical collection experience and credit-worthiness of the debtors as well as the age of the individual receivables balance. Additionally, the Company makes specific bad debt provisions based on any specific knowledge the Company has acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require the Company to use substantial judgment in assessing its collectability.

On January 1, 2023, the Company adopted ASC326, Financial Instruments-Credit Losses (“ASC326”), using modified-retrospective transition approach. Following the adoption of this guidance, a cumulative-effect adjustment in accumulated deficit of nil was recognized as of January 1, 2023. Pursuant to ASC 326, an allowance for credit losses for financial assets, including accounts receivable, carried at amortized cost to present the net amount expected to be collected as of the balance sheet date. Such allowance is based on credit losses expected to arise over the life of the asset’s contractual term, which includes consideration of prepayments. Assets are written off when the Company determines that such financial assets are deemed uncollectible and are recognized as a deduction from the allowance for credit losses. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the balance sheet date. The Company pools financial assets based on similar risk characteristics to estimate expected credit losses. The Company estimates expected credit losses on financial assets individually when those assets do not share similar risk characteristics. The Company closely monitors its accounts receivable including timely account reconciliations, detailed reviews of past due accounts, updated credit limits, and monthly analysis of the adequacy of their reserve for credit losses.

Inventories, net

Inventories, net consist of finished goods. Inventories are stated at the lower of cost and net realizable value. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving and obsolete inventory, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. The Company takes ownership, risks, and rewards of the products purchased.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Office equipment	3-5 years
Furniture	3-5 years
Motor vehicles	5 years
Leasehold improvements	Over the shorter of the lease term or expected useful lives

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals, and betterments, which are expected to extend the useful life of assets, are capitalized.

Goodwill

Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of an acquired business. In accordance with ASC Topic 350, Goodwill and Other Intangible Assets (“ASC 350”), recorded goodwill amounts are not amortized, but rather are tested for impairment annually or more frequently if there are indicators of impairment present.

In accordance with ASC 350, the Company assigned and assessed goodwill for impairment at the reporting unit level. A reporting unit is an operating segment or one level below the operating segment. As of December 31, 2022 and 2023, the Company as a whole was one reporting unit.

Pursuant to ASC 350, the Company has an option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In the qualitative assessment, the Company considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. If the Company decides, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is mandatory. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value based on discounted cash flow of each reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss equal to the difference will be recorded. The impairment charge would be recorded in the consolidated statements of income and comprehensive income.

Application of the goodwill impairment test requires judgment, including the determination of the fair value of each reporting unit. Estimating fair value is performed by utilizing various valuation techniques, with a primary technique being a discounted cash flow which requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the Company’s business, estimation of the useful life over which cash flows will occur, and determination of the Company’s weighted average cost of capital.

Long-term investments

The Company’s long-term investments were equity securities without readily determinable fair values. Equity securities without readily determinable fair values and over which the Company has neither significant influence nor control through investments in common stock or in-substance common stock are measured and recorded using a measurement alternative that measures the securities at cost minus impairment, if any, plus or minus changes resulting from qualifying observable price changes. For the years ended December 31, 2022 and 2023, the Company recorded RMB1,628 and nil impairment loss against long-term investments.

Impairment of long-lived assets with definite lives

The Company evaluates Long-lived assets, including property and equipment, operating lease right-of-use assets with definite lives for impairment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability is measured by comparing the carrying amount of the asset or asset group to the related projected undiscounted cash flows expected to result from the use of the assets or asset group and their eventual disposition, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the carrying amount of the assets or assets group exceeds the expected undiscounted cash flows, the Company would recognize an impairment loss based on the fair value of the assets or assets group.

The Company did not record any impairment charge for the years ended December 31, 2022 and 2023.

Related party transactions

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the Company’s securities (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due from/to related parties due to their related party nature.

Fair value of financial instruments

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Company considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. In situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.

Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Other inputs that are directly or indirectly observable in the marketplace.

Level 3 – Unobservable inputs which are supported by little or no market activity.

Financial assets and liabilities of the Company primarily consist of cash and cash equivalents, short-term investments, accounts receivable, amounts due from related parties, other receivables, accounts payable, amounts due to related parties, other payables and short-term loans. As of December 31, 2022 and 2023, the carrying values of these financial instruments were approximated to their fair values.

Revenue recognition

The Company has adopted the new revenue standard, ASC 606, Revenue from Contracts with Customers (Topic 606) (“ASC 606”) for all periods presented. Consistent with the criteria of Topic 606, the Company recognizes revenue to depict the transfer of promised services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those services. Value-added tax that the Company collects concurrent with revenue-producing activities is excluded from revenue.

The Company recognizes revenue as it satisfies a performance obligation when its customer obtains control of promised services, in an amount that reflects the consideration that the entity expects to receive in exchange for those services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the services it transfers to the customer.

Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations it must deliver and which of these performance obligations are distinct. The Company recognizes revenue based on the amount of the transaction price that is allocated to each performance obligation when that performance obligation is satisfied or as it is satisfied.

The Company is a principal and records revenue on a gross basis when the Company is primarily responsible for fulfilling the service, has discretion in establishing pricing and controls the promised service before transferring that service to customers. Otherwise, the Company records revenue at the net amounts as commissions.

The following is a description of the accounting policy for the principal revenue streams of the Company:

Digital advertising services

Digital advertising services revenue primarily includes revenue from the provision of digital advertising services by the Company. The revenue is recognized when the related services are delivered based on the specific terms of the contract, which are commonly based on specified actions, such as cost per action (“CPA”), cost per mille (“CPM”), cost per click (“CPC”) or other preferences agreed upon with advertisers. When entering into contracts with customers, the Company will stipulate the method of measure (such as CPA, CPM or CPC) by defining those units of measure and setting the unit price for type of unit of measure; these terms and conditions are found in the annex of the contract. The unit price of each type of actions is determined through negotiation between the Company and its customers. The Company typically determines the unit price of each type of actions based on the type of marketing product, which distribution channel to be deployed, and the length and timing of advertising campaign. The Company will also consider the prevailing market prices in the industry when providing quotations to its customers.

Revenue is earned at each point in time when the customers’ end users execute the agreed upon actions as set forth in the sales contracts, such as a download or installation, or advertisements have reached a mille, or a banner or link has been clicked. The settlement of the fees earned from selling digital advertising services occurs one month following a monthly statement of the services provided has been furnished to and accepted by the clients, at which point the Company will enter revenue recognition journal entries into its accounting system to record the relevant revenue. The monthly statement is calculated based on the unit price of each type of actions, mille or click multiplied by the cumulative number of each type of actions, mille, or click completed in the month. The Company counts the cumulative completion quantity of each type of actions, mille, or click on a monthly basis, and states the cumulative completion quantity of each type of actions and the unit price for the applicable month in the statement. While none of the factors individually are considered presumptive or determinative, because the Company is the primary obligor and is responsible for (i) identifying and contracting with third-party advertisers that the Company views as customers; (ii) identifying media publishers to provide ad inventory (media space) where the Company views the media publishers as suppliers; (iii) establishing the selling prices of CPA, CPM, or CPC pricing model; (iv) performing all billing and collection activities, including retaining credit risk; and (v) bearing sole responsibility for fulfillment of the advertising, the Company acts as the principal of these arrangements and therefore recognizes revenue earned and costs incurred related to these transactions on a gross basis, except for digital advertising agent services which was commenced to operate from the fourth quarter of 2023.

For digital advertising agent services, the Company provides agent recharge services to mainstream digital advertising platforms (such as Kuaishou, Toutiao, Douyin, etc.) for its customers. The revenue is recognized at each point in time when the recharge services is completed. The Company considers itself as an agent and recognizes revenue on a net basis as the Company does not provide ad inventory (media space) to its customers.

New media integrated content marketing services

New media integrated content marketing services target social networks and applications to spread brand awareness or promote certain products. The Company offers a service package comprising of a variety of integrated marketing solutions, including marketing strategy and creativity consulting, writing advertorials, shooting and producing promotional videos/short videos, managing and operating customers’ social media accounts or online stores, planning and implementing live e-commerce events, and organizing offline marketing events or public relations activities. Customers may select one or more types of integrated marketing services for the Company to implement based on their respective marketing targets, demand, budgets, and other factors.

The process of the new media integrated content marketing services refers to the following:

(i)

The Company signs contracts with customers, which normally are framework contracts with terms typically within one year; however, in certain circumstances, the terms may be longer, such as two years. According to the framework contracts, the Company is required to carry out marketing activities on a regular or irregular basis according to customers’ specific requirements. The framework contracts generally stipulate the scope of service, length of contract period, method of measurement including but not limited to fixed price project, and a revenue share from products sales generating through the marketing campaign, or a combination of those all, method of settlement, and the rights and obligations of both parties.

(ii)

After the signing of the contracts, the Company usually communicates with the customers on specific requirements and provides the customers with a specific marketing campaign plan that is expected to be implemented within a certain period of time. The plan is a new media integrated marketing service product package, which includes a variety of services. After the specific marketing activity plan for the period is confirmed by the customer, the two parties will decide the transaction price, including unit price, quantity (including, but not limited to, the number of articles, short videos or activity frequency) and the calculation method of service fees for specific marketing activities during the period, through supplementary forms such as annexes to the agreement, purchase order slips or emails.

(iii)

The Company provides related services to the customers, as agreed upon in the aforementioned subsection (ii), including, but not limited to, training of the customers’ employees who participate in the new media integrated content marketing campaign, marketing content production, setting up new media accounts, marketing channel procurement, release of new media marketing content, and monitoring and evaluating the result and effectiveness of the marketing campaigns.

(iv)

After the provision of all the related services in the period of time specified in the contracts, the Company sends customers working reports or other acceptable references to confirm whether new media integrated content marketing campaign fulfilled the requirements of the signed contracts.

(v)

Revenue derived from the provision of new media integrated content marketing services is recognized at the point in time when the new media integrated content marketing campaigns are implemented and accepted by customers (all the new media marketing services included in a particular service package have been implemented), according to the terms of the contracts, and the satisfaction of the performance obligation is measured based on the implementation of new media integrated content marketing services.

The Company generally asks customers to pay for the services after all the services have been completed and accepted by the customers. Occasionally, the Company receives partial payment in advance from customers (typically no more than 30%). The advance payment is generally paid after a contract is signed. The remaining balance will be paid after all the services have been completed and accepted by the customers.

The Company is a principal and records revenue on a gross basis when the Company is primarily responsible for fulfilling the new media integrated content marketing services. When the Company purchases ancillary services related to new media integrated content marketing campaigns on behalf of customers, such as purchasing air tickets and hotels for customers, the Company recognizes revenue at the net amount deducted from the purchasing amount as commissions.

The Company does not provide warranties, refunds, discounts, or rebates. The services provided by the Company are fully delivered when they have been completed and accepted by the customer (namely, the quality of the services has been approved by the customer). The Company does not have any after-sales guarantee obligations.

Disaggregation of Revenue

The following table summarizes disaggregated revenue from contracts with customers by service type:

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
Digital advertising services	63,418	71,349	10,046
New media integrated content marketing services	414,614	344,145	48,456

	478,032	415,494	58,502

Contract Balances

Contract liabilities are presented as advances from customers in the consolidated balance sheets, which primarily represent the Company’s obligation to transfer goods or services to a customer for which the Company has received consideration in advance. The consideration received remains a contract liability until goods or services have been provided to the customers. Due to the generally short-term duration of the relevant contracts, the obligations are satisfied within one year. The amount of revenue recognized that was included in the receipts in advance balance at the beginning of the period were RMB2,906 and RMB216 (US$30) for the years ended December 31, 2022 and 2023.

In accordance with ASC340-40-25-1, an entity shall recognize as an asset the incremental costs of obtaining a contract with a customer if the entity expects to recover those costs. As of December 31, 2022 and 2023, the Company did not have any contract assets.

Segment reporting

ASC 280, Segment Reporting, (“ASC 280”), establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Based on the criteria established by ASC 280, the Company’s chief operating decision maker (“CODM”) has been identified as its Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. As the Company’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

Operating leases

The Company adopted ASC Topic 842, Lease (“ASC 842”) on January 1, 2020, using the modified retrospective method. The Company determines if an arrangement is a lease at inception. Leases are classified as operating or finance leases in accordance with the recognition criteria in ASC 842-20-25. The Company’s leases do not contain any material residual value guarantees or material restrictive covenants.

The Company has elected the package of practical expedients, which allows the Company not to reassess (i) whether any expired or existing contracts as of the adoption date are or contain a lease, (ii) lease classification for any expired or existing leases as of the adoption date, and (iii) initial direct costs for any expired or existing leases as of the adoption date. Lastly, the Company elected the short-term lease exemption for all contracts with a lease term of 12 months or less.

At the commencement date of a lease, the Company determines the classification of the lease based on the relevant factors present and records a right-of-use (“ROU”) asset and lease liability for any operating lease. ROU assets acquired through a lease represent the right to use an underlying asset for the lease term, and operating lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and lease liabilities are calculated as the present value of the lease payments not yet paid. If the rate implicit in the Company’s leases is not readily available, the Company uses an incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. This incremental borrowing rate reflects the fixed rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. ROU assets include any lease prepayments and are reduced by lease incentives. Operating lease expense for lease payments is recognized on a straight-line basis over the lease term. Lease terms are based on the non-cancellable term of the lease.

Leases with an initial lease term of 12 months or less are not recorded on the consolidated balance sheets. Lease expenses for these leases are recognized on a straight-line basis over the lease term.

Government subsidy

Government grants represent cash subsidies received from the PRC government. Cash subsidies that have no defined rules and regulations to govern the criteria necessary for companies to enjoy the benefits are recognized when received. Such subsidies are generally provided as incentives from the local government to encourage the expansion of local business. Total government grants received amounted to RMB2,414 and RMB3,209 (US$452) for the years ended December 31, 2022 and 2023, respectively.

Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

The Company records liabilities related to uncertain tax positions when, despite the Company’s belief that the Company’s tax return positions are supportable, the Company believes that it is more likely than not that those positions may not be fully sustained upon review by tax authorities. Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expenses. The Company did not recognize uncertain tax positions as of December 31, 2022 and 2023.

Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains, and losses that under U.S. GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the RMB as its functional currencies.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share.” ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income (loss) attributable to Xuhang Holdings divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (such as convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or at the issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (namely those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Statutory reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from their after-tax profit to the non-distributable “statutory surplus reserve fund.” Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund.” For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical performance and the specific facts and circumstances of each matter.

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with financial institutions with high credit ratings and quality.

The Company conducts credit evaluations of customers, and generally does not require collateral or other security from its customers. The Company establishes an allowance for doubtful accounts primarily based upon the factors surrounding the credit risk of specific customers.

Concentration of demand

As of December 31, 2022, no client accounted over 10% of the Company’s total accounts receivable.

As of December 31, 2023, no client accounted over 10% of the Company’s total accounts receivable.

For the year ended December 31, 2022, no client accounted over 10% of the Company’s total revenue. For the year ended December 31, 2023, one major client accounted for 12.0% of the Company’s total revenue.

Concentration of supply

As of December 31, 2022, three major vendors accounted for 18.4%, 12.0%, and 10.8% of the Company’s total accounts payable, respectively. As of December 31, 2023, one major vendor accounted for 12.4% of the Company’s total accounts payable, respectively.

For the year ended December 31, 2022, one major vendor accounted for 19.5% of the Company’s total purchases. For the year ended December 31, 2023, one major vendor accounted for 30.2% of the Company’s total purchases.

Currency convertibility risk

A substantial majority of the operating activities of the Company and its subsidiaries are settled in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with supporting documents.

Recently accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company does not opt out of extended transition period for complying with any new or revised financial accounting standards. Therefore, the Company’s financial statements may not be comparable to companies that comply with public company effective dates.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updates (“ASU”) 2023-07 “Segment Reporting (Topic 280)”. The amendment in this ASU is intended to improve reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. The amendments also require a public entity to disclose the title and position of the CODM and an explanation of how the CODM uses the reported measures of segment profit or loss in assessing segment performance and deciding how to allocate resources. For a public entity with a single reportable segment, the ASU requires the entity to provide all the disclosures required by the amendments in the ASU and all existing segment disclosures in Topic 280. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted this ASU on January 1, 2024 and the adoption of this ASU did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Company will adopt this ASU on January 1, 2025. The Company does not expect the adoption to have a material impact on the Company’s consolidated financial statements and related disclosures.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

Note 3 – Cash and cash equivalents

Cash and cash equivalents consisted of the following:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Cash on hand	135	125	18
Cash at bank	117,064	50,995	7,180
Other cash and cash equivalents	127	2,492	351

	117,326	53,612	7,549

Note 4 – Accounts receivable, net

Accounts receivable, net consisted of the following:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Accounts receivable	267,251	226,483	31,889
Less: Allowance for credit losses	(14,260)	(34,519)	(4,860)

Accounts receivable, net	252,991	191,964	27,029

Movements of allowance for credit losses were as follows:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Allowance for doubtful accounts, beginning balance	—	(14,260)	(2,008)
Add: Provision for credit losses	(14,260)	(20,259)	(2,852)

Allowance for doubtful accounts, ending balance	(14,260)	(34,519)	(4,860)

Provisions for credit losses of accounts receivable were RMB14,260 and RMB20,259 (US$2,852) for the years ended December 31, 2022 and 2023, respectively.

Note 5 – Short-term investments

Short-term investments consisted of the following:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Wealth management	3,000	—	—

Short-term investment	3,000	—	—

The balances of wealth management products as of December 31, 2022 and 2023 represented wealth management products with variable rates of return or non-principal-guaranteed purchased from commercial banks. Fair value is estimated based on quoted prices of similar products provided by financial institutions at the end of each reporting period. The Company classifies these inputs as Level 2 fair value measurement. There was no unrealized gain or loss associated with the wealth management products as of December 31, 2022 and 2023.

Note 6 – Inventories, net

Inventories, net consisted of the following:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Finished goods	1,447	638	90

	1,447	638	90
Less: provision for impairment of inventories	(56)	(65)	(9)

	1,391	573	81

Provisions for impairment of inventories were nil and RMB9 (US$1) for the years ended December 31, 2022 and 2023, respectively.

Note 7 – Other receivable, net

Other receivable, net consisted of the following:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Deposits	32,331	8,293	1,168
Staff advances	1,179	1,066	150
Loans to third parties	73,217	16,612	2,339
Others	14,593	168	23

	121,320	26,139	3,680
Less: Provision recorded against other receivables	(8,457)	(14,063)	(1,980)

Other receivable, net	112,863	12,076	1,700

Movements of allowance for credit losses were as follows:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Allowance for credit losses, beginning balance	—	(8,457)	(1,191)
Add: Provision for credit losses	(8,457)	(5,606)	(789)

Allowance for credit losses, ending balance	(8,457)	(14,063)	(1,980)

Provisions for credit losses of others receivable were RMB8,457 and RMB5,606 (US$789) for the years ended December 31, 2022 and 2023, respectively.

Note 8 – Property and equipment

Property and equipment, net consisted of the following:

	As of December 31,
	2022	2023
	RMB	RMB	US$
At cost:
Office equipment	5,684	5,978	842
Furniture	2,716	1,947	274
Motor vehicles	2,319	1,761	248
Leasehold improvement	22,213	22,335	3,146

	32,932	32,021	4,510
Accumulated depreciation	(14,320)	(17,947)	(2,528)

Property, plant and equipment, net	18,612	14,074	1,982

Depreciation expenses for the years December 31, 2022 and 2023 amounted to RMB7,881 and RMB3,627 (US$511), respectively.

Note 9 – Debt Investment

Debt Investment consisted of the following:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Nanjing Jiashi Technology Co., Ltd.*	—	128,384	18,076
Zhejiang Yuxi Technology Co., Ltd.**	—	24,200	3,407

Debt investment, net	—	152,584	21,483

*

In December 2023, the Company, through its subsidiary Xuhang Shuzhiyun, entered into a project cooperation agreement with Nanjing Jiashi Technology Co., Ltd. (“Nanjing Jiashi”), pursuant to which the Company agreed to provide funds to Nanjing Jiashi and Nanjing Jiashi agreed to use the funds and its resources to carry out advertising business in cooperation with major social media platforms in China. As of December 31, 2023, the Company had provided funds to Nanjing Jiashi in the amount of RMB128,384 (US$18,076). In April 2024, due to the market change, Nanjing Jiashi proposed the termination of the agreement and the Company agreed to do so. As of the date of these financial statement, the Company has fully collected the debt investment of RMB140,420 (US$19,771) and related compensation of RMB5,934 (US$835) due to the termination.

**

In October 2023 and November 2023, the Company, through its subsidiaries Wuhan Xuhang and Xuhang Network, entered into project cooperation agreements with Zhejiang Yuxi Technology Co., Ltd. (“Zhejiang Yuxi”) which is a related party, respectively, pursuant to which the Company agreed to provided funds to Zhejiang Yuxi and Zhejiang Yuxi used the funds and its resources to carry out advertising business in cooperation with major social media platforms in China. As of December 31, 2023, the Company had provided funds to Zhejiang Yuxi in the amount of RMB24,200 (US$3,407) in total. In May 2024, due to the market change, Zhejiang Yuxi proposed the termination of the agreement and the Company agreed to do so. As of the date of these financial statements, the Company has fully collected the debt investment of RMB24,200 (US$3,407) and related compensation of RMB930 (US$131) due to the termination.

Note 10 – Long term investments

	As of
	December 31, 2022	December 31, 2023
	RMB	RMB	US$
Equity securities without readily determinable fair values investments
Hengyang Yixin Culture Media Co., LTD. (“Hengyang Yixin”)	100	100	14
Xi’an Xuhang Digital Technology Co., LTD. (“Xi’an Xuhang”)	2,250	2,250	317
Beijing Pinte Visual Culture Media Co., LTD. (“Beijing Pinte”)	700	700	99
Shanghai Er’shang Culture Communication Co., LTD. (“Shanghai Er’shang”)	1,333	1,333	188
Putian Shoe Brand Operation Service Co., LTD. (“Putian Shoe”)	2,813	2,813	396
Hangzhou Pulixin Management Partnership (Limited Partnership) (“Hangzhou Pulixin”)	—	71,700	10,095
Huzhou Dehai Technology Co., LTD. (“Huzhou Dehai”)	—	49,550	6,977
Hangzhou Jingying Technology Co., LTD. (“Hangzhou Jingying”)	—	12,857	1,810
Other long term investments	500	600	84

	As of
	December 31, 2022	December 31, 2023
	RMB	RMB	US$
Cost of equity investments without readily determinable fair value	7,696	141,903	19,980
Impairment on equity investments without readily determinable fair value	(1,637)	(1,637)	(231)

Carrying amount of Equity investments without readily determinable fair value	6,059	140,266	19,749

In August 2020, the Company through its subsidiary, Xuhang Network, invested RMB100 (US$14) in Hengyang Yixin, acquiring 40% of its equity interests. Hengyang Yixin is engaged in new media integrated content marketing business. The Company has no control, joint control or significant influence on the invested units, and therefore the Company accounted for the investment in Hengyang Yixin at cost minus impairments and plus or minus observable changes in prices. For the year ended December 31, 2022, the Company fully impaired the investment in Hengyang Yixin due to its significant losses and shortage of working capital.

In December 2020, the Company through its subsidiary, Xuhang Network, jointly established Xi’an Xuhang. The Company contributed register capital in the amount of RMB 2,250 (US$317), acquiring 45% of its equity interests. Xi’an Xuhang is engaged in new media integrated content marketing business. Based on the article of incorporation of Xi’an Xuhang, the Company has no control, joint control or significant influence on the invested units, and therefore the Company accounted for the investment of Xi’an Xuhang at cost minus impairments and plus or minus observable changes in prices.

In July 2020, the Company through its subsidiary, Horgos Weizan, invested RMB700 (US$99) in Beijing Pingte, accounting for 28.75% of its equity interests. Beijing Pingte is engaged in new media integrated content marketing business. The Company has no control, joint control or significant influence on the invested units, and therefore the Company accounted for the investment in Beijing Pingte at cost minus impairments and plus or minus observable changes in prices.

In September 2020, the Company through its subsidiary, Horgos Weizan, acquired 40% of equity interests in Shanghai Er’shang in exchange for cash of RMB1,333(US$188). Shanghai Er’shang is engaged in offline marketing event planning services. The Company does not have significant influence or control over Shanghai Er’shang, and the equity investment does not have readily determinable market value, and therefore the Company accounted for the investment in Shanghai Er’shang at cost minus impairments and plus or minus observable changes in prices.

In April 2021, the Company through its subsidiary, Xumi Fujian, jointly established Putian Shoe. The Company contributed register capital in the amount of RMB 2,813 (US$396), accounting for 37.5% of its equity interests. Putian Shoe is a brand operation company focused on incubating “Putian Shoes”. Based on the article of incorporation of Putian Shoe, the Company has no control, joint control or significant influence on the invested units, and therefore the Company accounted for the investment in Putian Shoe at cost minus impairments and plus or minus observable changes in prices. For the year ended December 31, 2022, the Company partially impaired the investment in Putian Shoe due to its significant losses.

In November 2021, the Company through its subsidiary, Xuhang Network, jointly established Zhejiang Jupei. The company paid register capital in the amount of RMB500 (US$70), accounting for 51% of its equity interests. Zhejiang Jupei is a new media integrated content marketing company focusing on serving hotel and scenic spot clients. In November 2022, the Company transferred 25% and 16% of its equity interests to third parties. As of December 31, 2023, the Company held 10.0% of equity interests. Based on the article of incorporation of Zhejiang Jupei, the Company has no control, joint control or significant influence on the invested units, and therefore the Company accounted for the investment in Zhejiang Jupei at cost minus impairments and plus or minus observable changes in prices. For the year ended December 31, 2022, the Company fully impaired the investment in Zhejiang Jupei due to its significant losses and shortage of working capital.

In December 2021, the Company through its subsidiary, Xuhang Network, invested RMB100 (US$14) in Hangzhou Xupai, accounting for 10% of its equity interests. Hangzhou Xupai is a company focusing on media technology research and development. Hangzhou Xupai is engaged in media technology research and development business. The Company has no control, joint control or significant influence on the invested units, and therefore the Company accounted for the investment in Hangzhou Xupai at cost minus impairments and plus or minus observable changes in prices.

In July 2023, the Company through its subsidiary, Xuhang Network, jointly established Hangzhou Pulixin. The Company paid register capital in the amount of RMB71,700 (US$10,095), accounting for 80% of partnership share. Hangzhou Pulixin is an investment company focusing on the media marketing industry chain and its related industries. Based on the article of incorporation of Hangzhou Pulixin, the Company is a limited partner and does not have significant influence or control over Hangzhou Pulixin. The partnership share investment does not have readily determinable market value, and therefore the Company accounted for the investment in Hangzhou Pulixin at cost minus impairments and plus or minus observable changes in prices.

In May 2023, the Company through its subsidiary, Horgos Xumi, acquired 25% of equity interests in Huzhou Dehai in exchange for cash of RMB49,550 (US$6,977). Huzhou Dehai is a company focusing on the comprehensive use of AI technology for new media marketing services. The Company does not have significant influence or control over Huzhou Dehai, and the equity investment does not have readily determinable market value, and therefore the Company accounted for the investment in Huzhou Dehai at cost minus impairments and plus or minus observable changes in prices.

In April 2023, the Company through its subsidiary, Horgos Weizan, acquired 30% of equity interests in Hangzhou Jingying in exchange for cash of RMB12,875 (US$1,810). Hangzhou Jingying is a new media company focusing on using IP for marketing services. The Company does not have significant influence or control over Hangzhou Jingying, and the equity investment does not have readily determinable market value, and therefore the Company accounted for the investment in Hangzhou Jingying at cost minus impairments and plus or minus observable changes in prices.

Note 11 – Goodwill

Changes in the carrying amount of goodwill for the years ended December 31, 2022 and 2023 were as follows:

RMB
Balance, December 31, 2021	286,965
Additions	—
Impairment	—
Balance, December 31, 2022	286,965
Disposal	(83)
Impairment	—
Balance, December 31, 2023	286,882

USD
Balance, December 31, 2023	40,393

On March 16, 2020, as part of its business strategy to expand the new media integrated content marketing service, the Company, through its subsidiary, Xuhang Network, acquired 100% of the equity interests in Jiangxi

Ku’o. As Jiangxi Ku’o is in operation and possesses all the elements that are necessary to conduct normal operations as a business, such acquisition is accounted for as business combination. The Company recognized goodwill in the amount of RMB194,978 as the total consideration was RMB195,000 while the estimated fair values of the assets acquired and liabilities assumed as of the date of acquisition was RMB22.

On November 13, 2020, as part of its business strategy to expand the new media integrated content marketing services, the Company, through its subsidiary, Xuhang Network, acquired 100% of the equity interests in Hangzhou Xingkong. As Hangzhou Xingkong is in operation and possesses all the elements that are necessary to conduct normal operations as a business, such acquisition is accounted for as business combination. The Company recognized goodwill in the amount of RMB69,987 as the total consideration was RMB71,400 while the estimated fair values of the assets acquired and liabilities assumed as of the date of acquisition was RMB1,413.

On November 13, 2020, as part of its business strategy to expand the new media integrated content marketing services, the Company, through its subsidiary, Xuhang Network, acquired 100% of the equity interests in Hangzhou Jinting. As Hangzhou Jinting is in operation and possesses all the elements that are necessary to conduct normal operations as a business, such acquisition is accounted for as business combination. The Company recognized goodwill in the amount of RMB21,917 as the total consideration was RMB21,000 while the estimated fair values of the assets acquired and liabilities assumed as of the date of acquisition was RMB(917).

In April, 2021, as part of its business strategy to expand the new media integrated content marketing service, the Company, through its subsidiary, Qingdao Xuhang, acquired 100% of the equity interests in Qingdao Haikuer Visual Creative Culture Media Co., Ltd (“Qingdao Haikuer”) for a total consideration of nil and recognize goodwill of RMB83 (US$12). In September, 2023, the Company disposed Qingdao Haikuer and recognized investment loss of RMB83 (US$12).

Note 12 – Operating leases

The Company entered into operating lease agreements for office spaces and employee dormitories. None of the amounts disclosed below for these leases contains variable payments, residual value guarantees or options that were recognized as part of the ROU assets and lease liabilities. As the Company’s leases did not provide an implicit discount rate, the Company used an incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments.

As of December 31, 2023, the Company recognized operating lease liabilities, including current and noncurrent, in the amount of RMB5,884 (US$829) and the corresponding operating lease ROU assets of RMB5,808 (US$818).

Rental expenses for the years ended December 31, 2022 and 2023 were RMB4,243 and RMB2,864 (US$403), respectively.

Lease commitments

The Company’s maturity analysis of operating lease liabilities as of December 31, 2023 was as follows:

Operating Leases
2024	1,600
2025	1790
2026	1609
2027	1,161
Thereafter	290

Total lease payments	6,450
Less: imputed interest	(566)

Present value of operating lease liabilities	5,884
Less: current obligation	(1,354)

Long-term obligation at December 31, 2023	4,530

Supplemental disclosure related to operating leases were as follows:

	For the years ended December 31,
	2022	2023
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	4,425	2,903
Weighted average remaining lease term of operating leases	1.18	3.49
Weighted average discount rate of operating leases	4.75%	4.75%

Note 13 – Accrued expenses and other payables

The components of accrued expenses and other payables were as follows:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Loans from third parties	—	5,858	825
Customers deposit	7,221	3,760	529
Others	1,207	1,586	223
Other payables for daily operation	2,064	520	73
Cash payables for the acquisition	16,500	—	—

	26,992	11,724	1,650

Note 14 – Loans

Outstanding balances of loans consisted of the following:

As of December 31, 2023	Balance	Maturity date	Effective interest rate	Guarantee
Hangzhou United Rural Commercial Bank Co., LTD. Shangtang Sub-branch (“HURC”)	2,500	May 7, 2024	5.20%	Secured by Mr. Xiao’s property

As of December 31, 2023	Balance	Maturity date	Effective interest rate	Guarantee
HURC	5,000	May 7, 2024	5.20%	Secured by Mr. Xiao’s property
HURC	2,500	May 7, 2024	4.70%	Secured by Mr. Xiao’s property
HXB	10,000	July 6, 2024	4.30%	Secured by subsidiary’s copyright
Bank of China Beijing Xuanwu Branch (“BOC”)	2,000	December 26, 2024	2.40%	Guaranteed by Beijing Haidian Technology Enterprise Financing Guarantee Co., Ltd.
BOC	3,000	December 26, 2024	2.40%	Guaranteed by Beijing Haidian Technology Enterprise Financing Guarantee Co., Ltd.
BOC	5,000	December 22, 2024	2.40%	Guaranteed by Beijing Zhongguancun Technology Financing Guarantee Co., Ltd.
Agricultural Bank of China Co., Ltd. Hangzhou Gongshu branch (“ABC”)	5,000	December 21, 2024	3.50%	Guaranteed by Xiao Tianhang, Chairman and CEO and Xuhang Network and a subsidiary of the Company
HURC	100	March 30, 2024	4.60%	Secured by Mr. Xiao’s property
Beijing Zhongguancun Bank Co. Ltd.(“BZB”)	9,900	September 4, 2024	4.50%	Credit guarantee: Xiao Tianhang, Chairman and CEO and Xuhang Network
Shenzhen Qianhai Weizhong Bank Co., Ltd	138	November 6, 2024	15.15%
Shenzhen Qianhai Weizhong Bank Co., Ltd	110	November 6, 2024	17.82%
Weihai Commercial Bank Co., Ltd	321	November 6, 2024	15.15%
Weihai Commercial Bank Co., Ltd	256	November 6, 2024	17.82%

Total loans	45,825
Less: loan – current	(45,825)

Loan – non-current (RMB)	—

Loan – non-current (US$)	—

As of December 31, 2022	Balance	Maturity date	Effective interest rate	Guarantee
HURC	2,500	September 1, 2023	5.20%	Secured by Mr. Xiao’s property
HURC	5,000	September 1, 2023	5.20%	Secured by Mr. Xiao’s property
HURC	2,500	September 1, 2023	4.70%	Secured by Mr. Xiao’s property
HXB	5,000	July 8, 2023	4.79%	Secured by subsidiary’s copyright
HXB	10,000	July 8, 2023	4.79%	Secured by subsidiary’s copyright
HXB	4,000	December 9, 2023	4.79%	Secured by subsidiary’s copyright
ABC	4,900	November 6, 2023	3.85%	Credit guarantee: Mr. Xiao, Chairman and CEO
WHCB	537	November 6, 2024	17.82%	Credit guarantee: Mr. Xiao, Chairman and CEO
Webank	230	November 6, 2024	17.82%	Credit guarantee: Mr. Xiao, Chairman and CEO

As of December 31, 2022	Balance	Maturity date	Effective interest rate	Guarantee
WHCB	671	November 6, 2024	15.15%	Credit guarantee: Mr. Xiao, Chairman and CEO
Webank	287	November 6, 2024	15.15%	Credit guarantee: Mr. Xiao, Chairman and CEO

Total loans	35,625
Less: loan – current	(33,900)

Loan – non-current (RMB)	1,725

Interest expenses for the years ended December 31, 2022 and 2023 amounted to RMB468 and RMB1,915 (US$270), respectively.

As of December 31, 2023, the Company’s future loan obligations according to the terms of the loan agreement were as follows:

2024	45,825
2025 and thereafter	—

Total	45,825

As of December 31, 2023, the Company had unutilized lines of credit aggregating RMB82,985 (US$11,676) for short-term financing. To utilize these unused lines of credit, the Company is required to obtain consent of the lenders and be in compliance with financial covenants, such as maintaining for certain financial ratios and using the funds for agreed-upon purposes. The Company has been in compliance with these financial covenants up to the date of this report.

Note 15 – Income taxes

Cayman Islands

Under the current laws of the Cayman Islands, Xuhang Holdings is not subject to tax on income or capital gains. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

The Company’s subsidiary, Xuhang BVI, is incorporated in the BVI and under the current laws of the BVI, Xuhang BVI is not subject to tax on income or capital gain. In addition, payments of dividends by such subsidiary to its shareholders are not subject to withholding tax in the BVI.

Hong Kong

Xuhang HK and HK Lehui are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for assessable profits up to HKD$2 million is 8.25%, while assessable profits exceeding HKD$2 million are subject to a rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019.

PRC

The Company’s PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for the HNTE status every three years. Xuhang Network obtained the HNTE tax status in December 2021, which reduced its statutory income tax rate to 15% from 2021 to 2023. Jiangxi Ku’o obtained the HNTE tax status in November 2022, which reduced its statutory income tax rate to 15% from 2022 to 2024. In addition, Anhui Jiayuan and Xuhang Network was qualified as a software enterprise in 2016, and thus was entitled to a five-year tax holiday (full exemption for the first two years and a 50% reduction in the statutory income tax rate for the following three years) until its software enterprise qualification expired in 2020. Horgos Xumi, Horgos Weizan, Horgos Pinyue, and Horgos Jinting were registered in Kashi Special Economic Zone, which allows them to utilize a five-year 100% exemption. Horgos Xumi’s exemption period was from 2017 to 2021. Horgos Weizan’s and Horgos Pinyue’s exemption period were from 2018 to 2022. Khorgos Jinting’s exemption period was from 2020 to 2024.

Reconciliation of the differences between statutory income tax rate and the effective tax rate

The reconciliation of tax computed by applying the statutory income tax rate of 25% for the years ended December 31, 2022 and 2023 applicable to the PRC operations to income tax expenses was as follows:

	For the years ended December 31,
	2022	2023
Statutory income tax rate	25.0%	25.0%
Income tax exemptions and reliefs	(11.2)%	(7.2)%
Non-deductible expenses	0.8%	0.6%
Research and development expenses	(0.9)%	(0.6)%
Prior year loss carry forward	(0.7)%	(0.2)%
Valuation allowance	6.0%	2.2%

	19.0%	19.8%

Significant components of the provision for income taxes were as follows:

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
Current income tax expenses	16,936	17,974	2,530
Deferred tax expenses	(608)	(4,313)	(607)

	16,328	13,661	1,923

For the purpose of presentation in the consolidated balance sheets, deferred income tax assets and liabilities have been offset and included in other assets on the accompanying consolidated balance sheets. Significant components of deferred tax assets were as follows:

	As of December 31,
	2022	2023
	RMB	RMB	US$
Deferred tax assets
Allowance for doubtful accounts	3,788	9,552	1,345
Lease liability	561	1,024	144
Tax losses	11,096	11,172	1,573
Valuation allowance	(14,312)	(15,808)	(2,226)

Total deferred tax assets	1,133	5,940	836

The Company operates through several subsidiaries. Valuation allowance is considered for each of the entities. Realization of the net deferred tax assets is dependent on factors including future reversals of existing taxable temporary differences and adequate future taxable income, exclusive of reversing deductible temporary differences and tax loss or credit carry forwards. The Company evaluates the potential realization of deferred tax assets on an entity-by-entity basis. As of December 31, 2022 and December 31, 2023, the Company and all of its subsidiaries were in cumulative loss position, valuation allowances were provided against deferred tax assets in entities where it was determined it was more likely than not that the benefits of the deferred tax assets will not be realized.

Uncertain tax positions

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. In general, the PRC tax authority has up to five years to conduct examinations of the tax filings of the Company’s PRC entities. Accordingly, the PRC subsidiaries’ tax years of 2018 through 2023 remain open to examination by the respective tax authorities. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s PRC subsidiaries’ tax filings, which may lead to additional tax liabilities.

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2022 and 2023, the Company did not have any significant unrecognized uncertain tax positions.

Note 16 – Shareholders’ equity

Xuhang Holdings was incorporated under the laws of the Cayman Islands on June 16, 2020. The issued number of ordinary shares was 50,000.0000 shares with a par value of US$1.0 per ordinary share on June 16, 2020.

The Company completed new issuance of 41,972.2302, 21,481.6094, and 4,156.1143 shares with a par value of US$1.0 per ordinary share on April 23, 2021, September 26, 2021, and December 1, 2021, respectively. As of December 31, 2023, the capital injection of Xuhang Holdings has been received in full.

On December 2, 2022, the shareholders and the board of directors of the Company approved (i) a split of all of the Company’s issued and unissued ordinary shares at a ratio of 500-for-1 share and (ii) upon the subdivision, an increase in the number of the Company’s authorized ordinary shares of US$0.002 each from 58,804,976.95 to 500,000,000, which became effective on December 2, 2022.

Note 17 – Statutory reserves and restricted net assets

As a result of the PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid-in capital, additional paid-in capital, and the statutory reserves of the Company’s PRC subsidiaries.

	As of December 31,
	2022	2023
	RMB	RMB	US$
Additional paid-in-capital	282,965	282,965	39,841
Statutory reserve	7,695	11,136	1,568

Total restricted net assets	290,660	294,101	41,409

As of December 31, 2022 and 2023, total restricted net assets were RMB290,660 and RMB294,101 (US$41,409), respectively.

Note 18 – Related party transactions

a) Related parties

Name of related parties	Relationship with the Company
Mr. Xiao	Chairman and CEO
Lilian Liu	Shareholder of the Company
Yu Jiang	COO, director appointee, and shareholder of the Company
Shanghai Qishu Business Management Partnership LP. (“Shanghai Qishu”)	Shareholder of the Company
Genshui Bao	Shareholder of the Company
Congcong Wei	Shareholder of the Company
Shanghai Huiji Network Technology Co., LTD (“Shanghai Huiji”)	Non-controlling shareholder of the Company’s subsidiary (holding a stake in Shanghai Huihang, which was cancelled on September 15, 2023)
Zhejiang Lingshang Cultural Creative Co., LTD (“Zhejiang Lingshang”)	A company controlled by a director of the Company’s subsidiary
Shanghai Huihui Hanghang Management Consulting Co., LTD (“Shanghai Huihui”)	Non-controlling shareholder of the Company’s subsidiary (Shanghai Huihang, with director Xiaojun Shi serving as the Director, was deregistered on September 15, 2023)
Shanghai Er’shang	Equity investee of the Company
Beijing Pinte	Equity investee of the Company
Longtian Zhou	A director of the Company’s subsidiary
Shenzhen Zhuoya	Equity investee of the Company
Xi’an Saixinghang Enterprise Management Partnership LP. (“Xi’an Saixinghang”)	A company controlled by principal shareholder of the Company
Zhejiang Weilai Advertising Co. LTD (“Zhejiang Weilai”)	A company controlled by principal shareholder of the Company (Congcong Wei held 70% equity, exited on September 23, 2022)
Zhejiang Weicheng Information Technology Co. LTD (“Zhejiang Weicheng”)	A company controlled by principal shareholder of the Company
Sewing Time Trading (Shenzhen) Co. LTD (“Sewing Time”) the Company’s subsidiary	Non-controlling shareholder of

Name of related parties	Relationship with the Company
Hangzhou Find Fun Creative Culture Co. LTD (“Hangzhou Find Fun”)	A company controlled by principal shareholder of the Company
Hangzhou Tianyi Electronic Commerce Co. LTD (“Hangzhou Tianyi”)	A company controlled by principal shareholder of the Company
Hangzhou Netwide Network Technology Co. LTD (“Hangzhou Netwide”)	A company controlled by principal shareholder of the Company
Tonghua Lvjian Agricultural Technology Development Co. LTD (“Tonghua Lvjian”)	A company controlled by a non-controlling shareholder of the Company’s subsidiary
Hangzhou Youxing Technology Co., LTD (“Hangzhou Youxing”)	A non-controlling shareholder of the Company’s subsidiary
Tailong Zheng	A non-controlling shareholder of the Company’s subsidiary
Xinzu Gong	A director of the Company’s subsidiary
Lei Xu	A director of the Company’s subsidiary
Lei Xin	A director of the Company’s subsidiary
Hangzhou Meihangxiujue Technology Co., LTD. (“Hangzhou Meihangxiujue”)	A company invested by the Company
Feng Luo	A director of the Company’s subsidiary
Xiaoyan Tong	A director of the Company’s subsidiary
Wenying Cong	A director of the Company’s subsidiary
Weiguo Tang	A director of the Company’s subsidiary
Hangzhou Nerdy Bear Technology Co. LTD. (“Hangzhou Nerdy Bear”)	A company controlled by a non-controlling shareholder of the Company’s subsidiary (holding 90% of Hangzhou Xupai, Xupai changed from controlling to participating on July 24, 2023)
Huangshan Huizhou Romantic Red Culture Tourism Group Co. LTD. (“Huangshan Huizhou”)	A non-controlling shareholder of the Company’s subsidiary (Huangshan Xumi, Director Xiao Ye, was cancelled on November 23, 2023)
Zhejiang Jupei	Equity investee of the Company
Zhongguang International Advertising Creative Industry Base Development Co., LTD. (“Zhongguang Advertising”)	(A company controlled by a non-controlling shareholder of the Company’s subsidiary
Mengyong Song	A director of the Company’s subsidiary
Xiamen Very Love Business Management Consulting Partnership (limited Partnership) (“Xiamen Very Love”)	A non-controlling shareholder of the Company’s subsidiary
Yangzhou Xumi Digital Technology Co., LTD. (“Yangzhou Xumi”)	Equity investee of the Company
Putian Shoe	Equity investee of the Company subsidiary
Xi’an Xuhang	Equity investee of the Company
Hangzhou Saixinghang Technology Co., LTD (“Hangzhou Saixinghang”)*	Equity investee of the Company (Lilian Liu withdrew her shareholding on December 26, 2023)
Jianfeng Chen	A director of the Company’s subsidiary
Lina Zhu	A director of the Company’s subsidiary
Xiaoyan Bao	A director of the Company’s subsidiary
Wuhan Junyueda Commercial Operation Management Co., Ltd. (“Wuhan Junyueda”)	A non-controlling shareholder of the Company’s subsidiary
Wuhan Qingchuan Cultural Industry Investment Co., Ltd. (“Wuhan Qingchuan”)	A non-controlling shareholder of the Company’s subsidiary

Name of related parties	Relationship with the Company
Nanjing Gulou Science and Technology Innovation Investment Development Co., Ltd. (“Nanjing Gulou Investment”)	A non-controlling shareholder of the Company’s subsidiary
Nanjing Gulou Technology Industry Co., Ltd. (“Nanjing Gulou Technology”)	A non-controlling shareholder of the Company’s subsidiary
Xudong Shen	A director of the Company’s subsidiary

*	Hangzhou Saixinghang has ceased to be a related party since December 6, 2022.

b) Amounts due from related parties

		As of December 31,
	Nature	2022	2023
		RMB	RMB	US$
Account receivables
Shanghai Er’shang	Business operation	1,843	3,516	495
Putian Shoe	Business operation	300	307	43
Tonghua Lvjian	Business operation	270	—	—
Sewing Time	Business operation	123	123	17
Zhongguang Advertising	Business operation	35	—	—
Zhejiang Lingshang	Business operation	531	—	—
Zhejiang Weilai	Business operation	620	—	—
Hangzhou Nerdy Bear	Business operation	45	—	—
Wuhan Junyueda	Business operation	—	397	56
Huangshan Huizhou	Business operation	50	—	—

Other receivables		3,817	4,343	611

Zhejiang Jupei	Loan	3,670	6,873	968
Mr. Xiao	Loan	1,114	—	—
Xi ‘an Saixinghang	Loan	750	750	106
Zhongguang Advertising	Lease deposit	218	—	—
Tailong Zheng	Staff petty cash	617	—	—
Genshui Bao	Staff petty cash	420	—	—
Shanghai Huiji	Loan	368	—	—
Zhejiang Lingshang	Loan	250	—	—
Shanghai Qishu	Loan	139	—	—
Beijing Pinte	Loan	98	—	—
Nanjing Gulou Investment	Lease Deposit	—	100	14
Xudong Shen	Staff petty cash	—	62	9
Shanghai Huihui	Loan	27	—	—
Lilian Liu	Staff petty cash	250	—	—

		7,921	7,785	1,097

Amount due from related parties		11,738	12,128	1,708

*

In April 2022, Zhejiang Jupei entered into a loan agreement with Xuhang Network to obtain aggregate maximum loans of RMB10.0 million (US$1.4 million) with a loan period from April 1, 2022 to March 31, 2024 with an interest rate of nil. On April 1, 2024, Zhejiang Jupei signed a supplementary loan agreement with Xuhang Network to extend the loan term to March 31, 2026. As of the date of these financial statements, the amount from Jupei has not been collected.

c) Amounts due to related parties

		As of December 31,
	Nature	2022	2023
		RMB	RMB	US$
Account payables
Hangzhou Find Fun	Business operation	600	—	—

Other payables		600	—	—
Wenying Cong	Staff reimbursement payables	464	—	—
Xiamen Very Love	Loan	—	396	56
Xinzu Gong	Loan	88	183	26
Mr. Xiao	Loan	—	—	—
Yangzhou Xumi	Loan	—	—	—
Mengyong Song	Staff reimbursement payables	22	21	3

		574	600	85
Amount due from related parties		1,174	600	85

d) Other related party transactions

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
Service provided to
Zhejiang Jupei	—	289	41
Shanghai Er’shang	2,821	2,750	387
Putian Shoe	1,132	66	9
Hangzhou Nerdy Bear	214	5	1
Zhejiang Weilai	487	—	—
Zhejiang Lingshang	236	—	—
Shanghai Huiji	2	—	—
Huangshan Huizhou	94	—	—
Xi’an Xuhang	68	—	—
Wuhan Junyueda	—	427	60
Yangzhou Xumi	—	53	7
Hangzhou Saixinghang	31	—	—

	5,085	3,590	505

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
Service provided by
Zhongguang Advertising	695	329	46
Zhejiang Jupei	—	278	39
Shanghai Er’shang	—	702	99
Huzhou Dehai	—	58	8
Hangzhou Find Fun	297	223	31

	992	1,590	223

Note 19 – Commitments and contingencies

From time to time, the Company is subject to certain legal proceedings, claims, and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations, or liquidity.

On June 2, 2023, Jiangsu Xuhang New Economic Technology Co., Ltd. (“Xuhang New Economic”), one of the Company’s PRC subsidiaries, filed a civil lawsuit with the Nanjing Gulou District People’s Court against two suppliers of the company, alleging breach of contract for delivering defective products in the total of RMB2.51 million plus interest. The case was closed on August 31, 2023 when Nanjing Gulou District People’s Court issued the court decision. According to the court decision, the two suppliers were obligated to pay Xuhang New Economic a total amount of RMB2.51 million plus interest (approximately US$0.3 million) before October 17, 2023. However, the Company did not receive or record the amount in its financial statements for the year ended December 31, 2023. As of the date of these financial statements, Xuhang New Economic is actively communicating with the Nanjing Gulou People’s Court to urge the defendant to pay compensation.

On November 3, 2023, one of Xuhang Network’s suppliers filed a civil action in the Hangzhou Qiantang District People’s Court against Xuhang Network arising from a house decoration contract dispute, seeking (1) payment of the remaining contract amount in the total of RMB0.65 million (approximately US$0.1 million) and (2) payment of liquidated damages for late payment in the total amount of RMB0.11 million (approximately US$0.02 million). The lawsuit is still pending. In addition, at this stage, the management of the Company believes that the likelihood and extent of the outcome of the above litigation cannot be reasonably estimated.

Note 20 – Subsequent events

On January 4, 2024, Xuhang Network and Beijing Hexian Lianjing entered into revolving lines of credit in the form of overdraft agreements with Beijing Zhongguancun Bank Co., Ltd. to obtain aggregate maximum loans of up to RMB30.0 million (US$4.2 million), separately. Through these lines of credit, Xuhang Network and Beijing Hexian Lianjing separately borrowed a total of RMB10.0 million (US$1.4 million) with a loan period from January 4, 2024 to December 15, 2024, with interest rates 3.45% per annum.

On May 6, 2024, Hangzhou Pusheng, one of the Company’s PRC subsidiaries, entered into revolving lines of credit in the form of overdraft agreements with Shangtang Branch of Hangzhou United Rural Commercial Bank Co., Ltd. to obtain aggregate maximum loans of up to RMB1.0 million (US$0.1 million). Through these lines of credit, Hangzhou Pusheng borrowed a total of RMB1.0 million (US$0.1 million) with a loan period from May 6, 2024 to May 5, 2025, with an interest rate of 5.20% per annum.

On May 6, 2024, Hangzhou Jinting Conference Co., Ltd. (“Hangzhou Jinting”), one of the Company’s PRC subsidiaries, entered into revolving lines of credit in the form of overdraft agreements with Shangtang Branch of Hangzhou United Rural Commercial Bank Co., Ltd. to obtain aggregate maximum loans of up to

RMB5.0 million (US$0.7 million). Through these lines of credit, Hangzhou Jinting, borrowed a total of RMB5.0 million (US$0.7 million) with a loan period from May 6, 2024 to May 5, 2025, with an interest rate of 5.20% per annum.

On May 6, 2024, Xuhang Network entered into revolving lines of credit in the form of overdraft agreements with Shangtang Branch of Hangzhou United Rural Commercial Bank Co., Ltd. to obtain aggregate maximum loans of up to RMB2.5 million (US$0.4 million). Through these lines of credit, Xuhang Network borrowed a total of RMB2.5 million (US$0.4 million) with a loan period from May 6, 2024 to May 5, 2025, with an interest rate of 4.70% per annum.

On July 3, 2024, Beijing Hexian Lianjing entered into revolving lines of credit in the form of overdraft agreements with Huaxia Bank Beijing Shangdi branch to obtain aggregate maximum loans of up to

RMB10 million (US$1.4 million). Through these lines of credit, Beijing Hexian Lianjing borrowed a total of RMB10 million (US$1.4 million) with a loan period from July 4, 2024 to July 4, 2025, with an interest rate of 3.00% per annum.

On April 1, 2024, Zhejiang Jupei entered into a loan agreement with Xuhang Network to obtain aggregate maximum loans of RMB10.0 million (US$1.4 million) with a loan period from April 1, 2024 to March 31, 2026 with an interest rate of nil.

The Company has assessed all events from December 31, 2023 up through July 24, 2024, which is the date that these consolidated financial statements are available to be issued, unless as disclosed below, there are not any material subsequent events that require disclosure in these consolidated financial statements.

Note 21 – Condensed financial information of the parent company

Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) of which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s PRC subsidiaries exceed 25% of the consolidated net assets of the Company.

Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted. The Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries.

Loss in excess of investment in subsidiaries on the condensed balance sheets, is comprised of the parent company’s net investment in its subsidiaries under the equity method of accounting.

Condensed Balance Sheets

	As of December 31,
	2022	2023
	RMB	RMB	US$
ASSETS
Current assets
Cash and cash equivalents	—	26	4
	—	5,291	745
Deferred IPO expenses	—	188	26

Total current assets	—	5,505	775

Non-current assets
Investments in subsidiaries	619,791	678,170	95,486

Total non-current assets	619,791	678,170	95,486

Total assets	619,791	683,675	96,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses and other liabilities	—	433	61

Total current liabilities	—	433	61

Total liabilities	—	433	61

Commitments and contingencies Shareholders’ equity:
Ordinary shares (US$0.002 par value; 500,000,000 shares authorized, 58,804,977 and 58,804,977 issued and outstanding as of December 31, 2022 and 2023, respectively)	861	861	121
Additional paid-in-capital	282,965	282,965	39,841
Statutory reserve	7,695	11,136	1,568
Retained earnings	323,575	382,387	53,840
Accumulated other comprehensive income	4,695	5,893	830

Total shareholders’ equity	619,791	683,242	96,200

Total liabilities and shareholders’ equity	619,791	683,675	96,261

Condensed Statements of Comprehensive Income

	For the years ended December 31,
	2022	2023
	RMB	RMB	US$
Operating costs and expenses:
Selling, general and administrative	—	45	6

Operating income
Share of income of subsidiaries	76,018	62,208	8,760

Net income	76,018	62,253	8,766

Other comprehensive income
Foreign currency translation adjustments	3,151	1,198	169

Total other comprehensive loss	79,169	63,451	8,935

2,000,000 Ordinary Shares

XUHANG HOLDINGS LIMITED

Prospectus dated     , 2024

CRAFT CAPITAL	WESTPARK CAPITAL 卫 澎 资 本

R. F. LAFFERTY

Until    , 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our fourth amended and restated articles of association provide that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment), or in the execution or discharge of his duties, powers, authorities, or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses, or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing secretary, or any of our officers in respect of any matter identified in above on condition that the secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities*	Consideration
Ordinary Shares
Shanghai Qishu Enterprise Management Consulting L.P. 上海祁树企业管理咨询合伙企业（有限合伙）	September 26, 2021	1,948,621.3	US$31,746
Shanghai Zhuju Investment Center (Limited Partnership) 上海筑居投资中心 （有限合伙）	September 26, 2021	649,884.7	US$10,588
Henan Saiqi High-tech Service Venture Capital Fund (Limited Partnership) 河南赛淇高技术服务创业投资基金（有限合伙）	September 26, 2021	1,944,607.2	US$31,681

Securities/Purchaser	Date of Issuance	Number of Securities*	Consideration
Wenzhou Elite Equity Investment Partnership (Limited Partnership) 温州精英股权投资合伙企业（有限合伙）	September 26, 2021	388,925.35	US$ 6,336
Qingdao Xida Kaiyue Investment Management Partnership (Limited Partnership) 青岛喜大开悦投 资管理合伙企业（有限合伙）	September 26, 2021	238,423.55	US$ 3,884
Chengzhu Investment Management (Shanghai) Co., Ltd. 诚筑投资管理（上海）有限公司	September 26, 2021	229,245.55	US$ 3,735
Ningbo Xinrui Equity Investment Partnership (Limited Partnership) 宁波莘睿股权投资合伙企业（有限合伙）	September 26, 2021	582,335.75	US$ 9,487
Sai Pu No. 1 (Putian) Venture Capital Partnership (Limited Partnership) 赛莆一号（莆田）创业投资合伙企业（有限合伙）	September 26, 2021	1,544,233.7	US$25,158
Qingdao Lumin Investment Qinghe Equity Investment Partnership (Limited Partnership) 青岛鲁民投青合股权投资合伙企业（有限合伙）	September 26, 2021	945,451.6	US$15,403
Yancheng Guozhi Industry Fund Co., Ltd. 盐城国智产业基金有限公司	September 26, 2021	1,134,538	US$18,483
Xingchan Saize (Huzhou) Venture Capital Partnership (Limited Partnership) 兴产赛泽（湖州）创业投资合伙企业（有限合伙）	September 26, 2021	1,134,538	US$18,483
Hexagon Special Opportunities SPC (acting for the account of segregated portfolio I)	December 1, 2021	1,261,530.8	US$2,523.0616
Hexagon Special Opportunities SPC (acting for the account for segregated portfolio VII)	December 1, 2021	816,526.35	US$1,633.0527
TIAN HANG GROUP LIMITED	December 2, 2022	0.05	US$ 0.0001

*	The number of securities reflects a 500-for-1 forward split of our Ordinary Shares approved by our shareholders and board of directors on December 2, 2022.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Description

1.1*	Form of Underwriting Agreement

3.1**	Third Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2**	Form of Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the effectiveness of this registration statement

4.1**	Specimen Certificate for Ordinary Shares

5.1*	Opinion of Conyers Dill & Pearman regarding the validity of the Ordinary Shares being registered

8.1**	Opinion of AllBright Law Offices Hangzhou Office with respect to certain PRC tax matters (included in Exhibit 99.3)

10.1**	Form of Employment Agreement by and between executive officers and the Registrant

10.2**	Form of Indemnification Agreement with the Registrant’s directors and officers

10.3**	Form of Director Offer Letter between the Registrant and its directors

10.4**	Form of Cooperation Agreement by and between local governments and the Registrant

10.5**	Form of Cooperation Agreement with respect to cooperative accounts by and between the Registrant and its business partners

10.6**	Revolving Line of Credit Agreements dated December 19, 2023 by and between Hexian Lianjing and Bank of China Beijing Xuanwu Branch

10.7**	Revolving Line of Credit Agreement dated December 22, 2023 by and between Xuhang Network and Hangzhou Gongshu Branch of Agricultural Bank of China Co., Ltd.

10.8**	Revolving Line of Credit Agreements dated January 4, 2024 by and between Xuhang Network, Hexian Lianjing, and Beijing Zhongguancun Bank Co., Ltd.

10.9**	Revolving Line of Credit Agreement dated September 8, 2023 by and between Hexian Lianjing and Beijing Zhongguancun Bank Co. Ltd.

10.10**	Revolving Line of Credit Agreement dated May 6, 2024 by and between Hangzhou Pusheng and Shangtang Branch of Hangzhou United Rural Commercial Bank Co., Ltd.

10.11**	Revolving Line of Credit Agreement dated May 6, 2024 by and between Hangzhou Jinting and Shangtang Branch of Hangzhou United Rural Commercial Bank Co., Ltd.

10.12**	Revolving Line of Credit Agreement dated May 6, 2024 by and between Xuhang Network and Shangtang Branch of Hangzhou United Rural Commercial Bank Co., Ltd.

10.13**	Revolving Line of Credit Agreement dated July 3, 2024 by and between Hexian Lianjing and Huaxia Bank Beijing Shangdi Branch

10.14*	Form of Lock-Up Agreement (included as Exhibit A to Exhibit 1.1)

15.1**	Letter of WWC, P.C., an independent registered public accounting firm

21.1**	Subsidiaries

23.1*	Consent of WWC, P.C.

23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.3*	Consent of AllBright Law Offices Hangzhou Office (included in Exhibit 99.3)

Description

23.5**	Consent of Ince & Co

24.1**	Powers of Attorney

99.1**	Code of Business Conduct and Ethics of the Registrant

99.2**	Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

99.3*	Opinion of AllBright Law Offices Hangzhou Office regarding certain PRC law matters

99.4**	Consent of Wenbing Wang

99.5**	Consent of Bo Lyu

99.6**	Consent of Xiaoyi Wang

99.7**	Consent of Yu Jiang

107*	Filing Fee Table

*	Filed herewith
**	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hangzhou, People’s Republic of China, on September 12, 2024.

XUHANG HOLDINGS LIMITED

By:	/s/ Tianhang Xiao
Tianhang Xiao
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tianhang Xiao Name: Tianhang Xiao	Chief Executive Officer, Director, and Chairman of the Board of Directors	September 12, 2024
(Principal Executive Officer)

/s/ Lei Chen	Chief Financial Officer	September 12, 2024
Name: Lei Chen	(Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of XUHANG HOLDINGS LIMITED, has signed this registration statement or amendment thereto in New York, NY on September 12, 2024.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.